As filed with the Securities and Exchange Commission on April 16, 2009
Registration No. 333-150358

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LMI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	23-0794050 (I.R.S. Employer Identification Number)

137 West Penn Avenue
Cleona, PA 17042
(717) 272-6655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Rollin P. Rissinger, Jr.
President and Chief Executive Officer
LMI Holdings, Inc.
137 West Penn Avenue
Cleona, PA 17042
(717) 272-6655
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey P. Waldron, Esquire Wesley R. Kelso, Esquire Stevens & Lee 620 Freedom Business Center Suite 200 King of Prussia, PA 19406 (610) 205-6028	Charles J. Ferry, Esquire Rhoads & Sinon LLP 12th Floor One South Market Square Harrisburg, PA 17108 (717) 233-5731
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

Proposed
Title of each class		Maximum	Proposed Aggregate	Amount of
of securities to be	Amount to be	Offering Price	Maximum Offering	Registration
registered	Registered	Per Share	Price(1)	Fee(2)
Common Stock, $0.01 par value per share	1,086,111 shares	$10.00	$10,861,110	$607.00

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated in accordance with Rule 457(a) and previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                      , 2009
PROSPECTUS
LMI HOLDINGS, INC.
     We are offering up to 1,086,111 shares of our common stock for sale in connection with the conversion of Lebanon Mutual Insurance Company, or Lebanon Mutual, from the mutual to the stock form of organization. Immediately following the conversion, we will acquire all of the newly issued shares of Lebanon Mutual common stock and will become the holding company for Lebanon Mutual. We are offering shares of our common stock in a subscription offering in the following order of priority:

•	policyholders of Lebanon Mutual as of December 19, 2007;

•	our employee stock ownership plan, which we refer to as our ESOP; and

•	officers, directors and employees of Lebanon Mutual.

     The subscription offering will end at noon, Eastern Time, on                     , 2009. Any shares of our common stock not sold in the subscription offering may be sold to the general public in a community offering, which will commence simultaneously with and end concurrently with the subscription offering unless extended by us. We may also sell shares of our common stock to offerees in a syndicated offering that may be conducted concurrently with the subscription offering and the community offering. See “The Conversion.”
     A minimum of 722,500 shares of common stock must be sold in the offering to complete the conversion. We may sell between 722,500 and 977,500 shares without resoliciting purchasers. Our ESOP will purchase 10% of the total number of shares sold in the offering. Therefore, the maximum number of shares sold may be increased to 1,086,111 shares solely to accommodate the 10% interest being purchased by our ESOP. Tuscarora Wayne Mutual Insurance Company, which we refer to as Tuscarora Wayne, and its wholly owned subsidiary Tuscarora Wayne Investments, LLC, which we refer to as Tuscarora Investments, together have agreed to purchase 35% of the total number of shares sold in the offering (excluding any shares issued solely to accommodate the ESOP). We refer to Tuscarora Wayne and Tuscarora Investments as the Tuscarora Companies. Shares issued to the Tuscarora Companies and the ESOP will be counted toward satisfaction of the minimum amount. If more orders are received than shares offered, shares will be allocated in the manner and priority described in this prospectus. See “The Conversion.”
     The minimum number of shares that a person may subscribe to purchase is 25 shares. Except for our ESOP and the Tuscarora Companies, the maximum number of shares that a person may purchase is 50,000 shares. For further information regarding the limitations on purchases of common stock in the offering, see “The Conversion — Limitations on Purchases of Common Stock.” Once submitted, orders are irrevocable unless we terminate the offering or extend the offering beyond ___, 2009. Funds received in the subscription offering and the community offering will be held in an escrow account at an independent trust company. If the offering is terminated prior to completion, purchasers will have their funds returned promptly, with any interest earned on such funds.
     Stifel, Nicolaus & Company, Inc. (“Stifel Nicolaus”) will use its best efforts to assist us in selling our common stock in the offering, but is not obligated to purchase any shares of common stock that are being offered for sale. Purchasers will not pay any commission to purchase shares of common stock in the offering.
     There is currently no public market for our common stock. Stifel Nicolaus has advised us that it intends to make a market in the common stock, but it is under no obligation to do so. We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “LMIH.”
     This investment involves risk. For a discussion of the material risks that you should consider, see “Risk Factors” beginning on page 17 of this prospectus.
OFFERING SUMMARY
Price: $10.00 per share

				Adjusted
	Minimum	Midpoint	Maximum	Maximum
Number of shares offered	722,500	850,000	977,500	1,086,111
Gross offering proceeds	$7,225,000	$8,500,000	$9,775,000	$10,861,110
Less: Proceeds from ESOP shares (1)	$722,500	$850,000	$977,500	$1,086,110
Offering expenses (2)(3)	$2,500,000	$2,500,000	$2,500,000	$2,500,000
Commissions (3)(4)	$-0-	$-0-	$-0-	$-0-
Net proceeds	$4,002,500	$5,150,000	$6,297,500	$7,275,000
Net proceeds per share	$5.54	$6.06	$6.44	$6.70

(1)	The calculation of net proceeds from this offering does not include the shares being purchased by our ESOP because we will loan a portion of the proceeds to the ESOP to fund the purchase of such shares. The ESOP is purchasing such number of shares as will equal 10% of the total number of shares sold in the offering.

(2)	Includes $75,000 and $25,000 that Lebanon Mutual paid as retainers to Stevens & Lee and Griffin Financial in 2007 for services performed in connection with the offering.

(3)	See “The Conversion — Marketing and Underwriting Arrangements”.

(4)	Assumes that no shares are sold in a syndicated offering.

     Neither the Securities and Exchange Commission, the Pennsylvania Insurance Department nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     For assistance, please call the Stock Information Center at 1-800-401-8636, extension 102.

Stifel Nicolaus

     The date of this Prospectus is                 , 2009

(i)

CERTAIN IMPORTANT INFORMATION
          You should rely only on the information contained in this prospectus. We have not, and Stifel Nicolaus has not, authorized any other person to provide information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and Stifel Nicolaus are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our web site is not part of this prospectus.
          In this prospectus:
•	“LMI Holdings,” “we,” “us” and “our” refer to LMI Holdings, Inc. prior to completion of the conversion and after completion of the conversion refer to LMI Holdings, Inc. and all of its subsidiaries;

•	the “conversion” refers to a series of transactions by which Lebanon Mutual will convert from a mutual property and casualty insurance company to a stock property and casualty insurance company, become a subsidiary of LMI Holdings and change its name to Lebanon Insurance Company;

•	the “offering” and the “conversion offering” refer to the offering by LMI Holdings of up to 977,500 shares of its common stock to eligible subscribers under the Plan of Conversion in a subscription offering and to the general public in a community offering and a syndicated offering. The subscription offering and the community offering will be conducted at the same time, and the syndicated offering may be conducted concurrently with the subscription and community offerings;

•	“members” refers to the named insureds under an insurance policy issued by Lebanon Mutual; and

•	the “Tuscarora Companies” means Tuscarora-Wayne Mutual Insurance Company and Tuscarora Wayne Investments, LLC.

PROSPECTUS SUMMARY
          This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the offering fully, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of Lebanon Mutual included in this prospectus.
LMI Holdings, Inc.
          We are a Pennsylvania corporation organized to act as the holding company for Lebanon Mutual following its conversion from mutual to stock form. We are not an operating company, have not engaged in business to date, and have no significant assets or liabilities. Our executive offices are located at 137 West Penn Avenue, Cleona, Pennsylvania 17042, and our telephone number is (800) 932-0363.
Lebanon Mutual Insurance Company
          Organized in 1856, Lebanon Mutual is a Pennsylvania-domiciled mutual insurance company that offers a wide array of property and casualty insurance products designed to meet the insurance needs of main street businesses and individual property owners in Pennsylvania. Lebanon Mutual has two operating segments: commercial lines insurance and personal lines insurance. Lebanon Mutual’s products include commercial multi-peril, general liability, workers compensation, fire and inland marine, commercial automobile and homeowners coverages. Lebanon Mutual markets its products through a network of over 150 independent producers in Pennsylvania.
          Lebanon Mutual has been assigned a “B++” (Good) rating by A.M. Best, which is the fifth highest out of fifteen possible ratings. A.M. Best affirmed this rating on April 15, 2008.
          For the year ended December 31, 2008, Lebanon Mutual had direct written premiums of $12.0 million, revenues of $8.1 million, and net income of $58,332, and at December 31, 2008, Lebanon Mutual had assets of $26.6 million, total equity of $12.7 million, and over 11,825 property and casualty policies in force. For the year ended December 31, 2007, Lebanon Mutual had direct written premiums of $13.6 million, revenues of $10.6 million, and net income of $582,978, and at December 31, 2007, Lebanon Mutual had assets of $27.8 million, total equity of $13.1 million, and over 14,000 property and casualty policies in force.
          Lebanon Mutual’s principal office is located at 137 West Penn Avenue, Cleona, Pennsylvania 17042, and its telephone number is (800) 932-0363.

Tuscarora Companies
           Tuscarora-Wayne Mutual Insurance Company is a Pennsylvania-domiciled mutual property and casualty insurance company headquartered in Wyalusing, Pennsylvania. Tuscarora Wayne primarily writes commercial, farm owners, and homeowners insurance in Pennsylvania and Ohio. At December 31, 2008, Tuscarora Wayne had assets and surplus as reported for statutory purposes of approximately $52.2 million and $31.5 million, respectively. For the year ended December 31, 2008, Tuscarora Wayne had direct written premiums of $25.7 million, net written premiums of $13.9 million, earned premiums of $13.9 million and statutory net income of $731,618. Tuscarora Wayne has a “A+” rating (Superior) from A. M. Best, which is the second highest out of fifteen possible ratings. Tuscarora Wayne competes with Lebanon Mutual in certain markets.
          Tuscarora Wayne Investments, LLC is a Delaware limited liability company and a wholly owned subsidiary of Tuscarora Wayne. Tuscarora Investments was formed for the purpose of purchasing shares of our class B common stock in the offering. The Tuscarora Companies have agreed to purchase between them shares of our class B common stock equal to the lesser of (i) 600,000 shares, and (ii) 35% of the total number of shares sold in the offering (excluding any shares sold solely to accommodate the ESOP). The Tuscarora Companies will have no obligation to purchase any shares of our common stock in the offering unless we accept their orders in the offering for at least 25% of the total number of shares sold in the offering.
          Tuscarora Wayne and Tuscarora Investments will each have the right to cause us to redeem any of the class B shares that it owns at any time during the period commencing on the first anniversary of the completion of the offering and ending on the fourth anniversary of the completion of the offering. The redemption price per share for such shares, which we refer to in this prospectus as the “Redemption Price,” will be equal to the sum of (i) $10.00 per share, plus (ii) any dividends that have accumulated and not been paid on a class B share as of the date of redemption, plus (iii) an amount calculated as a simple dividend accruing from the date of completion of the offering, which we refer to as the “Effective Date,” to the date of redemption on the purchase price of $10.00 per share for such class B share at the rate of (w) 10% per annum if the redemption notice is received on or before thirty (30) days after the first anniversary of the Effective Date, (x) 9% per annum if the redemption notice is received later than thirty (30) days after the first anniversary of the Effective Date, but on or before thirty (30) days after the second anniversary of the Effective Date, (y) 8% per annum if the redemption notice is received later than thirty (30) days after the second anniversary of the Effective Date, but on or before thirty (30) days after the third anniversary of the Effective Date, and (z) 7% per annum if the redemption notice is received later than thirty (30) days after the third anniversary of the Effective Date, but on or before thirty (30) days after the fourth anniversary of the Effective Date.
          Subject to any objection from the Pennsylvania Department of Insurance, we have agreed that for a period of approximately fourteen months after completion of the offering we will retain proceeds from the offering, and not contribute to Lebanon Mutual, an amount equal to the principal balance of and accrued interest on the money borrowed by Tuscarora Investments to fund its purchase price of our class B shares in the offering as described below. We have agreed to grant Tuscarora Investments a security interest in such retained proceeds and to invest such proceeds only in obligations of the United States of America and other permitted investments.
          Tuscarora Investments intends to obtain an interest only, nonrecourse loan with a term of approximately fifteen months to fund the purchase price for such shares. Tuscarora Investments will also borrow an amount equal to the interest that will accrue on such loan during the initial term of such loan and will pledge the class B shares that it purchases in the offering as security for such loan. Tuscarora Investments also intends to assign to its lender as security for such loan its security interest in the proceeds of the offering that we are required to retain at the holding company as described above. After the expiration of such fourteen month period, if Tuscarora Investments has not requested redemption of any of our class B shares that it owns, we can contribute such proceeds of the offering to Lebanon Mutual, but they will remain subject to the security interest. At the maximum of the offering range, the redemption price for the shares that Tuscarora Investments has agreed to purchase is approximately $1.9 million on the first anniversary of completion of the offering.
          Tuscarora Wayne has expressed an interest in possibly acquiring all of the business or capital stock of LMI Holdings, Inc. at some time in the future or merging LMI Holdings with one or more of its affiliates, including Tuscarora Wayne Insurance Company, Washington Mutual Fire and Storm Insurance Company, or Keystone National Insurance Company. In order to assist LMI Holdings and Lebanon Mutual in resolving its management succession issue and to obtain additional information regarding Lebanon Mutual and its business and operations, Tuscarora Wayne has entered into a management services agreement with LMI Holdings and Lebanon Mutual that became effective on April 1, 2009. Under the management services agreement, Tuscarora Wayne is responsible for managing the day-to-day operations of LMI Holdings and Lebanon Mutual. See “Management—Management Services Agreement.”
          If the Tuscarora Companies fail to present to the board of directors of LMI Holdings a formal offer to acquire (whether through a merger, tender offer, share exchange or other transaction) all of the outstanding shares of common stock of LMI Holdings that are not owned by the Tuscarora Companies within 54 months after the completion of the offering, or the terms of such offer are not approved by a committee of the board of LMI Holdings comprised of all directors that were not nominated for election by the Tuscarora Companies, then such committee has the right to seek other offers to acquire LMI Holdings. The committee will have the right to engage legal counsel and financial advisors to assist in the solicitation of such offers. If the committee receives an offer that it desires to accept and determines that such offer is superior to any offer from the Tuscarora Companies, then the board of directors may accept such offer. In that event, the Tuscarora Companies have agreed to sell all of their class B shares to the person making such acquisition offer on the same terms and conditions that apply to all other shares of common stock under such acquisition offer, to vote their class B shares in favor of any transaction contemplated by the acquisition offer, and to not exercise any dissenters’ rights with respect to any transaction contemplated by the acquisition offer.
Background of the Conversion
          Lebanon Mutual is organized as a mutual institution under Pennsylvania law, which means that it has no shareholders and that its mutual policyholders, in addition to their contractual rights under their insurance policies, have the nontransferable statutory right to elect directors, approve fundamental transactions such as this conversion and any merger, and also by statute have the first right to purchase stock in a mutual to stock conversion. In an insurance company organized as a stock institution, policyholders have no governance rights, which reside with shareholders, and instead have only contractual rights under their insurance policies.
          In 2004, Lebanon Mutual’s board of directors authorized Griffin Financial Group, LLC, which we refer to as Griffin Financial, a licensed broker dealer, to solicit indications of interest from stock insurance companies for a sponsored conversion transaction in which Lebanon Mutual would convert from mutual to stock form and simultaneously be acquired by the sponsoring stock insurance company. Because of Lebanon Mutual’s small size, the significant cost of a mutual to stock conversion and the fact that Lebanon Mutual had recently experienced poor operating results, Griffin Financial was unable to identify an appropriate sponsor. During the period from 2004 to 2007, Lebanon Mutual had several discussions with other mutual and stock institutions regarding a merger, acquisition, or sponsored conversion. Griffin Financial initiated three of these potential transactions and assisted Lebanon Mutual in evaluating at least two other transactions. The last alternative transaction was considered in Spring 2007. Griffin Financial was not compensated for its services in connection with these potential transactions, and Lebanon Mutual did not elect to pursue these transactions. During this period, Lebanon Mutual was not prepared to assume the financial risks associated with converting on its own and instead concentrated on improving its financial performance. Since 2004, Lebanon Mutual’s earnings performance has improved significantly, and Stevens & Lee and Griffin Financial committed to create Griffin MTS Partners, LLC to sponsor completion of the conversion. We believe the completion of the conversion will give us strategic flexibility and permit us to achieve our operational goals. See “The Conversion—Background and Reasons for the Conversion”.
          Griffin MTS Partners, LLC was formed for the purpose of sponsoring the conversion of Lebanon Mutual. Griffin MTS Partners, LLC was formed at the direction of Stevens & Lee, a regional law firm that is acting as our special counsel in connection with the conversion, and Griffin Financial, which is an indirect wholly owned subsidiary of Stevens & Lee.
          On December 19, 2007, we and Lebanon Mutual adopted a Plan of Conversion, which we refer to as the Plan, and simultaneously entered into an Investment Agreement with Griffin MTS Partners, LLC. The Plan and the Investment Agreement were amended and restated on April 16, 2008 and on January 26, 2009. Under the terms of the Investment Agreement:

•	Griffin MTS Partners, LLC agreed to advance substantially all of the costs of the conversion in exchange for a fee of $2.4 million, which is due at closing; and

•	The Tuscarora Companies have agreed to purchase the lesser of (i) 35% of the number of shares sold in the offering or (ii) 600,000 shares, in exchange for a right, subject to any required regulatory approval, to require us to repurchase this investment beginning on the first anniversary of the conversion and ending on the fourth anniversary of the conversion. The Tuscarora Companies will purchase shares of our class B common stock, which, except as described in this prospectus, has the same rights as our class A common stock.

          Because Stevens & Lee is acting as our special counsel in the conversion and indirectly acting as the sponsor of the conversion through its funding of the obligations of Griffin MTS Partners, LLC, an inherent conflict of interest exists. In our engagement letter with Stevens & Lee, we expressly acknowledge and waive this conflict of interest. However, in addition, and at the advice of Stevens & Lee, we have retained separate, independent counsel to advise us regarding issues in which the interests of Stevens & Lee or Griffin Financial are potentially adverse. Specifically, we were separately advised by Buzgon Davis of Lebanon, Pennsylvania in connection with the engagement letters of Griffin Financial and Stevens & Lee and with respect to the negotiation, execution and amendment of the Investment Agreement.
The Investment Agreement and Related Agreements
          To facilitate the conversion, LMI Holdings and Lebanon Mutual initially entered into an Investment Agreement with Griffin MTS Partners, LLC on December 19, 2007. Under the Investment Agreement, Griffin MTS Partners, LLC agreed to finance the completion of the conversion (and absorb the related costs if the conversion does not close) and purchase in a private placement a significant interest in LMI Holdings to help insure completion of the conversion. Because the Financial Industry Regulatory Authority (formerly the National Association of Securities Dealers) objected to the purchase of shares by Griffin MTS Partners, LLC, Griffin Financial, or Stevens & Lee, in the third quarter of 2008 Griffin Financial contacted potential strategic and financial investors to determine their possible interest in acquiring a significant interest in LMI Holdings. The Tuscarora Companies have agreed to purchase shares of LMI Holdings in the conversion offering, and the Investment Agreement was amended and restated on January 26, 2009, to reflect the terms of the Tuscarora Companies’ commitment to purchase such shares.

          The principal terms of the Investment Agreement are as follows:

•	The Tuscarora Companies have agreed to purchase the lesser of (i) 35% of the number of shares sold in the offering, or (ii) 600,000 shares. The Tuscarora Companies have agreed to submit their orders in the community offering. We will have the option to accept or reject, in whole or in part, the orders submitted by the Tuscarora Companies in the offering, but the Tuscarora Companies will have no obligation to purchase any shares unless they are permitted to purchase at least 25% of the shares sold in the offering. The shares purchased by the Tuscarora Companies will be a separate class of common stock designated as class B common stock and will be restricted securities. Except as described below, the class B common stock will be identical in all respects to the class A common stock.

•	If we reject all or any portion of the Tuscarora Companies’ order in the community offering, then in exchange for the Tuscarora Companies committing the capital necessary to satisfy their agreement to purchase such shares, we have agreed to pay a fee of $0.50 for each share that either Tuscarora Investments or Tuscarora Wayne orders in the community offering that we do not issue to them. If the offering is completed at the maximum of the offering range, the maximum number of shares that the Tuscarora Companies would subscribe to purchase in the community offering is 342,125. If we reject the Tuscarora Companies’ community offering order in full, then the maximum amount we would be obligated to pay the Tuscarora Companies is $171,063.

•	We have agreed to reimburse Tuscarora Wayne for the legal fees and expenses that it incurs in connection with the Investment Agreement and its purchase of our class B common stock in the offering, up to $200,000.

•	We and Tuscarora Wayne have entered into a management services agreement pursuant to which, effective April 1, 2009, Tuscarora Wayne is responsible for managing the day-to-day operations of LMI Holdings and Lebanon Mutual. See “Management — Management Services Agreement.”

•	The obligation of the Tuscarora Companies to purchase any of our class B shares in the offering is conditioned upon Tuscarora Investments obtaining financing to purchase its portion of such shares as described in this prospectus. See “ The Conversion — The Investment Agreement.”

•	As long as the Tuscarora Companies hold any shares of our class B common stock, during the next three years they will vote their class B shares in favor of our nominees for the board of directors and for our stock-based compensation program.

•	The Tuscarora Companies have each agreed not to increase its ownership interest in our class A or class B common stock without our consent for a period of three years.

•	Beginning six months after completion of the conversion, the Tuscarora Companies will have the right to sell in the open market shares that they purchased in the conversion offering, subject to a weekly and an aggregate volume limitation. However, if we give written notice to the Tuscarora Companies, they must cease any market sales for 30 days, provided that we can give such notice only twice during any twelve month period. The Tuscarora Companies have each agreed that they will not sell shares in any week in an amount in excess of 0.50% of our outstanding shares and that they will stop selling any shares in the open market upon receipt of a written request from us. Beginning on the third anniversary of the conversion, the Tuscarora Companies are free to sell any or all of their class B shares in the market or in privately negotiated transactions, provided that no block sale of more than 75,000 shares will be made. Upon any sale to anyone other than an affiliate of Tuscarora Wayne, the class B shares that are sold automatically convert into class A shares and all attributes of the class B shares sold, including the redemption and dividend rights described herein, terminate.

•	For approximately fourteen months after completion of the conversion, we will retain proceeds from the offering in an amount sufficient to redeem class B shares owned by Tuscarora Investments having a Redemption Price equal to the amount necessary to repay the loan it obtained to purchase such shares and will invest such proceeds only in obligations issued or guaranteed by the United States of America. We will also grant a security interest in such investments to Tuscarora Investments. Thereafter, we will be permitted to contribute such proceeds to Lebanon Mutual. At the maximum of the offering range, the redemption price for the shares that Tuscarora Investments has agreed to purchase is approximately $1.9 million at the first anniversary of completion of the conversion.

•	Until any obligation to redeem the class B shares has expired or been satisfied, the consent of the holders of a majority of the class B shares is required before either we or Lebanon Mutual (i) issue any security, except shares issued under our stock incentive plan, (ii) pay any dividend or other distribution on or redeem any class A shares unless an equal dividend is paid on the class B shares, (iii) engage in any merger, consolidation, liquidation, dissolution, winding-up, recapitalization, reorganization or sale of all or substantially all of our assets unless the holders of class B shares receive at least the Redemption Price in exchange for their class B shares, (iv) amend our articles of incorporation or bylaws, (v) increase the size of our board of directors or any committee thereof, (vi) issue any security of Lebanon Mutual or any other subsidiary to any person other than LMI Holdings, (vii) engage in the acquisition of the stock or assets of any person other than in the ordinary course of business, (viii) engage in any line of business other than those engaged in at the date of completion of the conversion, (ix) incur any indebtedness or guaranty the obligation of any other person other than in the ordinary course of business (excluding the loan to the ESOP as described in this prospectus), (x) increase the number of shares of capital stock or options available for issuance to employees, officers, directors, consultants and advisors in excess of the amounts described in this prospectus, or (xi) engage in any transaction with affiliates.

•	After the date of a redemption default and at any time after the third anniversary of the completion of the conversion, the Tuscarora Companies will have certain rights to demand that we register their shares for sale in a public offering under the Securities Act of 1933, as amended.

          In addition to the rights provided to the Tuscarora Companies under the Investment Agreement as described above, as a holder of shares of our class B common stock, the Tuscarora Companies will also be entitled to the rights provided to holders of our class B shares contained in our articles of incorporation. Our articles of incorporation provide that:

•	The holders of our class B shares will be entitled to vote as a separate class and will be entitled to nominate and elect two directors to our board of directors. The class B shares will vote together with the class A common stock with respect to the election of all other directors.

•	Beginning on the first anniversary of the conversion and continuing until the fourth anniversary of the conversion, and subject to any required approval of the Pennsylvania Insurance Department, each holder of class B shares will have the right to require us to repurchase any or all of its class B shares at the Redemption Price.

•	In the event that any holder of class B shares asks us to redeem any of its class B shares and we fail to redeem such shares, which we refer to as a redemption default, the class B common stock will accrue a dividend at the rate of $0.499 per share, per annum until all class B shares are redeemed. Payment of the dividend may be subject to the prior approval of the Pennsylvania Insurance Department.

•	Until the fourth anniversary of the conversion, the holders of the class B common stock voting as a separate class, have the right to disapprove any fundamental transaction such as a merger or sale of LMI Holdings or Lebanon Mutual that does not provide for the redemption, exchange or repurchase of the class B shares for a price equal to or greater than the Redemption Price.

•	If a redemption default ocurrs and continues until the end of the fourth anniversary of the completion of the conversion and the Tuscarora Companies still own fifty percent or more of the class B shares that they purchased in the offering, then the holders of the class B shares will have the right to elect a majority of the members of the board of directors of LMI Holdings and to cast a majority of the votes entitled to be cast in connection with any proposed merger, consolidation or sale of the assets of LMI Holdings or any similar transaction.

Our Strategic Position After the Conversion
          We believe that completion of the conversion will provide us with strategic flexibility. Although the Tuscarora Companies may own 35% of our outstanding shares, the increased capital we will obtain through the conversion and this offering will position us to grow as an independent company and achieve our operational goals if Tuscarora Wayne decides not to acquire the rest of our outstanding shares. In addition, combined with our right to require the Tuscarora Companies to participate in any aquisition offer from a third party that we determine is attractive if Tuscarora Wayne fails to make an acceptable offer for the rest of our shares within 54 months after completion of this offering, we will be more attractive as an acquisition partner because the transaction costs to complete a stock acquisition are dramatically less than the cost of a sponsored conversion. Furthermore, our stronger operating performance, stronger capitalization and ability to provide premium growth to an acquisition partner in a market in which premium prices are declining (a so-called “soft” market) should be attractive. Although we believe we will be a more attractive acquisition partner after the conversion, we have not recently sought an acquisition partner, and we have no immediate plans to seek an acquisition partner after completion of the conversion. Purchasers of our common stock in the offering should not purchase our common stock in anticipation of a subsequent sale of the company.
Our Operational Goals
          We are primarily a commercial property and casualty insurer. As of December 31, 2008, commercial lines business constituted approximately 72% of our direct written premiums. We expect that the commercial lines business will remain our focus, and we will use the capital generated by the conversion to strengthen this core competency. Specifically, our goals are to:

–	Increase commercial and casualty writings. We intend to increase our volume of casualty business by expanding our commercial and casualty lines and marketing these lines to our existing producers and by forming and developing relationships with new producers that are focused on commercial and casualty business. Our efforts may be impeded by events outside our control, including a soft market phase of the insurance industry cycle, or our inability to secure a higher rating from A.M. Best Company.

–	Reduce our reliance on reinsurance. We believe the increased capital from the conversion will allow us to increase the risk we retain on individual policies, which will increase our net premium volume. Retention of additional risk will also increase our exposure to and may result in additional losses and loss adjustment expense, which may have an adverse effect on our operating results and our ability to obtain a higher rating from A.M. Best.

–	Attract and retain high-quality insurance producers. We intend to implement this strategy through increased marketing activities in targeted growth markets to attract high quality producers. We believe the increased capital resulting from the conversion may enable us to eventually secure a higher rating from A.M. Best Company, which should help us to attract producers. Our ability to achieve this goal may be affected by our competitors who may offer producers higher commissions on the sale of their insurance products and by our ability to identify and retain qualified marketing personnel. In addition, the increased capital resulting from the conversion does not guaranty that we will be able to secure a higher rating from A.M. Best.

–	Invest in technology. We will continue to invest in technology, both to make our system more user-friendly for our producers and facilitate increases in premium volume and to improve our profitability by reducing expenses. For these technology initiatives to be successful, we must successfully demonstrate to our producers the competitive advantages that can be gained by utilizing the new technology and we must re-engineer our internal processes to realize the potential efficiencies available through implementation of the new systems.

–	Diversify our business geographically. We intend to increase our business outside Pennsylvania by selectively expanding our producer relationships. Geographic expansion will most likely be focused on the Mid-Atlantic region of the United States, but we intend to explore any opportunities that arise to determine if they are financially attractive. The successful diversification of our business will be contingent upon our ability to implement our disciplined underwriting, pricing and product strategies over a larger operating region and our ability to engage and retain qualified personnel, producers and third party claims administrators that may be necessary for expansion.

Risk Factors
          Before you invest in our common stock, you should carefully consider the risks of such an investment. The investment in our common stock involves multiple risks related to our business and to our common stock. We encourage you to learn more about these risks in this prospectus, and specifically in the section labeled “Risk Factors”. Some of the most significant risks of this investment include:

–	Catastrophic or other significant natural losses may negatively affect our financial and operating results. We have experienced catastrophe losses and can be expected to experience catastrophe losses in the future. Catastrophe losses can be caused by various events, including coastal storms, snow storms, ice storms, freezing, hurricanes, earthquakes, tornadoes, wind, hail, fires, and other natural or man-made disasters. In the event that we experience catastrophe losses, we cannot assure you that our unearned premium, loss reserves and reinsurance will be adequate to cover these risks. Due to the geographic concentration of our business, catastrophe and natural peril losses may have a greater adverse effect on us than they would on a more geographically diverse property and casualty insurer.

–	Tuscarora Wayne competes with Lebanon Mutual with respect to certain insurance products that both offer, and Tuscarora Wayne may direct profitable business opportunities to itself and its affiliates. Because Tuscarora Wayne will be responsible for managing the day-to-day operations of Lebanon Mutual, it may become aware of business opportunities that are available to both Lebanon Mutual and Tuscarora Wayne and may decide to take advantage of such opportunities for itself or its affiliates.

–	Transaction expenses are high as a percentage of gross proceeds and in relation to the size of our business. If the offering is completed we are obligated to pay Griffin MTS Partners, LLC a fee of $2.4 million, from which it will pay all transaction expenses. If the transaction is not completed, we are not obligated to pay any fee to Griffin MTS Partners, LLC and it will be solely responsible for unpaid transaction expenses. If the transaction is completed, total transaction expenses will be $2.5 million and will range between 25.6% and 34.6% of the gross proceeds of the offering.

–	Because of the small offering size and the large percentage of shares that will be owned by our management, our ESOP and the Tuscarora Companies, an active trading market is not likely to develop, and you may find it difficult to sell your shares. No market currently exists for our shares, and an active trading market is not likely to develop. This is, in part, because the size of the offering is very small, and a substantial portion of the stock likely will be held by our management, our ESOP and the Tuscarora Companies which, except for limited open market sales, have promised not to sell their stock in the market for three years. This will reduce the amount of market activity in our stock and make it more difficult for you to sell your shares. Furthermore in the future we may elect to deregister with the SEC, which could potentially eliminate the public market for our shares.

–	Because Stevens & Lee and Griffin Financial are acting as legal and financial advisors to us in this transaction, and through its funding of the obligations of Griffin MTS Partners, LLC, Stevens & Lee is also acting as a principal, a conflict of interest exists which may adversely affect you. After payment of the transaction expenses, Griffin MTS Partners, LLC will pay Griffin Financial an additional $225,000 and between approximately $1.0 million and $1.1 million will be paid to Stevens & Lee. Conflicts of interest exist because Stevens & Lee and Griffin Financial are acting as advisors and Stevens & Lee is acting as a principal in this transaction. This could cause Stevens & Lee and Griffin Financial to act in what they perceive as their own best interests rather than providing advice that is in our best interests and the best interests of other investors.

Result of this Offering and the Conversion
          After this offering and the conversion are completed, LMI Holdings will be a publicly held company that owns all of the stock of Lebanon Mutual. If you purchase stock in the conversion offering, you will become a shareholder of LMI Holdings when the conversion becomes effective. If you do not purchase stock in the offering, you will have no interest in Lebanon Mutual or LMI Holdings after the conversion. You are not required to purchase any shares of our common stock. The insurance coverage under any Lebanon Mutual policy that you own will not be affected by the conversion or by your response to the offering. As a result of the conversion, policyholders will relinquish their rights to elect directors, approve fundamental corporate transactions and receive dividends on their insurance policies as, when and if declared by Lebanon Mutual (To our knowledge, Lebanon Mutual has never declared a dividend on its insurance policies). In addition, policyholders will forego rights, if any, that they may have upon a solvent dissolution of Lebanon Mutual. For additional details, see “The Conversion—Effect of Conversion on Policyholders.”
          Because Lebanon Mutual is a mutual insurance company, it has no outstanding shares of capital stock and no book value per share prior to completion of the conversion. The book value per share of our common stock after the offering will depend on the number of shares sold in the offering. The pro forma book value per share of our common stock after completion of the offering at the minimum, the midpoint, the maximum and the adjusted maximum of the offering range is set forth in “Unaudited Pro Forma Financial Information—Additional Pro Forma Data.”
Subscription Rights
          Each person or entity who was a named insured at the close of business on December 19, 2007, under an existing insurance policy issued by Lebanon Mutual (we refer to these policyholders as “eligible policyholders”), is receiving subscription rights in this offering. As of the close of business on December 19, 2007, there were approximately 12,371 eligible policyholders. A subscription right is a right to purchase LMI Holdings common stock. Eligible policyholders are prohibited by law from selling or transferring subscription rights.
How Do I Buy Stock in the Offering?
          To buy common stock in the offering, sign and complete the stock order form that accompanies this prospectus and send it to us with your payment in the envelope provided so that it is received no later than noon, Eastern Time on                      , 2009, which we refer to as the “Expiration Date.” Payment may be made by check or money order payable to “Christiana Bank, escrow agent”. After you send in your payment, you have no right to modify your investment or withdraw your funds without our consent, unless we extend the offering to a date later than                     , 2009, or resolicit orders because of a change in the valuation of Lebanon Mutual. See “The Conversion—If Subscriptions and Orders Received in All of the Offerings Combined Do Not Meet the Required Minimum.” Our consent to any modification or withdrawal request may or may not be given in our sole discretion. We may reject an incomplete or late stock order. If we extend the offering to a date later than                     , 2009, each person submitting a stock order will be notified by mail and given the opportunity for at least 15 days to cancel, modify or confirm his or her order by the extended expiration date or such person’s money will be refunded with any interest earned thereon. If we extend the offering more than once or there is a change in the valuation of Lebanon Mutual and it does not fall within the existing range, we will amend the registration statement of which this prospectus is a part and distribute a revised prospectus or prospectus supplement to anyone interested in purchasing shares. The offering may not be extended to a date later than                                         , 2009.
Limits on Your Purchase of Common Stock
          The minimum number of shares a person or entity may subscribe for in the conversion offering is 25 shares ($250). Except for the ESOP, Tuscarora Investments, and Tuscarora Wayne, the maximum number of shares that a person or entity, together with any affiliate, associate or any person or entity with whom he or she is acting in concert, may purchase is 50,000 shares. For this purpose, an associate of a person or entity includes:
•	such person’s spouse;

•	relatives of such person or such person’s spouse living in the same house;

•	companies, trusts or other entities in which such person or entity holds 10% or more of the equity securities; or

•	a trust or estate in which such person or entity holds a substantial beneficial interest or serves in a fiduciary capacity.
          We may decrease or increase the maximum purchase limitation. See “ The Conversion—Limitations on Purchases of Common Stock.” In the event that we change the maximum purchase limitation, we will distribute a prospectus supplement or revised prospectus to each person who submitted an order form for the maximum number of shares.
          The ESOP will purchase 10% of the shares of common stock to be issued in the conversion. In addition, the Tuscarora Companies have agreed to purchase the lesser of (i) 35% of the shares issued in the offering or (ii) 600,000 shares.
Determination of Offering Price and Total Number of Shares Offered in the Conversion
          Feldman Financial Advisors, Inc. (“Feldman Financial”), has determined that as of March 26, 2009, the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings was between $7,225,000 and $9,775,000. The total number of shares offered in the conversion offering was obtained by first taking the high end of the range of that valuation and dividing that amount by the $10.00 per share offering price, for a total of 977,500 shares. We then added 108,611 shares to allow for the purchase by the ESOP of 10% of the shares of common stock to be issued in the offering. We determined the $10.00 per share offering price in consultation with Stifel Nicolaus and Griffin Financial. See “Risk Factors—Risk Factors Relating to the Ownership of LMI Holdings Stock.”
          Feldman Financial prepared its independent valuation appraisal based in part on Lebanon Mutual’s financial condition and operating results, the pro forma impact of the additional capital raised in the conversion offering, and a comparative analysis with a peer group of publicly traded insurance companies that Feldman Financial considered comparable to Lebanon Mutual. Feldman Financial reviewed the trading market price ratios of the comparable companies for the purpose of developing valuation ratio benchmarks to reach an estimate of value for Lebanon Mutual. The principal valuation measures considered by Feldman Financial were the price to book value per share and price to earnings per share ratios. Feldman Financial then proceeded to establish the appropriate range of pricing ratios for Lebanon Mutual utilizing each valuation measure on a pro forma basis. Feldman Financial determined that, due to the comparatively low level of earnings reported in recent periods by Lebanon Mutual, the resulting price to earnings ratio was very high as compared to the peer group. Therefore, Feldman Financial concluded that the price to book ratio assumed more relevance as a comparative valuation measure.
          Immediately following the completion of the offering but prior to the acceptance of any subscriptions or orders in the offering, Feldman Financial will submit to the Pennsylvania Insurance Department and us an updated valuation of the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings as of that date. If this updated valuation falls within the valuation range described in this prospectus, and the other conditions (described below) to the completion of the offering are satisfied, the offering will be completed. If this updated valuation does not fall within the valuation range described in this prospectus, then we will either cancel the offering and return all funds, with interest, or extend the offering. In the event of an extension for this purpose, we will amend the registration statement of which this prospectus is a part and solicit new orders and each person who purchased shares in the offering will be given the opportunity to cancel, modify or confirm his or her order based on the updated valuation range.
Use of Proceeds
          We expect the net proceeds of the conversion offering to be between $4.7 million and $8.4 million, after the payment of $2.5 million in offering expenses (of which $100,000 has been paid) that we have agreed to pay under the Investment Agreement. We intend to use the net proceeds from the offering as follows:

		Amount
	Amount	at the adjusted
	at the minimum	maximum
Use of Net Proceeds
Loan to ESOP	$722,500	$1,086,110
Redemption of class B shares or payment of standby fee (1)	2,781,625	171,063
Payment of Tuscarora Wayne legal fees (2)	200,000	200,000
Purchase of investment securities (3)	1,020,875	6,903,937

Total	$4,725,000	$8,361,110

(1)	We may be required to use a portion of the net proceeds to fund our obligation to redeem the class B shares beginning one year after completion of the offering. If the Tuscarora Companies together purchase 35% of the shares issued in the conversion, the amount of net proceeds needed to fund our obligation to redeem the class B shares at the first anniversary of the completion of the offering will range between $2,781,625 at the minimum of the appraisal range and $3,763,375 at the maximum of the appraisal range, resulting in net proceeds of between $1,020,875 and $2,334,125 after redemption of such shares, payment of offering expenses, the payment of Tuscarora-Wayne’s legal fees, and the loan to the ESOP. To the extent that the Tuscarora Companies exercise their right under the Investment Agreement to sell their shares in the market, our redemption obligation will be reduced and the net proceeds we have to deploy in our business will increase. If the number of shares subscribed for in the subscription offering prevent the Tuscarora Companies from purchasing at least 25% of the total number of shares sold in the offering, then the Tuscarora Companies will not be obligated to purchase any shares and the maximum standby fee that we would by obligated to pay to the Tuscarora Companies is $171,063.

(2)	We have agreed to reimburse Tuscarora Wayne for the legal fees that it incurs in connection with the Investment Agreement and the purchase of our shares in the offering, in an amount not to exceed $200,000.

(3)	The amount of funds available to contribute to Lebanon Mutual to be used to increase its statutory surplus and for other corporate purposes will depend on the number of shares sold in the offering and the number of class B shares sold in the offering.

          After paying our offering expenses, we will use the net proceeds received from the sale of common stock in the offering to make a loan to our ESOP in an amount sufficient to permit the plan to buy up to 10% of the shares sold in the offering.
          We expect that the Pennsylvania Insurance Department will require us to contribute to Lebanon Mutual substantially all of the net proceeds from the offering that are not held to redeem class B shares. In exchange, we will receive all of the authorized capital stock of Lebanon Mutual.
          On a short-term basis, the remaining net proceeds will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy. These net proceeds will be available for a variety of corporate purposes.
          Except for the foregoing, we currently have no specific plans, intentions, arrangements or understandings regarding the proceeds of the offering.
The Subscription and Community Offerings
          In the subscription offering, shares of common stock are being offered to eligible subscribers in the following order of priority:
•	First: To policyholders as of December 19, 2007;

•	Second: To the ESOP; and

•	Third: To directors, officers and employees of Lebanon Mutual.

          The eligible policyholders and the directors, officers and employees of Lebanon Mutual have the right to purchase shares of common stock in the conversion based on these priorities. Our ESOP also has the right to purchase shares in this offering in an amount equal to 10% of the total number of shares sold in the offering. We call the offering of the common stock to these constituents the “subscription offering.”
          In the community offering, shares of common stock are being offered to members of the general public with preference given to:

•	Tuscarora Wayne and Tuscarora Investments;

•	natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Berks, Dauphin, Lancaster, or Lebanon Counties in Pennsylvania;

•	licensed insurance agencies and brokers that have been appointed by Lebanon Mutual to market and distribute policies of insurance; and

•	policyholders under policies of insurance issued by Lebanon Mutual after December 19, 2007.

          We refer to the offering of the common stock to the general public as the “community offering.” Unlike the subscription offering, purchasers in the community offering do not have any right to purchase shares in the offering, and their orders are subordinate to the rights of the eligible subscribers in the subscription offering. The Tuscarora Companies have agreed to purchase the lesser of (i) 600,000 shares and (ii) an amount equal to 35% of the shares sold in the offering (excluding any shares sold solely to accommodate the ESOP), but we have the right to accept or reject, in whole or in part, their offer to purchase shares, provided that the Tuscarora Companies have no obligation to purchase any shares unless their orders are accepted in an amount equal to no less than 25% of the total number of shares sold in the offering.
          Any of the 977,500 offered shares of common stock not subscribed for in the subscription offering may be sold in the community offering. However, we reserve the absolute right to accept or reject any orders in the community offering, in whole or in part. The community offering will be held concurrently with the subscription offering.
The Syndicated Offering
          If participants in the subscription and community offerings, including the Tuscarora Companies and the ESOP, purchase fewer than 722,500 shares, we, in our sole discretion, may sell additional shares on a best efforts basis using a syndicate of registered broker dealers managed by Stifel Nicolaus. This syndicated offering may be conducted concurrently with the subscription offering and the community offering.
     The following table shows those persons that are eligible to purchase shares in the various phases of the offering and the shares available for purchase in each phase of the offering. The table does not include the shares that will be issued to the ESOP in the subscription offering, because the number of shares that can be issued in the offering can be increased to 1,086,111 solely to accommodate the purchase of such shares by the ESOP. We expect to conduct the subscription offering and the community offering simultaneously, and the syndicated offering may be conducted concurrently with the subscription offering and community offering.

Shares Available
Offering	Eligible Purchasers		for Purchase
Subscription Offering	•	Policyholders at December 19, 2007	977,500 shares
	•	Officers, Directors and Employees of Lebanon Mutual

Community Offering	All members of the general public, with preferences given to:		977,500 shares, less shares
	•	Tuscarora Wayne and Tuscarora Investments	subscribed for in the Subscription Offering
	•	residents of Lebanon, Lancaster, Berks or Dauphin Counties in Pennsylvania
	•	licensed insurance agencies and brokers appointed by Lebanon Mutual
	•	Policyholders issued policies after December 19, 2007

Syndicated Offering	All members of the general public		977,500 shares, less shares subscribed for in the Subscription Offering
Oversubscription
          If you are an eligible policyholder, director, officer or employee of Lebanon Mutual, and we receive subscriptions in the subscription offering for more than 977,500 shares, which is the maximum number being offered to eligible policyholders, directors, officers and employees of Lebanon Mutual, your subscription may be reduced. In that event, no shares will be sold in the community offering, and the shares of common stock will be allocated first to eligible policyholders and then to directors, officers and employees of Lebanon Mutual. The maximum number of shares being offered will be increased to the extent necessary to allow the ESOP to purchase 10% of the shares issued in the conversion.

          If eligible policyholders subscribe for more than 977,500 shares, no shares of common stock will be sold to directors, officers and employees of Lebanon Mutual (except in his or her capacity as an eligible policyholder). The shares of common stock will be allocated so as to permit each subscribing eligible policyholder to purchase up to 1,000 shares (unless the magnitude of subscriptions does not permit such an allocation). Any remaining shares will be allocated among the eligible policyholders who subscribe for more than 1,000 shares in proportion to the respective amounts of shares for which they subscribe. For a more complete description of the allocation procedures in the event of an oversubscription by eligible policyholders, see “The Conversion— Subscription Offering.”
          If eligible policyholders subscribe for less than 977,500 shares, but together with directors, officers and employees of Lebanon Mutual, subscribe for more than 977,500 shares, each eligible policyholder will be allowed to purchase the full amount of shares for which he or she subscribed, and the remaining shares of common stock will be allocated among the directors, officers and employees on a pro-rata basis.
          If we receive in the subscription offering subscriptions for less than 977,500 shares of common stock, but in the subscription, community, and syndicated offerings together we receive subscriptions and orders for more than 977,500 shares, we will sell to participants in the subscription offering the number of shares sufficient to satisfy their subscriptions in full, and then may accept orders in the community offering and the syndicated offering, provided that the total number of shares sold in all three offerings does not exceed 977,500 shares (including the shares sold to the ESOP).
Undersubscription
          If the number of shares purchased in the subscription, community and syndicated offerings are collectively less than 722,500, then we may choose to return all funds received in the offerings promptly to purchasers, with any interest earned on such funds. Alternatively, we may cause a new valuation of the pro forma market value of Lebanon Mutual, as a subsidiary of LMI Holdings, to be performed, and based on this valuation amend the registration statement of which this prospectus is a part and commence a new offering of the common stock. In that event, people who submitted subscriptions or orders will be permitted to cancel, modify, or confirm their orders.
Shares Outstanding Immediately After the Offering
          After the offering, there will be a minimum of 722,500 shares and a maximum of 1,086,111 shares issued and outstanding (including the shares that will be issued in the conversion to the ESOP).
          The following table shows the number of shares and percentage of outstanding shares that would be owned by the Tuscarora Companies if shares are sold in the offering at the minimum, midpoint, maximum and the adjusted maximum of the offering range and the Tuscarora Companies purchase 35% of the total number of shares sold in the offering.

	Minimum		Midpoint		Maximum		Adjusted Maximum
Number of shares outstanding	722,500		850,000		977,500		1,086,111

Number of shares owned by Tuscarora Companies	252,875	[1]	297,500	[1]	342,125	[1]	0	[1]

Percentage of outstanding shares owned by Tuscarora Companies	35%[1]		35%[1]		35%[1]		0%[1]

[1]	Although the Tuscarora Companies have agreed to purchase 35% of the shares sold in connection with the conversion, they are still obligated to purchase shares provided that the amount they are permitted to purchase is no less than 25% of the total shares sold. Accordingly, the number of shares and percentage of outstanding shares owned by the Tuscarora Companies after the offering at the minimum, the midpoint, and the maximum of the offering range may be substantially lower than shown in this table. The number of shares issued in the offering will be limited to 977,500 unless all of such shares are subscribed for in the subscription offering, in which event no shares will be available for purchase by the Tuscarora Companies.

Management Purchases of Stock
          All of the directors of LMI Holdings and Lebanon Mutual are eligible policyholders. The directors and executive officers, together with their affiliates and associates, propose to purchase approximately 68,000 shares of common stock in the conversion. This amount does not include any of the shares of common stock to be purchased by the ESOP. The shares purchased by those members of the management group who are eligible policyholders will be purchased in that capacity and not in their capacity as a director or officer. The total shares purchased by the management group and their affiliates and associates are not permitted to exceed 35% of the shares issued in the conversion. For additional discussion, see “The Conversion — Proposed Management Purchases.”

Benefits to Management
          Upon completion of the conversion, the ESOP will own 10% of the total shares of common stock issued in the conversion. These shares will be awarded by the ESOP over a 10-year period to Lebanon Mutual’s employees, including its executive officers, as a retirement benefit.
          The board of directors of LMI Holdings has adopted a stock-based incentive plan for LMI Holdings’ directors and selected officers and employees. This benefit plan will be submitted to LMI Holdings’ shareholders for approval. However, under applicable law, it cannot be proposed to shareholders until at least six months after the conversion has been completed. In the Investment Agreement, Tuscarora Wayne and Tuscarora Investments have each committed to vote the shares it holds in favor of the stock-based incentive plan.
          Under the proposed stock-based incentive plan, LMI Holdings may grant options to purchase common stock or award shares of restricted stock to directors and selected officers and employees. The exercise price of stock options granted will be the fair market value of the common stock on the date of the option grant. All awards granted under the stock-based incentive plan will be subject to such vesting, performance criteria, or other conditions as the compensation committee may establish. A number of shares equal to 10% of the shares issued in the conversion (including shares issued to the ESOP and the Tuscarora Companies) will be reserved for future issuance upon the exercise of stock options and a number of shares equal to 4% of the shares issued in the conversion (including shares issued to the ESOP and the Tuscarora Companies) will be reserved for future issuance upon the award of restricted stock. No decisions concerning the number of shares to be awarded or options to be granted to any director, officer or employee have been made at this time.
          The following table presents information regarding the participants in each benefit plan, and the total amount, the percentage, and the dollar value of the stock that we intend to set aside for our ESOP and stock-based incentive plan. No options or restricted shares will be issued under the stock-based incentive plan until at least six months after the completion of the conversion. The table assumes the following:

•	that 1,086,111 shares will be sold in the conversion;

•	that shares issued pursuant to restricted stock awards under the stock-based incentive plan will be issued from authorized but unissued common stock;

•	that shares issued pursuant to the exercise of stock options granted under the stock-based incentive plan will be issued from authorized but unissued common stock; and

•	that the value of the stock in the table is $10.00 per share.

          Options are assigned no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will benefit from the option only if the price of the stock rises above the exercise price and the option is exercised.

		% of		Value of Shares
	Individuals Eligible to	Shares	Number of	Based on $10.00
Plan	Receive Awards	Issued	Shares	Share Price
ESOP	All eligible full-time employees	10.0%	108,611	$1,086,110

Shares available under the stock-based incentive plan for restricted stock awards	Directors and selected officers and employees	4.0%	43,444	$434,440

Shares available under the stock-based incentive plan for stock options	Directors and selected officers and employees	10.0%	108,611	$(1)

(1)	Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the term of the stock option.
Deadlines for Purchasing Stock
          The subscription and community offerings will expire at noon, Eastern Time, on ___, 2009, unless extended. Subscription rights will expire whether or not a person entitled to subscription rights can be located. Subscription rights not exercised prior to the Expiration Date will become void. The syndicated offering, if that offering is conducted, may terminate at any time without notice but no later than 45 days after the termination of subscription and community offerings.
Conditions That Must Be Satisfied Before We Can Complete the Offering and Issue the Stock.
          Before we can complete the offering and issue our stock:

•	The Pennsylvania Insurance Department must issue an order approving the conversion and related transactions;

•	Lebanon Mutual’s eligible policyholders must approve the Plan of Conversion; and

•	We must sell at least the minimum number of shares offered.
Termination of the Offering
          We have the right to terminate the offering and cancel the conversion. If we terminate the offering or cancel the conversion, your money will be promptly refunded, with interest.
Dividend Policy
          We currently do not intend to pay dividends to shareholders of LMI Holdings. In addition, we expect that as a condition to the order of the Pennsylvania Insurance Department approving the conversion and LMI Holdings’ acquisition of Lebanon Mutual, during the three-year period immediately following the conversion, the payment of any dividends from LMI Holdings to its shareholders and from Lebanon Mutual to LMI Holdings will require the prior approval of the Pennsylvania Insurance Department. However, if after the first anniversary of the conversion we fail to redeem any class B shares that any holder of class B shares asks that we redeem, we are required to pay or accrue cash dividends on all class B shares, as provided in our articles of incorporation. For additional information regarding restrictions on our ability to pay cash dividends, see “Dividends.”
Potential Conflicts of Interest
          Simultaneously with the execution of the initial Investment Agreement, we entered into engagement letters with Stevens & Lee and Griffin Financial for legal services and financial advisory services, respectively. Griffin Financial has acted as a financial advisor to us for approximately five years. In connection with the transaction contemplated by the Plan of Conversion and the Investment Agreement, the specific financial advisory services provided by Griffin Financial to us consisted of the conception and design of the transaction, which culminated in the adoption of the initial Plan of Conversion and the execution of the initial Investment Agreement in December 2007, and the introduction of Tuscarora Wayne to Lebanon Mutual and the structuring of the Tuscarora Companies’ agreement to purchase shares in this conversion offering, which resulted in amendment and restatement of the Plan of Conversion and the Investment Agreement in January 2009. In connection with the transaction, Griffin Financial has not, and will not, perform any valuations or deliver any opinions.
          The engagement letter between Lebanon Mutual and Stevens & Lee provides that Stevens & Lee will prepare all major documents to effect the transactions contemplated by the parties, including the Plan of Conversion, the Investment Agreement, the registration statement of which this prospectus is a part, and the application for conversion to the Pennsylvania Insurance Department. The engagement letter specifically calls to Lebanon Mutual’s attention the potential conflicts of interest that exist because Stevens & Lee is acting as both our counsel and a principal, and advises us to retain separate independent counsel, which we have done. In the engagement letter, we also consent to Stevens & Lee’s joint representation of us and Griffin MTS Partners, LLC. The engagement letter between Lebanon Mutual and Griffin Financial is for a term of up to 24 months and provides that Griffin Financial will provide financial advisory services to Lebanon Mutual in connection with the transactions contemplated by the Plan of Conversion and the Investment Agreement, including structuring advice, negotiation with regulators, financial analysis and advice, assistance with the preparation of offering documents as needed (in fact, Griffin Financial has not provided material assistance with the preparation of the offering documents) and assistance with closing. The Griffin Financial engagement letter also contains customary indemnification provisions. Griffin Financial has no residual rights under the engagement letter to represent us or receive payment from us in connection with any future financings, mergers, asset sales or any other transaction.
          Pursuant to these engagement letters, we paid Stevens & Lee a retainer of $75,000 and we paid Griffin Financial a retainer of $25,000. Except as described below, both Stevens & Lee and Griffin Financial have agreed to seek payment for all future services provided in connection with the conversion solely from Griffin MTS Partners, LLC.
          Griffin Financial and Stevens & Lee have a financial interest in the successful completion of this offering and the conversion, because under the terms of the Investment Agreement:

•	Griffin MTS Partners, LLC has agreed to jointly engage with us all providers of professional services in connection with the conversion, pay all professional fees and expenses and other out-of-pocket expenses prior to completion of the conversion, and absorb all costs and fees in the event the conversion is not completed, unless the reason for non-completion is because we elect to abandon the transaction.

•	Fees and expenses that Griffin MTS Partners, LLC has agreed to pay include, among others, our independent counsel, our appraiser, the Pennsylvania Insurance Department’s appraiser, our independent registered public accountants, our marketing agent, Stifel Nicolaus, our financial printer and other filing fees and incidental expenses. Like Stevens & Lee and Griffin Financial, each provider of professional services has agreed to look solely to Griffin MTS Partners, LLC for payment of its fees and expenses. As of the date hereof, Griffin MTS Partners, LLC has advised us that it estimates that professional fees and expenses, other than the fees and expenses of Stevens & Lee and Griffin Financial, will be between $1.1 million and $1.2 million.

•	Upon completion of the conversion, we have agreed to pay Griffin MTS Partners, LLC a fee of $2.4 million out of the net proceeds of the offering. This payment will reimburse Griffin MTS Partners, LLC for fees and expenses of the other professionals that it has advanced or will pay at the closing. Of the remaining amount, Griffin MTS Partners, LLC expects to pay $225,000 to Griffin Financial for its financial advisory services and the balance will be paid to Stevens & Lee for its legal services. This additional payment to Stevens & Lee is estimated to be between $1.0 million and $1.1 million.

How You May Obtain Additional Information Regarding the Conversion and the Offering
          If you have any questions regarding the conversion or the stock offering, please call the Stock Information Center at 1-800-401-8636, extension 102, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends. Our Stock Information Center is located at our offices at 137 West Penn Avenue, Cleona, Pennsylvania. Additional copies of the materials will be available at the Stock Information Center.

RISK FACTORS
          Before you invest in our common stock, you should carefully consider the following risk factors. You should also refer to the other information in this prospectus, including the financial statements and accompanying notes included elsewhere in this prospectus.
Risks Related to Our Business
          Catastrophic or other significant natural losses may negatively affect our financial and operating results. As a property and casualty insurer, we are subject to claims from catastrophes that may have a significant negative impact on operating and financial results. We have experienced catastrophe losses, and can be expected to experience catastrophe losses in the future. Catastrophe losses can be caused by various events, including coastal storms, snow storms, ice storms, freezing temperatures, hurricanes, earthquakes, tornadoes, wind, hail, fires, and other natural or man-made disasters. The frequency, number and severity of these losses are unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.
          We attempt to mitigate catastrophe risk by obtaining reinsurance coverage. However, in the event that we experience catastrophe losses, we cannot assure you that our unearned premium, loss reserves and reinsurance will be adequate to cover these risks. In addition, because accounting rules do not permit insurers to reserve for catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse affect on our financial condition or results of operations. Our ability to write new business also could be adversely affected.
          We characterize as a “catastrophe” any event that results in total losses and loss adjustment expense, net of reinsurance, in excess of our $600,000 retention limit under our catastrophe reinsurance coverage. During the last fifteen years, winter storms in 1994 and 1996 resulted in catastrophic losses. Losses and loss adjustment expense resulting from such events, net of reinsurance, were approximately $808,000 in 1994 and $642,000 in 1996.
          Our financial condition and results of operations also are affected periodically by losses caused by natural perils such as those described above that are not deemed a catastrophe. If a number of these events occurred in a short time period, it may materially affect our financial condition and results of operations. During the last fifteen years, several severe weather events that did not result in losses of sufficient magnitude to be characterized as a catastrophe have had a material impact on our net income. High winds in 2003 and 2004, flooding from Hurricane Isabel in 2003 and a winter storm in 2003 resulted in losses and loss adjustment expense, net of reinsurance, of approximately $194,000, $264,000, $356,000, and $245,000, respectively.
          Due to the geographic concentration of our business, catastrophe and natural peril losses may have a greater adverse effect on us than they would on a more geographically diverse property and casualty insurer.
          Losses resulting from political instability, acts of war or terrorism may negatively affect our financial and operating results. Numerous classes of business are exposed to terrorism related catastrophic risks. The frequency, number and severity of these losses are unpredictable. As a result, we have changed our underwriting protocols to address terrorism and the limited availability of terrorism reinsurance. However, given the uncertainty of the potential threats, we cannot be sure that we have addressed all the possibilities.

          The Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, is effective for the period from November 26, 2002 through December 31, 2014. Prior to the act, insurance coverage by private insurers for losses (other than workers’ compensation) arising out of acts of terrorism was severely limited. The act provides, among other things, that all licensed insurers must offer terrorism coverage on most commercial lines of business for acts of terrorism. Losses arising out of acts of terrorism that are certified as such by the Secretary of the Treasury of the United States and that exceed $100 million will be reimbursed by the United States Government subject to a limit of $100.0 billion in any year and less a deductible calculated for each insurer. Each insurance company is responsible for a deductible based on a percentage of its direct earned premiums in the previous calendar year. For losses in excess of the deductible, the United States Government will reimburse 85% of the insurer’s loss, up to the insurer’s proportionate share of the $100.0 billion.
          Notwithstanding the protection provided by reinsurance and the Terrorism Risk Insurance Act of 2002, the risk of severe losses to us from acts of terrorism has not been eliminated. Our reinsurance contracts include various exclusions limiting the reinsurers’ obligation to cover losses caused by acts of terrorism. Accordingly, events constituting acts of terrorism may not be covered by, or may exceed the capacity of, our reinsurance and could adversely affect our business and financial condition.
          The death, disability or retirement of either of the principals of our third party claims administrator could impair our ability to process claims in an efficient manner and could have a material adverse impact on our operating income. We contract with FM Claims Management, our third party claims administrator, to manage all of the claims received under insurance policies issued by Lebanon Mutual. FM Claims consists primarily of its two principals Marshall Frick and Ken Mayer, who are experienced claims management professionals. The death, disability or retirement of either of these two individuals could impair the ability of FM Claims to resolve claims in an efficient manner, which could increase our costs and adversely impact our operating income. Mr. Frick is 61 and Mr. Mayer is 62. Neither of them has expressed any intention to retire or otherwise leave FM Claims in the near future.
          Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry, and we are currently in a “soft market” phase of the insurance industry cycle, which may lead to reduced premium volume. Results of companies in the insurance industry, and particularly the property and casualty insurance industry, historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:
•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made and natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop; and

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses.
          Historically, the financial performance of the insurance industry has fluctuated in cyclical periods of low premium rates and excess underwriting capacity resulting from increased competition (a so-called

“soft market”), followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition (a so-called “hard market”). Fluctuations in underwriting capacity, demand and competition, and the impact on Lebanon Mutual of the other factors identified above, could have a negative impact on our results of operations and financial condition. We believe that underwriting capacity and price competition in the current market is increasing and we have entered a “soft market” phase of the insurance industry cycle. This additional underwriting capacity has resulted in increased competition from other insurers seeking to expand the kinds or amounts of business they write and causes some insurers to seek to maintain market share at the expense of underwriting discipline. As a result, we reduced premium rates late in 2007 and in the first two quarters of 2008 to meet this competition. These rate reductions contributed to a decrease in direct premiums written in 2008.
          Because estimating future losses is difficult and uncertain, if our actual losses exceed our loss reserves our operating results may be adversely affected. We maintain reserves to cover amounts we estimate will be needed to pay for insured losses and for the expenses necessary to settle claims. Estimating loss and loss expense reserves is a difficult and complex process involving many variables and subjective judgments. We regularly review our reserving techniques and our overall amount of reserves. We review historical data and consider the impact of various factors such as:
•	trends in claim frequency and severity;

•	information regarding each claim for losses;

•	legislative enactments, judicial decisions and legal developments regarding damages; and

•	trends in general economic conditions, including inflation.
          Our actual losses could exceed our reserves. If we determine that our loss reserves are inadequate, we will have to increase them. This adjustment would reduce income during the period in which the adjustment is made, which could have a material adverse impact on our financial condition and results of operation. The reserves Lebanon Mutual established for unpaid losses and loss adjustment expense for 2003, 2004, and 2005 have exceeded the cumulative losses and loss adjustment expense it has actually incurred for those years through December 31, 2008, which is referred to in the insurance industry as positive loss development, by more than ten percent of its reserves for such years. In contrast, the losses and loss adjustment expenses actually paid by Lebanon Mutual through December 31, 2008, with respect to 2000 and 2001 exceed the reserves that were established for such years by more than ten percent. For additional information, see “Business—Unpaid Losses and LAE Reserves.”
          If our reinsurers do not pay our claims in accordance with our reinsurance agreements, we may incur losses. We are subject to loss and credit risk with respect to the reinsurers with whom we deal because buying reinsurance does not relieve us of our liability to policyholders. If our reinsurers are not capable of fulfilling their financial obligations to us, our insurance losses would increase. In 2008, we ceded 34.5% of our written premiums to our reinsurers. Munich Re America provides almost all our reinsurance.
          Our investment performance may suffer as a result of adverse capital market developments, which may affect our financial results and ability to conduct business. We invest the premiums we receive from policyholders until cash is needed to pay insured claims or other expenses. At December 31, 2008, we had investments with a fair value of $18.7 million. For the year ended December 31, 2007, we had $580,868 of net investment income representing 71.7% of our total income before taxes. For the year ended December 31, 2008, we had $540,449 of net investment income. Our investments will be subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit risk. In particular, an unexpected increase in the volume or severity of claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure the duration of our investments to match our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such payments. Investment losses could significantly decrease our asset base and statutory surplus, thereby affecting our ability to conduct business. Our investment income declined each year from 2005 through 2008, which was largely attributable to the change in the fair value of the convertible securities in our investment portfolio.
          Turmoil in the capital markets and economy may impact our business activity level, results of operations, capital position and stock price. Our business prospects, results of operations and capital position are affected by financial market conditions and general economic conditions. As a public company, our stock price will also be impacted by such conditions.
           Pressures on the global economy and financial market commenced over a year ago. In the last two quarters of 2008 and the first quarter of 2009 the United States experienced significant stock price volatility, a slowdown of the economy, and rapidly rising unemployment. It is not possible to predict whether conditions will continue to deteriorate or when the outlook will improve.
           We do not have a significant direct exposure to the sub-prime mortgage market, however, the general decline in the capital markets has reduced the value of securities in general, including investment - grade securities. As a result, the value of the securities we hold as investments may continue to decline, negatively impacting our earnings and capital level through realized and unrealized investment losses. Additionally, the market price of insurance company stocks have been recently volatile, and the common stock we issue to investors in this offering may be subject to price fluctuations unrelated to our operating performance or business prospects.
           The downturn in the mortgage and residential real estate markets, increase in unemployment, decline in business and consumer expenditures and other factors have exacerbated concerns about pressures on the economy. In the event of a protracted downturn or recession, we may experience significant challenges. These may include an increase in lapsed premiums and policies and a reduction of new business. If adverse economic conditions negatively impact companies who issue the securities we hold and reinsurers on whom we rely to help pay insurance claims, our liquidity level may suffer, we may experience insurance losses and it may be necessary to write-down securities we hold, due to issuer defaults or ratings downgrades.
          Our limited operating region concentrates our exposure to economic conditions, legislative and regulatory changes, severe weather and other developments in that region that may affect our business significantly. All direct premiums that we receive are generated in Pennsylvania. We could be significantly affected by legislative, judicial, economic, regulatory, demographic and other events and conditions in Pennsylvania. In addition, we have significant exposure to property losses caused by severe weather that affects Pennsylvania such as tornadoes, hurricanes, high winds, freezing rain and heavy snow falls. In 1994, 1996, and 2003, heavy snowfalls from storms resulted in losses and loss adjustment expense totaling approximately $808,000, $642,000, and $245,000, respectively, net of our reinsurance recoveries. High winds from storms in 2003 and 2004 and flooding from Hurricane Isabel in 2003 resulted in losses and loss adjustment expense of approximately $194,000, $265,000, and $356,000 net of reinsurance, respectively. Losses such as these would adversely affect our results.
          Our strategy to diversify geographically also has risks that may affect our business significantly. We cannot assure you that we will be successful in implementing our diversification strategy. This diversification strategy may present special risks:
•	Our prior success has been achieved by taking a disciplined approach to underwriting and pricing. We also have expanded our exposure to commercial and casualty risks and proportionally reduced our personal and property risks as a percentage of our entire business. We may not be able to successfully implement our underwriting, pricing and product strategies over a larger operating region.

•	We may not be able to attract and retain the qualified personnel needed for expanded operations.

•	We may not be able to attract and retain the qualified producers that we will need to achieve success outside of Pennsylvania.

•	Our internal monitoring and control systems may prove inadequate to adequately monitor the increase in policies resulting from expansion into other states.

•	We may be unable to engage third party claims administrators or hire internal claims personnel that are familiar with insurance laws in the states into which we expand.
          We may not be able to successfully implement our technology initiative, which may impact our ability to expand our business and our relationships with key producers without substantial increases in operating costs. We are changing our information system by installing a new software package. Our new platform will allow a producer to produce business through the Internet or through the method he or she has historically used. We believe that business processed and maintained in this system through the Internet will provide efficiency because information for all users is entered only once. Full conversion to the new platform was originally scheduled to be completed in 2008, but a dispute with the software vendor has led to a significant delay in the completion of installation of the system. We are unable to predict when full conversion to the new system will be completed or whether the software vendor will honor its obligation to maintain the system.

          Even if installation of and conversion to the new system is successfully completed, we may not be able to successfully re-engineer our internal processes to allow for implementation of this new system to the extent we desire. Further, during the transition period our producers’ ability to transact business with us may be interrupted, and we and our producers may not be able to provide our customers with the level of service to which they are accustomed.
          Our producers may not be willing to use the Internet feature of this system. In addition, our expenses in the short-term have increased because of costs associated with the implementation of the new system and the need to maintain two systems during the transition.
          As of December 31, 2008, we had spent $683,096 to install this new system and expect to spend an additional $95,238 to complete the installation of this system. We have not incurred any indebtedness in connection with the acquisition or installation of the system.
          The property and casualty insurance market in which we operate is highly competitive, which impairs our ability to increase premiums for our products and recruit new producers. Competition in the property and casualty insurance business is based on many factors. These factors include the perceived financial strength of the insurer, premiums charged, policy terms and conditions, services provided, reputation, financial ratings assigned by independent rating agencies and the experience of the insurer in the line of insurance to be written. We compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Many of these competitors have substantially greater financial, technical and operating resources than we have. Many of the lines of insurance we write are subject to significant price competition. If our competitors price their products aggressively, our ability to grow or renew our business may be adversely affected. We pay producers on a commission basis to produce business. Some of our competitors may offer higher commissions or insurance at lower premium rates through the use of salaried personnel or other distribution methods that do not rely on independent producers. Increased competition could adversely affect our ability to attract and retain business and thereby reduce our profits from operations.
          Our revenues may fluctuate with our investment results and changes in interest rates. Our investment portfolio contains a significant amount of fixed-income securities, including bonds, mortgage-backed securities (MBSs) and other securities. The market values of these invested assets fluctuate depending upon economic conditions, particularly changes in interest rates.
          MBSs, including collateralized mortgage obligations (CMOs), are subject to prepayment risks that vary with, among other things, interest rates. During periods of declining interest rates, MBSs generally return principal faster than expected as the underlying mortgages are prepaid and/or refinanced by the borrowers in order to take advantage of the lower rates. MBSs with an amortized cost that is greater than par (i.e., purchased at a premium) may incur a reduction in yield or a loss as a result of prepayments. In addition, during such periods, we generally will be unable to reinvest the proceeds of any prepayment at comparable yields. Conversely, during periods of rising interest rates, the frequency of prepayments generally decreases. MBSs that have an amortized value that is less than par (i.e., purchased at a discount) may incur a decrease in yield or a loss as a result of slower prepayments.
          At December 31, 2008, approximately 30% of Lebanon Mutual’s investment portfolio was comprised of residential mortgage-backed securities. Because approximately 90% of the such securities are guaranteed by U.S. government-backed agencies, Lebanon Mutual’s investment results have not experienced any material impact from the current residential mortgage crisis. As of December 31, 2008, Lebanon Mutual has not recorded any material writedowns or adjustments in the fair value of any residential mortgage-backed securities and does not anticipate any material impact on its investment results based on current market conditions for residential mortgage-backed securities.
          We may not be able to prevent or minimize the negative impact of interest rate changes. Additionally, we may, from time to time, for business, regulatory or other reasons, elect or be required to sell certain of our invested assets at a time when their market values are less than their original cost, resulting in realized capital losses, which would reduce net income.
          Proposals to federally regulate the insurance business could affect our business. Currently, the U.S. federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed. These proposals generally would maintain state-based regulation of insurance but would affect state regulation of certain aspects of the insurance business, including rates, producer and company licensing, and market conduct examinations. We cannot predict whether this or other proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws may have on our business, financial condition or results of operations.
          Our results of operations may be adversely affected by any loss of business from key producers. Our products are marketed by independent producers. Other insurance companies compete with us for the services and allegiance of these producers. These producers may choose to direct business to our competitors, or may direct less desirable risks to us. Our two largest producers accounted for approximately 6% of our direct premiums written for the year ended December 31, 2008. Our 10 largest producers accounted for approximately 22% of direct premiums written for the same period. If we experienced a significant decrease in business from, or lost entirely, our largest producers it would have a material adverse effect on us.
          If we fail to comply with insurance industry regulations, or if those regulations become more burdensome, we may not be able to operate profitably. We are regulated by the Pennsylvania Insurance Department, as well as, to a more limited extent, the federal government. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations relate to, among other things:
•	approval of policy forms and premium rates;

•	standards of solvency, including establishing statutory and risk-based capital requirements for statutory surplus;

•	classifying assets as admissible for purposes of determining statutory surplus;

•	licensing of insurers and their producers;

•	advertising and marketing practices;

•	restrictions on the nature, quality and concentration of investments;

•	assessments by guaranty associations;

•	restrictions on the ability of Lebanon Mutual to pay dividends to us;

•	restrictions on transactions between LMI Holdings and Lebanon Mutual and any other affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	claims practices;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves for unearned premium, losses and other purposes.
          The Pennsylvania Insurance Department also conducts periodic examinations of the affairs of insurance companies and requires the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.
          In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.
          Our ability to manage our exposure to underwriting risks depends on the availability and cost of reinsurance coverage. Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. The availability and cost of reinsurance are subject to current market conditions and may vary significantly over time. Any decrease in the amount of our reinsurance will increase our risk of loss. We may be unable to maintain our desired reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring coverage or obtain new coverage, it will be difficult for us to manage our underwriting risks and operate our business profitably.
          It is also possible that the losses we experience on risks we have reinsured will exceed the coverage limits on the reinsurance. If the amount of our reinsurance coverage is insufficient, our insurance losses could increase substantially.
          A reduction in our A.M. Best rating could affect our ability to write new business or renew our existing business. Ratings assigned by the A.M. Best Company, Inc. are an important factor influencing the competitive position of insurance companies. A.M. Best ratings represent independent opinions of financial strength and ability to meet obligations to policyholders and are not directed toward the protection of investors. Therefore, our A.M. Best rating should not be relied upon as a basis for an investment decision to purchase our common stock.

          Lebanon Mutual holds a financial strength rating of “B++” (Good) by A.M. Best, the fifth highest rating out of 15 rating classifications. Financial strength ratings are used by producers and customers as a means of assessing the financial strength and quality of insurers. If our financial position deteriorates, we may not maintain our favorable financial strength rating from A.M. Best. A downgrade of our rating could severely limit or prevent us from writing desirable business or from renewing our existing business. In addition, our inability to receive an upgrade in rating for Lebanon Mutual as a result of the conversion could negatively affect our ability to implement our strategy. See “Business — A.M. Best Rating.”
          Termination of the Management Services Agreement with Tuscarora Wayne or the loss of key employees could adversely affect our operating results. Under the Management Services Agreement that we entered into with Tuscarora Wayne, effective April 1, 2009, Tuscarora Wayne is responsible for managing the day-to-day operations of Lebanon Mutual and LMI Holdings. Rollin P. Rissinger, Jr., our President and Chief Executive Officer has agreed to remain in his position until the offering and the conversion are completed, at which time he intends to retire. In the event that either Tuscarora Wayne terminates the Management Services Agreement or we elect to terminate such agreement, we will need to conduct a search for and hire a new president and chief executive officer. Either party may terminate the Management Services Agreement upon three months notice. We may not be able to locate and hire a new president and chief executive officer in that three month period.
          The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers. Competition to attract and retain key personnel for certain positions is intense. Although we have been able to recruit key personnel from our competitors, we have found it necessary to increase compensation in order to recruit and retain qualified personnel. Although we have not experienced the loss of key personnel on a frequent basis, two people specifically hired and trained to assist our chief financial officer in accounting for our investment portfolio have accepted employment with other companies.
          While we have employment agreements with a number of key officers, in general, we do not have agreements not to compete or employment contracts with our employees. Keith A. Ulsh, our Chief Financial Officer, has an employment agreement with a three year term that renews annually. His employment agreement has change of control provisions that provide for certain payments and the continuation of certain benefits to Mr. Ulsh in the event he is terminated without cause or voluntarily quits for good reason after a change in control. James R. Lyter, the Manager of Research and Operations, Dale I. Thompson, the Underwriting Manager, Stephanie M. Keiser, Secretary, and John W. Simmers, the Manager of Information Technology, of Lebanon Mutual are parties to change of control agreements with Lebanon Mutual that provide for certain payments and the continuation of certain benefits to them in the event they are terminated without cause or voluntarily quit for good reason after a change in control. See “Management—Benefit Plans and Agreements.”
          We do not maintain key man life insurance on any of our employees.
           Tuscarora Wayne may compete with us for profitable business opportunities. Tuscarora Wayne offers certain insurance products that compete with the insurance products that Lebanon Mutual currently offers. Because Tuscarora Wayne will be responsible for managing the day-to-day operations of Lebanon Mutual, Tuscarora Wayne will become aware of business opportunities that are available to both Lebanon Mutual and Tuscarora Wayne. In such circumstances, Tuscarora Wayne may decide to take advantage of such opportunities for itself or its affiliates to the detriment of Lebanon Mutual.
Risk Factors Relating to the Conversion and Ownership of LMI Holdings Common Stock
          Transaction expenses are high as a percentage of gross proceeds and in relation to the size of our business. If the offering is completed we are obligated to pay Griffin MTS Partners, LLC a fee of $2.4 million. From this amount Griffin MTS Partners, LLC will pay all transaction expenses. If the transaction is not completed, we are not obligated to pay any fee to Griffin MTS Partners, LLC and it will be solely responsible for unpaid transaction expenses. In addition, we have already paid Stevens & Lee and Griffin Financial, in the aggregate, $100,000. Accordingly, if the transaction is completed, total transaction expenses will be $2.5 million and will range between 25.6% and 34.6% of the gross proceeds of the offering. Transaction expenses also represent 31% of our total revenue for the year ended December 31, 2008.
          Because of the small offering size and the large percentage of shares that will be owned by our ESOP and the Tuscarora Companies, an active trading market is not likely to develop, and you may find it difficult to sell your shares. This is the first time LMI Holdings has issued common stock. Therefore, no market currently exists for our shares. We expect that our common stock will be quoted on the OTC Bulletin Board under the symbol “LMIH,” following completion of the conversion. However, an active trading market is not likely to develop, and we do not expect the stock to be followed by market analysts or the investment community. This is, in part, because the size of the offering is very small. Furthermore, a substantial portion of the stock likely will be held by our ESOP and the Tuscarora Companies, which, except for limited open market sales permitted under the Investment Agreement, have promised in the Investment Agreement not to sell their stock in the market for three years. This will reduce the amount of market activity in our stock and make it more difficult for you to sell your shares. If only the minimum of 722,500 shares are sold in the offering, non-affiliates will own only approximately 327,000 shares, or approximately 45%, of the total shares outstanding upon completion of the offering. Furthermore, LMI Holdings, in the future, may elect to deregister with the SEC, which would eliminate the public market for our shares.
          Our high price-to-earnings ratio may cause our stock to trade at less than $10 per share in the secondary market after completion of the offering and the conversion. Because of the large fluctuations in earnings and the decreasing profitability of Lebanon Mutual in recent years, Feldman Financial did not rely on the pro forma price-to-earnings ratio in performing its valuation of Lebanon Mutual as a stock company after the conversion. Instead, Feldman Financial relied on the pro forma price-to-book value of our shares in determining the value of Lebanon Mutual. As a result, the price-to-earnings of our shares may be substantially higher than our peers after completion of the offering and the conversion. This may result in our shares trading in the secondary market after completion of the offering at less than the $10 per share offering price.
          We will have broad discretion over the use of the net proceeds that we retain from the offering. Although we expect to use the net proceeds of the offering to fund a loan to our ESOP, to purchase all of the stock of Lebanon Mutual, and possibly to redeem the class B shares after the first anniversary of the conversion, our management will have broad discretion with respect to the use of the net proceeds. Except as specified above, we expect to use the net proceeds for general corporate purposes, which may include, among other things, purchasing investment securities and further expanding our insurance operations.
          Because Stevens & Lee and Griffin Financial are acting as legal and financial advisors to us in this transaction and, through its funding of the obligations of Griffin MTS Partners, LLC, Stevens & Lee is also acting as a principal, a conflict of interest exists which may adversely affect you. Stevens & Lee, together with independent counsel retained by us, is acting as our counsel in connection with this transaction. Griffin Financial, an indirect, wholly owned subsidiary of Stevens & Lee, is acting as our financial advisor in connection with this transaction. Accordingly, conflicts of interest exist because Stevens & Lee and Griffin Financial are acting as advisors and Stevens & Lee is also acting as a principal in this transaction. This could cause Stevens & Lee and Griffin Financial to act in what they perceive as their own best interests rather than providing advice that is in our best interests and the best interests of other investors.
          If the transaction is completed Stevens & Lee and Griffin Financial will realize substantial benefits. If the offering is completed we are obligated to pay Griffin MTS Partners, LLC a fee of $2.4 million. From this amount Griffin MTS Partners, LLC will pay all transaction expenses. If the transaction is not completed, we are not obligated to pay any fee to Griffin MTS Partners, LLC and it will be solely responsible for unpaid transaction expenses. In addition, we have already paid Stevens & Lee a retainer of $75,000 and Griffin Financial a retainer of $25,000. Griffin MTS Partners, LLC estimates that transaction expenses payable to third parties will be between $1.1 million and $1.2 million. After payment of these expenses, Griffin MTS Partners, LLC will pay Griffin Financial an additional $225,000 and the balance of between $1.0 million and $1.1 million will be paid to Stevens & Lee. Therefore, in the aggregate, Stevens & Lee will earn fees of between $1.1 million and $1.2 million and Griffin Financial will earn a fee of $250,000.

          Management and the Tuscarora Companies could effectively control certain situations that may be viewed as contrary to your interests. The extent of the control over LMI Holdings exercised by management and the Tuscarora Companies is related to the following factors:

•	Management of LMI Holdings and their affiliates and associates expect to subscribe for approximately 68,000 shares of the common stock to be issued in the offering.

•	The ESOP will purchase 10% of the shares to be issued in the offering. The shares held by the ESOP will be voted in the manner directed by our employees.

•	The Tuscarora Companies have agreed to purchase the lesser of 35% of the shares to be issued in connection with the conversion or 600,000 shares.

•	The holders of our class B shares have the right to nominate and elect two directors of LMI Holdings, and the Tuscarora Companies will own all of our class B shares.

•	Following the conversion, and subject to shareholder approval, we intend to implement the stock-based incentive plan pursuant to which shares of restricted stock and stock options will be issued to our directors and selected officers and employees.

•	Certain statutory and regulatory provisions, as well as provisions in our articles of incorporation and bylaws, may make it easier for existing management to retain their positions with LMI Holdings and discourage certain acquisition proposals.

•	Pursuant to the management services agreement that we entered into with Tuscarora Wayne, it will have significant influence on any decisions our board of directors may make, including strategic decisions such as whether to seek potential mergers.

          As a result of these factors, management could acquire, directly or indirectly, a substantial equity interest in LMI Holdings. If all members of management and the Tuscarora Companies were to act together as a group, they could have significant influence over the outcome of the election of directors and any other shareholder vote. Therefore, management might have the power to take actions that non-affiliated investors may deem to be contrary to the investors’ best interests.
          If we are able to do so under applicable law, we will seek to deregister our shares under the provisions of the Exchange Act, which will terminate our public reporting obligations and as a result broker-dealers would not be able to quote prices for or make a market in our common stock. The costs associated with being a public company are significant and burdensome on a small company such as LMI Holdings. These external costs include increased accounting, legal and insurance costs. Internal costs include a substantial commitment of management time and effort to insure that the company meets its compliance obligations. Under the Exchange Act, a company with less than 300 shareholders of record can deregister its common stock under the Exchange Act. Upon deregistration, the company relieves itself of the periodic reporting, proxy solicitation, insider trading and other obligations imposed under the Exchange Act as well as the provisions of the Sarbanes-Oxley Act of 2002, and all the attendant costs. We cannot predict how many shareholders we will have after completion of the conversion offering, but, given the small size of the offering, we do not anticipate that it will be a large number. If feasible, we will endeavor to reduce the number of shareholders of LMI Holdings to an amount less than 300 and deregister under the Exchange Act.
          We may use various strategies to reduce the number of shareholders of record to less than 300, including conducting a tender offer for the shares held by people who own less than 200 shares. We may also repurchase shares in the open market pursuant to a publicly announced stock repurchase program. We will only consider repurchasing its outstanding shares to the extent that it has capital and cash in excess of its existing and anticipated needs.

          Although deregistering its common stock under the Exchange Act will be financially beneficial to us because of the resulting reduction in costs, our duty to provide you with periodic reporting, comply with the SEC’s proxy rules and other Exchange Act obligations will cease and our common stock would no longer be eligible for the publication of “bid” and “asked” quotes on the OTC Bulletin Board. You may not view this favorably. In addition, deregistration under the Exchange Act will further impair the liquidity of our common stock, making it more difficult for you to sell your stock if you desire to do so.
          Redemption of the class B shares will divert the use of proceeds from the offering. Under the terms of our class B shares, beginning on the first anniversary of the conversion and continuing until the fourth anniversary of the conversion, we are obligated to redeem any shares of class B common stock that a class B shareholder requests that we redeem. If common stock equal to the midpoint of the valuation range is sold in the conversion offering and the Tuscarora Companies together purchase 35% of the shares sold and do not sell any of such shares in the open market, then, the potential cost of this redemption on the first anniversary of the conversion will be $3,272,500 or 63.5% of our anticipated net proceeds. Therefore, although our capital initially will be increased by the offering, we will be committed to spend a significant portion of the net proceeds from this transaction to redeem the class B shares if requested to do so. We may not have sufficient capital or liquidity to permit us to redeem all of the class B shares. If we fail to redeem the class B shares upon the request of a class B shareholder at any time after the first anniversary of the conversion, then dividends will begin to accrue on all outstanding class B shares at a rate of $0.499 per share per annum. In addition, if we fail to redeem such shares on or prior to the third anniversary of the conversion, the Tuscarora Companies will have the right to sell such shares in the open market or to any person. As a result of such sales, the market price for our common stock may decrease because of the significant number of shares available for sale and one or more hedge fund or other investors may be able to acquire a significant percentage of our outstanding shares.
          Because of our obligation to redeem the class B shares, it is unlikely that we will use any of our capital to repurchase common stock held by class A common shareholders, which, in any event, would be subject to the prior approval of the Pennsylvania Insurance Department for a period of three years after the conversion. The redemption of the class B shares will also reduce the number of our shares that are outstanding and may reduce the liquidity of our shares.
          The broad valuation range could reduce your percentage ownership of LMI Holdings. The number of shares offered in the conversion is based on Feldman Financial’s valuation of the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings. This value has been determined to be an estimated valuation range of between $7,225,000 and $9,775,000. Immediately prior to the completion of the conversion, Feldman Financial will update its valuation to confirm that it is within the estimated valuation range. If it is within the aggregate estimated valuation range, the conversion can be completed.
          There is a difference of $2,550,000 between the minimum and the maximum of the estimated valuation range. The aggregate dollar value of the shares sold in the conversion must be within the estimated valuation range, with two exceptions. The aggregate dollar value of the shares issued in the conversion can exceed the range if necessary to permit the ESOP to purchase 10% of the total amount of common stock issued in the offering. As a result, the percentage interest in LMI Holdings that a purchaser acquires can vary widely based upon the number of shares sold in the conversion offering. A purchaser for a fixed number of shares of common stock will have approximately a 26.1% smaller ownership interest at the maximum level of the range than at the minimum level.

          Our ESOP and stock-based incentive plan will increase our costs, which will reduce our income. Our employee stock ownership plan will purchase 10% of the shares of common stock sold in the offering with funds borrowed from LMI Holdings. The cost of acquiring the shares of common stock for the employee stock ownership plan, and therefore the amount of the loan, will be between $722,500 at the minimum of the offering range and $1,086,110 at the adjusted maximum of the offering range. The loan will be repaid over a ten-year period. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of our common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.
          We have adopted a stock-based incentive plan that will be submitted to our shareholders for approval after the conversion offering. Under such plan participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. The number of shares of common stock that may be issued pursuant to vesting of restricted stock awards or stock option grants under the stock-based incentive plan may not exceed 4% and 10%, respectively, of our total outstanding shares.
          The shares of common stock granted under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of common stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares of LMI Holdings) and cost the same as the purchase price in the offering, the reduction to shareholders’ equity due to the plan would be between $1,011,500 at the minimum of the offering range and $1,368,500 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above.
          Finally, accounting rules require public companies to recognize as compensation expense in their income statement the grant-date fair value of stock options. This could result in a significant increase in compensation and benefits expense. When we record an expense for the grant of options using the fair value method as described in the new accounting rules, we will incur significant compensation and benefits expense, which will reduce our net income.
          The implementation of the stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock. We have adopted a stock-based incentive plan, which is subject to shareholder approval following the conversion. This stock-based incentive plan will be funded through either open market purchases or from the issuance of authorized but unissued shares. After giving effect to the adoption of the stock compensation plan, shareholders would experience a reduction in ownership interest totaling 8.8% in the event newly issued shares are used to fund stock options or awards of restricted stock under the plan in an amount equal to 4% and 10%, respectively, of the shares issued in the offering. In addition, the existence of a significant amount of stock and stock options that would be issuable upon the adoption and approval of our stock-based incentive plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.
          The valuation of our common stock in the offering is not necessarily indicative of the future price of our common stock, and the price of our common stock may decline after this offering. There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of our common stock in the offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See “The Conversion—The Valuation” for the factors considered by Feldman Financial in determining the appraisal.
          The price of shares of our common stock may decline for many reasons, some of which are beyond our control, including among others:
•	quarterly variations in our results of operations;

•	changes in expectations as to our future results of operations, including financial estimates by securities analysts and investors;

•	announcements by third parties of claims against us;

•	changes in law and regulation;

•	results of operations that vary from those expected by investors; and

•	future sales of shares of our common stock.
          In addition, the stock market in the last year has experienced substantial price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of companies. As a result, the trading price of shares of our common stock may be below the initial public offering price, and you may not be able to sell your shares at or above the price you pay to purchase them.
          We believe that subscription rights have no value, but the Internal Revenue Service may disagree. We have obtained an opinion of Stevens & Lee to the effect that:
•	any gain realized by an eligible policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised; and

•	the amount of gain recognized by each eligible policyholder should equal the fair market value of subscription rights received by the eligible policyholder.
          Feldman Financial has advised us that it believes the subscription rights will have no fair market value. Feldman Financial has noted that the subscription rights will be granted at no cost to recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in the community offering. Feldman Financial cannot assure us, however, that the Internal Revenue Service will not challenge Feldman Financial’s determination, and if they do, that such challenge would not be successful. If the Internal Revenue Service were to assert successfully that the nontransferable subscription rights have an ascertainable fair market value, eligible policyholders would be required to include in gross income any gain they realize as a result of the receipt of subscription rights, whether or not such rights are exercised. See the subsection entitled “The Conversion—Tax Consequences of Subscription Rights.”
          Statutory provisions and our articles and bylaws may discourage takeover attempts to acquire LMI Holdings that you may believe are in your best interests or that might result in a substantial profit to you. LMI Holdings is subject to provisions of Pennsylvania corporate and insurance law that hinder a change of control. Pennsylvania law requires the Pennsylvania Insurance Department’s prior approval of a change of control of an insurance holding company. Under Pennsylvania law, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. Approval by the Pennsylvania Insurance Department may be withheld even if the transaction would be in the shareholders’ best interest if the Pennsylvania Insurance Department determines that the transaction would be detrimental to policyholders.
          Our articles of incorporation and bylaws also contain provisions that may discourage a change in control. These provisions include:
•	the prohibition of voting of shares having in excess of 10% of the total voting power of the outstanding stock of LMI Holdings (excluding any class B shares held by such person) for a period of three years after the conversion;

•	a classified board of directors divided into three classes serving for successive terms of three years each;

•	the holders of our class B shares have the right to nominate and elect two directors (and in certain circumstances a majority of directors) to our board of directors;

•	that the board of directors has the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval;

•	the prohibition of cumulative voting in the election of directors;

•	that until the fourth anniversary of the conversion, holders of a majority of our class B shares must approve any merger, consolidation, share exchange, or sale, lease, exchange or other transfer of all or substantially all our assets unless the transaction calls for payment to the class B shareholders of an amount for each class B share at least equal to the Redemption Price;

•	that any merger, consolidation, sale of assets or similar transaction involving LMI Holdings requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by a majority of the members of the board of directors;

•	that nominations for the election of directors made by shareholders and any shareholder proposals for inclusion on the agenda at any annual meeting must be made by notice (in writing) delivered or mailed to us not less than 90 days or more than 120 days prior to the meeting;

•	that a person who aquires 25% of the total voting power (excluding any class B shares held by such person) must make a mandatory tender offer for all of our capital stock;

•	the prohibition of shareholder action without a meeting and the prohibition of shareholders being able to call a special meeting;

•	the requirement that certain provisions of our articles of incorporation can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes that shareholders are entitled to cast, unless approved by an affirmative vote a majority of the members of the board of directors; and

•	the requirement that certain provisions of our bylaws can only be amended by the board of directors or by an affirmative vote of shareholders entitled to cast at least 66 2/3%, or in certain cases 80%, of all votes that shareholders are entitled to cast.

          These provisions may serve to entrench management and may discourage a takeover attempt that you may consider to be in your best interest or in which you would receive a substantial premium over the current market price. These provisions may make it extremely difficult for any one person, entity or group of affiliated persons or entities to acquire voting control of LMI Holdings, with the result that it may be extremely difficult to bring about a change in the board of directors or management. Some of these provisions also may perpetuate present management because of the additional time required to cause a change in the control of the board. Other provisions make it difficult for shareholders owning less than a majority of the voting stock to be able to elect even a single director. See “Management — New Stock Benefit Plans” and “—Agreements with Executive Officers” and “Description of our Capital Stock — Regulation.”
          A challenge to the Pennsylvania Insurance Commissioner’s approval of the Plan of Conversion could put the terms of the conversion in question and reduce the market price of common stock. We expect the Pennsylvania Insurance Commissioner to issue an order approving the Plan of Conversion in the near future. The Pennsylvania law governing the conversion (the Conversion Act) provides that any action challenging the validity of or arising out of the acts taken or proposed to be taken under the Conversion Act must be commenced no later than 30 days after the later of the approval of the Plan of Conversion by the Pennsylvania Insurance Commissioner or the adoption of the Plan by a vote of the eligible members. Any list of possible challenges that could be brought with respect to the Lebanon Mutual conversion is necessarily speculative. In prior mutual-to-stock conversion transactions, complaints and petitions have been filed claiming, among other things, that (i) the applicable conversion statute or portions of the statute are unconstitutional, (ii) disclosures to policyholders were inadequate, (iii) consideration was improperly distributed to or allocated among policyholders, and (iv) the insurance commissioner abused his or her authority or committed errors of law in reviewing and approving the transaction or that his or her findings were not supported by substantial evidence. Complaints have sought both injunctive relief and damages, and parties to the lawsuits have included policyholder plaintiffs (individually or representing a purported class) and, as defendants, the converting company and the insurance commissioner.

          The existence of any such challenges could reduce the market price of the common stock. In the event that the Plan or the Pennsylvania Insurance Commissioner’s order approving the Plan is challenged, a successful challenge could result in monetary damages, a modification of the Plan or the Insurance Commissioner’s approval of the Plan being set aside. In addition, a successful challenge would likely result in substantial uncertainty relating to the terms and effectiveness of the Plan, and an extended period of time might be required to reach a final determination. Such an outcome may reduce the market price of the common stock.
          If Lebanon Mutual is not sufficiently profitable, our ability to pay dividends will be limited. LMI Holdings is a separate entity with no operations of its own other than holding the stock of Lebanon Mutual. LMI Holdings will depend primarily on dividends paid by Lebanon Mutual and proceeds from the offering retained by LMI Holdings. We will receive dividends only after all of Lebanon Mutual’s obligations and regulatory requirements have been satisfied. We presently do not intend to pay dividends to our shareholders. If Lebanon Mutual is not sufficiently profitable, our ability to pay dividends to you in the future will be limited.
          Compliance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act could result in higher operating costs and adversely affect our results of operations. When the offering is completed, we will be subject to the periodic reporting, proxy solicitation, insider trading and other obligations imposed under the Exchange Act. In addition, most of the provisions of the Sarbanes-Oxley Act of 2002 will become applicable to us. Compliance with these requirements will increase our legal and accounting costs and the cost of directors and officers liability insurance, and will require management to devote substantial time and effort to ensure initial and ongoing compliance with these obligations. A key component of compliance under the Exchange Act is to produce quarterly and annual financial reports within prescribed time periods after the close of our fiscal year and each fiscal quarter. Historically, we have not been required to prepare such financial reports within these time periods. Failure to satisfy these reporting requirements will result in broker-dealers being prohibitted from quoting prices for or making a market in our common stock and may result in SEC inquiries or SEC sanctions. Moreover, the provision of the Sarbanes-Oxley Act that requires public companies to review and report on the adequacy of their internal controls over financial reporting will be applicable to us in 2009. We estimate that compliance with these requirements will require a substantial commitment of time and will result in an initial nonrecurring expense of approximately $286,000 to comply with the requirements of the Sarbanes-Oxley Act and an increase of approximately $176,000 in annual operating expenses to comply with the ongoing requirements of the Exchange Act and the Sarbanes-Oxley Act. These expenses as well as the additional management time and attention needed to comply with these requirements may have a material adverse effect on our financial condition and results of operations.

FORWARD-LOOKING INFORMATION
          This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include:
•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy; and

•	estimates of future costs, benefits and results.
          The forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” that could affect the actual outcome of future events.
          All of these factors are difficult to predict and many are beyond our control. These important factors include those discussed under “Risk Factors” and those listed below:
•	future economic conditions in the Pennsylvania market in which we compete which are less favorable than expected;

•	the effects of weather-related and other catastrophic events;

•	the effect of legislative, judicial, economic, demographic and regulatory events in Pennsylvania;

•	our ability to enter new markets successfully and capitalize on growth opportunities either through acquisitions or the expansion of our producer network;

•	financial market conditions, including, but not limited to, changes in interest rates and the stock markets causing a reduction of investment income or investment gains, an acceleration of the amortization of deferred acquisition costs, reduction in the value of our investment portfolio or a reduction in the demand for our products;

•	the impact of acts of terrorism and acts of war;

•	the effects of terrorist related insurance legislation and laws;

•	changes in general economic conditions, including inflation, unemployment, interest rates and other factors;

•	the cost, availability and collectability of reinsurance;

•	estimates and adequacy of loss reserves and trends in losses and loss adjustment expenses;

•	heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors;

•	changes in the coverage terms selected by insurance customers, including higher deductibles and lower limits;

•	our inability to obtain regulatory approval of, or to implement, premium rate increases;

•	the potential impact on our reported net income that could result from the adoption of future accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies;

•	inability to carry out marketing and sales plans, including, among others, development of new products or changes to existing products and acceptance of the new or revised products in the market;

•	unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations;

•	adverse litigation or arbitration results; and

•	new federal laws and regulations governing insurance holding companies and insurance companies, adverse changes in existing applicable laws, regulations or rules governing insurance holding companies and insurance companies, and environmental, tax or accounting matters including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, and changes that affect the cost of, or demand for our products.

          Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from that expressed or implied by the forward-looking information.
          All subsequent written and oral forward-looking information attributable to LMI Holdings or Lebanon Mutual or any person acting on our behalf is expressly qualified in its entirety by the cautionary statements contained or referred to in this section.

SELECTED FINANCIAL AND OTHER DATA
          The following table sets forth selected financial data for Lebanon Mutual prior to the conversion. You should read this data in conjunction with Lebanon Mutual’s financial statements and accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2008, 2007 and 2006, and the balance sheet data at December 31, 2008, 2007 and 2006 are derived from the audited financial statements of Lebanon Mutual beginning on page F-3.

	At or for the years ended
	December 31,
	2008	2007	2006
	(Dollars in thousands)
Statement of Operations Data:
Direct premiums written	$12,039	$13,642	$14,583

Net premiums written	$7,891	$9,618	$10,163

Net premiums earned	$8,445	$9,883	$10,451
Net investment income	540	581	673
Net realized investment gains (losses)	(970)	55	610
Other revenues	82	92	66

Total revenues	$8,097	$10,611	$11,800

Expenses
Loss and loss adjustment expenses	$4,066	$5,777	$6,030
Salaries and benefits	1,601	1,248	1,220
Commissions	1,323	1,601	1,740
Other operating expenses	1,084	1,176	1,137

Total losses and expenses	$8,074	$9,802	$10,127

Income before income taxes	$23	$810	$1,673
Income tax expense (benefit)	(35)	227	527

Net income	$58	$583	$1,146

Balance Sheet Data (at period end):
Total investments, cash and cash equivalents	$19,642	$21,218	$21,736
Total assets	26,621	27,801	30,088
Unpaid losses and loss adjustment expenses	6,281	6,645	9,096
Unearned premiums	6,093	6,610	7,074
Total liabilities	13,927	14,727	17,684
Total equity	12,694	13,074	12,404

U.S. GAAP Ratios:
Loss and loss adjustment expense ratio (1)	48.15%	58.45%	57.70%
Underwriting expense ratio (2)	47.46%	40.73%	39.20%

Combined ratio (3)	95.61%	99.18%	96.90%

Return on average equity	.45%	4.58%	9.68%

Statutory Data:
Statutory net income	$499	$1,266	$1,092
Statutory surplus	11,654	11,564	10,809
Ratio of net premiums written to statutory surplus	67.71%	83.17%	94.02%

(1)	Calculated by dividing loss and loss adjustment expenses by net premiums earned.

(2)	Calculated by dividing the sum of salaries and benefits, commissions, and other operating expenses by net premiums earned.

(3)	The sum of the loss and loss adjustment expense ratio and the underwriting expense ratio. A combined ratio of less than 100% means a company is making an underwriting profit.

USE OF PROCEEDS
          Although the actual net proceeds from the sale of our common stock cannot be determined until the offering is complete, we currently anticipate that the gross proceeds from the sale of our common stock will be between $7.2 million, at the minimum, and $10.9 million, at the adjusted maximum, of the offering range.
          We expect net proceeds from this offering to be between $4.7 million and $8.4 million, after payment of our offering expenses, substantially all of which includes a payment of $2.4 million to Griffin MTS Partners, LLC pursuant to the Investment Agreement. See “Pro Forma Unaudited Financial Information-Additional Pro Forma Data” and “The Conversion—The Valuation” as to the assumptions used to arrive at such amounts. We expect to use the net proceeds from the offering as follows:

		Adjusted
	Minimum	Maximum
Net Proceeds
Gross proceeds	$7,225,000	$10,861,110
Offering expenses (1)	2,500,000	2,500,000

Net proceeds before loan to ESOP	$4,725,000	$8,361,110

Use of Net Proceeds
Loan to ESOP	$722,500	$1,086,110
Redemption of class B shares or payment of standby fee (2)	2,781,625	171,063
Payment of Tuscarora Wayne legal fees (3)	200,000	200,000
Purchase of investment securities (4)	1,020,875	6,903,937

Total	$4,725,000	$8,361,110

(1)	Griffin MTS Partners, LLC has agreed to jointly engage with us all providers of professional services in connection with the conversion, pay all professional fees and expenses and other out-of-pocket expenses prior to completion of the conversion, and absorb all costs and fees in the event the conversion is not completed, unless the reason for non-completion is because we elect to abandon the transaction. Fees and expenses that Griffin MTS Partners, LLC has agreed to pay include, among others, our independent counsel, Stevens & Lee, Griffin Financial, our appraiser, the Pennsylvania Insurance Department’s appraiser, our independent registered public accounting firm, our placement agent, Stifel Nicolaus, our financial printer and other filing fees and incidental expenses. Each provider of professional services has agreed to look solely to Griffin MTS Partners, LLC for payment of its fees and expenses. As of the date hereof, Griffin MTS Partners, LLC has advised us that professional fees and expenses, other than the fees and expenses of Stevens & Lee and Griffin Financial, are estimated to be between $1,100,000 and $1,200,000. In 2007, we paid Stevens & Lee a $75,000 retainer and Griffin Financial a $25,000 retainer for their services in the conversion. Any of the $2,400,000 to be paid to Griffin MTS Partners, LLC at the closing of the conversion that is not paid by Griffin MTS Partners, LLC to third party providers will be paid to Stevens & Lee and Griffin Financial. See “The Conversion — The Investment Agreement.”

(2)	We may be required to use a portion of the net proceeds to fund our obligation to redeem the class B shares pursuant to the terms of our class B common stock, which could occur as early as the first anniversary of the conversion. The amount of net proceeds needed to fund our obligation to redeem the class B shares at the first anniversary will range between $2.8 million at the minimum of the appraisal range and $3.8 million at the maximum of the appraisal range, resulting in net proceeds of between $1.0 million and $3.3 million after the redemption of such shares, the payment of Tuscarora-Wayne’s legal fees, and the loan to the ESOP. To the extent that Tuscarora Wayne or Tuscarora Investments exercises its right under the Investment Agreement to sell any of its shares in the market, our redemption obligation will be reduced and the net proceeds we have to deploy in our business will increase. If the number of shares subscribed for in the subscription offering prevent the Tuscarora Companies from purchasing at least 25% of the total number of shares sold in the offering, the maximum standby fee that we would be required to pay to the Tuscarora Companies is $171,063.

(3)	We have agreed to reimburse Tuscarora Wayne for the legal fees that incurs in connection with the Investment Agreement and purchasing our shares in the offering, in an amount not to exceed $200,000.

(4)	The amount of funds available to contribute to Lebanon Mutual to be used to purchase investment securities and provide Lebanon Mutual with additional statutory capital, and for other corporate purposes will depend on the number of shares sold in the offering and the number of class B shares sold in the offering.

          After the payment of our offering expenses, we will use the net proceeds received from the sale of our shares of common stock in the offering to make a loan to our ESOP in an amount sufficient to permit the plan to buy up to 10% of the shares sold in the offering. We also may be required to use a portion of our net proceeds to fund our obligation to redeem our class B common stock, which may occur as early as the first anniversary of the conversion.
          Net proceeds will vary if the number of shares to be issued in the offering is adjusted to reflect a change in Lebanon Mutual’s estimated pro forma market value. We expect to contribute a portion of the net proceeds from the offering to Lebanon Mutual in exchange for all the outstanding capital stock of Lebanon Mutual.
          The Investment Agreement provides that for a period of approximately fourteen months after completion of the conversion we are required to invest in obligations of or guaranteed by the United States of America such amount of the proceeds of the offering as is necessary to redeem a sufficient number of class B shares owned by Tuscarora Investments to permit it to repay the loan that it obtained to finance its purchase of our shares in the offering. If the maximum number of shares are sold and TW Investments purchases 17.5% of such shares as provided in the Investment Agreement, then the redemption price for such shares at the first anniversary of the completion of the conversion will be approximately $1.9 million. Thereafter, we can contribute such investments to Lebanon Mutual, but Lebanon Mutual must maintain such investments for four years if the Tuscarora Companies continue to hold class B shares.
          On a short-term basis, the retained net proceeds will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy. These net proceeds will be available for a variety of corporate purposes. These purposes include the redemption of the class B shares, additional capital contributions to Lebanon Mutual and future acquisitions. Depending on the number of shares issued in the offering, we also may use a portion of these net proceeds to fund the purchase of some or all of the shares to be acquired by our stock-based incentive plan and used to make restricted stock awards. In that event, such shares would be acquired in the open market. The stock-based incentive plan requires shareholder approval. We expect to seek such shareholder approval at the first annual meeting of shareholders, to be held no earlier than six months following the conversion. See “Management —Benefit Plans and Agreements.”
          The net proceeds used to acquire the stock of Lebanon Mutual will become part of Lebanon Mutual’s capital. This increase in capital will expand Lebanon Mutual’s underwriting capacity, permit it to reduce its reliance on reinsurance and permit geographic diversification of its business. Any payment of dividends by Lebanon Mutual to LMI Holdings may be limited by Pennsylvania law. In addition, we expect the order of the Pennsylvania Insurance Department approving the conversion transaction and LMI Holdings’ acquisition of Lebanon Mutual will require the Insurance Department’s prior approval of the payment of any dividends by Lebanon Mutual to LMI Holdings, or by LMI Holdings to its shareholders, during the three year period following the conversion.
          Except for the capital contribution to Lebanon Mutual, the possible redemption of the class B shares, and the possible purchase of stock for restricted stock awards, we currently have no specific plans, arrangements or understandings regarding the use of the net proceeds from this offering.
          The amount of proceeds from the sale of common stock in the offering will depend on the total number of shares actually sold. As a result, the net proceeds from the sale of common stock cannot be determined until the conversion is completed.

MARKET FOR THE COMMON STOCK
          LMI Holdings expects its common stock to be quoted on the OTC Bulletin Board under the symbol “LMIH,” subject to the completion of the conversion.
          LMI Holdings has never issued any capital stock. Consequently, there is no established market for the common stock. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. Neither we nor any market maker has any control over the development of such a public market. However, although we expect that our stock will be quoted on the OTC Bulletin Board, an active trading market is not likely to develop and we do not expect the stock to be followed by market analysts or the investment community. This is, in part, because the size of the offering is very small. Furthermore, a substantial portion of the stock likely will be held by our management, the ESOP and the Tuscarora Companies. Subject to their right to sell limited amounts of our shares in the open market, Tuscarora Wayne and Tuscarora Investments have agreed in the Investment Agreement not to sell such shares in the market for three years.
          Stifel Nicolaus has advised us that it intends to make a market in the common stock following the conversion, but it is under no obligation to do so. Furthermore, we cannot assure you that you will be able to resell your shares of common stock for a price at or above $10.00 per share, or that quotations will be available on the OTC Bulletin Board, as contemplated.

DIVIDEND POLICY
          Payment of dividends on the common stock is subject to determination and declaration by our board of directors, and for so long as we may have any obligation to redeem any class B shares, no dividend may be declared or paid on our common stock without the consent of the holders of a majority of our class B shares. Our dividend policy will depend upon our financial condition, results of operations and future prospects. Additionally, we expect that the order of the Pennsylvania Insurance Department approving the conversion will prohibit LMI Holdings from declaring or paying any dividends during the three years following the conversion, unless such dividends are approved by the Department. However, if after the first anniversary of completion of the conversion we fail to redeem any class B shares that a holder of such shares asks to be redeemed, we are required to accrue cash dividends on all of the class B shares at the rate of $0.499 per share per annum under the terms of our class B common stock.
          At present, we have no intention to pay dividends to our shareholders. We cannot assure you that dividends will be paid, or if and when paid, that they will continue to be paid in the future.
          LMI Holdings initially will have no significant source of cash flow other than dividends from Lebanon Mutual, the repayment of LMI Holdings’ loan to the ESOP, and interest from the investment of any net proceeds of the conversion that are permitted to be retained by LMI Holdings. Therefore, the payment of dividends by LMI Holdings will depend significantly upon receipt of dividends from Lebanon Mutual. We also expect the order of the Pennsylvania Insurance Department will prohibit Lebanon Mutual from declaring or paying any dividends during the three years following the conversion, unless such dividends are approved by the Pennsylvania Insurance Department. We cannot assure you that the Pennsylvania Insurance Department would approve the declaration or payment by Lebanon Mutual of any dividends to LMI Holdings.
          Pennsylvania law sets the maximum amount of dividends that may be paid by Lebanon Mutual during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Insurance Department. This amount cannot exceed the greater of 10% of the company’s statutory surplus as regards to policyholders as reported on the most recent annual statement filed with the Pennsylvania Insurance Department, or the company’s statutory net income for the period covered by the annual statement as reported on such statement. If the dividend restrictions expected to be contained in the Pennsylvania Insurance Department’s approval of the conversion were not in effect, the amount available for payment of dividends by Lebanon Mutual to LMI Holdings in 2009 without the prior approval of the Pennsylvania Insurance Department would be approximately $1.3 million. See “Business—Regulation.”
          Except as described above, we are not subject to regulatory restrictions on the payment of dividends to shareholders. LMI Holdings is subject to the requirements of the Pennsylvania Business Corporation Law of 1988. This law generally permits dividends or distributions to be paid as long as, after making the dividend or distribution, we will be able to pay our debts in the ordinary course of business and our total assets will exceed our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of holders of stock with senior liquidation rights if LMI Holdings were to be dissolved at the time the dividend or distribution is paid.

CAPITALIZATION
          The following table displays information regarding the historical capitalization of Lebanon Mutual at December 31, 2008. The table also displays the pro forma capitalization of LMI Holdings. The pro forma information gives effect to the sale of common stock at the minimum, midpoint, and maximum of the estimated range of the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings, as determined by the independent valuation of Feldman Financial Advisors, Inc. The pro forma information also is displayed at the maximum of the estimated valuation range plus shares issuable to the ESOP, which we refer to as the “adjusted maximum”. The various capital positions are displayed based upon the assumptions set forth under “Use of Proceeds.” For additional financial information regarding Lebanon Mutual, see Lebanon Mutual’s financial statements and related notes beginning on page F-1 of this prospectus. The total number of shares to be issued in the conversion will range from 722,500 shares to 1,086,111 shares. The exact number will depend on market and financial conditions. See “Use of Proceeds” and “The Conversion—Stock Pricing and Number of Shares to be Issued.”
Pro Forma Capitalization at December 31, 2008

			(In Thousands)
	Lebanon
	Mutual
	Historical				Adjusted
	Capitalization	Minimum(1)	Midpoint(1)	Maximum(1)	Maximum(1)
Long term debt	$—	$—	$—	$—	$—

Redeemable common stock (2)	$—	$2,529	$2,975	$3,421	$— (2)

Shareholders’ equity:
Common stock, $0.01 par value per share; authorized shares - 20,000,000	$—	$4	$6	$6	$11
Additional paid in capital	—	1,993	2,819	3,649	4,729
Retained earnings	12,918	12,918	12,918	12,918	12,918
Accumulated other comprehensive loss, net of tax	(224)	(224)	(224)	(224)	(224)
Less: common stock to be acquired by ESOP (3)	—	(723)	(850)	(978)	(1,086)

Total shareholders’ equity	$12,694	$13,968	$14,669	$15,371	$16,348

(1)	No effect has been given to the issuance of additional shares of common stock pursuant to the proposed LMI Holdings stock-based incentive plan. LMI Holdings has adopted a stock-based incentive plan and will submit such plan to shareholders for approval at a meeting of shareholders to be held at least six months following completion of the conversion. If the plan is approved by shareholders, an amount equal to 14% of the shares of common stock sold in the offering will be reserved for future issuance under such plan and, of this amount, 4% will be reserved for future restricted stock awards and 10% will be reserved for future stock option grants. Your ownership percentage would decrease by approximately 12.3% if shares were issued from LMI Holdings authorized but unissued shares upon the grant of all potential restricted stock awards and the exercise of all potential stock options, and if 850,000 shares were sold in the conversion. See “Pro Forma Unaudited Financial Information — Additional Pro Forma Data” and “Management — Benefit Plans and Agreements — Stock-Based Incentive Plan.”

(2)	Assumes that the Tuscarora Companies together purchase 35% of the shares issued in connection with the conversion at the minimum, midpoint and maximum. At the adjusted maximum the Tuscarora Companies will purchase no shares. The redemption of the class B shares on or after the first anniversary of the conversion is considered to be redeemable common stock and therefore is accounted for as mezzanine equity and recorded at fair value under Rule 5.02.28 of Regulation S-X. If we issue shares in the community offering and reject the orders of the Tuscarora Companies in the community offering, we will be required to pay standby fees of no more than $171,063 to the Tuscarora Companies.

(3)	Assumes that 10% of the common stock sold in the offering will be purchased by the ESOP. The common stock acquired by the ESOP is reflected as a reduction in shareholders’ equity. Assumes the funds used to acquire the ESOP shares will be borrowed from LMI Holdings. See Note 1 to the table set forth under “Pro Forma Unaudited Financial Information—Additional Pro Forma Data” and “Management—Benefit Plans and Agreements—Employee Stock Ownership Plan.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION
          The following unaudited pro forma condensed balance sheet as of December 31, 2008, gives effect to the conversion, including implementation of the ESOP and issuance of the class B common stock, as if it had occurred as of December 31, 2008. The data is based on the assumption that 722,500 shares of common stock (the minimum number of shares required to be sold in the conversion) are sold to eligible policyholders, directors, officers, and employees of Lebanon Mutual, the Tuscarora Companies, the ESOP, and other purchasers in the subscription and community offerings and that no shares are sold in a syndicated offering.
          The following unaudited pro forma condensed statement of operations for the year ended December 31, 2008, presents our operating results as if the conversion, implementation of the ESOP, and issuance of the class B common stock had occurred as of January 1, 2008.
          Under the Plan of Conversion, Lebanon Mutual will convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company. Lebanon Mutual will issue shares of its capital stock to LMI Holdings in exchange for a portion of the net proceeds from the sale of common stock in this offering.
          The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering. The conversion will not change the historical accounting basis of Lebanon Mutual’s financial statements.
          Completion of the conversion is contingent on the sale of a minimum of 722,500 shares of common stock in the offering. If less than 977,500 shares of common stock are subscribed for in the subscription and community offerings, the remaining shares, up to a maximum of 977,500 shares (including shares sold to the ESOP), may be sold in the syndicated offering.
          The unaudited pro forma information does not claim to represent what our financial position or results of operations would have been had the conversion occurred on the dates indicated. This information is not intended to project our financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that we believe are factually supportable and reasonable under the circumstances. The unaudited pro forma financial information should be read in conjunction with the accompanying notes, and the other financial information pertaining to Lebanon Mutual included elsewhere in this prospectus.
          The pro forma adjustments and pro forma amounts are provided for informational purposes only. Our financial statements will reflect the effects of the conversion only from the date it occurs.

Unaudited Pro Forma Condensed Balance Sheet
As of December 31, 2008
(In thousands, except per share data)

	Lebanon	Pro Forma		LMI Holdings
	Mutual	Conversion		Pro Forma
	Historical	Adjustments		Consolidated
Assets
Cash and invested assets	$19,642	$3,803	(1)	$23,645
Premiums receivable	2,006	—		2,006
Deferred acquisition costs	1,220	—		1,220
Reinsurance receivable and recoverable	2,231	—		2,231
Deferred income taxes	587	—		587
Accrued investment income	148	—		148
Property and equipment, cost less accumulated depreciation	315	—		315
Other assets	472	—		472

Total assets	$26,621	$3,803		$30,624

Liabilities
Unpaid losses and loss adjustment expense	$6,281	—		$6,281
Unearned premiums	6,093	—		6,093
Advance premiums	200	—		200
Accounts payable and accrued expenses	1,027	—		1,027
Other liabilities	326	—		326

Total liabilities	$13,927	—		$13,927

Redeemable common stock	—	2,529	(3)	2,529

Shareholders’ equity
Class A common stock	—	4		4
Unearned compensation	—	(723	)(2)	(723)
Additional paid in capital	—	1,993		1,993
Retained earnings	12,918	—		12,918
Accumulated comprehensive other loss, net of deferred taxes	(224)	—		(224)

Total shareholders’ equity	$12,694	$1,274		$13,968

Total liabilities, redeemable common stock and shareholders’ equity	$26,621	$3,803		$30,424

Pro forma shareholders’ equity per share				$19.33

Notes to Unaudited Pro Forma Condensed Balance Sheet

(1)	The unaudited pro forma condensed balance sheet, as prepared, gives effect to the sale of common stock at the minimum of the estimated range of the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings, as determined by the independent valuation of Feldman Financial. The unaudited pro forma condensed balance sheet is based upon the assumptions set forth under “Use of Proceeds.” For comparison with the above, the following table provides the net proceeds we will receive from the sale of common stock at the minimum, midpoint and maximum of the estimated valuation range and at the adjusted maximum, which includes the shares to be issued to the ESOP in the event LMI Holdings accepts subscriptions to purchase the maximum number of shares from other purchasers in the offering.

				Adjusted
	Minimum	Midpoint	Maximum	Maximum
Gross proceeds from the conversion	$7,225,000	$8,500,000	$9,775,000	$10,861,110
Less: common stock acquired by the ESOP	(722,500)	(850,000)	(977,500)	(1,086,110)
Less: offering expenses	(2,500,000)	(2,500,000)	(2,500,000)	(2,500,000)
Less: payment of Tuscarora-Wayne’s legal fees	(200,000)	(200,000)	(200,000)	(200,000)

Net proceeds from conversion	$3,802,500	$4,950,000	$6,097,500	$7,075,000

Total shares issued by LMI Holdings as a result of conversion

(2)	Reflects the $722,500 loan from LMI Holdings to the ESOP, the proceeds of which will be used to purchase 10% of the common stock issued in the conversion at a purchase price of $10.00 per share. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine the estimated net funds available for investment. The amount of the ESOP loan will increase to $850,000, $977,500 and $1,086,110 if 850,000, 977,500, and 1,086,111 shares, respectively, are sold in the offering. The ESOP loan will bear interest at a fixed annual rate equal to the applicable federal rate for loans having a term of ten years and providing for annual payments of principal and interest as published by the Internal Revenue Service for the month preceding the closing date of the conversion.

The ESOP loan will require at least annual payments of principal and interest for a term of 10 years. Lebanon Mutual intends to make contributions to the ESOP at least equal to the principal and interest requirement of the ESOP loan. As the ESOP loan is repaid, shareholders’ equity will be increased. Interest income earned by LMI Holdings on the ESOP loan offsets the interest paid by Lebanon Mutual on the ESOP loan. The ESOP expense reflects adoption of Statement of Position (SOP) 93-6, which requires recognition of expense based upon shares committed to be allocated under the ESOP, and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be allocated under the ESOP, would be based upon the average market value of the shares during the year. For purposes of this calculation, the average market value was assumed to be equal to $10.00 per share. See “Management—Certain Benefit Plans and Agreements.”

(3)	The redemption of the class B shares is considered to be redeemable common stock and therefore accounted for as mezzanine equity and recorded at fair value under Rule 5.02.28 of Regulation S-X. Each holder of class B shares has the right to require LMI Holdings to repurchase such stockholder’s class B shares beginning on the first anniversary date of the conversion and ending on the fourth anniversary of the conversion at a price equal to the Redemption Price. At December 31, 2008, the class B common stock is carried at a fair value of $10.00 per share.

Unaudited Pro Forma Condensed Statement of Operations
Year Ended December 31, 2008
(in thousands, except per share data)

	Lebanon			LMI Holdings
	Mutual	Pro Forma		Pro Forma
	Historical	Adjustments		Consolidated
Revenue:
Net premiums earned	$8,445	—		$8,445
Net investment income	540	76	(1)	616
Net realized investment losses	(970)	—		(970)
Other revenues	82	—		82

Total revenues	8,097	76		8,173

Expenses:
Losses and loss adjustment expenses	4,066	—		4,066
Salaries and benefits	1,601	—		1,601
Commissions	1,323	—		1,323
Other operating expenses	1,084	72	(2)	1,156

Total expenses	8,074	72		8,146

Income before income taxes	23	4		27
Income tax expense (benefit)	(35)	1	(3)	(34)

Net income	$58	$3		$61

Earnings per share data: (5)
Net income per share of Class A common stock				$.08
Net income				$61
Allocated to Class A common stock				40

Allocated to Class B common stock				21

Accretion of the difference between fair value of the Class B common stock at January 1, 2008 and the redemption amount at December 31, 2008				(253)

Net loss allocated to Class B common stock				$(232)

Net loss per share of Class B common stock				$(.92)

Class A shares considered outstanding in calculating pro forma net income per share (4)				469,625
Class B shares considered outstanding in calculating pro forma net loss per share				252,875

Notes to Unaudited Pro Forma Condensed Statements of Operations

(1)	Assumes that that the net proceeds of $3,803,000 from the offering were available for investment and received as of January 1, 2008, and that they were invested with an average annual pre-tax rate of return of 2.0%.

(2)	General operating expenses include a pro forma adjustment to recognize compensation expense under the ESOP for shares of common stock committed to be released to participants as the principal and interest of the $722,500 loan from LMI Holdings to the ESOP is repaid. The pro forma adjustment reflects the amounts repaid on the ESOP loan based on 10 equal annual installments.

(3)	Adjustments to reflect the federal income tax effects of (1) – (2) above assuming an effective federal income tax rate of 34%.

(4)	It is assumed that 10% of the shares issuable in the offering will be purchased by LMI Holdings’ ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from LMI Holdings. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. LMI Holdings’ total annual payment of the ESOP debt is based upon 10 equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2008, at an average fair value of $10.00 per share; (ii) that 7,225, 8,500, 9,775, and 10,861 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the year ended December 31, 2008, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 68,638, 80,750, 92,863, and 103,181 at the minimum, midpoint, maximum and adjusted maximum of the offering range during the year ended December 31, 2008, were subtracted from total shares outstanding of 722,500, 850,000, 977,500, and 1,086,111 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such date.

(5)	In accordance with the Revised EITF Topic D-98 (Topic D-98) issued in March 2008, the class B common stock should be valued at fair value with the changes in fair value accreted to the redemption amount at the first redemption date and recorded as dividends. In this case, for purposes of the December 31, 2008 unaudited pro forma condensed balance sheet, the fair value of the class B shares is $10.00 per share as of December 31, 2008. The redemption price of these class B shares at the first redemption date is $11.00 per share. Therefore, in accordance with Topic D-98, the difference of $1.00 between the original fair value and the redemption price should be accreted over the period to the first redemption date. For purposes of the unaudited pro forma condensed statement of operations for the year ended December 31, 2008, the redemption is assumed to occur at December 31, 2008 and such change in fair value is included as dividends for purposes of calculating the earnings per share for the class B shares.

Additional Pro Forma Data
          The actual net proceeds from the sale of LMI Holdings common stock in the offering cannot be determined until the conversion is completed. However, the offering net proceeds are currently estimated to be between $3.8 million and $7.1 million, based upon the following assumptions:

•	The ESOP will purchase 10.0% of the shares of common stock sold in the offering with a loan from LMI Holdings;

•	Expenses of the offering will be $2.5 million; and

•	LMI Holdings pays $200,000 from the gross proceeds of the offering to Tuscarora-Wayne to reimburse it for its legal fees.

          LMI Holdings has prepared the following table, which sets forth Lebanon Mutual’s historical net income and retained earnings prior to the conversion and LMI Holdings’ pro forma net income and shareholders’ equity following the conversion. In preparing this table and in calculating pro forma data, the following assumptions have been made:
•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period;

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted to give effect to the purchase of shares by the ESOP; and

•	Pro forma shareholders’ equity amounts have been calculated as if LMI Holdings common stock had been sold in the offering on December 31, 2008, and, accordingly, no effect has been given to the assumed earnings effect of the net proceeds from the conversion offering.

          The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of LMI Holdings’ assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders’ equity does not give effect to intangible assets in the event of liquidation. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.
          The following table summarizes historical data of Lebanon Mutual and LMI Holdings’ pro forma data at December 31, 2008 and for the year then ended based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.
          For purposes of consistency, we have assumed that the Tuscarora Companies together purchase 35% of the shares sold in connection with the conversion at the minimum, the midpoint, the maximum and the adjusted maximum of the appraisal range.

At or For the year ended December 31, 2008
1,086,111 shares
722,500 shares	850,000 shares	977,500 shares	sold at $10.00 per
sold at $10.00 per	sold at $10.00 per	sold at $10.00 per	share (Adjusted
share (Minimum	share (Midpoint	share (Maximum	Maximum
of range)	of range)	of range)	of range)
Pro forma conversion offering proceeds
Gross proceeds of public offering	$7,225,000	$8,500,000	$9,775,000	$10,861,110
Less offering expenses	(2,500,000)	(2,500,000)	(2,500,000)	(2,500,000)
Less legal fees of Tuscarora-Wayne	(200,000)	(200,000)	(200,000)	(200,000)

Net conversion proceeds	4,525,000	5,800,000	7,075,000	8,161,110
Less ESOP shares (1)	(722,500)	(850,000)	(977,500)	(1,086,110)

Net conversion proceeds after ESOP shares	$3,802,500	$4,950,000	$6,097,500	$7,075,000

Pro forma shareholders’ equity
Historical equity of Lebanon Mutual	$12,693,815	$12,693,815	$12,693,815	$12,693,815
Pro forma conversion proceeds after ESOP shares	3,802,500	4,950,000	6,097,500	7,075,000
Redeemable common stock or standby fee (2)	(2,528,750)	(2,975,000)	(3,421,250)	171,063

Pro forma shareholders’ equity (3)	$13,967,565	$14,668,815	$15,370,065	$19,597,752

Pro forma outstanding shares
Total shares offered in conversion	722,500	850,000	977,500	1,086,111

Pro forma book value (including redeemable common stock) per share (5)	$22.83	$20.76	$19.22	$18.04
Pro forma price to book value (including redeemable common stock) (5)	43.8%	48.2%	52.0%	55.4%

Pro forma net income:
Historical net income	$58,332	$58,332	$58,332	$58,332
Earnings on proceeds (7)	49,433	64,350	79,281	91,975
ESOP expense (8)	(47,685)	(56,100)	(64,515)	(71,683)

Pro forma net income (8)	$60,080	$66,582	$73,098	$78,624

Weighted average shares outstanding (4)	653,862	769,250	884,637	982,930
Pro forma net income per share (6)	$0.09	$0.09	$0.08	$0.08
Pro forma price to net income per share (6)	111.1	x	111.1	x	125.0	x	125.0	x

(1)	It is assumed that 10% of the aggregate shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from LMI Holdings. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirements for the year ended December 31, 2008, at an average fair value of $10.00 per share; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(2)	Assumes that the Tuscarora Companies together purchase class B shares equal to 35% of the shares issued in connection with the conversion at the minimum, the midpoint, and the maximum. At the adjusted maximum the Tuscarora Companies will purchase no shares and the standby fee would be $171,063.

(3)	No effect has been given to the issuance of additional shares in connection with the grant of options or restricted stock awards under the stock-based incentive plan that LMI Holdings expects to implement if shareholders approve the plan following the conversion. Under the stock-based incentive plan, an amount equal to the aggregate of 10% of the common stock sold in the offering, or 72,250, 85,000, 97,750 and 108,611 shares at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock-based incentive plan. Also under the stock-based incentive plan an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 28,900, 34,000, 39,100 and 43,444 shares of common stock at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be purchased either through open market purchases or directly from LMI Holdings for the purposes of making restricted stock awards under the stock-based incentive plan. LMI Holdings expects to seek shareholder approval of the plan six months after completion of the conversion. The issuance of authorized but unissued shares of LMI Holdings common stock for the purpose of making restricted stock awards under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 9% at the midpoint of the offering range.

(4)	It is assumed that 10% of the shares issuable in the offering will be purchased by LMI Holdings’ ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from LMI Holdings. The amount to be borrowed is reflected as a reduction to stockholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. LMI Holdings’ total annual payment of the ESOP debt is based upon 10 equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2008, at an average fair value of $10.00 per share; (ii) that 7,225, 8,500, 9,775; and 10,861 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the year ended December 31, 2008, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 68,638, 80,750, 92,863, and 103,181 at the minimum, midpoint, maximum and adjusted maximum of the offering range during the year ended December 31, 2008, were subtracted from total shares outstanding of 722,500, 850,000, 977,500 and 1,086,111 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

(5)	These calculations assume that the Tuscarora Companies together purchase class B shares equal to 35% of the shares sold in connection with the conversion at the minimum, the midpoint, the maximum and the adjusted maximum. If the proceeds of the redeemable common stock were excluded from this calculation, the pro forma book value per share and pro forma price to book value per share would be as follows:

				Adjusted
	Minimum	Midpoint	Maximum	Maximum
Pro forma book value per share	$19.33	$17.26	$15.72	$18.20
Pro forma price to book value	51.7%	57.9%	63.6%	54.9%
If the Tuscarora Companies together purchase class B shares equal to 35% of the shares sold in connection with the conversion we may be required to redeem all of such shares, and after such redemption the pro forma book value per share and pro forma price to book value per share would be as follows:

				Adjusted
	Minimum	Midpoint	Maximum	Maximum
Pro forma book value per share after redemption	$29.20	$26.10	$23.65	$18.20
Pro forma price to book value	34.2%	38.4%	42.3%	54.9%

(6)	Price to net income per share is annualized, based on pro forma net income for the year ended December 31, 2008. This excludes any impact of the change in fair value of the class B common stock shares which is recorded as dividends and, therefore, does not impact pro forma net income.

(7)	Assumes an average after-tax rate of return of 1.3% per annum on the net proceeds of the offering.

(8)	Net of tax expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited financial statements and accompanying notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus constitutes forward-looking information that involves risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” for more information. You should review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described, or implied by, the forward-looking statements contained herein.
Overview
          Lebanon Mutual offers property and casualty insurance products designed to meet the needs of main street businesses and individual property owners in Pennsylvania. Lebanon Mutual manages its operations in two business segments: commercial lines insurance and personal lines insurance. However, assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes. Our commercial lines business consists primarily of multi-peril, workers’ compensation, commercial automobile and general liability and related coverages. Our personal lines business consists primarily of homeowners and personal automobile insurance. We market both the commercial and personal lines through over 150 independent producers.
          Lebanon Mutual is rated B++ (Good) by A. M. Best, which is the fifth highest out of fifteen possible ratings.
          On the effective date of the conversion, Lebanon Mutual will become a wholly owned subsidiary of LMI Holdings. The financial statements of Lebanon Mutual prior to the conversion will become LMI Holdings’ consolidated financial statements upon completion of the conversion.
          At December 31, 2008, Lebanon Mutual had total assets of $26.6 million and equity of $12.7 million. For the year ended December 31, 2008, Lebanon Mutual had direct premiums written of $12.0 million, net premiums earned of $8.4 million, and net income of $58,332. For the year ended December 31, 2007, Lebanon Mutual had direct premiums written of $13.6 million, net premiums earned of $9.9 million, and net income of $582,978.
Marketplace Conditions and Trends
          The property and casualty insurance industry is affected by recurring industry cycles known as “hard” and “soft” markets. A soft cycle is characterized by intense competition resulting in lower pricing in order to compete for business. A hard market, generally considered a beneficial industry trend, is characterized by reduced competition that results in higher pricing. Lebanon Mutual believes that a hard market began in 2001. The hard market conditions significantly intensified after the September 11, 2001 terrorist attacks. However, in recent years we have seen a return to a soft market and increased pricing competition. As a result of this increased competition, Lebanon Mutual has experienced decreasing premiums, total revenue and net income over the last four years. In response to industry data regarding loss costs in certain of its lines of business and competitive pricing pressure, effective December 31, 2007, Lebanon Mutual reduced the premiums charged for its commercial property line by 30%, its business owners line by 10%, and its commercial auto line by 9%. Effective April 1, 2008, Lebanon Mutual reduced the premiums for its workers’ compensation coverage by 10.22%. Although certain indicators of a return to a hard market, including declining returns on equity, combined ratios in excess of 100% and reduced investment income, are currently present in the property and casualty industry, it is impossible to predict when a return to a hard market may begin.
Principal Revenue and Expense Items
          Lebanon Mutual derives its revenue primarily from premiums earned, net investment income and net realized gains (losses) from investments.

          Gross and net premiums written. Gross premiums written is equal to direct premiums before the effect of ceded reinsurance. Net premiums written is the difference between gross premiums written and premiums ceded or paid to reinsurers (ceded premiums written).
          Premiums earned. Premiums earned are the earned portion of Lebanon Mutual’s net premiums written. Gross premiums written include all premiums billed by an insurance company during a specified policy period. Premiums are earned over the term of the related policies. At the end of each accounting period, the portion of the premiums that are not yet earned are included in unearned premiums and are recognized as revenue in subsequent periods over the remaining term of the policy. Lebanon Mutual’s policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2008, one-half of the premiums would be earned in 2008 and the other half would be earned in 2009.
          Net investment income and net realized gains (losses) on investments. Lebanon Mutual invests its surplus and the funds supporting its insurance liabilities (including unearned premiums and unpaid loss and loss adjustment expenses) in cash, cash equivalents, convertible instruments and fixed income securities. Investment income includes interest earned on invested assets. Net realized gains (losses) on invested assets are reported separately from net investment income. Lebanon Mutual recognizes realized gains when invested assets are sold for an amount greater than their cost or amortized cost (in the case of fixed maturity securities) and recognizes realized losses when investment securities are written down as a result of an other-than-temporary impairment or sold for an amount less than their cost or amortized cost. Realized gains and losses also include the change in fair value on our convertible securities.
          Lebanon Mutual’s expenses consist primarily of:
          Losses and loss adjustment expenses. Losses and loss adjustment expenses represent the largest expense item and include: (1) claim payments made, (2) estimates for future claim payments and changes in those estimates for prior periods, and (3) costs associated with investigating, defending and adjusting claims.
          Underwriting expenses. Expenses incurred to underwrite risks are referred to as underwriting, acquisition and issuance expenses. Underwriting expenses consist of commission expenses, premium taxes and fees and other underwriting expenses incurred in acquiring, writing and administering Lebanon Mutual’s business.
          Other expenses. Other expenses consist of general administrative expenses such as salaries, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately, and payments to bureaus and assessments of statistical agencies for policy service and administration items such as rating manuals, rating plans and experience data.
          Income taxes. We use the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of our assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.
Key Financial Measures
          Lebanon Mutual evaluates its insurance operations by monitoring certain key measures of growth and profitability. Lebanon Mutual measures growth by monitoring changes in gross premiums written and net premiums written. Lebanon Mutual measures underwriting profitability by examining loss, underwriting expense and combined ratios. Lebanon Mutual also measures its profitability by examining net income.
          Loss ratio. The loss ratio is the ratio (expressed as a percentage) of loss and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of a company’s insurance business. Lebanon Mutual measures the loss ratio on an accident year and calendar year loss basis to measure underwriting profitability. An accident year loss ratio measures losses and loss adjustment expenses for insured events occurring in a particular year, regardless of when they are reported, as a percentage of premiums earned during that year. A calendar year loss ratio measures losses and loss adjustment expense for insured events occurring during a particular year and the change in loss reserves from prior accident years as a percentage of premiums earned during that year.
          Expense ratio. The expense ratio is the ratio (expressed as a percentage) of net underwriting and other expenses to premiums earned, and measures Lebanon Mutual’s operational efficiency in producing, underwriting and administering its insurance business.
          Combined ratio. Combined ratio is the sum of the loss ratio and the expense ratio and measures Lebanon Mutual’s overall underwriting profit. If the combined ratio is below 100%, Lebanon Mutual is making an underwriting profit. If Lebanon Mutual’s combined ratio is at or above 100%, it is not profitable without investment income and may not be profitable if investment income is insufficient. Lebanon Mutual’s personal lines business has had a combined ratio in excess of 100% for each of the last three years and as a result has not experienced an underwriting profit in any of those three years.
          Net premiums written to statutory surplus ratio. The net premiums written to statutory surplus ratio represents the ratio of net premiums written, after reinsurance ceded, to statutory surplus. This ratio measures Lebanon Mutual’s exposure to pricing errors in its current book of business. The higher the ratio, the greater the impact on surplus should pricing prove inadequate.
          Net income and return on average equity. Lebanon Mutual uses net income to measure its profits and return on average equity to measure its effectiveness in utilizing equity to generate net income. In determining return on average equity for a given year, net income is divided by the average of the beginning and ending equity for that year.
Critical Accounting Policies
          General. The preparation of financial statements in accordance with U.S. GAAP requires both the use of estimates and judgment relative to the application of appropriate accounting policies. We are required to make estimates and assumptions in certain circumstances that affect amounts reported in our financial statements and related footnotes. We evaluate these estimates and assumptions on an on-going basis based on historical developments, market conditions, industry trends and other information that we believe to be reasonable under the circumstances. There can be no assurance that actual results will conform to our estimates and assumptions and that reported results of operation will not be materially adversely affected by the need to make accounting adjustments to reflect changes in these estimates and assumptions from time to time. We believe the following policies are the most sensitive to estimates and judgments.
          Liabilities for Unpaid Losses and Loss Adjustment Expenses. The liability for unpaid losses and loss adjustment expenses, or LAE, represents estimates of the ultimate unpaid cost of all losses and loss adjustment expenses incurred, including losses for claims that have been incurred but not yet been reported to us, or IBNR. The amount of loss reserves for reported claims is based primarily upon a case-by-case evaluation of various factors, including:

•	type of loss;

•	severity of injury or damage to people or property;

•	age and occupation of people injured or value of property damaged;

•	expected medical procedures, costs and duration;

•	estimated length of temporary disability or anticipated permanent disability;

•	knowledge of the circumstances surrounding the claim;

•	possibility and amount of any salvage value of damaged property or recovery under subrogation claims; and

•	insurance policy provisions, including coverage, related to the claim.
          The amounts of loss reserves for unreported losses and LAE are determined using historical information by line of insurance as adjusted to current conditions. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Estimates for anticipated salvage and subrogation are determined in a similar fashion to reserves for unpaid losses and loss adjustment expense using historical information by lines of insurance. The evaluation of the adequacy of anticipated salvage and subrogation recoveries is made in conjunction with the evaluation of the aggregated reserves. Reserves are closely monitored and are recomputed periodically using the most recent information on reported claims and salvage and subrogation recoveries and a variety of statistical techniques. Changes in estimates or differences between estimates and amounts ultimately paid are reflected in current operations.

          Lebanon Mutual’s reserves for unpaid losses and LAE (in thousands) are summarized below:

	Commercial	Personal
	Lines	Lines	Total
As of December 31, 2008
Case reserves	$1,393	$559	$1,952
IBNR reserves	2,093	398	2,491

Net unpaid losses and LAE	3,486	957	4,443
Reinsurance recoverables on unpaid losses and LAE	1,682	156	1,838

Reserves for unpaid losses and LAE	$5,168	$1,113	$6,281

As of December 31, 2007
Case reserves	$1,751	$503	$2,254
IBNR reserves	2,130	481	2,611

Net unpaid losses and LAE	3,881	984	4,865
Reinsurance recoverables on unpaid losses and LAE	1,866	(86)	1,780

Reserves for unpaid losses and LAE	$5,747	$898	$6,645

As of December 31, 2006
Case reserves	$1,916	$817	$2,733
IBNR reserves	2,051	607	2,658

Net unpaid losses and LAE	3,967	1,424	5,391
Reinsurance recoverables on unpaid losses and LAE	3,165	540	3,705

Reserves for unpaid losses and LAE	$7,132	$1,964	$9,096

          On an annual basis, Lebanon Mutual analyzes its existing reported claims and the type and volume of policies written by Lebanon Mutual and develops an aggregate reserve range for unpaid losses and LAE, net of reinsurance, for liability under its policies. In selecting the point within that range at which it establishes its reserves, Lebanon Mutual conducts an analysis of its projected losses and related expenses using various analytical models. Based on such analysis, Lebanon Mutual establishes a reserve for unpaid losses and LAE within such range.
          At December 31, 2008, Lebanon Mutual’s reserve range, net of reinsurance, was as follows:

Reserve Range for Unpaid Losses and LAE
(in thousands)
Recorded	Low End	High End
$4,443	$4,013	$5,013
          Investments. Unrealized investment gains or losses on debt and equity securities carried at fair value, net of applicable income taxes, are reflected directly in equity as a component of accumulated other comprehensive income and, accordingly, have no effect on net income. A decline in fair value of an investment below its cost that is deemed other-than-temporary is charged to earnings. We monitor our investment portfolio and review debt and equity securities that have experienced a decline in fair value below cost to evaluate whether the decline is other-than-temporary. These evaluations involve judgment and consider the magnitude and reasons for a decline and the prospects for the fair value to recover in the near term. Adverse investment market conditions, or poor operating results of underlying investments, could result in additional impairment charges in the future.
          Deferred Acquisition Costs. Certain direct acquisition costs consisting of commissions, premium taxes and certain other direct underwriting expenses that vary with and are directly related to the production of business are deferred and amortized over the effective period of the related insurance policies as the underlying policy premiums are earned. At December 31, 2008, 2007 and 2006, deferred acquisition costs and the related unearned premium reserves were as follows (in thousands):

	December 31,
	2008	2007	2006
Commercial lines segment
Deferred acquisition costs	$874	$971	$968
Unearned premium reserves	$4,335	$4,645	$4,936

Personal lines segment
Deferred acquisition costs	$346	$385	$401
Unearned premium reserves	$1,758	$1,965	$2,138
          The method followed in computing deferred acquisition costs limits the amount of deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, loss and loss adjustment expenses, and certain other costs expected to be incurred as the premium is earned. Future changes in estimates, the most significant of which is expected loss and loss adjustment expenses, may require acceleration of deferred acquisition costs.
          Reinsurance. Amounts recoverable from property and casualty reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Amounts paid for reinsurance contracts are expensed over the contract period during which insured events are covered by the reinsurance contracts.
          Ceded unearned premiums and reinsurance balances recoverable on paid and unpaid losses and loss adjustment expenses are reported separately as assets, instead of being netted with the appropriate liabilities, because reinsurance does not relieve us of our legal liability to our policyholders. Reinsurance balances recoverable are subject to credit risk associated with the particular reinsurer. Additionally, the same uncertainties associated with estimating unpaid loss and loss adjustment expenses affect the estimates for the ceded portion of these liabilities.
          We continually monitor the financial condition of our reinsurers.
          Income Taxes. We use the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of our assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.
Results of Operations
          Our results of operations are influenced by factors affecting the property and casualty insurance industry in general. The operating results of the United States property and casualty insurance industry are subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates and other changes in the investment environment.
          Our premium growth and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the property and casualty insurance industry historically has been cyclical.

During a soft market cycle, price competition makes it difficult to attract and retain properly priced personal and commercial lines business. The insurance industry is currently experiencing a soft market cycle during which price competition is more significant than during a hard market cycle. Therefore, during a soft market cycle insurers may be unable to increase premiums and receive a more acceptable profit margin. A hard market typically has a positive effect on premium growth.
          The major components of operating revenues and net income are as follows (in thousands):

	Years Ended
	December 31,
	2008	2007	2006
Operating Revenues
Net premiums earned	$8,445	$9,883	$10,451
Net investment income	540	581	673
Net realized investment gains (losses)	(970)	55	610
Other revenue	82	92	66

Total operating revenues	$8,097	$10,611	$11,800

For the year ended December 31, 2008
Net Income
          For the year ended December 31, 2008, Lebanon Mutual had net income of $58,332 compared to $582,978 for the year ended December 31, 2007, a decrease of 90.0%. Underwriting gain from our commercial lines segment in 2008 decreased from the prior year by $50,439 to $313,846, and our personal lines segment experienced an underwriting gain of $57,010 compared to an underwriting loss of $282,639 in the prior year. Pricing competition resulting from the “soft” market conditions, which required us to reduce rates charged for certain lines of insurance, contributed to the decrease in our net premiums earned. This in turn resulted in our higher expense ratio and combined ratio and the decrease in our underwriting gain from 2007 compared to 2008.
          Total revenues for 2008 were $8,097,513, which was $2,513,941 or 23.7% less than 2007 revenues of $10,611,454. This decrease was primarily due to a $1,438,201 (or 14.6%) decrease in net premiums earned from 2007 to 2008 and a $1,024,625 decrease in net realized investment gains.
Premiums
          Direct premiums written decreased by 11.8% to $12,038,744 in 2008, from $13,642,319 in 2007 and consisted of $8,614,276 of commercial lines premiums and $3,424,468 of personal lines premiums, compared to $9,772,192 in commercial lines premiums and $3,870,127 in personal lines premiums in 2007. Net premiums earned decreased by 14.6% to $8,445,258 in 2008 from $9,883,459 in 2007. Commercial lines comprised $5,613,819 and personal lines comprised $2,813,439 of net premiums earned in 2008, compared to $6,721,837 and $3,161,622, respectively, in 2007. The overall decreases in direct premiums written and net premiums earned reflect the rate decreases Lebanon Mutual implemented during the first six months of 2008 in response to the continuing soft market that we believe started in 2005.

Investment Income
          Net investment income decreased $40,419, or 7.0%, to $540,449 for the year ended December 31, 2008, compared to 2007 due to declining interest rates and a decline in the amount of our average invested assets. Net realized investment gains decreased by $1,024,625 in 2008, to a loss of $970,032 compared to a gain of $54,593 for the year ended December 31, 2007. This loss was largely attributable to realized losses from our convertible securities of $1,288,736 in 2008.
Losses and Expenses
          A key measurement of the profitability of any insurance company for any period is its combined ratio, which is equal to the sum of its loss ratio and its expense ratio. The following table shows our loss, expense and combined ratios for the years ended December 31, 2008 and 2007, by business segment.

	Commercial Lines		Personal Lines
	2008	2007	2008	2007
Loss and LAE ratio	45.72%	54.02%	53.01%	67.85%
Expense ratio	48.71%	40.56%	44.97%	41.09%

Combined ratio	94.43%	94.58%	97.98%	108.94%

          For the year ended December 31, 2008, we had an underwriting gain of $313,846, compared to an underwriting gain of $364,285 for the year ended December 31, 2007 in the commercial lines segment. In the personal lines segment in 2008, we had an underwriting gain of $57,010 compared to an underwriting loss of $282,639 for 2007. Pricing competition resulting from the “soft” market conditions, which required us to reduce rates charged for certain lines of insurance, contributed to the decrease in our net premiums earned. Despite the reduction in our net premiums earned resulting from this decrease in our rates, we experienced a lower loss and LAE ratio and combined ratio in 2008 than in 2007.
          Total losses and loss adjustment expenses decreased overall by $1,710,586, or 29.6%, to $4,065,993 for 2008, from 2007. Our loss and loss expense ratio decreased 10.3% largely due to improved loss experience in our commercial lines segment.
          Expenses decreased by $16,825 to $4,008,409 for 2008 from 2007. This decrease was largely attributable to reduced commissions paid resulting from the decline in our direct premiums written, which was partially offset by an increase in salary and benefits, primarily due to accruing the severance payment of $283,083 to Rollin P. Rissinger, Jr. in 2008.
Income Taxes
          Income tax expense (benefit) was ($35,221) for 2008, an effective rate of (152.4)%, compared to $226,663, an effective rate of 28.0%, in 2007. The decrease in the effective tax rate during 2008 is attributable to an increase in the percentage of pre-tax income that was derived from tax exempt investment income.

For the years ended December 31, 2007 and 2006
Net Income
          For the year ended December 31, 2007, Lebanon Mutual had net income of $582,978 compared to $1,145,689 for the year ended December 31, 2006, a decrease of 49.1%. Underwriting income from our commercial lines segment in 2007 decreased from the prior year by $578,172 to $364,285, and our personal lines segment incurred an underwriting loss of $282,639, which represented an increase of $336,592 from the prior year.
          Total revenues for 2007 were $10,611,454 , which were $1,188,440 or 10.1% less than 2006 revenues of $11,799,894. This decrease was primarily due to a $567,226 decrease in net premiums earned from 2006 to 2007 and a $555,749 decrease in net realized investment gains.
Premiums
          Direct premiums written decreased by 6.5% to $13,642,319 in 2007, from $14,583,060 in 2006 and consisted of $9,772,192 of commercial lines premiums and $3,870,127 of personal lines premiums, compared to $10,314,434 in commercial lines premiums and $4,268,590 in personal lines premiums in 2006. Net premiums earned decreased by 5.4% to $9,883,459 in 2007 from $10,450,685 in 2006. Commercial lines comprised $6,721,837 and personal lines comprised $3,161,622 of net premiums earned in 2007, compared to $6,876,312 and $3,574,373, respectively, in 2006. The overall decreases in direct premiums written and net premiums earned reflect the continued effects of the soft market which we believe started in 2005.
          Due to continuing soft market conditions, direct commercial multi-peril premiums written, the largest component of our commercial lines segment, decreased by 6.7% to $5,424,826 in 2007, compared to $5,815,259 in 2006, and commercial multi-peril net premiums earned decreased by 1.8% to $5,646,673 in 2007, compared to $5,752,330 in 2006.
          For the same comparative periods, direct premiums written for our homeowners insurance, the largest component of our personal lines segment, decreased 8.0% to $3,540,005 in 2007 compared to $3,849,844 in 2006 while homeowners premiums earned decreased 9.5% to $3,693,471 in 2007 from $4,082,247 in 2006. The decline in homeowners insurance premiums written reflects our strategy of focusing on commercial lines and decreasing our personal lines exposure. We expect this decline to continue to be reflected in homeowners net premiums earned in future periods.
Investment Income
          Net investment income decreased $92,531, or 13.7%, to $580,868 for the year ended December 31, 2007, compared to the same period in 2006 due to declining interest rates and a decline in the amount of our average invested assets. Net realized investment gains decreased by $555,749 for the year ended December 31, 2007, to a gain of $54,593 compared to a gain of $610,342 for the year ended December 31, 2006. This decrease in net realized gains was largely attributable to the change in fair value of the convertible securities in our investment portfolio, which resulted in a decrease in net realized investment gains of $626,693. During 2007, we sold convertible securities having a fair value of approximately $1,000,000 and reinvested the proceeds in fixed income securities to reduce our exposure to the equity markets.

Losses and Expenses
          A key measurement of the profitability of any insurance company for any period is its combined ratio, which is equal to the sum of its loss ratio and its expense ratio. The following table shows our loss, expense and combined ratios for the years ended December 31, 2007 and 2006, by business segment.

	Commercial Lines		Personal Lines
	2007	2006	2007	2006
Loss and LAE ratio	54.02%	46.24%	67.85%	79.73%
Expense ratio	40.56%	40.05%	41.09%	37.60%

Combined ratio	94.58%	86.29%	108.94%	117.33%

          For the year ended December 31, 2007, we had an overall underwriting gain of $364,285, compared to an underwriting gain of $942,457 for the year ended December 31, 2006 in the commercial lines segment. In the personal lines segment in 2007, we had an underwriting loss of $282,639 compared to an underwriting loss of $619,231 for 2006. The pricing competition resulting from the “soft” market conditions contributed to the decrease in our underwriting gain from 2006 to 2007.
          Net loss and loss adjustment expenses decreased overall by $253,087, or 4.2%, to $5,776,579 for the year ended December 31, 2007, from the same period in 2006. Our loss and loss expense ratio increased 0.75% largely due to adverse loss experience in our commercial lines segment, which was partially offset by the improvement in our personal lines segment.
          Expenses decreased by $72,559, or 1.8%, to $4,025,234 for the year ended December 31, 2007, from the same period in 2006. This decrease was largely attributable to a decrease in commissions paid resulting from the decline in our direct premiums written due to the soft market conditions.
Income Taxes
          Federal income tax expense was $226,663 in 2007, an effective rate of 28.0%, compared to $526,746, an effective rate of 31.5%, in 2006. The decrease in the effective tax rate during 2007 is attributable to an increase in the percentage of our pre-tax income that was exempt from federal income tax.

Financial Position
          As of December 31, 2008, and 2007. At December 31, 2008, total assets were $26,620,625 compared with $27,800,817 at December 31, 2007. The $1,180,192 decrease was primarily due to a decrease in the fair value of our investment securities of $2,353,955 from $21,023,354 at December 31, 2007 to $18,669,399 at December 31, 2008.
          At December 31, 2008, total liabilities were $13,926,810, compared to $14,726,730 at December 31, 2007. The $799,920 decrease was primarily due to the decrease in reserves for unpaid losses and LAE and unearned premiums. The reserve for unpaid losses and LAE was $6,281,459 at December 31, 2008 compared to $6,644,954 at December 31, 2007. The unearned premium reserves were $6,610,019 at December 31, 2007, compared to $6,093,146 at December 31, 2008. These decreases were due primarily to the decrease in direct premiums written.
          Total equity decreased to $12,693,815 at December 31, 2008, from $13,074,087 as of December 31, 2007, a decrease of $380,272 or 2.9%. The decrease in equity primarily reflects a decrease in the fair value of our investment securities.
Effect of Conversion on Our Future Financial Condition and Results of Operations
          Our future financial condition and results of operations will be affected by the conversion and related transactions. Upon completion of the conversion, our shareholders’ equity will be between $16.5 million and $19.6 million, an increase of approximately 30% to 51% over the equity of Lebanon Mutual at December 31, 2008. See “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” This increased capitalization should permit us to (i) increase direct premium volume to the extent competitive conditions permit, (ii) increase net premium volume by decreasing our reliance on reinsurance (see “Business—Strategy—Reduced Reliance on Reinsurance”), and (iii) enhance investment income by increasing our investable capital.
ESOP
          In connection with the conversion, the ESOP intends to finance the purchase of 10% of the common stock issued in the conversion with the proceeds of a loan from LMI Holdings, and Lebanon Mutual will make annual contributions to the ESOP sufficient to repay that loan. We estimate that such payments will be approximately $87,000 to $131,000 annually on a pre-tax basis. See “Management—Benefit Plans and Agreements—Employee Stock Ownership Plan.”
LMI Holdings Purchase of Common Stock
          The stock-based incentive plan may issue a total number of shares equal to 14% of the shares of common stock that were issued in the conversion. Of this amount, an amount equal to 4% of the shares of common stock issued in the conversion may be used to make restricted stock awards under the stock-based incentive plan. The fair market value of any common stock used for restricted stock awards will represent unearned compensation. As LMI Holdings accrues compensation expense to reflect the vesting of such shares, unearned compensation will be reduced accordingly. This compensation expense will be deductible for federal income tax purposes. Implementation of the stock-based incentive plan is subject to shareholder approval. See “Management —Benefit Plans and Agreements.”
Liquidity and Capital Resources
          Lebanon Mutual generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments.
          Lebanon Mutual maintains investment and reinsurance programs that are intended to provide sufficient funds to meet its obligations without forced sales of investments. Lebanon Mutual maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.
          Lebanon Mutual maintains an unsecured line of credit agreement with a commercial bank in the amount of $1,000,000. Lebanon Mutual has rarely had to borrow from the line of credit in the past and does not expect any borrowings in the foreseeable future; however, if circumstances were to change and Lebanon Mutual had to borrow from the line of credit to fund claims or operating expenses, Lebanon Mutual’s results of operations would be reduced by any related interest expense.
           As of December 31, 2008, Lebanon Mutual had spent $683,096 to install a new information system and expects to spend an additional $95,238 to complete the installation of this system. Lebanon Mutual has not incurred any indebtedness in connection with the acquisition or installation of the system.
          Upon completion of the offering, we will become subject to the proxy solicitation, period reporting, insider trading and other requirements of the Exchange Act and to most of the provisions of the Sarbanes-Oxley Act of 2002. We estimate that the cost of initial compliance with the requirements of the Sarbanes-Oxley Act will be approximately $286,000 and that compliance with the ongoing requirements of the Exchange Act and the Sarbanes-Oxley Act will result in an increase of approximately $176,000 in our annual operating expenses.
          In connection with its goals of attracting additional insurance producers and increasing its commercial and casualty premiums, in September 2008 Lebanon Mutual increased its marketing staff by hiring one additional person to recruit and service additional insurance producers. Lebanon Mutual estimates that adding another marketing person will increase its annual operating expenses by approximately $100,000.
          Lebanon Mutual expects to fund any investment in new technology and its increased operating costs resulting from hiring an additional marketing person and complying with the requirements of the Exchange Act and the Sarbanes-Oxley Act from the capital raised in the offering. In the event that Lebanon Mutual’s investment in new technology and marketing does not assist Lebanon Mutual in achieving its operational goals or does not result in increased revenues and net income, Lebanon Mutual will reevaluate such investments and its strategic alternatives.

          Cash flows for the years ended December 31, 2008, 2007, and 2006 were as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Cash flows provided by (used in) operating activities	$232	$(533)	$683
Cash flows provided by (used in) in investing activities	546	(454)	116
Cash flows from financing activities	—	—	—

Net (decrease) increase in cash and cash equivalents	$778	$(987)	$799

          For the year ended December 31, 2008, cash flows from operating activities totaled $231,503 compared to $(533,145) for the year ended December 31, 2007. The increase in cash flows from operating activities is primarily due to increased cash flows from decreases in unpaid losses and loss adjustment expenses offset by reductions in amounts recovered under reinsurance contracts and losses on convertible securities. Cash flows from investing activities totaled $546,228 for the year ended December 31, 2008, compared to ($453,837) for 2007, primarily reflecting an increase of $1,316,183 in debt securities sold and maturing.
          For the year ended December 31, 2007, cash flows from operating activities totaled $(533,145) compared to $682,661 for the year ended December 31, 2006. The decrease in cash flows from operating activities is primarily due to decreased net income and reductions in amounts recovered under reinsurance contracts. Cash flows from investing activities totaled $(453,837) for the year ended December 31, 2007, compared to $115,868 for the year ended December 31, 2006, primarily reflecting an increase in debt securities purchased of $864,452, partially offset by a decrease in debt securities sold and maturing of $792,058.
          The principal source of liquidity for LMI Holdings will be dividend payments and other fees received from Lebanon Mutual. We expect that Lebanon Mutual will not be permitted to declare or pay any dividend to LMI Holdings without the approval of the Pennsylvania Insurance Department for three years after the conversion. After this three-year period, Lebanon Mutual will be restricted by the insurance laws of Pennsylvania as to the amount of dividends or other distributions it may pay to LMI Holdings. Under Pennsylvania law, there is a maximum amount that may be paid by Lebanon Mutual during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Insurance Department. This limit is the greater of 10% of Lebanon Mutual’s statutory surplus as reported on its most recent annual statement filed with the Pennsylvania Insurance Department, or the statutory net income of Lebanon Mutual for the period covered by such annual statement.
          If the expected dividend restrictions related to the conversion were not in effect, then as of December 31, 2008, the amounts available for payment of dividends from Lebanon Mutual in 2009 without the prior approval of the Pennsylvania Insurance Department would be approximately $1.3 million. Prior to its payment of any dividends, Lebanon Mutual is required to provide notice of the dividends to the

Pennsylvania Insurance Department. The Pennsylvania Insurance Department has the power to limit or prohibit dividend payments if certain conditions exist. These restrictions or any subsequently imposed restrictions may affect our future liquidity.
Off-Balance Sheet Arrangements
          Lebanon Mutual has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital reserves.
Quantitative and Qualitative Information about Market Risk
          Market risk is the risk that we will incur losses due to adverse changes in the fair value of financial instruments. We have exposure to three principal types of market risk through our investment activities: interest rate risk, credit risk and equity risk. Our primary market risk exposure is to changes in interest rates. We have not entered, and do not plan to enter, into any derivative financial instruments for trading or speculative purposes.
          Interest Rate Risk. Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes primarily results from our significant holdings of fixed rate investments. Fluctuations in interest rates have a direct impact on the market valuation of these securities.
          The average maturity of the debt securities in our investment portfolio at December 31, 2008, was 3.1 years. Our debt securities investments include U.S. government bonds, securities issued by government agencies, obligations of state and local governments and governmental authorities, corporate bonds and mortgage-backed securities, most of which are exposed to changes in prevailing interest rates and which may experience moderate fluctuations in fair value resulting from changes in interest rates. We carry these investments as available for sale. This allows us to manage our exposure to risks associated with interest rate fluctuations through active review of our investment portfolio by our management and board of directors and consultation with our external investment manager.
          Fluctuations in near-term interest rates could have an impact on the results of operations and cash flows. Certain of these securities have call features. In a declining interest rate environment, these securities may be called by their issuer and replaced with securities bearing lower interest rates. If we are required to sell these securities, in a rising interest rate environment, we may recognize losses.
          As a general matter, we do attempt to match the durations of our assets with the durations of our liabilities. Our investment objectives include maintaining adequate liquidity to meet our operational needs, optimizing our after-tax investment income, and our after-tax total return, all of which are subject to our tolerance for risk.

          The table below shows the interest rate sensitivity of our debt securities investments measured in terms of fair value (which is equal to the carrying value for all of our investment securities that are subject to interest rate changes) at December 31, 2008.

			Hypothetical
			Percentage Increase
Hypothetical Change in	Estimated Change		(Decrease) in
Interest Rates	in Fair Value	Fair Value	Shareholders’ Equity
	(dollars in thousands)
200 basis point increase	$(921)	$14,270	(7.26)%
100 basis point increase	(442)	14,749	(3.48)
No change	—	15,191	0.0
100 basis point decrease	386	15,577	3.04
200 basis point decrease	760	15,951	5.99
          Credit Risk. Credit risk is the potential economic loss principally arising from adverse changes in the financial condition of a specific debt issuer. Lebanon Mutual addresses this risk by investing primarily in debt securities that are rated investment grade with a minimum average portfolio quality of “Aa2” by Moody’s or an equivalent rating quality. Lebanon Mutual also independently, and through our outside investment manager, monitors the financial condition of all of the issuers of fixed-income in the portfolio. To limit our exposure to risk, we employ diversification rules that limit the credit exposure to any single issuer or asset class.
          Equity Risk. Equity price risk is the risk that we will incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices primarily results from our investments in convertible securities, which represented 17.8% of our total investment portfolio at December 31, 2008. Any changes in fair value of such securities are reflected in our net realized investment gains (losses) in our statement of operations and comprehensive income. Traditional equity securities represented less than 1.0% of our total investment portfolio at December 31, 2008. These securities are classified as available for sale with any changes in fair value reflected in other comprehensive income. In accordance with accounting principles generally accepted in the United States of America, when a security becomes other-than-temporarily impaired, we record this impairment as a charge against earnings.
          Issuer and sector concentration limits are established by the Board of Directors. At December 31, 2008, our equity portfolio made up 0.8% of our total investment portfolio, and was relatively concentrated in terms of the number of issuers and industries.
Impact of Inflation
          Inflation increases consumers’ needs for property and casualty insurance coverage. Inflation also increases claims incurred by property and casualty insurers as property repairs, replacements and medical expenses increase. These cost increases reduce profit margins to the extent that rate increases are not implemented on an adequate and timely basis. We establish property and casualty insurance premiums levels before the amount of losses and loss expenses, or the extent to which inflation may impact these expenses, are known. Therefore, we attempt to anticipate the potential impact of inflation when establishing rates. Because inflation has remained relatively low in recent years, financial results have not been significantly impacted by inflation.

Recent Accounting Pronouncements

          In October 2008 the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). The purpose of FSP FAS 157-3 was to clarify the application of Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (“SFAS 157”), for a market that is not active. It also allows for the use of management’s internal assumptions about future cash flows with appropriately risk- adjusted discount rates when relevant observable market data does not exist. FSP FAS 157-3 did not change the objective of SFAS No. 157, which is the determination of the price that would be received in an orderly transaction that is not a forced liquidation or distressed sale at the measurement date. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. Our adoption of FSP FAS 157-3 for the year ended December 31, 2008, did not have any effect on our financial position, results of operations, or liquidity.
           In December 2008, the FASB issued FSP FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. The FSP defers the effective date of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, to be effective for fiscal years beginning after December 15, 2008 for certain nonpublic enterprises. The FSP requires a nonpublic enterprise that elects to defer the application of FIN 48 to explicitly disclose that fact and also requires the disclosure of the enterprise’s accounting policy for evaluating uncertain tax positions for each set of financial statements where the deferral applies. We have elected to defer the application of FIN 48. At the years ended December 31, 2008 and 2007, the Company did not record a liability for uncertain tax positions. Uncertain tax positions would be accounted for in accordance with SFAS No. 5, Accounting for Contingencies.
           Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). See Note 13 to our audited financial statements included in this prospectus at page F-1 for the financial statement disclosure resulting from our adoption of SFAS 157.

BUSINESS
Overview
          We provide of a variety of property and casualty insurance products designed to meet the insurance needs of main street businesses and individual property owners in Pennsylvania. We report our operating results in two segments: commercial lines insurance and personal lines insurance. However, assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes. Our insurance products include fire, allied lines, multiple peril, inland marine, business owners, both standard and preferred homeowners products, general liability, automobile, and workers compensation lines. Increasing emphasis has been placed upon marketing commercial multi-peril coverage to small and medium sized accounts. We also offer commercial packages that combine multiple policies to our customers. We specialize in writing coverage for auto parts stores, businesses in the home – including professional liability for beauticians and barbers, computer consultants, historical societies, public libraries, repair shops, small contractors, and pet service providers – including veterinarians.
          We market our products through a network of over 150 independent producers in Pennsylvania. Lebanon Mutual has been assigned an “B++” (Good) rating by A.M. Best, which is the fifth highest out of fifteen possible ratings. A.M. Best affirmed this rating on April 15, 2008.
          We have been managed by an experienced group of executives led by Rollin P. Rissinger, Jr., the President and Chief Executive Officer. Mr. Rissinger has served in his current position since 1995, and in various other positions with Lebanon Mutual since 1985. Keith A. Ulsh, the Treasurer and Chief Financial Officer, has served with Lebanon Mutual since 1987. As a group, our executive officers have on average more than 28 years of experience in the property and casualty insurance industry.
          Mr. Rissinger intends to retire upon completion of the offering and the conversion. We have entered into a management services agreement with Tuscarora Wayne, pursuant to which, effective April 1, 2009, Tuscarora Wayne is responsible for managing the day-to-day operations of LMI Holdings and Lebanon Mututal. See “Management-Management Services Agreement.”
          Lebanon Mutual is a Pennsylvania mutual insurance company that was originally incorporated in 1856. Lebanon Mutual is subject to examination and comprehensive regulation by the Pennsylvania Insurance Department. See “Business—Regulation.”
          We incorporated LMI Holdings so that it could acquire all of Lebanon Mutual’s capital stock in the conversion. We expect that the Pennsylvania Insurance Department will approve LMI Holdings’ acquisition of control of Lebanon Mutual. Prior to the conversion, we have not engaged and will not engage in any significant operations. After the conversion, our primary assets will be the outstanding capital stock of Lebanon Mutual and a portion of the net proceeds of the conversion.
          We believe that LMI Holdings’ structure will give us greater flexibility to expand our operations and the products and services we offer, although presently there are no definitive plans or arrangements for any expansion. We will be able to diversify our business through existing or newly formed subsidiaries or through the issuance of capital stock to make acquisitions or to obtain additional financing in the future. The portion of the net proceeds from the sale of common stock in the conversion that LMI Holdings will contribute to Lebanon Mutual will increase Lebanon Mutual’s surplus. This increase in surplus will enhance policyholder protection and increase the amount of funds available to support both current operations and future growth. After the conversion, LMI Holdings will be subject to regulation by the Pennsylvania Insurance Department.
Our Business Strategies
          We continually strive to improve our profitability and reduce the impact of losses on our business. By doing so, we believe that our results of operations will improve and we will lessen the impact of property insurance losses on our results. The following discussion describes the strategies we intend to use to achieve our goals.
          Increase our commercial and casualty writings. Over the last twenty years we have taken, and will continue to take, steps to increase commercial and casualty premium volume. Growth in commercial and casualty lines reduces our personal lines exposure as a percentage of direct written premiums. This reduces the relative adverse impact that weather-related property losses can have on us. Weather-related losses generally consist of property damage resulting from wind, rain, flooding, ice, or snow related causes. Claims under personal lines policies are generally experienced in greater numbers and severity due to weather-related causes than under our commercial and casualty lines, which also include liability coverage for businesses and certain professionals. Increased commercial lines business also benefits us because we have greater flexibility in establishing rates for these lines.
          In order to attract and retain commercial and casualty insurance business, we have developed insurance programs specifically tailored to meet the needs of particular types of businesses. These programs are continually refined and, if successful, expanded based on input from our producers and our marketing personnel.
          We offer a “main street” business owner program that targets commercial coverages for “main street” businesses such as shops, offices and apartments – including professional liability for barbers and beauticians, public libraries, historical societies, computer consultants, repair shops, and pet service providers — including veterinarians. Under this program, insurance packages are written using existing policy forms for customers that meet our underwriting criteria.
          In order to complement our existing commercial accounts, we offer commercial automobile insurance covering light to medium weight trucks and business-owned private passenger-type vehicles used mainly for commercial purposes.
          We believe that there is an opportunity to increase our volume of casualty business by: (1) marketing casualty coverages to existing producers who have witnessed the establishment and growth of our commercial lines, and (2) forming and developing relationships with new producers that focus on commercial and casualty business. We believe an increasing share of this market is desirable and attainable given our existing relationships with our producers and our insureds, as well as the extensive experience and producer relationships of our commercial business management personnel.
          Capital raised in the conversion will be available to supply additional surplus to Lebanon Mutual to support any increase in premium volume resulting from our emphasis on our commercial business lines.
          Attract and retain high-quality producers with diverse customer bases. We believe Lebanon Mutual has a strong reputation for personal attention and prompt, efficient service to producers and insureds. This reputation has allowed us to grow and foster our relationships with our independent producers. Several of these producers focus primarily on commercial business and are located in areas we have targeted as growth opportunities within Pennsylvania. We intend to focus our marketing efforts on maintaining and improving our relationships with these producers, as well as on attracting new high-quality producers to continue to develop and tailor our commercial programs to enable our products to meet the needs of the customers served by our producers. Our “main street” business and commercial multi-peril programs are successful examples of this effort.
          Reduce our ratio of expenses to net premiums earned through continued investment in technology. We are committed to improving our profitability by reducing expenses through the use of enhanced technology and by increasing our premium writings through the strategic deployment of our capital. Currently, we are in the process of converting our information systems to a new system. In addition, the additional capital raised in the conversion will allow us to expand our premium writings while maintaining appropriate premium to surplus ratios. We anticipate that this increase in writings can be achieved without a commensurate increase in expenses, and will therefore help to reduce our expense ratio.
          Reduce our reliance on reinsurance. We intend to reduce our reliance on reinsurance by increasing the maximum exposure we retain on individual property and casualty risks. The capital raised in the conversion and contributed or available for contribution to Lebanon Mutual will be available to cover losses. Therefore, this capital will enable us to retain higher maximum exposure amounts under our reinsurance agreements.
          We will determine the appropriate increase in our maximum exposure based on a number of factors, which include:
–	the amount of capital raised in the conversion;

–	our evaluation of our ability to incur multiple losses; and

–	the revised terms and limits that we establish with our reinsurers.
          A decrease in reinsurance would result in a decrease in ceded premiums and a corresponding increase in net premium income, but would also increase our risk of loss.
          Diversify our business geographically. Currently, all of our business is written in Pennsylvania. We intend to geographically diversify our risk by increasing our business outside Pennsylvania, particularly within the Mid-Atlantic United States, but we intend to explore any opportunities that arise to determine if they are financially attractive. We are focusing on areas with reduced or different weather-related property loss exposure and states where we believe insurers generally are permitted to manage risk selection and pricing without undue regulatory interference. We expect to accomplish our geographic diversification through the expansion of our existing producer relationships in Pennsylvania and through selective strategic acquisitions.
Commercial Lines Segment
          Products offered by our commercial lines segment include commercial multi-peril, workers’ compensation, commercial auto, general liability, and commercial property insurance
          The following tables set forth the direct premiums written, net premiums earned, net loss ratios, expense ratios and combined ratios of our commercial lines products for the periods indicated:

	For the years ended December 31,
	2008	2007	2006
Direct Premiums Written:
Commercial multi-peril	$4,830,240	$5,424,826	$5,815,259
Workers’ compensation	1,671,301	1,986,559	1,788,960
Commercial automobile	1,070,792	1,373,768	1,627,422
Other liability	498,903	521,183	731,855
Fire, allied, inland marine	226,871	229,034	268,735
Other	316,169	236,822	82,239

	For the years ended December 31,
	2008	2007	2006
Total	$8,614,276	$9,772,192	$10,314,470

Net Premiums Earned:
Commercial multi-peril	$3,547,762	$4,137,096	$4,165,579
Workers’ compensation	880,398	1,054,183	932,947
Commercial automobile	767,522	1,015,172	1,160,136
Other liability	175,762	251,046	382,738
Fire, allied, inland marine	179,042	190,214	223,595
Other	81,333	74,126	11,317

Total	$5,631,819	$6,721,837	$6,876,312

Net Loss Ratios:
Commercial multi-peril	26.56%	53.78%	45.84%
Workers’ compensation	50.65	60.35	12.06
Commercial automobile	28.98	44.08	53.04
Other liability	71.19	5.30	103.76
Fire, allied, inland marine	13.29	55.32	38.25
Other	50.93	1.88	—
All products	31.98%	54.02%	45.66%

Expense Ratio:
Commercial multi-peril	51.15%	45.18%	45.36%
Workers’ compensation	40.77	29.57	26.86
Commercial automobile	46.66	34.67	33.36
Other liability	52.60	32.10	30.37
Fire, allied, inland marine	47.82	45.47	42.88
Other	41.21	35.29	131.41
All products	48.71%	40.56%	40.05%

Combined Ratios: (1)
Commercial multi-peril	77.71%	98.96%	91.20%
Workers’ compensation	91.42	95.92	38.92
Commercial automobile	75.64	78.75	86.40
Other liability	123.78	37.40	134.13
Fire, allied, inland marine	61.11	100.79	81.13
Other	92.14	37.17	131.41
All products	80.69%	94.50%	85.71%

(1)	A combined ratio over 100% means that an insurer’s underwriting operations are not profitable.
          Commercial Multi-Peril. We write a number of multi-peril policies in Pennsylvania providing property and liability coverage. These include apartment, office and mercantile policies. Various other risk classes also are written on this policy. As of December 31, 2008, approximately 1,700 multi-peril policies were in force.
          We are working to increase market penetration for this product because it includes commercial liability risks that have more flexible and profitable rate structures. One of these marketing initiatives relates to certain mercantile classes of business. Due to recent market conditions, we have targeted our business generation efforts toward service clubs and automobile repair garages.
          Many national insurance carriers have decided not to underwrite apartments and rental dwellings because of a perceived inability to underwrite such business profitably. This practice of avoiding a class of business due to such an underwriting perception is known as “class underwriting.” Class underwriting is often implemented by carriers in hard market cycles. Apartments and dwellings as a class have been determined to be unprofitable by many national carriers because the pricing of this business has been driven to inefficient levels during the soft market cycle. Therefore, they are avoiding this class of business entirely, and ignoring any individual risks within the class that can be underwritten profitably. Lebanon Mutual, therefore, looks for such profitable individual risk and other dislocations in this market to underwrite. This approach has allowed Lebanon Mutual greater ability to underwrite and price these risks at appropriate levels.
          We also have a business owners policy that provides property and liability coverages to small businesses. This product is marketed to several distinct groups, such as (i) professional offices; (ii) public libraries and funeral homes; (iii) home business owners, such as barbers and beauty parlors; and (iv) pet service providers — including veterinarians. As of December 31, 2008, approximately 630 business owners policies were in force.
          Workers’ Compensation. We write workers’ compensation policies in conjunction with an otherwise eligible business owners, commercial multi-peril, inland marine, commercial property or general liability policy. As of December 31, 2008, most of our workers’ compensation insureds have other policies with us. There were approximately 790 workers’ compensation policies in effect as of December 31, 2008.
          Commercial Automobile. This product is designed to cover light and medium weight trucks used in business, as well as company-owned private passenger type vehicles. Other specialty classes such as farm vehicles and tow trucks can also be covered. The policy is marketed as a separate policy and as a companion offering to our business owners, commercial multi-peril, inland marine, commercial property or general liability policies. Approximately 600 commercial automobile policies were in force as of December 31, 2008.
          Other Liability. We write liability coverage for insureds who do not have property exposure or whose property exposure is insured elsewhere. The majority of these policies are written for small contractors such as carpenters, painters or electricians, who choose to self-insure small property exposures. Coverage for both premises and completed operations liability exposures are regularly provided. Coverage is provided for other exposures such as landscape gardening risks. Approximately 1,400 commercial general liability policies were in force as of December 31, 2008.
          Commercial umbrella coverage is available for insureds who insure their primary general liability exposures with Lebanon Mutual through a business owners, commercial multi-peril, or commercial general liability policy. This coverage typically has limits of $1,000,000 to $3,000,000, but higher limits are available if needed. To improve processing efficiencies and maintain underwriting standards, we prefer to offer this coverage as part of a portfolio policy with an underlying liability policy rather than as a separate stand-alone policy.
          Fire, Allied Lines and Inland Marine. Fire and allied lines insurance generally covers fire, lightning, and removal and extended coverage. Inland marine coverage insures mobile equipment, tools, merchandise or cargo in transit and business and buildings under construction. We offer these coverages for property exposures in cases where we are not insuring the companion liability exposures. Generally, we have more flexibility with respect to the rates charged on these policies than for the same property exposures written on a multi-peril or business owners policy.

Personal Lines Products
          Products offered by our personal lines segment include homeowners, mobile homeowners, boatowners, personal auto, and personal umbrella insurance.
          The following tables set forth the direct premiums written, net premiums earned, net loss ratios, expense ratios and combined ratios of our personal lines products for the periods indicated:

	Years ended December 31,
	2008	2007	2006
Direct Premiums Written:
Homeowners	$3,145,590	$3,540,005	$3,849,844
Fire, allied, inland marine	192,037	211,970	236,203
Personal auto	71,871	104,316	164,763
Other liability	14,970	13,836	17,780

Total	$3,424,468	$3,870,127	$4,268,590

Net Premiums Earned:
Homeowners	$2,597,257	$2,896,754	$3,234,672
Fire, allied, inland marine	159,632	179,033	203,230
Personal auto	51,860	81,276	127,866
Other liability	4,690	4,559	8,605

Total	$2,813,439	$3,161,622	$3,574,373

Net Loss Ratios:
Homeowners	41.12%	70.01%	72.81%
Fire, allied, inland marine	42.60	50.74	49.74
Personal auto	125.30	32.45	307.82
Other liability	—	—	—
All products	42.69%	67.85%	79.73%

Expense Ratio:
Homeowners	44.72%	41.19%	37.87%
Fire, allied, inland marine	48.17	46.87	42.49
Personal auto	46.65	25.27	23.26
Other liability	52.60	32.11	30.38
All products	44.97%	41.09%	37.60%

Combined Ratios: (1)
Homeowners	85.84%	111.20%	110.68%
Fire, allied, inland marine	90.77	97.61	93.23
Personal auto	171.95	57.72	331.08
Other liability	52.60	32.11	30.38
All products	87.65%	108.94%	117.33%

(1)	A combined ratio over 100% means that an insurer’s underwriting operations are not profitable.
          Homeowners. Our homeowners policy is a multi-peril policy providing property and liability coverages and optional inland marine coverage. The homeowners policy is sold to provide coverage for an insured’s residence. We market both a standard and a preferred homeowner product. The preferred product is offered at a discount to our standard rates to our customers who have a lower risk of loss. As of December 31, 2008, we had approximately 5,200 homeowners policies in force, with 21.5% of those being the preferred product.
          Dwelling Policy. Our dwelling product combines both property and liability coverages and is targeted to be written on an owner or tenant occupied dwelling of no more than four families. Approximately 560 dwelling policies were in force as of December 31, 2008.
          Other Liability. We write personal line excess liability, or “umbrella,” policies covering personal liabilities in excess of amounts covered under Lebanon Mutual’s homeowners policies. These policies are available generally with limits of $1 million to $3 million. We often do not market excess liability policies to individuals unless we also write an underlying primary homeowners’ liability policy.
          Personal Automobile. We write comprehensive personal automobile coverage including liability, property damage and all state required insurance minimums for individuals domiciled in Pennsylvania. This product is multi-tiered with an emphasis placed on individuals with lower than average risk profiles. As of December 31, 2008, we had approximately 50 personal automobile policies in force.
Marketing and Distribution
          We market our insurance products in Pennsylvania exclusively through independent producers. All of these producers represent multiple carriers and are established businesses in the communities in which they operate. They generally market and write the full range of our products. We consider our relationships with our producers to be good.
          We manage our producers through annual business reviews (with underwriter participation) and establishment of benchmarks/goals for premium volume and profitability. In recent years we have eliminated a number of unprofitable producers.
          For the year ended December 31, 2008, our two largest producers accounted for approximately 6.0% of our direct premiums written. No producer accounted for more than 3.2% of our direct premiums written. For the year ended December 31, 2008, our top 10 producers accounted for approximately 22% of direct premiums written.
          We emphasize personal contact between our producers and the policyholders. We believe that our producers’ fast and efficient service and name recognition, as well as our policyholders’ loyalty to and satisfaction with producer relationships are the principal sources of new customer referrals, cross-selling of additional insurance products and policyholder retention.
          We depend upon our independent producers to produce new business, assist in the underwriting process, and to provide customer service. The network of independent producers also serves as an important source of information about the needs of the communities we serve. This information is utilized by us to develop new products and new product features.
          Producers are compensated through a fixed base commission with an opportunity for profit sharing depending on the producer’s premiums written and profitability. We believe that the contingent compensation paid to our producers is relatively generous, subject to the producer directing high-quality insureds to us. They are monitored and supported by our two marketing representatives, who are employees of Lebanon Mutual. These representatives also have the principal responsibility for recruiting and training new producers. We provide our producers with access to rating, underwriting, billings, and claim information over the internet through our web page.
          We periodically hold seminars for producers and conduct training programs that provide both technical training about products and sales training on how to market our products. Our new data processing software will permit producers to quote rates on various policies and to process policy changes directly, which will eliminate unnecessary paperwork and permit faster response to the policyholder’s needs.
          Our marketing efforts are further supported by our claims philosophy, which is designed to provide prompt and efficient service and quick claims processing, resulting in a positive experience for producers and policyholders. We believe that these positive experiences are then conveyed by producers and policyholders to many potential customers.
Underwriting, Risk Assessment and Pricing
          We underwrite our personal and commercial lines by evaluating each risk with consistently applied standards. We maintain information on all aspects of our business that is regularly reviewed to determine product line profitability. Our underwriting department is staffed by four experienced underwriters, three of whom specialize in commercial lines and one who specializes in personal lines. Each underwriter has at least 29 years of experience and as a group they average 35 years of experience as underwriters. Dale I. Thompson, our Underwriting Manager, age 59, has a change in control agreement with Lebanon Mutual. See “Management – Benefit Plans and Agreements.”
          Specific information regarding individual insureds is monitored to assist us in making decisions about policy renewals or modifications. Since late 2005, we have utilized credit scores of applicants in connection with our underwriting process for homeowners insurance.
          During the underwriting process, we rely to a significant extent on information provided by our independent producers. Subject to certain guidelines, producers also pre-screen policy applicants and act as field underwriters. Our independent producers have the authority to sell and bind certain insurance coverages in accordance with pre-established guidelines. Each producer’s underwriting results are monitored at least annually. On occasion, producers with historically poor loss ratios have had their authority to bind coverage removed or have been terminated. In 2003 and 2004, we terminated a number of producers that had historically produced unprofitable business.
Claims Management
          Claims on insurance policies are received directly from the insured or through our independent producers. Since August 2005, we have used FM Claims Management, Incorporated, an independent third party administrator that we refer to as FM Claims, to manage all of our claims. FM Claims is responsible for reviewing and adjusting claims and has full responsibility for these claims, including obtaining necessary documentation, estimating the loss reserves and settling the claims. Loss reserve estimates made by FM Claims are reviewed and approved by management. FM Claims has the authority to settle claims for $25,000 or less. Any settlement of a claim for an amount in excess of $25,000 requires our approval. The engagement of FM Claims was in response to our identification of certain deficiencies in our management of claims.

          Our agreement with FM Claims may be terminated either by us or by FM Claims upon 90 days advance written notice. In addition, FM Claims may terminate the agreement upon 30 days notice in the event that we fail to pay any fees that we owe to FM Claims that are not in dispute.
          We attempt to minimize claims costs by encouraging the use of alternative dispute resolution procedures. Less than 17% of all open claims under our policies have resulted in litigation. Litigated claims are assigned to outside counsel.
Technology
          In 2002 we installed a document imaging system that has enabled us to transition to an almost paperless business. In addition, this document imaging system has permitted us to reduce both staff and office space previously dedicated to document processing and storage. This system permits multiple users to have easy access to the same document at the same time while promoting document retention and control. As a result, our third party claims administrator and our management can all have access to claims records and files at the same time without the necessity of producing multiple copies.
          We are in the processing of transitioning to a new web-based information processing system acquired from SCIPS.com, Inc., a data processing software developer. SCIPS.com is responsible for installation and maintenance of the system. Our agreement with SCIPS.com expires in January 2010, but provides for automatic annual renewal unless either party gives 90 days’ prior written notice. The new system has the capability to provide our producers with real-time access for the purpose of obtaining pricing information for preparing quotes to their customers and responding to inquiries regarding the billing aspects of a policy. The installation of the new system was originally expected to be completed in 2008, but a dispute with the software vendor has led to a significant delay in the completion of installation of the system. We are unable to predict when full conversion to the new system will be completed.
           The new system has the capability to permit producers to process changes to existing policies and to bind new policies, and we may implement those features, subject to certain controls, after we have more experience with the new system. We are currently conducting web-based training seminars regarding our new system with our producers. We expect that the new system will enhance productivity for both us and our producers by reducing the time and number of people involved in processing routine customer requests.
          The focus of our ongoing information technology effort is:
–	to continue to re-engineer our internal processes to allow for more efficient operations;

–	to improve our producers’ ability to transact business with us; and

–	to enable our producers to efficiently provide their clients with a high level of service.
          We believe that our technology initiative will increase revenues by making it easier for us to exchange information with our producers. Increased ease of use also should lower expenses. However, our short-term expenses have increased because of costs associated with the implementation of the new system and the need to maintain two systems during the transition.

Reinsurance
          Reinsurance Ceded. In accordance with insurance industry practice, we reinsure a portion of our exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by us are reinsured with other insurance companies principally to:
–	reduce net liability on individual risks;

–	mitigate the effect of individual loss occurrences (including catastrophic losses);

–	stabilize underwriting results;

–	decrease leverage; and

–	increase our underwriting capacity.
          Reinsurance can be facultative reinsurance or contract reinsurance. Under facultative reinsurance, each policy or portion of a risk is reinsured individually. Under contract reinsurance, an agreed-upon portion of a class of business is automatically reinsured. Reinsurance also can be classified as quota share reinsurance, pro-rata insurance or excess of loss reinsurance. Under quota share reinsurance and pro-rata insurance, the ceding company cedes a percentage of its insurance liability to the reinsurer in exchange for a like percentage of premiums less a ceding commission The ceding company in turn recovers from the reinsurer the reinsurer’s share of all losses and loss adjustment expenses incurred on those risks. Under excess reinsurance, an insurer limits its liability to all or a particular portion of the amount in excess of a predetermined deductible or retention. Regardless of type, reinsurance does not legally discharge the ceding insurer from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to reimburse the ceding company to the extent of the coverage ceded.
          We determine the amount and scope of reinsurance coverage to purchase each year based on a number of factors. These factors include the evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance. Our reinsurance arrangements are placed with non-affiliated reinsurers, and are generally renegotiated annually. For the year ended December 31, 2008, Lebanon Mutual ceded to reinsurers $4,147,478 of written premiums, compared to $4,023,950 of written premiums for the year ended December 31, 2007.
          The largest exposure that we retain on any one individual property risk is $115,000. Individual property risks in excess of $115,000 are covered on an excess of loss basis pursuant to various reinsurance contracts. All property lines of business, including commercial automobile physical damage, are reinsured under the same contracts.
          Except for umbrella liability, individual casualty risks that are in excess of $115,000 are covered on an excess of loss basis up to $1.0 million per occurrence, pursuant to various reinsurance contracts. Casualty losses in excess of $1.0 million arising from workers’ compensation claims are reinsured up to $10.0 million on a per occurrence basis by various reinsurance contracts. Umbrella liability losses are reinsured on a 95% quota share basis up to $1.0 million and a 100% quota share basis in excess of $1.0 million.
          Catastrophic reinsurance protects the ceding insurer from significant aggregate loss exposure. Catastrophic events include windstorms, hail, tornadoes, hurricanes, earthquakes, riots, blizzards, terrorist activities and freezing temperatures. We purchase layers of excess contract reinsurance for catastrophic property losses. We reinsure 95% of any catastrophic losses per occurrence in an amount between $600,000 and up to $6.5 million.
          The insolvency or inability of any reinsurer to meet its obligations to us could have a material adverse effect on our results of operations or financial condition. Almost all of our reinsurance is provided by Munich Re America, which has an “A+” rating from A. M. Best. As of December 31, 2008, we had $1.9 million of loss and loss expenses recoverable from Munich Re America. We maintain three reinsurance policies with Munich Re America: a casualty excess of loss policy, a property per risk excess of loss policy, and a property catastrophe excess of loss policy.
          The casualty excess of loss reinsurance policy includes reinsurance coverage for:

–	Personal and commercial automobile liability;

–	Personal lines of liability, including the liability portions of homeowners’, mobile homeowners’ and boatowners’ policies for coverages regarding bodily injury, property damage, personal injury or medical payments liabilities;

–	Commercial lines of liability, including general liability, comprehensive general liability and the liability portion of commercial multi-peril policies for the following coverages: bodily injury, property damage, personal injury, medical payments, advertising injury and fire legal liabilities; and

–	Workers’ compensation and employers’ liability.

          For 2008, the premium charged by Munich Re America under the casualty excess of loss reinsurance policy was 40.42% of our subject casualty earned premium on the businesses covered, subject to an annual minimum premium of no less than $2,049,000. The premium for workers’ compensation coverage under this policy was 4.40% of our direct subject workers’ compensation premium earned on the business covered with an annual minimum premium of no less than $86,000 for 2008.
          Our property excess of loss reinsurance policy with Munich Re America includes reinsurance coverage for property policies as classified by us with respect to the following lines of our business: fire, allied lines, inland marine, farmowners, homeowners, commercial multiple peril, businessowners, glass, burglary and theft. For 2008, the premium charged for this policy was 16.41% of the gross net written premium income (our gross written premiums less return premiums and less premiums paid for other reinsurance) on all business covered by this policy, subject to a minimum annual premium of no less than $1,002,000.
          Our property catastrophe excess of loss reinsurance policy with Munich Re America includes reinsurance coverage for property losses with respect to the following lines of our business: fire, allied lines, inland marine, personal and commercial automobile (physical damage), garagekeepers insurance, farm owners multiple peril, homeowners multiple peril and commercial multiple peril. For 2008, the premium charged on this policy was 4.88% of the gross net written premium income on all business covered by this policy, subject to a minimum annual premium of no less than $248,800.
          Each of our other reinsurance providers have a rating of “A“ or better. According to A.M. Best, companies with a rating of “A” or better “have an excellent ability to meet their ongoing obligations to policyholders.” We monitor the solvency of reinsurers through regular review of their financial statements and, if available, their A.M. Best ratings. We have experienced no significant difficulties collecting amounts due from reinsurers.

          Reinsurance Assumed. We generally do not assume risks from other insurance companies. However, we are required by statute to participate in certain residual market pools. This participation requires us to assume business for workers’ compensation and for property exposures that are not insured in the voluntary marketplace. We participate in these residual markets pro rata on a market share basis, and as of December 31, 2008, our participation is not material.
Unpaid Losses and LAE Reserves
          We are required by applicable insurance laws and regulations to maintain reserves for unpaid losses and LAE. These reserves are established for both reported claims and for claims incurred but not reported (IBNR), arising from the policies we have issued. The laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what we expect to be the cost of the ultimate settlement and administration of such claims. The reserves are set based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability. Our actuarial analyses have consistently indicated that our reserves are adequate. We do not believe we are subject to any material potential asbestos or environmental liability claims.
          Estimating the ultimate liability for unpaid losses and LAE is an inherently uncertain process. Therefore, the reserve for unpaid losses and LAE does not represent an exact calculation of that liability. Our reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. We do not discount our reserves to recognize the time value of money.
          When a claim is reported to us, our claims personnel establish a “case reserve” for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of the estimator. The individual estimating the reserve considers the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are adjusted by our claims staff and our third party claims administrator as more information becomes available. It is our policy to settle each claim as expeditiously as possible. Our claims staff and third party claims administrator have the authority to pay claims up to $25,000. For any amount in excess of $25,000, approval from Mr. Ulsh or Mr. Rissinger is required.
          We maintain IBNR reserves to provide for already incurred claims that have not yet been reported and developments on reported claims. The IBNR reserve is determined by estimating our ultimate net liability for both reported and IBNR claims and then subtracting the case reserves for reported claims.
          Each quarter, we compute our estimated ultimate liability using principles and procedures applicable to the lines of business written. However, because the establishment of unpaid losses and LAE reserves is an inherently uncertain process, we cannot assure you that ultimate losses will not exceed the established unpaid losses and LAE reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made.

          The following table provides a reconciliation of beginning and ending unpaid losses and LAE reserve balances of Lebanon Mutual for the years ended December 31, 2008, 2007 and 2006, prepared in accordance with GAAP.

	Years Ended December 31,
	2008	2007	2006
		(in thousands)
Balance at January 1	$6,645	$9,096	$9,409
Reinsurance recoverable on unpaid losses and LAE	(1,780)	(3,705)	(3,598)

Net balance at January 1	4,865	5,391	5,811

Losses and LAE incurred, net:
Current year	4,239	5,715	6,659
Prior years	(173)	62	(629)

Total incurred losses and LAE	4,066	5,777	6,030

Less losses and LAE paid, net:
Current year	2,401	3,664	4,153
Prior years	2,087	2,639	2,297

Total loss and LAE expenses paid	4,488	6,303	6,450

Net unpaid losses and LAE, at December 31	4,443	4,865	5,391
Reinsurance recoverable on unpaid losses and LAE	1,838	1,780	3,705

Reserve for unpaid losses and LAE at December 31	$6,281	$6,645	$9,096

          The estimation process for determining the liability for unpaid losses and LAE inherently results in adjustments each year for claims incurred (but not paid) in preceding years. Negative amounts reported for claims incurred related to prior years are a result of claims being settled for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years are a result of claims being settled for amounts greater than originally estimated (unfavorable development).
Reconciliation of Reserve for Losses and Loss Adjustment Expenses
          The following table shows the development of our net reserves for unpaid losses and LAE from 1998 through 2008 on a GAAP basis. The top line of the table shows the liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the reestimated liability for each reporting period is less (greater) than the prior liability estimate. The “cumulative redundancy (deficiency)” depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

	Year Ended December 31,
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	(in thousands)
Liability for unpaid losses and LAE, net of reinsurance recoverables	$4,396	$5,221	$5,066	$5,005	$6,447	$8,057	$6,599	$5,811	$5,391	$4,865	$4,443
Cumulative amount of liability paid through:
One year later	1,869	2,285	3,135	2,646	2,992	3,977	2,468	2,296	2,600	2,079	—
Two years later	2,748	3,591	4,292	3,876	4,939	5,285	3,774	3,493	3,808
Three years later	3,442	4,192	5,139	4,896	5,893	6,132	4,511	4,254
Four years later	3,619	4,804	5,645	5,544	6,286	6,572	4,924
Five years later	3,844	5,155	5,995	5,690	6,579	6,812
Six years later	3,934	5,296	6,058	5,791	6,801
Seven years later	4,005	5,327	6,118	5,861
Eight years later	4,030	5,385	6,139
Nine years later	4,087	5,404
Ten years later	4,104
Liability estimated as of:
One year later	4,538	4,481	5,636	5,905	7,437	7,817	5,515	5,186	5,413	4,687
Two years later	3,848	5,052	5,988	6,101	7,127	7,026	5,366	4,893	5,187
Three years later	4,078	5,166	6,253	5,964	6,914	7,115	5,329	4,942
Four years later	4,033	5,500	6,116	5,988	6,903	7,035	5,413
Five years later	4,111	5,404	6,173	6,002	6,866	7,071
Six years later	4,065	5,386	6,184	5,964	6,954
Seven years later	4,071	5,390	6,184	5,930
Eight years later	4,074	5,415	6,153
Nine years later	4,109	5,417
Ten years later	4,117
Cumulative total redundancy (deficiency)	$279	$(196)	$(1,087)	$(925)	$(507)	$986	$1,186	$869	$204	$178	—

Gross liability — end of year	$8,914	$9,049	$9,167	$8,779	$10,379	$14,335	$10,340	$9,409	$9,096	$6,645	6,281
Reinsurance recoverables	4,518	3,828	4,101	3,774	3,932	6,278	3,741	3,598	3,705	1,780	$1,838

Net liability — end of year	$4,396	$5,221	$5,066	$5,005	$6,447	$8,057	$6,599	$5,811	$5,391	$4,865	$4,443

Gross reestimated liability – latest	$7,370	$9,656	$11,374	$10,712	$12,969	$14,393	$9,738	$8,177	$8,842	$7,025
Reestimated reinsurance recoverables – latest	3,253	4,239	5,221	4,782	6,015	7,322	4,325	3,235	3,655	2,338

Net reestimated liability – latest	$4,117	$5,417	$6,153	$5,930	$6,954	$7,071	$5,413	$4,942	$5,187	$4,687

	Year Ended December 31,
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	(in thousands)
Gross cumulative redundancy (deficiency)	$1,544	$(607)	$(2,207)	$(1,933)	$(2,590)	$(58)	$602	$1,232	$(254)	$(380)	—

Investments
          Our investments in debt and equity securities are classified as available for sale and are carried at fair value with unrealized gains and losses reflected as a component of equity. Our investments in convertible securities are also carried at fair value, however, unrealized gains and losses are reflected in net income because we adopted the provisions of SFAS No. 155 effective January 1, 2006.
          Our investment policy is to provide a framework for an investment strategy that is consistent with our overall business strategy and risk tolerance. Our investment strategy seeks to achieve our specific objectives. Growth of equity will be maximized consistent with a long term view. Equities or equity substitutes are used to realize this goal.
          An important component of our operating results has been the return on invested assets. Our investment objectives are (i) accumulation and preservation of capital, (ii) optimization, within accepted risk levels, of after-tax returns, (iii) assuring proper levels of liquidity, (iv) providing for an acceptable and stable level of current income, (v) closely matching investment maturity with company liabilities, and (vi) maintaining a quality portfolio which will help attain the highest possible rating from A.M. Best. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Information about Market Risk.”
          In addition to any investments prohibited by the insurance laws and regulations of Pennsylvania and any other applicable states, our investment policy prohibits investments in:
•	Interest only securities backed by prepayment sensitive residential MBS;

•	Principal only securities backed by prepayment sensitive residential MBS;

•	Inverse floating rate securities; and

•	Interest rate swaps, futures and options.
          Our Board of Directors developed our investment policy in conjunction with our external investment manager and reviews the policy periodically.
          Our investment portfolio is professionally managed by a registered independent investment advisor specializing in the management of insurance company assets. Its clients include stock, mutual and fraternal companies, including both life and health and property and casualty insurers.

          The following table sets forth information concerning our investments (in thousands).

	At December 31,
	2008		2007		2006
	Cost or	Estimated	Cost or	Estimated	Cost or	Estimated
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
Obligations of U.S. government corporations and agencies	$151	$161	$202	$203	$—	$—
States, territories and possessions	1,317	1,327	1,182	1,181	1,062	1,046
Special revenue	2,684	2,752	2,981	2,975	3,316	3,258
Public utilities	74	74	73	74	173	181
Industrial and miscellaneous	3,351	3,047	3,328	3,315	2,978	2,958
Mortgage-backed securities	7,921	7,830	8,245	8,231	7,585	7,438

Total Debt Securities	15,498	15,191	16,011	15,979	15,114	14,881

Equity securities	187	154	5	361	5	430
Convertible securities	3,908	3,324	4,626	4,683	4,560	5,244

	$19,593	$18,669	$20,642	$21,023	$19,679	$20,555

          The following table below summarizes the distribution of Lebanon Mutual’s portfolio of debt and convertible securities as a percentage of total estimated fair value based on credit ratings assigned by Standard & Poors Corporation (S&P) at December 31, 2008 (dollars in thousands):

	Estimated
Rating (1)	Fair Value	Percent of Total (2)
Obligations of U.S. government corporations and agencies	$5,246	28.3%
AAA	4,571	24.7%
AA	3,208	17.3%
A	2,943	15.9%
BBB	1,698	9.2%
Below Investment Grade	849	4.6%

Total	$18,515	100.0%

(1)	The ratings set forth in this table are based on the ratings assigned by S&P. If S&P’s ratings were unavailable, the equivalent ratings supplied by Moody’s Investor Service, Fitch Investors Service, Inc. or the NAIC were used where available.

(2)	Represents percent of fair value for classification as a percent of the total portfolio.

          Debt and convertible securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties (in thousands):

	Cost or Amortized Cost	Estimated Fair Value (1)
Less than one year	$1,232	$1,237
One though five years	4,868	4,730
Five through ten years	2,028	1,903
Greater than ten years	3,357	2,815
Mortgaged-backed securities (2)	7,921	7,830

Total debt securities	$19,406	$18,515

(1)	Debt securities are carried at fair value in our financial statements beginning on page F-1.

(2)	Mortgage-backed securities consist of residential and commercial mortgage-backed securities and securities collateralized by home equity loans. These securities are presented separately in the maturity schedule due to the inherent risk associated with prepayment or early amortization. The average duration of this portfolio is 2.25 years. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages or other collateral to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.

The following table sets forth the fair value and average credit rating of our portfolio of residential mortgage-backed securities at December 31, 2008:

	December 31, 2008
		Average Credit
	Fair Value	Rating
U.S. Agency guaranteed RMBS	$5,084,593

Non-Agency guaranteed RMBS
Prime First Lien	544,104	AAA
Prime Second Lien	42,643	A
Alt-A Loans	—

Total	$5,671,340

     The notional amount of home equity-backed securities held by Lebanon Mutual at December 31, 2008, was $51,365.
     Lebanon Mutual determines the fair value of all of its fixed income securities based on information received from various sources and observable data. Lebanon Mutual reviews the reports received from its investment manager on a monthly basis.
     Approximately 23.1% of Lebanon Mutual’s investments in fixed income securities are guaranteed by third party monoline insurers. The following table sets forth information with respect to our fixed income securities that are guaranteed by third party insurers. Lebanon Mutual holds no securities issued by any third party insurer.

	December 31, 2008
		Average Credit
	Fair Value	Rating
Auto loan backed securities	$97,256	AAA
Home equity loan backed securities	42,643	AAA
Municipal bonds	3,378,159	AAA

     The following table sets forth information with respect to the fair value at December 31, 2008, of the fixed income securities held by Lebanon Mutual that are guaranteed by each of the third party insurers.

Insurer	Fair Value at December 31, 2008
AMBAC	$412,288
FGIC	796,260
FSA	1,025,083
MBIA	1,060,598
PSF	88,630
BHAC	135,200

          The following table sets forth the underlying ratings of the issuer for the fixed income securities that are guaranteed by third party insurers held by Lebanon Mutual at December 31, 2008.

Underlying Rating of Issuer	Fair Value at December 31, 2008
AAA	$457,624
AA	2,362,042
A	457,750
BBB	—
Not Rated (1)	240,643

(1)	Includes (i) municipal bonds with a fair value of $198,000 at December 31, 2008, and (ii) asset backed securities secured by home equity loans with a fair value of $42,643 at December 31, 2008, for which no underlying rating is available.

          The average maturity of our debt security investments, excluding mortgage backed securities that are subject to prepayment, was approximately 3.73 years as of December 31, 2008. As a result, the fair value of our investments may fluctuate significantly in response to changes in interest rates. In addition, we may experience investment losses to the extent our liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.
          Our average cash and invested assets, net investment income and return on average cash and invested assets for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended December 31,
	2008	2007	2006
Average cash and invested assets	$20,429,840	$21,477,145	$21,395,571
Net investment income	540,449	580,868	673,399
Return on average cash and invested assets	2.6%	2.7%	3.1%

A.M. Best Rating
          A.M. Best rates insurance companies based on factors of concern to policyholders. A.M. Best currently assigns an “B++” (Good) rating to Lebanon Mutual. This rating is the fifth highest out of 15 rating classifications. According to the A.M. Best guidelines, A.M. Best assigns “B++” ratings to companies that have “a good ability to meet their ongoing obligations to policyholders.” The rating evaluates the claims paying ability of a company, and is not a recommendation on the merits of an investment in our common stock.
          In evaluating a company’s financial and operating performance, A.M. Best reviews:

—	the company’s profitability, leverage and liquidity;

—	its book of business;

—	the adequacy and soundness of its reinsurance;

—	the quality and estimated market value of its assets;

—	the adequacy of its reserves and surplus;

—	its capital structure;

—	the experience and competence of its management; and

—	its marketing presence.

          In its ratings report on Lebanon Mutual, A.M. Best states that Lebanon Mutual has favorable capitalization, consistent investment income and broad product offerings. A.M. Best cites management’s strict investment philosophy, sound balance sheet liquidity and local market knowledge. The report states that these positive attributes are partially offset by above average underwriting leverage, geographic concentration and a high expense exposure. However, A.M. Best states that due to Lebanon Mutual’s good capital position, conservative investment philosophy and long-standing local market presence, Lebanon Mutual’s ratings outlook is stable.
Competition
          The property and casualty insurance market is highly competitive. Lebanon Mutual competes with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operating resources than we do. Our ability to compete successfully in our principal markets is dependent upon a number of factors, many of which are outside our control. These factors include market and competitive conditions. Many of our lines of insurance are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel or other distribution methods, rather than through independent producers paid on a commission basis (as we do). In addition to price, competition in our lines of insurance is based on quality of the products, quality and speed of service, financial strength, ratings, distribution systems and technical expertise. We consider our primary competitors to be Harleysville Group, Inc., Donegal Insurance Group, Penn National Insurance, Westfield Group, and other regional mutual companies. Each of these competitors is larger than Lebanon Mutual both in terms of assets and direct premiums written, and each of them is licensed to write insurance in multiple states. Our smaller size impairs our ability to compete for larger customers, our ability to provide loss control services, and our ability to engage in research and product development.
Regulation
          General. Insurance companies are subject to supervision and regulation in the states in which they do business. State insurance authorities have broad administrative powers with respect to all aspects of the insurance business including:
—	approval of policy forms and premium rates;

—	standards of solvency, including establishing statutory and risk-based capital requirements for statutory surplus;

—	classifying assets as admissible for purposes of determining statutory surplus;

—	licensing of insurers and their producers;

—	advertising and marketing practices;

—	restrictions on the nature, quality and concentration of investments;

—	assessments by guaranty associations;

—	restrictions on the ability of Lebanon Mutual to pay dividends to us;

—	restrictions on transactions between Lebanon Mutual and LMI Holdings;

—	restrictions on the size of risks insurable under a single policy;

—	requiring deposits for the benefit of policyholders;

—	requiring certain methods of accounting;

—	periodic examinations of our operations and finances;

—	claims practices;

—	prescribing the form and content of records of financial condition required to be filed; and

—	requiring reserves for unearned premiums, losses and other purposes.
          State insurance laws and regulations require Lebanon Mutual to file financial statements with insurance departments everywhere it does business, and the operations of Lebanon Mutual and its accounts are subject to examination by those departments at any time. Lebanon Mutual prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.
          Examinations. Examinations are conducted by the Pennsylvania Insurance Department every three to five years. The Pennsylvania Insurance Department’s last examination of Lebanon Mutual was as of December 31, 2005. The examination did not result in any adjustments to our financial position. In addition, there were no substantive qualitative matters indicated in the examination report that had a material adverse impact on our operations.
          NAIC Risk-Based Capital Requirements. In addition to state-imposed insurance laws and regulations, the NAIC has adopted risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula. These risk-based capital requirements attempt to measure statutory capital and surplus needs based on the risks in a company’s mix of products and investment portfolio. Under the formula, a company first determines its “authorized control level” risk-based capital. This authorized control level takes into account (i) the risk with respect to the insurer’s assets; (ii) the risk of adverse insurance experience with respect to the insurer’s liabilities and obligations, (iii) the interest rate risk with respect to the insurer’s business; and (iv) all other business risks and such other relevant risks as are set forth in the RBC instructions. A company’s “total adjusted capital” is the sum of statutory capital and surplus and such other items as the risk-based capital instructions may provide. The formula is designed to allow state insurance regulators to identify weakly capitalized companies.
          The requirements provide for four different levels of regulatory attention. The “company action level” is triggered if a company’s total adjusted capital is less than 2.0 times its authorized control level but greater than or equal to 1.5 times its authorized control level. At the company action level, the company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve the capital position. The “regulatory action level” is triggered if a company’s total adjusted capital is less than 1.5 times but greater than or equal to 1.0 times its authorized control level. At the regulatory action level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The “authorized control level” is triggered if a company’s total adjusted capital is less than 1.0 times but greater than or equal to 0.7 times its authorized control level; at this level the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The “mandatory control level” is triggered if a company’s total adjusted capital is less than 0.7 times its authorized control level; at this level the regulatory authority is mandated to place the company under its control. The capital levels of Lebanon Mutual have never triggered any of these regulatory capital levels. We cannot assure you, however, that the capital requirements applicable to Lebanon Mutual will not increase in the future.
          NAIC Ratios. The NAIC also has developed a set of 11 financial ratios referred to as the Insurance Regulatory Information System or (IRIS). On the basis of statutory financial statements filed with state insurance regulators, the NAIC annually calculates these IRIS ratios to assist state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range for each of the IRIS financial ratios. If four or more of its IRIS ratios fall outside the range deemed acceptable by the NAIC, an insurance company may receive inquiries from individual state insurance departments. During each of the years ended December 31, 2008, 2007 and 2006, Lebanon Mutual did not produce results outside the acceptable range for any of the IRIS tests.
          Market Conduct Regulation. State insurance laws and regulations include numerous provisions governing trade practices and the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations.
          Property and Casualty Regulation. Our property and casualty operations are subject to rate and policy form approval, as well as laws and regulations covering a range of trade and claim settlement practices. State insurance regulatory authorities have broad discretion in approving an insurer’s proposed rates. The extent to which a state restricts underwriting and pricing of a line of business may adversely affect an insurer’s ability to operate that business profitably in that state on a consistent basis.
          State insurance laws and regulations require us to participate in mandatory property-liability “shared market,” “pooling” or similar arrangements that provide certain types of insurance coverage to individuals or others who otherwise are unable to purchase coverage voluntarily provided by private insurers. Shared market mechanisms include assigned risk plans and fair access to insurance requirement or “FAIR” plans. In addition, some states require insurers to participate in reinsurance pools for claims that exceed specified amounts. Our participation in these mandatory shared market or pooling mechanisms generally is related to the amount of our direct writings for the type of coverage written by the specific arrangement in the applicable state. We cannot predict the financial impact of our participation in these arrangements.
          Guaranty Fund Laws. All states have guaranty fund laws under which insurers doing business in the state can be assessed to fund policyholder liabilities of insolvent insurance companies. Pennsylvania, the state in which we do business, has such a law. Under these laws, an insurer is subject to assessment depending upon its market share in the state of a given line of business. For the years ended December 31, 2008, 2007, and 2006, we accrued approximately $408,987, $351,112, and $380,324, respectively, for potential assessments pursuant to state insurance guaranty association laws. We establish reserves relating to insurance companies that are subject to insolvency proceedings when we are notified of assessments by the guaranty associations. We cannot predict the amount and timing of any future assessments on Lebanon Mutual under these laws.
          Sarbanes-Oxley Act of 2002. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the SOA. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.
          The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, or the Exchange Act.
          The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of specified issues by the SEC and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.
          The SOA addresses, among other matters:
—	audit committees;

—	certification of financial statements by the chief executive officer and the chief financial officer;

—	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

—	a prohibition on insider trading during pension plan black out periods;

—	disclosure of off-balance sheet transactions;

—	a prohibition on personal loans to directors and officers;

—	expedited filing requirements for Form 4 statement of changes of beneficial ownership of securities required to be filed by officers, directors and 10% shareholders;

—	disclosure of whether or not a company has adopted a code of ethics;

—	“real time” filing of periodic reports;

—	auditor independence; and

—	various increased criminal penalties for violations of securities laws.
          The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act. To date, the SEC has implemented some of the provisions of the SOA. However, the SEC continues to issue final rules, reports, and press releases. As the SEC provides new requirements, we review those rules and comply as required.
          Terrorism Risk Insurance Act of 2002. On November 26, 2002, President Bush signed the Terrorism Risk Insurance Act of 2002. Under this law, coverage provided by an insurer for losses caused by certified acts of terrorism is partially reimbursed by the United States under a formula under which the government pays 90% of covered terrorism losses, exceeding a prescribed deductible. Therefore, the act limits an insurer’s exposure to certified terrorist acts (as defined by the act) to the deductible formula. The deductible is based upon a percentage of direct earned premium for commercial property and casualty policies. Coverage under the act must be offered to all property, casualty and surety insureds.
          The immediate effect was to nullify terrorism exclusions previously permitted by state regulators to the extent they exclude losses that would otherwise be covered under the act. The act, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, further states that until December 31, 2014, rates and forms for terrorism risk insurance covered by the act are not subject to prior approval or a waiting period under any applicable state law. Rates and forms of terrorism exclusions and endorsements are subject to subsequent review.
          We are currently unable to predict the extent to which this legislation may affect the demand for our products or the risks that will be available for us to consider underwriting. We do not know the extent to which insureds will elect to purchase this coverage.
          Financial Services Modernized. The Gramm-Leach-Bliley Act was signed into law by President Clinton on November 12, 1999. The principal focus of the act is to facilitate affiliations among banks, securities firms and insurance companies. The ability of banks and securities firms to affiliate with insurers may increase the number, size and financial strength of our potential competitors.

          Privacy. As mandated by the Gramm-Leach-Bliley Act, states continue to promulgate and refine laws and regulations that require financial institutions, including insurance companies, to take steps to protect the privacy of certain consumer and customer information relating to products or services primarily for personal, family or household purposes. A recent NAIC initiative that affected the insurance industry was the adoption in 2000 of the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach-Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of customer information. Lebanon Mutual has implemented procedures to comply with the Gramm-Leach-Bliley Act’s related privacy requirements.
          OFAC. The Treasury Department’s Office of Foreign Asset Control (OFAC) maintains a list of “Specifically Designated Nationals and Blocked Persons” (the SDN List). The SDN List identifies persons and entities that the government believes are associated with terrorists, rogue nations or drug traffickers. OFAC’s regulations prohibit insurers, among others, from doing business with persons or entities on the SDN List. If the insurer finds and confirms a match, the insurer must take steps to block or reject the transaction, notify the affected person and file a report with OFAC. The focus on insurers’ responsibilities with respect to the SDN List has increased significantly since September 11, 2001.
          New and Proposed Legislation and Regulations. The property and casualty insurance industry has recently received a considerable amount of publicity because of rising insurance costs and the unavailability of insurance. New regulations and legislation are being proposed to limit damage awards, to control plaintiffs’ counsel fees, to bring the industry under regulation by the federal government and to control premiums, policy terminations and other policy terms. We are unable to predict whether, in what form, or in what jurisdictions, any regulatory proposals might be adopted or their effect, if any, on us.
          Dividends. Lebanon Mutual is restricted by the insurance laws of Pennsylvania regarding the amount of dividends or other distributions it may pay without notice to or the prior approval of the Pennsylvania Insurance Department. We expect that the Pennsylvania Insurance Department’s approval of Lebanon Mutual’s conversion to stock form will be subject to, among other things, the condition that for a period of three years following the conversion, Lebanon Mutual may not declare or pay a dividend to LMI Holdings without the approval of the Pennsylvania Insurance Department. After this three-year period has expired, Lebanon Mutual’s ability to declare and pay dividends to LMI Holdings will be subject to Pennsylvania law.
          Pennsylvania law sets the maximum amount of dividends that may be paid by Lebanon Mutual during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Insurance Department. This amount cannot exceed the greater of 10% of the company’s statutory surplus as regards policyholders as reported on the most recent annual statement filed with the Pennsylvania Insurance Department, or the company’s statutory net income for the period covered by the annual statement as reported on such statement. If the dividend restrictions expected to be contained in the Pennsylvania Insurance Department’s approval of the conversion were not in effect, then as of December 31, 2008, the amount available for payment of dividends by Lebanon Mutual to LMI Holdings in 2009 without the prior approval of the Pennsylvania Insurance Department would be approximately $1.3 million.
          Holding Company Laws. Most states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish certain information. This includes information concerning the operations of companies within LMI Holdings system that may materially affect the operations, management or financial condition of the insurers within the system. Pursuant to these laws, the Pennsylvania Insurance Department may examine us and Lebanon Mutual at any time, require disclosure of material transactions by us and Lebanon Mutual and require prior notice of approval of certain transactions, such as “extraordinary dividends” distributed by Lebanon Mutual.
          All transactions within our consolidated group affecting Lebanon Mutual must be fair and equitable. Notice of certain material transactions between Lebanon Mutual and any person or entity in our holding company system will be required to be given to the Department. In some states, certain transactions cannot be completed without the prior approval of the Department.
          Approval of the state insurance commissioner is required prior to any transaction affecting the control of an insurer domiciled in that state. In Pennsylvania, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. Pennsylvania law also prohibits any person or entity from (i) making a tender offer for, or a request or invitation for tenders of, or seeking to acquire or acquiring any voting security of a Pennsylvania insurer if, after the acquisition, the person or entity would be in control of the insurer, or (ii) effecting or attempting to effect an acquisition of control of or merger with a Pennsylvania insurer, unless the offer, request, invitation, acquisition, effectuation or attempt has received the prior approval of the Pennsylvania Insurance Department.
          Under Pennsylvania law, from the time a mutual insurance company files with the Pennsylvania Insurance Department an application to convert to a stock company, until the effective date of the conversion, any offer to acquire, announcement of an offer to acquire or acquisition of the converting company is prohibited. Any offer, announcement or acquisition would constitute a violation of the Pennsylvania Mutual-to Stock Conversion Act as well as the Pennsylvania holding company law described above.
Legal Proceedings
          Lebanon Mutual is a party to litigation in the normal course of business. Based upon information presently available to us, we do not consider any litigation to be material. However, given the uncertainties attendant to litigation, we cannot assure you that our results of operations and financial condition will not be materially adversely affected by any litigation.
Properties
          Our office is located at 137 West Penn Avenue, Cleona, Pennsylvania. This 17,634 square foot facility is owned by Lebanon Mutual.
Employees
          As of December 31, 2008, we had 21 full-time equivalent employees. None of these employees are covered by a collective bargaining agreement, and we believe that our employee relations are good.

THE CONVERSION
          Lebanon Mutual is organized as a mutual institution under Pennsylvania law, which means that it has no shareholders and that its mutual policyholders, in addition to their contractual rights under their insurance policies, have the nontransferable statutory right to elect directors, approve fundamental transactions such as this conversion and any merger, and also by statute have the first right to purchase stock in a mutual to stock conversion. In an insurance company organized as a stock institution, policyholders have no governance rights, which reside with shareholders, and instead have only contractual rights under their insurance policies.
          On December 19, 2007, the board of directors of Lebanon Mutual adopted the Plan, subject to approval by the Pennsylvania Insurance Department and the policyholders of Lebanon Mutual. The Plan was amended and restated on April 16, 2008, and on January 26, 2009. An application with respect to the conversion was filed by Lebanon Mutual with the Pennsylvania Insurance Department on March 18, 2008. Notice of the filing and the opportunity to comment on and to request and receive a copy of the Plan was mailed on March 26, 2008, to all eligible policyholders, as required by law. We expect the Pennsylvania Insurance Department to approve the Plan and our acquisition of control of Lebanon Mutual in the near future, and receipt of such approvals are conditions to completion of the conversion. Other conditions will be set by the Pennsylvania Insurance Department that must be satisfied. Approval by the Pennsylvania Insurance Department will not constitute a recommendation or endorsement of the Plan. The Plan also is subject to the approval of the eligible policyholders at the special meeting to be held on                     , 2009.
Background and Reasons for the Conversion
          The Plan of Conversion was adopted by Lebanon Mutual on December 19, 2007, and was amended and restated on April 16, 2008, and on January 26, 2009. We adopted the Plan because we believe that growth is critical to Lebanon Mutual’s success. As a small property and casualty insurer we face certain challenges associated with our size, including significant reliance on reinsurance, designing and implementing new products in a competitive market place, attracting and retaining skilled employees, and building and maintaining a technology infrastructure to meet the needs of our producers. In 2004 we retained Stevens & Lee and its subsidiary Griffin Financial to help us review our strategic alternatives. We reviewed several options including maintaining the status quo, merging with another mutual company, converting from mutual to stock form on our own and engaging in a so-called sponsored conversion in which we would convert from mutual to stock form and simultaneously be acquired by the sponsor. It was clear to our board that conversion from mutual to stock form was a transformational transaction that could help us meet the challenges we faced as a small company.
          Although we identified conversion from mutual to stock form as a potentially important component of our strategic plan, obstacles to achievement of this goal existed. First, the cost of converting from mutual to stock form is very high and poses a significant risk to us if the conversion is not successfully completed. This is because our surplus would be reduced by the professional fees and expenses we would be obligated to pay even though the transaction failed. Second, few mutual insurance companies of our size have attempted to convert to stock form. Accordingly, it was unclear whether sufficient demand for our stock would exist to ensure that the minimum number of shares could be sold in the conversion offering.
          Initially, we considered affiliation with another stock company in a sponsored conversion as a prudent path toward accomplishing our goal. In 2004, our board of directors authorized Griffin Financial to solicit indications of interest from stock insurance companies for a sponsored conversion transaction.

Because of our small size, the significant cost of a mutual to stock conversion and the fact that Lebanon Mutual had recently experienced poor operating results, Griffin Financial was unable to identify an appropriate sponsor. Potential sponsors told Griffin Financial that they were unwilling to undertake the significant cost of a sponsored conversion for the comparatively small increase in size and scale that Lebanon Mutual would offer the sponsor. However, Griffin Financial advised us that it believed there would be greater interest in Lebanon Mutual if it were in the stock form of organization because the cost of acquiring Lebanon Mutual then would be dramatically less than the cost of a sponsored conversion.
          Therefore, at that time it appeared that our options were to do nothing and maintain the status quo, engage in a merger with another mutual or convert from mutual to stock form on our own. During this period from 2004 to 2007, we had several discussions with other mutual and stock institutions regarding a merger, acquisition or sponsored conversion. Griffin Financial initiated three of these potential transactions and assisted us in evaluating at least two other transactions. The last alternative transaction was considered in Spring 2007. Griffin Financial was not compensated for its services in connection with these potential transactions, and we did not elect to pursue any of these transactions. Furthermore, during this period from 2004 to 2007, we were not prepared to assume the risks associated with converting on our own. As a result we elected not to pursue any merger or conversion transaction and focused on our core operating business. During that time our performance significantly improved.
          In the Fall of 2007, and in part due to our improved earnings performance, Stevens & Lee and Griffin Financial presented a new proposal to Lebanon Mutual that was designed to address the major risks associated with converting from mutual to stock form on our own. Stevens & Lee and Griffin Financial advised us that they were prepared to form and finance Griffin MTS Partners, LLC, which would pay all of the out-of-pocket costs incurred by Lebanon Mutual in connection with the conversion in exchange for a $100,000 retainer and a payment of $2,400,000 upon completion of the conversion. Lebanon Mutual is only required to reimburse Griffin MTS Partners, LLC for any costs in the event that Lebanon Mutual abandons the conversion. In addition, Griffin MTS Partners, LLC agreed to purchase the lesser of 650,000 shares ($6.5 million) or 35% of the number of shares issued in connection with the conversion.
          As a result of this proposal, our board concluded that the risk of completing a conversion would be greatly reduced. First, Lebanon Mutual would not bear the costs in the event the transaction failed unless we unilaterally abandoned the transaction. Second, because Griffin MTS Partners, LLC was committing to purchase a large block of stock, the risk that the stock would not be sold was significantly reduced. On October 16, 2007, a committee of the board of directors directed management and counsel to meet with the Pennsylvania Insurance Department to discuss the proposed transaction. Management and Stevens & Lee met with the Pennsylvania Insurance Department on October 31, 2007 and briefed the Department on the terms of the potential transaction. Subsequent to that meeting, we directed Stevens & Lee to prepare a plan of conversion and the initial Investment Agreement for consideration at the December 19, 2007 meeting of the board of directors. On that date the initial Plan of Conversion was adopted and the Investment Agreement was executed. Subsequently, after reviewing the preliminary results of the appraisal performed by Feldman Financial, the parties identified potential problems with the structure of the transaction at both the adjusted maximum of the offering range and at the minimum of the offering range.
          Stifel Nicolaus and Griffin Financial advised us that at the adjusted maximum of the offering range, the amount of capital that could be raised in the offering would result in a ratio of price to book value that might discourage some investors from submitting offers in the community offering. As a result, we might experience difficulty in obtaining subscriptions and orders for more than the minimum number of shares required to be sold in the offering. Stifel Nicolaus and Griffin Financial also advised us that if only the minimum number of shares were sold in the offering and Griffin MTS Partners, LLC exercised its right to have the shares that it purchased in the offering redeemed, the amount of additional capital that we would retain after such redemption would be substantially less than our $5.0 million goal.
          Accordingly, on April 16, 2008, Griffin MTS Partners, LLC, LMI Holdings and Lebanon Mutual agreed to amend and restate the Plan of Conversion and the Investment Agreement to reduce the number of shares that Griffin MTS Partners, LLC had the right to purchase in the subscription offering, to provide that we could accept or reject Griffin MTS Partners, LLC’s order in the community offering, in whole or in part, and to permit Griffin MTS Partners, LLC to sell limited amounts of the shares that it purchased in the offering in the open market beginning six months after completion of the offering.
     Because the Financial Industry Regulatory Authority objected to the purchase of LMI Holdings shares by Griffin MTS Partners, LLC, Stevens & Lee, or Griffin Financial, in the third quarter of 2008, Griffin Financial began discussions with Tuscarora Wayne and other potential investors to determine if any of them would have an interest in purchasing any of the class B shares that Griffin MTS had committed to purchase in the offering. Tuscarora Wayne expressed an interest in purchasing a significant percentage of the class B shares, and in September 2008 we and Tuscarora Wayne began discussing the terms of such purchase and the percentage of shares that Tuscarora Wayne would commit to purchase. Because Rollin Rissinger, our President and Chief Executive Officer had expressed his interest in retiring upon completion of the offering and we initially expected to complete the offering in 2008, our discussions with Tuscarora Wayne also included the extent to which Tuscarora Wayne would have the right to become involved in the management of the LMI Holdings and Lebanon Mutual upon Mr. Rissinger’s retirement.
     Combined with the significant decline in the stock markets that occurred in the last half of 2008 and the possible impact such decline could have on our valuation by Feldman Financial and our ability to obtain subscriptions and orders for the minimum number of shares, our Board of Directors viewed an investment by Tuscarora Wayne as an opportunity to secure an investor for a significant portion of the shares that we would need to sell and an opportunity to solve the management succession issue presented by Mr. Rissinger’s expected retirement. After several months of negotiations, in January 2009 we and Tuscarora Wayne agreed to amend and restate the Investment Agreement.
     Under the Investment Agreement as amended and restated on January 26, 2009, Tuscarora Wayne Mutual Insurance Company and its wholly owned subsidiary, Tuscarora Wayne Investments, LLC, have agreed that between them they will purchase up to 35% of the total number of shares sold in the offering. The Tuscarora Companies, however, have no obligation to purchase any of our shares unless they are permitted to purchase at least 25% of the total number of shares sold in the offering.
          We believe that completion of the conversion will provide us with strategic flexibility. With increased capital we will be positioned to grow as an independent company and achieve our operational goals. Conversely, as a stock company we will be more attractive as an acquisition partner because the transaction costs to complete a stock acquisition are dramatically less than the cost of a sponsored conversion. Furthermore, our stronger operating performance, stronger capitalization and ability to provide premium growth to an acquisition partner in a market in which premium prices are declining (a so-called “soft” market) should be attractive. We believe this ability to continue as a separate, independent company or seek an affiliation if it is in the best interests of the company, our shareholders, customers and employees is a desirable strategic position. Although we believe we will be a more attractive acquisition partner after the conversion, we have not recently sought an acquisition partner, and we have no immediate plans to seek an acquisition partner after completion of the conversion. Purchasers of our common stock in the offering should not purchase our common stock in anticipation of a subsequent sale of the company.
          Operationally, we are primarily a commercial property and casualty insurer, and we expect that the commercial lines business will remain our focus. We will use the capital generated by the conversion to strengthen this core competency. Specifically, our goals are to:
•	Increase our commercial and casualty writings. We believe that the actions that we have taken over the last twenty years to increase our commercial and casualty premium volume will continue to increase the percentage of our direct written premiums from these products. Our “main street” business owner program that targets commercial coverages for main street businesses, such as businesses in the home, and complementary coverages such as commercial automobile insurance covering light to medium weight trucks and passenger-type vehicles used for commercial purposes is focused on furthering this goal.

•	Attract and retain high-quality insurance producers. We intend to implement this strategy through increased marketing activities in targeted growth markets to attract high quality producers. We believe the increased capital resulting from the conversion may enable us to eventually secure a higher rating from A.M. Best and Company, which should help us to attract producers. In September 2008 we hired an additional marketing representative to assist in this increased marketing effort.

•	Reduce our ratio of expenses to net premiums earned through continued investment in technology. We will continue to invest in technology, both to make our system more user-friendly for our producers and facilitate increases in premium volume and to improve our profitability by reducing expenses.

•	Reduce our reliance on reinsurance. We believe the increased capital from the conversion will allow us to increase the risk we retain on individual policies, which will increase net premium volume.

•	Diversify our business geographically. We intend to increase our business outside Pennsylvania by selectively expanding our producer relationships.

          The board of directors also believes that reorganizing Lebanon Mutual as a wholly-owned subsidiary of LMI Holdings will enhance and improve operational flexibility and will facilitate product expansion and possible acquisitions. This will result in diversification of risk and enable Lebanon Mutual to compete more effectively with other insurance companies.
The Investment Agreement
           Under the Investment Agreement, Griffin MTS Partners, LLC will finance the completion of the conversion (and absorb the related costs if the conversion does not close) and the Tuscarora Companies will purchase a significant interest in LMI Holdings to help insure completion of the conversion. In addition, pursuant to the Investment Agreement, Tuscarora Wayne has entered into a management services agreement with us under which Tuscarora Wayne is responsible for managing the day-to-day operations of LMI Holdings and Lebanon Mutual. See “Management-Management Services Agreement.”
          The principal terms of the Investment Agreement are as follows:

•	The Tuscarora Companies have agreed to purchase in the conversion the lesser of (i) 35% of the number of shares sold in connection with the conversion, or (ii) 600,000 shares. The Tuscarora Companies have agreed to submit their offers in the community offering as follows: Tuscarora Wayne will submit an order for the lesser of 17.5% of the shares sold in the offering (plus one share) and 300,001 shares, and Tuscarora Wayne Investments, LLC will submit an order for the lesser of 17.5% of the shares sold in the offering (less one share) and 299,999 shares. We will have the option to accept or reject, in whole or in part, the orders submitted by the Tuscarora Companies in the offering, but the Tuscarora Companies will have no obligation to purchase any of our class B shares in the offering unless between them they are permitted to purchase at least 25% of the total number of shares sold in the offering. The shares purchased by the Tuscarora Companies will be a separate class of common stock designated as class B common stock and will be restricted securities. Except as described below, the class B common stock will be identical in all respects to the class A common stock.

•	If we reject all or any portion of the Tuscarora Companies’ order in the community offering, then in exchange for the Tuscarora Companies committing the capital necessary to satisfy their agreement to purchase such shares, we have agreed to pay to the Tuscarora Companies a fee of $0.50 for each share that they order in the community offering that we do not issue to the Tuscarora Companies. If the offering were completed at the maximum of the offering range, the maximum number of shares that the Tuscarora Companies would subscribe to purchase in the community offering is 342,125. If we reject the Tuscarora Companies’ community offering order in full, then the maximum amount we would be obligated to pay to the Tuscarora Companies is $171,063.

•	We have agreed to reimburse Tuscarora Wayne for the legal fees and expenses that it incurs in connection with the Investment Agreement and its purchase of our class B common stock in the offering, up to $200,000.

•	We and Tuscarora Wayne have entered into a management services agreement pursuant to which, effective April 1, 2009, Tuscarora Wayne is responsible for managing the day-to-day operations of LMI Holdings and Lebanon Mutual. See “ Management — Management Services Agreement.”

•	The obligation of the Tuscarora Companies to purchase any of our class B shares in the offering is conditioned upon Tuscarora Investments obtaining financing to purchase its portion of such shares as described in this prospectus. See “ — Conditions in the Investment Agreement.”

•	As long as the Tuscarora Companies hold any shares of our class B common stock, during the next three years they will vote their class B shares in favor of our nominees for the board of directors and for our stock-based compensation program.

•	The Tuscarora Companies have each agreed not to increase its ownership interest in our class A or class B common stock without our consent for a period of three years.

•	Beginning six months after completion of the conversion, the Tuscarora Companies will have the right to sell in the open market a limited number of the shares that they purchased in the offering. The Tuscarora Companies have each agreed that they will not sell shares in any week in an amount in excess of 0.5% of our outstanding shares. The Tuscarora Companies have each also agreed that they will stop selling any shares in the open market for 30 days upon receipt of a written request from us, provided that we can give such notice only twice during any twelve month period. Beginning on the third anniversary of the conversion, the Tuscarora Companies are free to sell any or all of their class B shares in the market or in privately negotiated transactions, provided that no block sale of more than 75,000 shares will be made. Upon any sale to anyone other than an affiliate of Tuscarora Wayne, the class B shares that are sold automatically convert into class A shares and all attributes of the class B shares sold, including the redemption and dividend rights described herein, terminate.

•	For approximately fourteen months after completion of the conversion, we will retain proceeds from the offering in an amount sufficient to redeem the class B shares owned by Tuscarora Investments having a Redemption Price sufficient to repay the loan that it obtained to purchase such shares and will invest such proceeds only in obligations issued or guaranteed by the United States of America. If the maximum of 977,500 shares are sold in the offering, the redemption price for such shares at the first anniversary of completion of the conversion will be approximately $1.9 million. We will also grant a security interest in such investments to Tuscarora Investments. Thereafter, we will be permitted to contribute such proceeds to Lebanon Mutual.

•	Until any obligation to redeem the class B shares has expired or been satisfied, the consent of the holders of a majority of the class B shares is required before either we or Lebanon Mutual (i) issue any security, except shares issued under our stock incentive plan, (ii) pay any dividend or other distribution on or redeem any class A shares, (iii) engage in any merger, consolidation, liquidation, dissolution, winding-up, recapitalization, reorganization or sale of all or substantially all of our assets unless the holders of class B shares receive at least the Redemption Price in exchange for their class B shares, (iv) amend our articles of incorporation or bylaws, (v) increase the size of our board of directors or any committee thereof, (vi) issue any security of Lebanon Mutual or any other subsidiary to any person other than LMI Holdings, (vii) engage in the acquisition of the stock or assets of any person other than in the ordinary course of business, (viii) engage in any line of business other than those engaged in at the date of completion of the conversion, (ix) incur any indebtedness or guaranty the obligation of any other person other than in the ordinary course of business (excluding the loan to the ESOP as described in this prospectus), (x) increase the number of shares of capital stock or options available for issuance to employees, officers, directors, consultants and advisors in excess of the amounts described in this prospectus, or (xi) engage in any transaction with affiliates.

•	After the date of a redemption default and at any time after the third anniversary of the completion of the conversion, the Tuscarora Companies will have certain rights to demand that we register their shares for sale in a public offering under the Securities Act of 1933, as amended.

          In addition to the rights provided to the Tuscarora Companies under the Investment Agreement as described above, as a holder of shares of our class B common stock, the Tuscarora Companies will also be entitled to the rights provided to holders of our class B shares contained in our articles of incorporation. Our articles of incorporation provide that:

•	The holders of our class B shares will be entitled to vote as a separate class and will be entitled to nominate and elect two directors to our board of directors. The class B shares will vote together with the class A common stock with respect to the election of all other directors.

•	Beginning on the first anniversary of the conversion and continuing until the fourth anniversary of the conversion, and subject to any required approval of Pennsylvania Insurance Department, each holder of class B shares will have the right to require us to repurchase any or all of its class B shares at the Redemption Price.

•	In the event that any holder of class B shares asks us to redeem any of its class B shares and we fail to redeem such shares, the class B common stock will accrue a dividend at the rate of $0.499 per share, per annum until all class B shares are redeemed. Payment of the dividend may be subject to the prior approval of the Pennsylvania Insurance Department.

•	Until the fourth anniversary of the conversion, the holders of the class B common stock voting as a separate class, have the right to disapprove any fundamental transaction such as a merger or sale of LMI Holdings or Lebanon Mutual that does not provide for the redemption, exchange or repurchase of the class B shares for a price equal to or greater than the Redemption Price.

•	If a redemption default occurs and continues until the end of the fourth anniversary of the completion of the conversion and the Tuscarora Companies still own fifty percent or more of the class B shares that they purchased in the offering, then the holders of the class B shares will have the right to elect a majority of the members of the board of directors of LMI Holdings and to cast a majority of the votes entitled to be cast in connection with any proposed merger, consolidation or sale of the assets of LMI Holdings or any similar transaction.

          Simultaneously with the execution of the initial Investment Agreement, we entered into engagement letters with Stevens & Lee and Griffin Financial for legal services and financial advisory services, respectively. Griffin Financial has acted as a financial advisor to us for approximately four years. In connection with the transaction contemplated by the Plan of Conversion and the Investment Agreement, the specific financial advisory services provided by Griffin Financial to us consisted of the conception and design of the transaction which culminated in the adoption of the initial Plan of Conversion and the execution of the initial Investment Agreement in December 2007, and the subsequent amendment and restatement of the Plan of Conversion and the Investment Agreement in April 2008 and January 2009. In connection with the transaction, Griffin Financial has not, and will not, perform any valuations or deliver any opinions.
          The engagement letter between Lebanon Mutual and Stevens & Lee provides that Stevens & Lee will prepare all major documents to effect the transactions contemplated by the parties, including the Plan, the Investment Agreement, the registration statement of which this prospectus forms a part, and the application for conversion to the Pennsylvania Insurance Department. The engagement letter specifically calls to Lebanon Mutual’s attention the potential conflicts of interest that exist because Stevens & Lee is acting as both our counsel and a principal, and advises us to retain separate independent counsel, which we have done. In the engagement letter, we also consent to Stevens & Lee’s joint representation of us and Griffin MTS Partners, LLC. The engagement letter between Lebanon Mutual and Griffin Financial is for a term of up to 24 months and provides that Griffin Financial will provide financial advisory services to Lebanon Mutual in connection with the transactions contemplated by the Plan and the Investment Agreement, including structuring advice, negotiation with regulators, financial analysis and advice, assistance with the preparation of offering documents as needed (in fact, Griffin Financial has not provided material assistance with the preparation of the offering documents) and assistance with closing. The Griffin Financial engagement letter also contains customary indemnification provisions. Griffin Financial has no residual rights under the engagement letter to represent us or receive payment from us in connection with any future financings, mergers, asset sales or any other transaction. Pursuant to these engagement letters, we paid Stevens & Lee a retainer of $75,000 and we paid Griffin Financial a retainer of $25,000. Except as described below, both Stevens & Lee and Griffin Financial have agreed to seek payment for all future services provided in connection with the conversion solely from Griffin MTS Partners, LLC.
          Griffin MTS Partners, LLC has agreed to jointly engage with us all providers of professional services in connection with the conversion, pay all professional fees and expenses and other out-of-pocket expenses prior to completion of the conversion, and absorb all costs and fees in the event the conversion is not completed, unless the reason for non-completion is because we elect to abandon the transaction.
          Fees and expenses that Griffin MTS Partners, LLC has agreed to pay include, among others, our independent counsel, our appraiser, Feldman Financial, the Pennsylvania Insurance Department’s appraiser, our independent registered public accounting firm, Beard Miller Company LLP, our marketing agent, Stifel Nicolaus, our financial printer and other filing fees and incidental expenses. Like Stevens & Lee and Griffin Financial, each provider of professional services has agreed to look solely to Griffin MTS Partners, LLC for payment of its fees and expenses. As of the date hereof, Griffin MTS Partners, LLC has advised us that it estimates that professional fees and expenses, other than the fees and expenses of Stevens & Lee and Griffin Financial, will be between $1,100,000 and $1,200,000.
          Upon completion of the conversion, we have agreed to pay Griffin MTS Partners, LLC a fee of $2.4 million out of the net proceeds of the offering. This payment will reimburse Griffin MTS Partners, LLC for fees and expenses of the other professionals it has advanced or will pay at closing. Of the remaining amount, Griffin MTS Partners, LLC expects to pay $225,000 to Griffin Financial for its financial advisory services and the balance will be paid to Stevens & Lee for its legal services. This additional payment to Stevens & Lee is estimated to be between $1.0 million and $1.1 million. We previously paid a $75,000 retainer fee to Stevens & Lee and a $25,000 retainer fee to Griffin Financial.
          Conditions in the Investment Agreement
          The obligations of Griffin MTS Partners, LLC, the Tuscarora Companies, LMI Holdings and Lebanon Mutual to complete the transaction contemplated by the Investment Agreement are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:
•	approval of the Plan of Conversion and the amended articles of incorporation of Lebanon Mutual by Eligible Members;

•	receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

•	the absence of any legal order prohibiting the transaction;

•	the registration statement of which this prospectus is a part shall have been declared effective by the SEC;

•	the confirmation of the appraisal value by Feldman Financial;

•	the common stock shall have been registered under the Securities Exchange Act of 1934, as amended;

•	delivery of a tax opinion to Tuscarora Wayne, LMI Holdings and Lebanon Mutual; and

•	the conversion offering shall have been completed and the funds released from escrow simultaneously with the completion of closing under the Investment Agreement.
          In addition, the obligations of Griffin MTS Partners, LLC, the Tuscarora Companies, and LMI Holdings and Lebanon Mutual to complete the transaction are conditioned on:

•	the accuracy in all material respects as of the date of the Investment Agreement and as of the closing of the conversion of the representations and warranties of the Tuscarora Companies Griffin MTS Partners, LLC, LMI Holdings and Lebanon Mutual, except as to any representation or warranty which specifically relates to an earlier date;

•	the order of the Pennsylvania Insurance Department approving the conversion not containing any condition materially burdensome to the Tuscarora Companies, Griffin MTS Partners, LLC, Lebanon Mutual or LMI Holdings;

•	Tuscarora Investments obtaining a loan to fund its purchase of shares of LMI Holdings, Inc. class B common stock on the terms provided in the Investment Agreement;

•	the other party’s material performance of all its covenants and obligations; and

•	other conditions customary for similar transactions, such as the receipt of officer certificates.
          In addition, the obligation of the Tuscarora Companies to complete the transactions contemplated by the Investment Agreement are further conditioned upon the following:

•	no material adverse effect shall have occurred with respect to Lebanon Mutual or LMI Holdings between the date of the Investment Agreement and the closing of the conversion;

•	LMI Holdings and the Tuscarora Companies shall have entered into an agreement granting the Tuscarora Companies certain rights to have their shares of LMI Holdings common stock registered for sale under the Securities Act of 1933;

•	LMI Holdings shall have accepted the orders of the Tuscarora Companies to purchase shares in the offering for at least 25% of the total number of shares sold in the offering;

•	The Tuscarora Companies shall have received a “comfort letter” from Beard Miller Company LLP, Lebanon Mutual’s independent registered public accounting firm with respect to the financial information included in this prospectus; and

•	Except for the requirements of eligible policyholder approval, regulatory approvals and the absence of any legal order preventing the transaction, each of the conditions described above may be waived in the manner and to the extent described in the Investment Agreement. See “— Amendment; Waivers” below.

          Representations and Warranties
          The Investment Agreement contains customary representations and warranties relating to:

•	the organization of the Tuscarora Companies, Griffin MTS Partners, LLC, LMI Holdings and Lebanon Mutual;

•	the capitalization of Lebanon Mutual and LMI Holdings and the absence of any subsidiaries of Lebanon Mutual and LMI Holdings, and the absence of assets or business of LMI Holdings;

•	the approval and enforceability of the Investment Agreement;

•	required consents or approvals of regulatory authorities or third parties;

•	the absence of undisclosed material pending or threatened litigation;

•	the accuracy of information to be supplied for inclusion in the registration statement of which this prospectus forms a part; and

•	the absence of undisclosed brokers’ or finders’ fees.
          In the Investment Agreement, Griffin MTS Partners, LLC also represents that to the best of its knowledge the Plan of Conversion complies with the Pennsylvania Mutual to Stock Conversion Act.
          The Investment Agreement also contains other representations and warranties by Lebanon Mutual relating to:
•	the preparation of Lebanon Mutual financial statements in accordance with accounting principles generally accepted in the United States and statutory accounting principles prescribed or permitted by the Pennsylvania Insurance Department;

•	the absence of any changes or events having a material adverse effect on Lebanon Mutual since the date of its September 30, 2008 statutory financial statements;

•	the absence of undisclosed liabilities;

•	the filing of tax returns and payment of taxes;

•	the quality of title to assets and properties;

•	the compliance by Lebanon Mutual with all applicable insurance laws, its possession of all necessary insurance permits and licenses;

•	Lebanon Mutual’s rating from A.M. Best & Company;

•	the filing of all required regulatory reports;

•	the provision to Griffin MTS Partners, LLC and the Tuscarora Companies of complete and correct information regarding Lebanon Mutual’s investments;

•	the aggregate loss reserves of Lebanon Mutual having been prepared in accordance with sound actuarial principles, the inclusion of such reserves in Lebanon Mutual’s statutory financial statements and compliance with the requirements of the Pennsylvania Insurance Department;

•	retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	intellectual property rights;

•	material contracts entered into by Lebanon Mutual;

•	the absence of material environmental violations, actions or liabilities;

•	the maintenance of adequate insurance; and

•	compliance with privacy laws and policies.
          Business Pending the Conversion
          Under the Investment Agreement, from the date of the agreement until the closing of the conversion, Lebanon Mutual has agreed to use its reasonable best efforts to maintain and preserve intact its business organization, and its material rights, franchises and other authorizations issued by governmental entities and to preserve its advantageous business relationships with customers, vendors and other parties with whom it is doing business, including policyholders, insureds, agents, underwriters and brokers. In addition, Lebanon Mutual has agreed to conduct its business in the ordinary course consistent with past practice.
          Lebanon Mutual also agreed that it will not, without the written consent of Tuscarora Wayne and Griffin MTS Partners, LLC:
•	amend or change any provision of its articles of incorporation, charter or bylaws;

•	issue or commit to issue any shares of capital stock, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of capital stock;

•	merge or consolidate with any other person or entity or acquire a material amount of assets or equity in another person or entity;

•	make any capital expenditures in excess of $100,000 in the aggregate;

•	enter into or amend any lease;

•	sell, lease, license or encumber any real property or other assets except in the ordinary course consistent with past practice;

•	enter into or amend any employment agreement;

•	adopt, enter into or amend any employee benefit plan or pay any benefit not required by a benefit plan;

•	increase the compensation, bonus or fringe or other benefits other than in the ordinary course consistent with past practice;

•	grant any severance or termination pay other than in the ordinary course consistent with past practice;

•	make any changes in its accounting methods, except as may be required under generally accepted accounting principles or statutory accounting principles;

•	take any action that would cause the conversion not to qualify as a reorganization for federal tax purposes;

•	pay, discharge, settle or compromise any claims, liabilities or obligations, other than insurance claims, any litigation (other than claims litigation) in the amount not in excess of $25,000 individually or $100,000 in the aggregate, or payments in the ordinary course of business;

•	other than in the ordinary course consistent with past practice, make or change any election with respect to taxes, settle or compromise any controversy relating to taxes in excess of $50,000, request any tax ruling (other than in connection with any benefit plan under ERISA), or change any method for reporting income and deductions for federal tax purposes;

•	abandon, modify, waive, terminate or otherwise change any of its insurance licenses;

•	take any action which would result in any of the representations and warranties of becoming untrue or would cause or could be reasonably expected to cause a material adverse effect;

•	terminate, cancel or amend any insurance coverage that is not replaced by comparable coverage;

•	take any action that would be reasonably be expected to result in a reduction of it’s A.M. Best & Company financial strength rating;

•	make any material change in its underwriting, claims management, pricing or reserving practices;

•	incur or assume any indebtedness for borrowed money in excess of $200,000 or guarantee or act as a surety for any other person or entity; or

•	agree or commit to do any of the foregoing.
          The Tuscarora Companies, Stevens & Lee, LMI Holdings, Griffin MTS Partners, LLC and Lebanon Mutual have agreed that:

•	LMI Holdings and Lebanon Mutual will grant reasonable access to Tuscarora Wayne to books and records and all other information reasonably requested;

•	they will make all filings and use reasonable best efforts to obtain all regulatory approvals;

•	they will cooperate with respect to public communications;

•	they will consummate the transactions contemplated by the Investment Agreement in accordance with all privacy laws;

•	LMI Holdings and Lebanon Mutual will cooperate in connection with obtaining a tax opinion with respect to the conversion;

•	they will use reasonable best efforts to have the conversion qualify as a reorganization for federal tax purposes; and

•	they will use their reasonable best efforts to obtain all required regulatory approvals.

          We have agreed in the Investment Agreement:

•	to indemnify the directors and officers of Lebanon Mutual against certain liabilities for a period of at least two years after the closing date of the conversion and defend all such persons against any claim attributable to such person’s status as a director or officer of Lebanon Mutual; and

•	to indemnify the Tuscarora Companies against any losses or damages resulting from or arising out of the breach of any covenant, representation or warranty of Lebanon Mutual or LMI Holdings contained in the Investment Agreement.

          No Other Bids and Related Matters
          The Investment Agreement prohibits Lebanon Mutual or any of its directors, officers, employees, agents or representatives (including investment bankers, lawyers and accountants) from:
•	soliciting, initiating or encouraging any inquiries relating to or the making of any proposal or offer with respect to a merger, consolidation or other business combination, acquisition of any equity interest, sale of assets, recapitalization , restructuring or similar transaction (we refer to any such proposal or offer as an “acquisition proposal”);

•	participating in any discussions or negotiations regarding an acquisition proposal, or facilitating a third party making an acquisition proposal;

•	withdraw or modify in a manner adverse to Griffin MTS Partners, LLC or Tuscarora Wayne its approval or recommendation of the Plan of Conversion;

•	approving or recommending, or publicly proposing to approve or recommend, an acquisition proposal; or

•	approving, recommending or entering into a letter of intent, agreement in principle or any other similar agreement relating to an acquisition proposal.
          Amendment; Waivers
          Subject to any applicable legal restrictions, at any time prior to completion of the transaction, Griffin MTS Partners, LLC, Stevens & Lee, LMI Holdings, the Tuscarora Companies and Lebanon Mutual may agree to:
•	amend the Investment Agreement;

•	extend the time for the performance of any obligations or other acts required in the Investment Agreement;

•	waive any inaccuracies in the representations and warranties contained in the Investment Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Investment Agreement.
          Termination; Effect of Termination
          Stevens & Lee, Griffin MTS Partners, LLC, the Tuscarora Companies, LMI Holdings and Lebanon Mutual may terminate the Investment Agreement at any time prior to completion of the transaction by written consent executed by all parties.

          Any one of Griffin MTS Partners, LLC, Stevens & Lee, Tuscarora Wayne or Lebanon Mutual may terminate the Investment Agreement at any time prior to completion of the transaction:

•	if Lebanon Mutual’s eligible policyholders do not approve the Plan of Conversion at the special meeting;

•	if a regulatory authority whose approval or consent has been requested will not be granted;

•	if the closing of the conversion does not occur on or before September 30, 2009; unless the failure to close is due to the failure of a party to perform its obligations under the Investment Agreement, then that party may not terminate the Investment Agreement;

•	a court of competent jurisdiction shall have issued an order, decree or ruling enjoining completion of the transactions contemplated by the Investment Agreement; or

•	a party has materially breached any representation, warranty or covenant in the Investment Agreement, and such breaching party has not cured the breach by the earlier of 30 days of the date the non-breaching gives written notice of the breach to the breaching party or the closing of the conversion.
Conversion Process
          The conversion will be accomplished by the filing of amended and restated articles of incorporation for Lebanon Mutual with the Pennsylvania Department of State. These amended and restated articles will, among other things, create and authorize the issuance of shares of capital stock of the converted company. Except to the extent the Pennsylvania Department of Insurance permits it to retain proceeds for the redemption of the class B shares owned by Tuscarora Investments, LMI Holdings expects to contribute substantially all of the net proceeds of the conversion offering to Lebanon Mutual in exchange for all of the capital stock of Lebanon Mutual to be issued in the conversion. See “Use of Proceeds.”
          After issuance of the shares of capital stock to LMI Holdings, Lebanon Mutual will become a wholly owned stock subsidiary of LMI Holdings. The conversion will be effected only if subscriptions and orders are received for at least 722,500 shares of common stock and eligible policyholders approve the plan. The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering that will not change the historical accounting basis of Lebanon Mutual’s financial statements.
          The total purchase price of the common stock to be issued in the conversion offering will be within the estimated valuation range of between $7,225,000 and $9,775,000, which may be increased to no more than $10,861,110 solely to accommodate the right of the ESOP to purchase 10% of the total number of shares sold in the conversion offering. This range is based upon an independent valuation of the pro forma market value of Lebanon Mutual as of March 26, 2009, prepared by Feldman Financial. All shares of common stock to be issued and sold in the conversion offering will be sold at the price of $10.00 per share. Feldman Financial’s independent valuation will be affirmed or, if necessary, updated, prior to the completion of the conversion. Feldman Financial is a consulting firm experienced in corporate valuations. For additional information, see “Stock Pricing and Number of Shares to be Issued” herein.
          A copy of the Plan of Conversion is available for inspection at LMI Holdings’ principal executive offices located at 137 West Penn Avenue, Cleona, Pennsylvania and on our Internet web site at www.lebins.com. A copy of the Plan also was sent to each eligible policyholder along with the notice of the special meeting. The Plan also is filed as an Exhibit to the registration statement of which this prospectus is a part. Copies of the registration statement and attachments may be obtained from the SEC. See “Additional Information.”
Offering of Common Stock
          In the conversion, we are offering shares of common stock to eligible policyholders, the ESOP, directors, officers and employees of Lebanon Mutual, the Tuscarora Companies and the general public. The offering to eligible policyholders, the ESOP, and our directors, officers and employees is referred to as the subscription offering because each of those constituents will receive subscription rights to purchase common stock in the following order of priority:
          First, to the eligible policyholders;
          Second, to our ESOP; and
          Third, to the directors, officers and employees of Lebanon Mutual who are not eligible policyholders under the category above.
          Our ESOP has the right to purchase shares in this offering in an amount equal to 10% of the shares sold in the offering. Subscription rights received by the directors, officers and employees are secondary to the subscription rights of the eligible policyholders and the ESOP. All of Lebanon Mutual’s directors will be purchasing stock in their capacity as eligible policyholders and not in their capacity as directors or officers.
          We will also offer to sell shares to members of the general public with preference given to:

•	the Tuscarora Companies

•	natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Berks, Dauphin, Lancaster, or Lebanon Counties in Pennsylvania;

•	licensed insurance agencies and brokers that have been appointed by Lebanon Mutual to market and distribute policies of insurance; and

•	policyholders under policies of insurance issued by Lebanon Mutual after December 19, 2007.

           The offering of common stock to the general public is referred to as the community offering.
           If subscriptions are not received for all of the shares available in the subscription offering, we may accept orders for the remaining available shares from orders received in the community offering or from orders received in a syndicated offering managed by Stifel Nicolaus on a best efforts basis. The syndicated offering may be conducted concurrently with the subscription and community offerings.
          The completion of this offering is subject to market conditions and other factors beyond our control. If the conversion is not completed, Lebanon Mutual will remain a mutual insurance company and all funds received with order forms will be promptly returned to purchasers with interest.

Effect of Conversion on Policyholders
          Each policyholder in a mutual insurance company, such as Lebanon Mutual, has certain interests in the insurance company issuing the policy, including the contractual right to insurance coverage, the right to vote for the election of directors and certain other corporate transactions, and the right to receive dividends if, as and when declared by the board of directors of the company.
          Mutual policyholders also have rights in the unlikely event of a solvent dissolution of a mutual insurance company. Under Pennsylvania law, it is unclear how mutual policyholders are treated in this case. One provision of Pennsylvania law applies to all nonstock corporations. Under this provision, unless otherwise provided in the articles, bylaws or the documents evidencing membership in the nonstock corporation, upon a solvent dissolution, members have the right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of the company. A more recent provision of Pennsylvania law, specifically applicable to mutual insurance companies, states that any surplus of a mutual insurance company remaining after satisfaction of all claims and liabilities escheats to the Commonwealth of Pennsylvania. In the view of the Pennsylvania Insurance Department, the more recent statute is controlling.
          A policyholder of a mutual insurance company, must have an effective insurance policy issued by that mutual company in order to be a member of that company. However, this membership interest has no market value because it cannot be separated from the underlying policy and in any event is not transferable. A policyholder whose policy is terminated loses the membership interest. As of the completion of the conversion, all policyholder interests in Lebanon Mutual, except contract rights under policies of insurance, will terminate.
          If the Plan of Conversion is not approved by Lebanon Mutual’s eligible policyholders or if the conversion fails to be completed for any other reason, Lebanon Mutual will continue as a mutual insurance company. In this case, eligible policyholders will retain the rights described above.
Continuity of Insurance Coverage and Business Operations
          Lebanon Mutual’s conversion to stock form will not change the insurance protection or premiums under individual insurance policies with Lebanon Mutual. During and after the conversion offering, the normal business of issuing insurance policies will continue without change or interruption. After the conversion, Lebanon Mutual will continue to provide services to policyholders under current policies.
          The board of directors of Lebanon Mutual at the time of the conversion will continue to serve as the board of directors of Lebanon Mutual after the conversion. The board of directors of LMI Holdings will consist of the following persons, each of whom is an existing director of Lebanon Mutual: Darwin G. Glick, S. Bruce Kurtz, Milton Garrison, Mark J. Keyser, Joseph F. Lauck, Jr., Warren L. Lewis, Rollin P. Rissinger, Jr., and Keith A. Ulsh. The holders of the class B shares have the right to nominate and elect two representatives to the board of directors of LMI Holdings. See “Management—Directors and Officers.” All officers of Lebanon Mutual at the time of the conversion will retain their positions with Lebanon Mutual after the conversion.

Voting Rights
          After the conversion, the voting rights of all policyholders in Lebanon Mutual will cease. Policyholders will no longer have the right to elect the directors of Lebanon Mutual or approve transactions involving Lebanon Mutual. Instead, voting rights in Lebanon Mutual will be held by LMI Holdings, which will own all the capital stock of Lebanon Mutual. Voting rights in LMI Holdings will be held by the shareholders of LMI Holdings. Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of LMI Holdings, subject to the terms of LMI Holdings’ articles of incorporation and bylaws and to the provisions of Pennsylvania and federal law. See “Description of our Capital Stock” for a description of the common stock.
Policyholder Dividends
          The conversion will not affect the reasonable expectation of a policyholder to receive dividends from Lebanon Mutual. The terms of the current policies of insurance provide that dividends will be paid only if, as and when declared by the board of directors of Lebanon Mutual. Lebanon Mutual has never declared a policyholder dividend.
          Holders of the common stock of LMI Holdings will have the right to receive dividends only if, as and when declared by the board of directors of LMI Holdings. However, if we fail to redeem the class B shares held by a class B shareholder upon its written request at any time after the first anniversary of completion of the conversion, we are required under the terms of our class B common stock to pay or accrue a cash dividend on all class B shares of $0.499 per year. See “Dividend Policy” or “Description of our Capital Stock — Common Stock.”
Rights Upon Dissolution
          As discussed above, it is unclear what right policyholders would have if there were a solvent dissolution of Lebanon Mutual. However, it is clear that after the conversion, policyholders will no longer have the right to receive a pro rata distribution of any remaining surplus of Lebanon Mutual. Instead, this right will vest in LMI Holdings as the sole shareholder of Lebanon Mutual. In the event of a liquidation, dissolution or winding up of LMI Holdings, its shareholders would be entitled to receive, after payment of all its debts and liabilities, a pro rata portion of its remaining assets. See “Description of our Capital Stock — Common Stock.”
Subscription Offering and Subscription Rights
          In accordance with the Plan, the subscription offering is being made simultaneously to the following persons, and subscriptions will be filled in the following order of descending priority:
(1)	“Eligible Policyholders,” which means a person or entity who is the named insured under an insurance policy issued by Lebanon Mutual that is issued and in force as of the close of business on December 19, 2007;

(2)	the ESOP; and

(3)	directors, officers and employees of Lebanon Mutual as of December 19, 2007, and as of the closing date of the conversion.

          At December 19, 2007, Lebanon Mutual had approximately 12,371 Eligible Policyholders.
          All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under “—Limitations on Purchases of Common Stock.”
          Priority 1: Eligible Policyholders. Each Eligible Policyholder will receive, without payment, nontransferable subscription rights to purchase 50,000 shares, subject to the overall purchase limitations. See “- Limitations on Purchases of Common Stock.”
          If there are not sufficient shares available to satisfy all subscriptions by Eligible Policyholders, shares first will be allocated among subscribing Eligible Policyholders so as to permit each such Eligible Policyholder, to the extent possible, to purchase the lesser of: (i) the number of shares for which he or she subscribed, or (ii) 1,000 shares. Any shares remaining after such allocation will be allocated among the subscribing Eligible Policyholders whose subscriptions remain unfilled on a pro rata basis based on the amount that each Eligible Policyholder subscribed to purchase, provided that no fractional shares will be issued.
          Priority 2: ESOP. The ESOP will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the common stock to be issued in the offering. The ESOP intends to purchase 10% of the shares of common stock, or between 72,250 shares and 108,611 shares, based on the minimum and adjusted maximum of the offering range, respectively. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of the directors, officers, employees or associates of Lebanon Mutual. Any oversubscription by the Eligible Policyholders will not reduce the number of shares that the ESOP may purchase in the offering. In that event, the number of shares to be issued in the conversion will be increased by such number of shares as is necessary to permit the ESOP to purchase up to 10% of the total number of shares issued in the conversion. See “Management—Benefit Plans and Agreements—Employee Stock Ownership Plan,” and “The Conversion—Limitations on Purchases of Common Stock.”
          Priority 3: Directors, Officers, and Employees of Lebanon Mutual. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Policyholders and the ESOP, then Lebanon Mutual’s directors, officers, and employees will each receive, without payment, third priority, nontransferable subscription rights to purchase 50,000 shares of common stock. The ability of Lebanon Mutual’s directors, officers, and employees to purchase common stock under this category is in addition to rights that are otherwise available to them under the Plan of Conversion if they fall within higher priority categories, provided that they do not exceed the limitation on purchases described in the preceding sentence. See “- Limitations on Purchases of Common Stock.” For information as to the number of shares proposed to be purchased by the directors and executive officers, see “The Conversion—Proposed Management Purchases.”
          In the event of an oversubscription among Lebanon Mutual directors, officers, or employees, any available shares will be allocated on a pro rata basis based on the amount that each person subscribed to purchase.

Expiration Date for the Subscription Offering
          The subscription offering will expire at noon, Eastern Time, on                     , 2009, unless extended by Lebanon Mutual, with any required regulatory approval or non-objection. The subscription offering may be extended until                      ___, 2009, without notice. Prior to any additional extension, we will amend the registration statement of which this prospectus is a part and distribute an updated prospectus or prospectus supplement to anyone interested in purchasing shares in the offering. Subscription rights which have not been exercised prior to the Expiration Date, unless extended, will become void.
          LMI Holdings and Lebanon Mutual will not execute orders until properly completed orders for at least the minimum number of shares of common stock (722,500 shares) have been received. If properly completed orders for at least the minimum number of shares have not been received within 45 days after the Expiration Date, unless such period is extended, with any required regulatory approval, all funds delivered to Lebanon Mutual pursuant to the conversion offering will be returned promptly to the purchasers, with interest. If an extension beyond ___, 2009 is granted, LMI Holdings and Lebanon Mutual will notify purchasers by mail of the extension of time and the purchasers will be given the opportunity for at least fifteen days to cancel, modify or confirm their orders.
Community Offering
          To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Policyholders, the ESOP, and Lebanon Mutual’s directors, officers, managers and employees in the subscription offering described above, we may elect to offer any remaining shares in a community offering. The community offering, if any, will commence at the same time as, during, or promptly after the subscription offering. The community offering is expected to expire simultaneously with the subscription offering, but may extend for no more than 45 days after the end of the subscription offering, unless extended by us with the approval of the Department.
          In the community offering, we, in our sole and absolute discretion, may give preference to orders received from the following categories of persons before proceeding to accept orders from the general public:

•	Tuscarora Wayne and Tuscarora Investments;

•	natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Berks, Dauphin, Lancaster, or Lebanon Counties, Pennsylvania;

•	licensed insurance agencies and brokers that have been appointed by or otherwise are under contract with Lebanon Mutual to market and distribute policies of insurance; and

•	named insureds under policies of insurance issued by Lebanon Mutual after December 19, 2007.
          Subject to the preferences described above, the common stock offered in the community offering will be offered and sold in a manner designed to achieve a wide distribution of the common stock. In the event of oversubscription, subject to the preferences described above and our right to accept or reject, in our sole discretion, any order received in the community offering, in whole or in part, any available shares will be allocated so as to permit each person whose order is accepted in the community offering to purchase, to the extent possible, the lesser of (i) 10,000 shares, and (ii) the number of shares subscribed. Thereafter, any available shares will be allocated among accepted orders that have not been filled on a pro rata basis.
          The opportunity to submit an order for shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.
Syndicated Offering
          As a final step in the conversion, if there are any shares of common stock not purchased in the subscription and community offerings, we may accept offers received from the public in a syndicated offering. This syndicated offering would be commenced at our sole discretion. A syndicated offering would be made through a group of registered broker-dealers to be formed and managed by Stifel Nicolaus on our behalf. We would reserve the right to reject orders in whole or part in our sole discretion in a syndicated offering. Neither Stifel Nicolaus nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering. However, Stifel Nicolaus has agreed to use its best efforts in the sale of shares in the syndicated offering.
          The price at which common stock would be sold in the syndicated offering would be $10.00 per share. Shares of common stock purchased in the syndicated offering would be combined with purchases in the subscription and community offerings for purposes of this offering’s maximum purchase limitation of 50,000 shares.
          If a syndicated offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book-running manager. In such capacity, Stifel Nicolaus may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority (formerly NASD) member firms. Neither Stifel Nicolaus nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated offering. The syndicated offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally, under those rules, Stifel Nicolaus, in its capacity as a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate noninterest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated offering, order forms will not be used.
          A syndicated offering may be conducted concurrently with the subscription and community offerings and would terminate no more than 45 days following the termination date of the subscription and community offerings.
Stock Pricing and Number of Shares to be Issued
          The Plan of Conversion requires that the purchase price of the common stock be based on a valuation of the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings. The valuation must be in the form of a range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation and a valuation fifteen percent (15%) below the midpoint valuation. Feldman Financial initially determined that the pro forma value of Lebanon Mutual as of April 2, 2008, was between $10,200,000 and $13,800,000. As a result of the decline in the stock prices for publicly traded comparable property and casualty insurance companies, Feldman Financial has revised its valuation and has determined that, as of March 26, 2009, the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings is between $7,225,000 and $9,775,000.

          Under the Plan of Conversion, the total purchase price of the common stock to be sold in the conversion must be compatible with the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings. Under the Pennsylvania Mutual-to-Stock Conversion Act, we are permitted to require a minimum subscription of 25 shares of common stock so long as the minimum subscription amount is no more than $500.
          We determined to offer the common stock in the conversion offering at the price of $10 per share to ensure a sufficient number of shares available for purchase by policyholders. In addition, Stifel Nicolaus and Griffin Financial each advised us that the $10 per share offering price is commonly used in mutual-to-stock conversions of other insurance companies and savings banks and associations that use the subscription rights model. These were the only factors considered by our board of directors in determining to offer shares of common stock at $10 per share. The purchase price will be $10 per share regardless of any change in the pro forma market value of Lebanon Mutual as a subsidiary of LMI Holdings, as determined by Feldman Financial.
          We plan to issue between 722,500 and 977,500 shares (exclusive of purchases by the ESOP) of the common stock in the conversion. This range was determined by dividing the $10 price per share into the range of Feldman Financial’s valuation. We also will issue in the conversion between 72,250 and 108,611 shares of common stock to the ESOP.
          At the completion of the offering but prior to the acceptance of any subscriptions or orders in the offering, Feldman Financial will submit an updated valuation of the pro forma market value of Lebanon Mutual after the conversion as a subsidiary of LMI Holdings. Feldman Financial will take into account factors similar to those involved in its initial valuation. If the updated valuation does not fall within the estimated valuation range of the earlier valuation, we may cancel this offering, return the funds received with all orders, and terminate the Plan of Conversion. If we proceed with this offering using the updated valuation, people who submitted subscriptions or orders will be promptly notified by mail of the updated valuation and revised offering range and receive a prospectus supplement or revised prospectus. In that case, people will be given an opportunity for at least 15 days to confirm, modify, or cancel their subscriptions and orders. The funds of anyone who does not modify or confirm his subscription or order will be returned promptly with interest. Subscriptions and orders may not be withdrawn for any reason if the updated valuation is within the estimated valuation range of the earlier valuation.
          There is a difference of approximately $2.5 million between the low end and the high end of the estimated valuation range of Feldman Financial’s valuation. As a result, the percentage interest in LMI Holdings that a subscriber for a fixed number of shares of common stock will have is approximately 26.1% smaller if 722,500 shares are sold than if 977,500 shares are sold. In addition, assuming that the actual consolidated market value of Lebanon Mutual as a subsidiary of LMI Holdings will be within the broad estimated valuation range, this consolidated market value may be materially more or less than the total amount of subscriptions and orders received. Therefore, purchasers, in total and on a per share basis, may pay more for the common stock than the actual market value of Lebanon Mutual as a subsidiary of LMI Holdings.
          We cannot assure you that the market price for the common stock immediately following the conversion will equal or exceed $10 per share. Also, you should be aware that, prior to the completion of the offering, you will not have available to you information concerning the final updated valuation. After the offering, the final updated valuation will be filed with the Securities and Exchange Commission as part of a post-effective amendment to the registration statement of which this prospectus forms a part. See “Additional Information.”

If Subscriptions Received in the Subscription Offering Meet or Exceed the Maximum Number of Shares Offered
          If, after the subscription and community offerings, the number of shares subscribed for by eligible policyholders and our directors, officers and employees in the subscription offering is equal to or greater than 977,500 shares, then the conversion will be promptly completed. We will, on upon completion of the conversion, issue shares of common stock to the subscribing participants, including to the ESOP. However, except for the shares purchased by the ESOP, the number of shares of common stock issued will not exceed the 977,500 shares of common stock being offered. In the event of an oversubscription in the subscription offering, shares of common stock will be allocated among the subscribing participants in the priorities set forth in the Plan of Conversion. No fractional shares of common stock will be issued.
If Subscriptions Received in the Subscription Offering Meet or Exceed the Required Minimum
          If the number of shares of common stock subscribed for by eligible policyholders, the ESOP, and our directors, officers and employees in the subscription offering is equal to or greater than 722,500 shares, but less than 977,500 shares, then we may choose to promptly complete the conversion. However, prior to doing so, we will have the right in our absolute discretion to accept, in whole or in part, or reject orders received from any or all persons in the community offering. We also will have the right to accept orders received in a syndicated offering. In any event, on the effective date we will issue to those persons purchasing in the subscription offering shares of common stock in an amount sufficient to satisfy the accepted subscriptions in full, including the subscription of the ESOP for 10% of the shares issued in the conversion. No more than 1,086,111 shares of common stock will be issued in the conversion offering (including the shares issued to the ESOP). No fractional shares of common stock will be issued.
If Subscriptions Received in the Subscription Offering Do Not Meet or Exceed the Maximum
          If, after the subscription and community offerings, the number of shares of common stock subscribed for by eligible policyholders, the ESOP, and our directors, officers and employees in the subscription offering is less than 977,500 shares, we may, in our absolute discretion, accept other orders. We may accept orders received from purchasers in the community offering and in a syndicated offering so that the aggregate number of shares of common stock sold in this offering is no greater than 977,500 shares. At that time, the conversion will be promptly completed.
          Upon completion of the conversion, we will first issue to subscribing eligible members and directors, officers and employees of Lebanon Mutual shares of common stock in an amount sufficient to satisfy their subscriptions in full. Next, we will issue to persons whose orders in the community offering (and if we conduct a syndicated offering, to persons whose orders in the syndicated community offering) are accepted, sufficient additional shares of common stock so that the total number of shares of common stock to be issued in the conversion, including the shares to be issued to the ESOP, will be equal to at least 722,500 shares. No fractional shares of common stock will be issued. In order to raise additional capital, we may in our absolute discretion elect to issue in excess of 722,500 shares of common stock by accepting orders of purchasers in the community offering and any syndicated offering. The number of shares of common stock issued in the conversion cannot exceed 1,086,111 shares of common stock (including shares issued to the ESOP). See “Community Offering” and “Syndicated Offering” above.

If Subscriptions and Orders Received in All of the Offerings Combined Do Not Meet the Required Minimum
          If properly completed subscriptions and orders for less than 722,500 shares are received, then we may choose to cancel this offering and return all funds received in the offering, with interest, or we may cause a new valuation of the pro forma market value of Lebanon Mutual, as a subsidiary of LMI Holdings, to be performed, and based on this valuation commence a new offering of the common stock. If we elect to commence a new offering we will amend the registration statement of which this prospectus is a part and distribute a prospectus supplement or revised prospectus to anyone interested in purchasing shares in the offering. Each person who submitted a subscription or an order will be given the opportunity for at least 15 days to cancel, modify or confirm his or her order.
The Valuation
          The Pennsylvania Insurance Company Mutual to Stock Conversion Act requires that the Plan of Conversion set the total price of the common stock to be issued in the conversion at an amount equal to the estimated pro forma market value of the converted stock company, based on an independent valuation by a qualified expert. This pro forma market value may be that value that is estimated to be necessary to attract full subscription for the shares, as indicated by the valuation. It also may be stated as a range of pro forma market values.
          Our Plan of Conversion requires that the valuation be an independent valuation made by an appraiser who is experienced in valuation of insurance companies and that the purchase price of our common stock be based on the appraised pro forma market value of our common stock, as determined on the basis of such independent valuation. On January 21, 2008, we retained Feldman Financial Advisors, Inc. to prepare the valuation. Feldman Financial is engaged regularly in the valuation of insurance companies. There is no pre-existing relationship between Feldman Financial and Lebanon Mutual.
          Feldman Financial’s fees are estimated to be $125,000, which will be paid by Griffin MTS Partners, LLC. Griffin MTS Partners, LLC is also responsible to pay Feldman Financial’s out-of-pocket expenses. Lebanon Mutual agreed to indemnify Feldman Financial and any employees of Feldman Financial in connection with the appraisal, unless Feldman Financial is determined to be negligent or otherwise at fault. If the conversion is not completed, Feldman Financial’s fees will be reduced to $70,000 plus out-of-pocket expenses.
          Feldman Financial made its appraisal in reliance upon the information contained in this document, including the financial statements. Feldman Financial also considered the following factors, among others:
•	the present and projected operating results and financial condition of Lebanon Mutual and the economic and demographic conditions in Lebanon Mutual’s existing marketing areas;

•	certain historical, financial and other information relating to Lebanon Mutual;

•	a comparative evaluation of the operating and financial statistics of Lebanon Mutual with those of other similarly situated publicly traded insurance companies located in Pennsylvania and other regions of the United States;

•	the aggregate size of the offering of LMI Holdings common stock as determined by Feldman Financial;

•	the impact of the conversion on Lebanon Mutual’s net worth and earnings potential as determined by Feldman Financial;

•	the proposed dividend policy of LMI Holdings;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the purchase by the Tuscarora Companies of a significant portion of the common stock and the effect of this purchase on the liquidity of the common stock.

          In conducting its analysis of Lebanon Mutual, Feldman Financial placed emphasis on various financial and operating characteristics of Lebanon Mutual, including its lines of business and competitive position in the industry, its relative size and declining asset base, its fluctuating profitability in recent years, and its increased ratio of equity capital to total assets. In addition to the factors listed above, in its review of the appraisal provided by Feldman Financial, Lebanon Mutual’s board of directors reviewed the methodologies and the appropriateness of the assumptions used by Feldman Financial and determined that such assumptions were reasonable.
          In preparing the appraisal, Feldman Financial visited the corporate headquarters of Lebanon Mutual and conducted discussions with the management of Lebanon Mutual concerning the business and future prospects of Lebanon Mutual. Feldman Financial reviewed and discussed with management the audited financial statements of Lebanon Mutual for the years ended December 31, 2006, 2007, and 2008.
          In deriving its estimate of the estimated pro forma market value of Lebanon Mutual, Feldman Financial utilized the comparative market valuation approach. The comparative market valuation approach estimates a value by reviewing the relevant market pricing characteristics of comparable companies that are publicly traded. Feldman Financial selected a group of publicly traded insurance companies based on criteria relating to asset size, revenue base, profitability level, marketing segment, and geographic concentration. In determining the composition of the comparative group, Feldman Financial focused exclusively on publicly traded property and casualty insurance companies. Feldman Financial expanded the asset size and market capitalization selection criteria to encompass a statistically significant number of companies for inclusion in the comparative group. The size and market capitalization criteria considered companies included in the lower quartile of all publicly traded property and casualty companies.
          Feldman Financial reviewed the trading market price ratios of the comparable companies for the purpose of developing valuation ratio benchmarks to reach an estimate of value for Lebanon Mutual. The principal valuation measures considered by Feldman Financial were the price to book value and price to earnings ratios. Feldman Financial then proceeded to determine the appropriate range of pricing ratios for Lebanon Mutual at each valuation measure on a pro forma basis. Based on the quantitative and qualitative comparisons of Lebanon Mutual with the selected group of publicly traded companies, Feldman Financial applied adjusted market pricing ratios to the pro forma financial data of Lebanon Mutual to determine the estimated pro forma market value of Lebanon Mutual. The market pricing ratios determined by Feldman Financial also took into account certain additional adjustments for the earnings prospects of Lebanon Mutual and the new issue discount warranted for an equity securities offering in the current stock market environment.
          The following table sets forth the publicly traded insurance companies used by Feldman Financial in its comparative market valuation approach and certain financial data reviewed by Feldman Financial regarding these companies and Lebanon Mutual as of or for the last twelve months (LTM) ended December 31, 2008.

			LTM(1)	Total
	Total	Total	Total	Equity/	LTM	LTM
	Assets	Equity	Revenue	Assets	ROA(1)	ROE(1)
	($000s)	($000s)	($000s)	(%)	(%)	(%)
Comparative Group
21st Century Holding Company	197,110	76,231	67,356	38.67	(1.18)	(3.04)
Baldwin & Lyons, Inc.	777,743	330,067	156,930	42.44	(0.93)	(2.16)
CRM Holdings, Ltd.	444,192	108,860	143,171	24.51	(0.36)	(1.34)
Donegal Group, Inc.	880,109	363,584	372,312	41.31	2.93	7.16
Eastern Insurance Holdings, Inc.	377,311	138,137	131,204	36.61	(4.51)	(10.80)
First Mercury Financial Corporation	943,653	261,637	215,367	27.73	4.69	16.16
Hallmark Financial Services, Inc.	538,398	179,412	268,690	33.32	2.37	6.92
Mercer Insurance Group, Inc.	568,986	137,270	161,462	24.13	1.48	6.09
National Interstate Corporation	990,812	216,074	293,716	21.81	1.08	4.97
National Security Group, Inc.	124,890	34,648	61,233	27.74	(3.79)	(12.29)
SeaBright Insurance Holdings, Inc.	842,687	324,813	267,262	38.54	3.68	9.49
Specialty Underwriters’ Alliance, Inc.	454,737	136,289	153,491	29.97	1.72	5.54
Unico American Corporation	184,603	76,958	46,769	41.69	2.81	7.33

Comparative Group Mean	563,479	183,383	179,920	32.96	0.77	2.62
Comparative Group Median	538,398	138,137	156,930	33.32	1.48	5.54
Lebanon Mutual	26,621	12,694	8,098	47.68	0.21	0.45

(1)	LTM corresponds to last twelve months ended December 31, 2008. ROA indicates return on average assets for the period. ROE indicates return on average equity for the period.

          The following table sets forth for the publicly traded insurance companies used by Feldman Financial certain market valuation data reviewed by Feldman Financial regarding these companies based on closing market prices as of March 26, 2009.

	Total	Price/	Price/	Price/	Price/	Price/
	Market	Book	Tang.	LTM	LTM	Total
	Value	Value	Book	EPS(1)	Rev.(1)	Assets
	($Mil.)	(%)	(%)	(x)	(x)	(%)
Comparative Group
21st Century Holding Company	28.5	37.3	37.3	NM	0.42	14.43
Baldwin & Lyons, Inc.	295.9	91.9	92.8	NM	1.89	38.05
CRM Holdings, Ltd.	9.9	9.3	9.6	NM	0.07	2.24
Donegal Group, Inc.	425.9	117.1	117.4	16.7	1.14	48.39
Eastern Insurance Holdings, Inc.	70.6	52.5	61.4	NM	0.54	18.70
First Mercury Financial Corporation	260.7	99.1	131.8	6.6	1.21	27.63
Hallmark Financial Services, Inc.	160.7	84.7	131.5	7.4	0.60	29.84
Mercer Insurance Group, Inc.	86.5	60.6	63.2	10.4	0.54	15.20
National Interstate Corporation	368.3	169.6	169.6	34.5	1.25	37.17
National Security Group, Inc.	15.4	44.5	44.5	NM	0.25	12.35
SeaBright Insurance Holdings, Inc.	234.3	72.1	73.2	7.9	0.88	27.81
Specialty Underwriters’ Alliance, Inc.	48.8	39.2	42.6	7.2	0.32	10.73
Unico American Corporation	41.8	54.3	54.3	8.1	0.89	22.65

Comparative Group Mean	157.5	71.7	79.2	12.3	0.77	23.48
Comparative Group Median	86.5	60.6	63.2	8.0	0.60	22.65
Lebanon Mutual (pro forma range maximum)	9.8	52.0	52.0	125.0	1.19	29.88

(1)	LTM corresponds to earnings per share for the last twelve months ended December 31, 2008. LTM revenue corresponds to total revenue for the last twelve months ended December 31, 2008.

          Feldman Financial determined that, due to the variability of the historical earnings reported in recent periods by Lebanon Mutual, the price to book value per share ratio assumed more relevance than the price to earnings per share ratio in determining the estimated pro forma market value of Lebanon Mutual. Feldman Financial considered an analysis of the price to earnings ratios of the comparative group versus the pro forma price to earnings ratios indicated by Lebanon Mutual at the resulting valuation range. However, Feldman Financial did not rely on the earnings-based valuation analyses because the pro forma price to earnings ratios for Lebanon Mutual’s were very high due to its lower profitability.
          Based on its comparative analyses, Feldman Financial concluded that Lebanon Mutual’s pro forma market value warranted a discount in the range of approximately 25% to 35% relative to the comparative group based on the price to book value ratio metric by virtue of Lebanon Mutual’s lower level of profitability (as reflected by ROA and ROE results) despite exhibiting a higher level of capital (as indicated by the ratio of total equity to total assets). The mean and median price to book ratios for the comparative group were 71.7% and 60.6%, respectively. After applying the valuation discount, Feldman Financial established a range of estimated pro forma market value for Lebanon Mutual measuring 43.8% of pro forma book value at the minimum and 52.0% at the maximum. Other factors that contributed to the valuation discount determined by Feldman Financial were Lebanon Mutual’s recent lack of growth in premium revenue, concentrated risk exposure, and limited economies of scale due to its small size. In addition, Feldman Financial raised concerns about the challenges facing Lebanon Mutual in utilizing the net offering proceeds to generate competitive returns versus other publicly traded property and casualty insurance companies. In particular, Feldman Financial concluded that the expected high level of equity following the conversion offering combined with Lebanon Mutual’s recent earnings trends are likely to produce returns on equity significantly lower than many comparable publicly traded companies.
          Feldman Financial’s most recent valuation appraisal of the estimated pro forma market value of Lebanon Mutual was prepared as of March 26, 2009. Feldman Financial has agreed to update its valuation at the conclusion of the subscription offering, at the closing of the conversion offering, and otherwise as requested by Lebanon Mutual. These updates considered and will consider developments in general stock market conditions, current stock market valuations for selected insurance companies, the results of the subscription offering, and the recent financial condition and operating performance of Lebanon Mutual.
          On the basis of the foregoing, Feldman Financial gave its opinion, dated March 26, 2009, that the estimated pro forma market value of our common stock ranged from a minimum of $7,225,000 to a maximum of $9,775,000 with a midpoint of $8,500,000. LMI Holdings and Lebanon Mutual determined that the common stock should be sold at $10.00 per share, resulting in a range of 722,500 to 977,500 shares of common stock being offered in the conversion offering, which amount may be increased to 1,086,111 shares solely to accommodate the purchase by the ESOP of 10% of the shares sold in the conversion offering. The offering range may be amended with the approval of the Department, if required or if necessitated by subsequent developments in Lebanon Mutual’s financial condition or market conditions generally. In the event the offering range is updated to amend the value of Lebanon Mutual below $7,225,000 or above $9,775,000, the new appraisal will be filed with the SEC by post-effective amendment to the registration statement of which this prospectus is a part.
          No sale of shares of common stock in the conversion offering may be consummated unless Feldman Financial first confirms that nothing of a material nature occurred that, taking into account all relevant factors, would cause it to conclude that the purchase price is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion offering. If this confirmation is not received, LMI Holdings may cancel the offering, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Department may permit or require.
          Depending upon market or financial conditions, the total number of shares of common stock offered may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than the maximum of such range, the offering may be cancelled or purchasers will be resolicited and be permitted to confirm, modify or cancel their orders prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest. Any change in the offering range must be approved by the Department. If the number of shares of common stock issued in the conversion is increased due to an increase in the offering range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See “—Limitations on Purchases of Common Stock.”
          An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a purchaser’s ownership interest and LMI Holdings’ pro forma shareholders’ equity on a per share basis while increasing pro forma shareholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a purchaser’s ownership interest and LMI Holdings’ pro forma shareholders’ equity on a per share basis while decreasing pro forma shareholders’ equity on an aggregate basis. See “Pro Forma Unaudited Financial Information.”
          The appraisal report of Feldman Financial was filed as an exhibit to Lebanon Mutual’s Application for Conversion and is an exhibit to the registration statement of which this prospectus is a part, and is available for inspection in the manner set forth under “Additional Information.”
          The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing common stock. In preparing the valuation, Feldman Financial has relied upon and assumed the accuracy and completeness of financial and statistical information provided by LMI Holdings and Lebanon Mutual. Feldman Financial did not independently verify the financial statements and other information provided by LMI Holdings and Lebanon Mutual, nor did Feldman Financial value independently the assets and liabilities of LMI Holdings and Lebanon Mutual. The valuation considers LMI Holdings and Lebanon Mutual only as a going concern and should not be considered as an indication of the liquidation value of LMI Holdings and Lebanon Mutual. The valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time. We cannot assure you that persons purchasing common stock will be able to sell such shares at or above the initial purchase price. Copies of the valuation report of Feldman Financial setting forth the method and assumptions for its valuation are on file and available for inspection at the principal executive offices of LMI Holdings. Any subsequent updated valuation report of Feldman Financial will be available for inspection.

Tax Effects Generally
          Lebanon Mutual has obtained from Stevens & Lee an opinion concerning certain material tax consequences of the conversion and the subscription offering to Lebanon Mutual and its eligible policyholders to the effect that, on the basis of certain facts and customary representations and assumptions that are set forth or referred to in such opinion and must be consistent with the facts existing at the closing date of the conversion, for federal income tax purposes:
•	the conversion of Lebanon Mutual from mutual to stock form will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

•	no gain or loss will be recognized by Lebanon Mutual in its pre-conversion mutual or post-conversion stock form solely as a result of the reorganization;

•	Lebanon Mutual’s basis in its assets, holding period for its assets, earnings and profits and accounting methods will not be affected by the reorganization, nor will Lebanon Mutual’s net operating loss carryforward, if any, and capital loss carryforward, if any, be affected by the reorganization, except for possible limitations on the rate at which such carryforwards may be used after the reorganization;

•	as discussed below, eligible policyholders will be required to recognize gain upon the receipt of subscription rights if and to the extent that the subscription rights that are allocated to an eligible policyholder are determined to have fair market value;

•	the basis of the common stock purchased by an eligible policyholder pursuant to the exercise of subscription rights will equal the sum of the purchase price of the stock, plus the gain, if any, recognized by the eligible policyholder on the subscription rights that are exercised; and

•	the holding period of the common stock purchased by an eligible policyholder through the exercise of subscription rights will begin on the date on which the subscription rights are exercised. In all other cases, the holding period of common stock purchased by an eligible policyholder will begin on the date following the date on which the stock is purchased.
Tax Consequences of Subscription Rights
          Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law that are not addressed by any direct authorities. Nevertheless, Stevens & Lee has opined that:
•	any gain realized by an eligible policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised; and

•	the amount of gain recognized by each eligible policyholder should equal the fair market value of subscription rights received by the eligible policyholder.
          Although not free from doubt, if an eligible policyholder is required to recognize gain on the receipt of subscription rights and does not exercise some or all of such subscription rights, the eligible policyholder should recognize a corresponding loss upon the expiration or lapse of his or her unexercised subscription rights. The amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription rights, although the loss may not have the same character as the corresponding gain.
          Although not free from doubt, if the membership interests in Lebanon Mutual that are held by an eligible policyholder are capital assets in the hands of that eligible policyholder on the effective date of the conversion, then any gain resulting from the receipt of the subscription rights should constitute a capital gain. If the common stock that an eligible policyholder would have received upon exercise of the lapsed subscription rights would have constituted a capital asset in the hands of that eligible policyholder, the resulting loss upon expiration of the subscription rights should constitute a capital loss. For purposes of determining gain, it is unclear how the subscription rights should be valued or how to determine the number of subscription rights that may be allocated to each eligible policyholder during the subscription offering.
          In the opinion of Feldman Financial, the subscription rights do not have any fair market value, for a number of reasons. These rights are nontransferable, personal rights of short duration. They are provided without charge, and give the holder only the right to purchase shares of common stock in the subscription offering at a price equal to its estimated fair market value. This price is the same price at which such stock will be sold to purchasers in the community offering or the syndicated community offering, if any. Nevertheless, eligible policyholders are encouraged to consult with their tax advisors about the tax consequences of the conversion and the subscription offering.
Recent Developments
     We call to your attention that, on August 6, 2008, the opinion of the United States Court of Federal Claims was filed in the case of Eugene A. Fisher, Trustee, Seymour P. Nagan Irrevocable Trust, Plaintiff, v. The United States, Defendant (No. 04-1726T), in which the court ruled that a policyholder of Sun Life Assurance Company that, in the course of the demutualization of Sun Life in a recapitalization that constituted a reorganization under the Code, (a) exchanged its voting and liquidation rights in Sun Life for shares of the common stock of a new holding company that would become the corporate parent of Sun Life (the “Exchange Shares”), and (b) sold the Exchange Shares on the open market, did not realize any income for federal income tax purposes on the sale of the Exchange Shares, because the amount realized by the policyholder on the sale of the Exchange Shares was less than the policyholder’s cost basis in its Sun Life insurance policy as a whole. The opinion of the court is contrary to the long-standing published position of the Internal Revenue Service that the basis of stock received by a policyholder in the course of a mutual insurance company’s demutualization in a series of transactions that constitute a reorganization within the meaning of Section 368(a) of the Code is zero. It appears that the government has responded to the decision of the United States Court of Federal Claims in Fisher by filing its appeal in the United States Court of Appeals for the Federal Circuit (2009-5001, No. 04-CV-1726), on October 7, 2008.
     The plan of conversion and the law considered by the court in Fisher were substantially different than Lebanon Mutual’s Plan of Conversion and the corresponding law of Pennsylvania. Nevertheless, if the principles articulated by the court in Fisher were determined to be applicable to the subscription offering: (a) eligible policyholders would not be required to recognize any income or gain upon the receipt of subscription rights with a fair market value, provided the fair market value of the subscription rights did not exceed the eligible policyholder’s cost basis in its Lebanon Mutual insurance policy as a whole; and (b) the basis of the shares of Lebanon Mutual’s common stock purchased by an eligible policyholder pursuant to the exercise of subscription rights would equal the sum of the purchase price of the stock plus the eligible policyholder’s adjusted tax basis in the subscription rights that are exercised.
     You should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise and lapse of subscription rights and the determination of your adjusted tax basis in your shares of Lebanon Mutual common stock, based on your particular circumstances.
Constructive Dividends
          Generally, under Section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is taxable if the distribution, or a series of distributions of which such distribution is one, has the result of the receipt of cash or property (other than stock of the distributing corporation) by some shareholders and an increase in other shareholders’ proportionate interests in the assets or earnings and profits of the distributing corporation. In addition, under the Treasury regulations, any transaction or series of transactions, including a redemption or a recapitalization, may be treated as a distribution with respect to any shareholder whose proportionate interest in the assets or earnings and profits of the corporation is increased as a result of such transaction or series of transactions. Nevertheless, the Treasury regulations also provide that Section 305 of the Code does not apply to a distribution to a shareholder unless such distribution is made to the shareholder in its capacity as a shareholder, or to a distribution of cash or property incident to an isolated redemption of stock.
          If Section 305 of the Code applies to any of the transactions described in this prospectus, any increase in a shareholder’s proportionate interest in our assets or our earnings and profits may result in a constructive dividend that is taxable to such shareholder to the extent of such shareholder’s pro rata share of our current and accumulated earnings and profits deemed distributed to such shareholder as determined under U.S. federal income tax principles.
          Under the Investment Agreement:

•	Tuscarora Investments has agreed to submit an order in the community offering to purchase that number of shares of our class B common stock equal to the lesser of (1) 299,999 and (2) 17.5% of the total number of shares that would be sold in the offering less one share, and Tuscarora Wayne has agreed to submit an order in the community offering to purchase that number of shares of our class B common stock equal to the lesser of (1) 300,001 and (2) 17.5% of the total number of shares that would be sold in the offering plus one share;

•	to compensate each of the Tuscarora Companies for agreeing to standby and purchase the amount of stock indicated in its community offering order, we have agreed to pay to each of the Tuscarora Companies an amount, which we refer to as the “standby fee,” equal to $0.50 per share for each share that such company offered to purchase in the offering that we decide not to sell to such company; and

•	beginning on the first anniversary of the Effective Date and continuing until the fourth anniversary of the Effective Date, which we refer to as the “Redemption Period,” subject to the prior approval of the Pennsylvania Insurance Department, each holder of class B shares shall have the right to require us to redeem any or all of the class B shares owned by such stockholder by delivery of one or more written notices of redemption to us. The redemption price per share for each class B share redeemed, which we refer to as the “Redemption Price,” will be equal to the sum of (A) $10.00 per share, plus (B) any dividends that have accumulated and not been paid on such class B share as of the date of redemption, plus (C) an amount calculated as a simple dividend accruing from the Effective Date to the date of redemption on the purchase price paid for such class B share in the offering at a rate of (w) 10% per annum if the redemption notice is received on or before thirty (30) days after the first anniversary of the Effective Date, (x) 9% per annum if the redemption notice is received later thirty (30) days after the first anniversary of the Effective Date, but on or before thirty (30) days after the second anniversary of the Effective Date, (y) 8% per annum if the redemption notice is received later thirty (30) days after the second anniversary of the Effective Date, but on or before thirty (30) days after the third anniversary of the Effective Date, and (z) 7% per annum if the redemption notice is received later than thirty (30) days after the third anniversary of the Effective Date, but on or before thirty (30) days after the fourth anniversary of the Effective Date.

          If any holder of class B shares exercises its right to cause us to redeem such stockholder’s class B shares and we fail to redeem any portion of such class B shares for any reason, then until such time as such class B shares are redeemed, all class B shares shall bear a cumulative dividend at the rate of $0.499 per share per annum.
          We believe, and based on the Treasury regulations we intend to take the position, that Section 305 of the Code does not apply to any standby fee we may be required to pay to the Tuscarora Companies, because we believe that any standby fee we pay to the Tuscarora Companies is properly characterized as compensation for services provided in the offering by the Tuscarora Companies, and such payments will be made to the Tuscarora Companies solely in their capacity as providers of services and not in their capacity as a shareholder.
          However, inasmuch as we could be required to redeem any number of class B shares held by any holder of class B shares at any time between the first anniversary of the Effective Date and the fourth anniversary of the Effective Date, it is unclear whether Section 305 of the Code will apply to any distribution or series of distributions we may be required to make to the Tuscarora Companies, or to any other holder of class B shares, in redemption of class B shares. Under the Investment Agreement, we are neither required, nor do we have the right, to redeem any class B shares if we do not receive a written notice of redemption within the time described above. If we receive a written notice of redemption within the time described above, and if, in accordance with such notice, we redeem all of the outstanding class B shares in a single transaction, we believe, and based on the Treasury regulations we intend to take the position, that Section 305 of the Code will not cause or result in a constructive dividend that is taxable to holders of our common stock in their capacity as holders of our common stock, because we expect that any such distribution will be incident to an isolated redemption of stock. However, it is possible that we will receive multiple written notices of redemption that would not qualify for the isolated redemption or any other exception to the application of Section 305 of the Code. In such event, any increase in a shareholder’s proportionate interest in our assets or our earnings and profits may result in a constructive dividend that is taxable to such shareholder to the extent of such shareholder’s pro rata share of our current and accumulated earnings and profits deemed distributed to such shareholder as determined under U.S. federal income tax principles.
          No assurance can be given that the IRS will agree with any position we may assert regarding the application of Section 305 of the Code to any transaction described or contemplated in this prospectus or that any challenge to any such position by the IRS, if made, will not be successful.
YOU SHOULD CONSULT YOUR TAX ADVISORS TO DETERMINE THE POTENTIAL TAX CONSEQUENCES TO YOU IN THE LIGHT OF YOUR PARTICULAR CIRCUMSTANCES IF SECTION 305 OF THE CODE IS APPLIES TO ANY OF THE TRANSACTIONS DESCRIBED IN THIS PROSPECTUS.

          This federal income tax discussion does not purport to consider all aspects of federal income taxation that may be relevant to each eligible policyholder. A policyholder may be subject to special treatment under the code, such as trusts, individual retirement accounts, other employee benefit plans, insurance companies, and eligible policyholders who are employees of an insurance company or who are not citizens or residents of the United States. Due to the individual nature of tax consequences, each eligible policyholder and each other participant in the subscription offering is urged to consult his or her tax and financial advisor.
Termination Dates of the Subscription and Community Offerings
          The subscription and community offerings will expire at noon, Eastern Time, on                     , 2009, unless on or prior to that date our board of directors extends the offerings to a date no later than                     . Subscription rights not exercised prior to the Expiration Date of this offering will be void, whether or not a person entitled to subscription rights can be located . If we extend this offering beyond                     , we will give written notice of the extension to all subscribers offering them the opportunity for at least fifteen days to modify, cancel or confirm their orders. The method for confirming a subscription will be described in our notice of extension. If a subscriber does not confirm or modify his or her subscription by the extended termination date, the subscriber’s funds will be returned promptly with any interest earned on such funds. In the event that we extend the termination date of the offering more than once, we will amend the registration statement of which this prospectus is a part and distribute an updated prospectus or prospectus supplement to anyone interested in purchasing shares in the offering.
          Subscriptions and orders for common stock will not be accepted by us until we receive subscriptions and orders for at least 722,500 shares of common stock. If we have not received subscriptions and orders for at least 722,500 shares of common stock by the expiration date of this offering, all funds delivered to us for the purchase of stock in this offering will be promptly returned to purchasers with any interest earned on such funds.

Use of Order Forms in This Offering
          Any person or entity who wants to subscribe for or order shares of common stock in this offering must sign and complete the stock order form and return to us so that it is received no later than noon, Eastern Time, on                     , 2009, together with full payment for all shares for which the order is made. The stock order form should be delivered in-person, by overnight delivery, or mailed to our Stock Information Center located at our offices at 137 West Penn Avenue, Cleona, Pennsylvania 17042. Payment by check or money order must accompany the stock order form. No cash, wire transfers, or third party checks will be accepted. All checks or money orders must be made payable to “Christiana Bank, escrow agent” Unless the subscription offering is extended, all subscription rights under the Plan of Conversion will expire at noon, Eastern Time, on                     , 2009 whether or not we have been able to locate each person or entity entitled to subscription rights. Once tendered, orders to purchase common stock in the offering cannot be modified or revoked without our consent.
          No prospectus will be mailed any later than five days prior to the Expiration Date of this offering, or hand delivered any later than two days prior to such date. This procedure is intended to ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration of the offering in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with or preceded by a prospectus. Photocopies and facsimile copies of stock order forms will not be accepted.
          A subscription right may be exercised only by the eligible policyholder, director, officer, or employee to whom it is issued and only for his or her own account. The subscription rights granted under Lebanon Mutual’s Plan of Conversion are nontransferable. Each eligible policyholder, director, officer, or employee subscribing for shares of common stock is required to represent that he or she is purchasing the shares for his or her own account. Each eligible policyholder, director, officer, or employee also must represent that he or she has no agreement or understanding with any other person or entity for the sale or transfer of the shares. We are not aware of any restrictions that would prohibit eligible policyholders who purchase shares of common stock in the conversion, and who are not executive officers or directors of LMI Holdings or Lebanon Mutual, from freely transferring shares after the conversion. See “— Limitations on Resales” herein.
          Under certain circumstances a person will be treated as having failed to return the completed stock order form within the time period specified and the subscription rights of the subscriber will not be honored. These circumstances are:
•	a stock order form is not delivered and is returned to the sender by the United States Postal Service or we are unable to locate the addressee;

•	a stock order form is not returned or is received after the termination date of this offering;

•	a stock order form is defectively completed or executed; and

•	a stock order form that is not accompanied by payment in full for the shares of common stock subscribed for in the form.
          We may, but are not required to, waive any incomplete, inaccurate or unsigned stock order form. We also may require the submission of a corrected stock order form or the remittance of full payment for the shares of common stock subscribed for by any date that we specify. Our interpretations of the terms and conditions of the Plan of Conversion and determinations concerning the acceptability of the stock order forms will be final, conclusive and binding upon all persons. Neither LMI Holdings nor Lebanon Mutual (or the directors, officers, employees and agents of any of them) will be liable to any person or entity in connection with any interpretation or determination.
Payment for Shares
          When you submit a completed stock order form to us, you must include payment in full for all shares of common stock covered by such order form. Payment may be made by check or money order in U.S. dollars and must be made payable to “Christiana Bank, escrow agent”. Payments will be placed in an escrow account at Christiana Bank & Trust Company, who will serve as the escrow agent. The escrow account will be administered by the escrow agent. An executed stock order form, once received by us, may not be modified or rescinded without our consent. Funds accompanying stock order forms will not be released to us until the conversion is completed.
     The escrow agreement provides that the funds received from purchasers in the offering will be held in escrow and invested in interest bearing bank accounts or short term securities issued or guaranteed by the United States government until the escrow agent receives written notice from LMI Holdings that all of the conditions to completion of the conversion and the offering have been satisfied, including receipt and acceptance by LMI Holdings of subscriptions and orders for at least 722,500 shares, approval of the Plan of Conversion by the eligible policyholders of Lebanon Mutual, and receipt of approval of the Plan of Conversion by the Pennsylvania Department of Insurance. The escrow agreement also provides that the escrow agent is prohibited from deducting from the money held in escrow any amount for any fees or expenses owed to the escrow agent and that the money held in escrow is not subject to claims by creditors of LMI Holdings or any of its affiliates or of the underwriters until such proceeds have been distributed to LMI Holdings under the terms of the escrow agreement. The escrow agent is required to notify the Pennsylvania Securities Commission in writing when the moneys are released to LMI Holdings, and the Pennsylvania Securities Commission is permitted to inspect the escrow agent’s records relating to the escrowed funds at any reasonable time and to make copies of such records.
          The ESOP and the Tuscarora Companies will not be required to pay for shares at the time they subscribe, but will be required to pay for their shares at or before the completion of this offering.
Delivery of Certificates
          Certificates representing shares of the common stock will be mailed by our transfer agent to the persons entitled thereto at the addresses indicated on the order forms by such persons as soon as practical following completion of the offering. Until certificates are delivered to purchasers, you may not be able to sell the shares even though trading of the common stock will have begun.
Stock Information Center
          If you have any questions regarding the conversion or the offering, please call the Stock Information Center at 1-800-401-8636, extension 102, Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends. Our Stock Information Center is located at our offices at 137 West Penn Avenue, Cleona, Pennsylvania. Additional copies of the materials will be available at the Stock Information Center.
Marketing and Underwriting Arrangements
          We have engaged Stifel Nicolaus, a FINRA broker-dealer and investment banking firm, to provide advisory, administrative and marketing services to us in connection with the conversion and the offering. As part of its services, Stifel Nicolaus will assist us as follows:

•	act as our financial advisor to evaluate financial, marketing and regulatory issues;

•	develop and manage the Stock Information Center;

•	prepare procedures for processing subscriptions and purchase orders;

•	educate our directors, officers and employees about the conversion and their roles in the offering;

•	coordinate functions with and between the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

•	manage the pro-ration process in the event of subscription and community offering oversubscription;

•	assist us in targeting our sales efforts, including assisting in the preparation of offering and marketing materials;

•	assist us with solicitation of subscriptions and purchase orders for shares in the offering; and

•	if we decide to conduct a syndicated community offering, serve as sole book-running manager of a group of broker-dealers participating in such an offering on a best-efforts basis.

          For its services, Stifel Nicolaus has been paid a fee of $50,000 by Griffin MTS Partners, LLC, half of which was paid upon engagement of Stifel Nicolaus and half of which was paid upon initial filing of the registration statement with the SEC. If the offering is completed, Stifel Nicolaus will be entitled to be paid by Griffin MTS Partners, LLC an additional $175,000, plus out-of-pocket expenses, including counsel fees not to exceed $75,000 plus such counsel’s out-of-pocket expenses. Any increases in reimbursement of Stifel Nicolaus’ expenses resulting from the need to conduct a syndicated offering or from any delay in the offering must be agreed to and paid by Griffin MTS Partners, LLC. In addition, if we conduct a syndicated offering and any shares are sold in the best efforts syndicated offering by Stifel Nicolaus or other participating dealers, Griffin MTS Partners, LLC will pay a sales commission to each participating dealer and a 1% management fee to Stifel Nicolaus not to exceed in the aggregate 5.5% of the total purchase price of the shares sold in any syndicated community offering.
          In the event we resolicit subscribers for shares in the subscription and community offering and Stifel Nicolaus provides significant additional services in connection with the resolicitation, we and Stifel Nicolaus will agree on the amount of an additional fee to be paid to Stifel Nicolaus not to exceed $50,000.
          If the conversion is not consummated or Stifel Nicolaus ceases under certain circumstances to provide assistance to LMI Holdings, Stifel Nicolaus will not be paid any additional fees in excess of the $50,000 already paid to it, but will be reimbursed for its reasonable out-of-pocket expenses, including legal fees and expenses. We have agreed to indemnify Stifel Nicolaus for its liabilities, costs and expenses in connection with certain claims, including certain liabilities under the Securities Act.

          The Bank of New York Mellon will perform conversion agent services and records management services for Lebanon Mutual in the conversion. The Bank of New York Mellon will receive a fee for this service, plus reimbursement of reasonable out-of-pocket expenses incurred in performing this service.
          Directors and executive officers of LMI Holdings and Lebanon Mutual may participate in the solicitation of offers to purchase common stock in this offering. Other questions from prospective purchasers will be directed to executive officers or registered representatives. The Lebanon Mutual employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. No officer, director or employee of LMI Holdings or Lebanon Mutual will be compensated in connection with his or her participation in this offering.
           Fees to Stifel Nicolaus and to any other broker-dealer may be deemed to be underwriting fees. Stifel Nicolaus and any other broker-dealers may be deemed to be underwriters. Griffin Financial, a FINRA broker-dealer, has acted as a financial advisor to us for approximately four years. In connection with the transaction contemplated by the Plan of Conversion and the Investment Agreement, the specific financial advisory services provided by Griffin Financial to us consisted of the conception and design of the transaction which culminated in the adoption of the Plan of Conversion and the execution of the Investment Agreement in December 2007, and the subsequent amendment of the Plan of Conversion and the Investment Agreement in April 2008 and January 2009. In connection with the transaction, Griffin Financial has not, and will not, perform any valuations or deliver any opinions or perform any marketing activities for us.
          The engagement letter between Lebanon Mutual and Griffin Financial is for a term of up to 24 months and provides that Griffin Financial will provide financial advisory services to Lebanon Mutual in connection with the transactions contemplated by the Plan and the Investment Agreement, including structuring advice, negotiation with regulators, financial analysis and advice, assistance with the preparation of offering documents as needed (in fact, Griffin Financial has not provided material assistance with the preparation of the offering documents) and assistance with closing. The Griffin Financial engagement letter also contains customary indemnification provisions. Griffin Financial has no residual rights under the engagement letter to represent us or receive payment from us in connection with any future financings, mergers, asset sales or any other transaction. Pursuant to this engagement letter, we paid Griffin Financial a retainer of $25,000. At closing, Griffin Financial will receive an additional payment of $225,000 for the services it provided in connection with the conversion solely from Griffin MTS Partners, LLC. The disclosure of fees paid to Griffin Financial under this section does not mean we view Griffin Financial as an underwriter for purposes of this transaction.
          Griffin Financial is an indirect wholly owned subsidiary of Stevens & Lee. Griffin MTS Partners, LLC is controlled by principals of Stevens & Lee.
Limitations on Purchases of Common Stock
          The Plan of Conversion provides for certain limitations on the purchase of shares in the conversion:

•	No person or entity may purchase fewer than 25 shares of common stock in the conversion.

•	No purchaser may purchase more than 50,000 shares ($500,000) of common stock.

•	No purchaser, together with purchaser’s affiliates and associates or a group acting in concert, may purchase more than 50,000 shares ($500,000) of common stock.

          Therefore, if any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed 50,000 shares:
(1)	any corporation or organization (other than an affiliate of Lebanon Mutual) of which you are an officer or partner or the beneficial owner of 10% or more of any class of equity securities;

(2)	any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar fiduciary capacity;

(3)	any of your relatives or your spouse, or any relative of your spouse, who lives at home with you;

(4)	any person or entity who you control, who controls you, or who together with you is controlled by the same third party;

(5)	any person or entity who is knowingly participating with you in a joint activity or interdependent conscious parallel action toward a common goal; or

(6)	any person or entity with whom you are combining or pooling voting or other interests in the securities of an issuer for a common purpose pursuant to any agreement or relationship.
          The share purchase limit does not apply to the ESOP, which intends to purchase 10% of the total number of shares of common stock issued in the conversion, or the Tuscarora Companies, which have agreed to purchase the lesser of 600,000 shares and 35% of the total number of shares of common stock issued in connection with the conversion.
          There are approximately 12,371 eligible policyholders. If subscriptions by eligible policyholders for common stock exceed the maximum of the estimated valuation range set forth in Feldman Financial’s valuation, we will be obligated to sell to eligible policyholders the maximum number of shares offered. Except as set forth below under “Proposed Management Purchases,” we are unable to predict the number of eligible policyholders that may participate in the subscription offering or the extent of any participation.
          Shares of common stock to be purchased and held by the ESOP and allocated to a participant will not be aggregated with shares of common stock purchased by the participant or any other purchase of common stock in the conversion for purposes of the purchase limitations discussed above.
          Officers and directors of Lebanon Mutual and LMI Holdings, together with their affiliates and associates, may not purchase, in total, more than thirty-five percent (35%) of the shares of common stock issued in the conversion. An associate is defined as:
(1)	any corporation or organization (other than an affiliate of Lebanon Mutual) of which the officer or director is an officer or partner or the beneficial owner of 10% or more of any class of equity securities;

(2)	any trust or other estate in which the officer or director has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity; or

(3)	any of the officer’s or director’s relatives or his or her spouse, or any relative of the spouse, who lives at home with the officer or director.

          Directors of LMI Holdings and of Lebanon Mutual will not be deemed to be associates of one another or a group acting in concert with other directors solely as a result of membership on the board of directors of LMI Holdings or Lebanon Mutual.
          Subject to any required regulatory approval and the requirements of applicable law, we may increase or decrease any of the purchase limitations at any time. If the maximum individual purchase limitation is increased, we will permit any person or entity who subscribed for the maximum number of shares of common stock to purchase an additional number of shares up to the revised maximum. These additional shares will be subject to the rights and preferences of any person or entity who has priority subscription rights. If the maximum individual purchase limitation is decreased, the order of any person or entity who subscribed for the maximum number of shares will be decreased to the new maximum. In the event that we change the maximum purchase limitation, we will distribute a prospectus supplement or revised prospectus to each person who submitted an order form to purchase the maximum number of shares.
          Each person or entity purchasing common stock in the conversion will be deemed to confirm that the purchase does not conflict with the purchase limitations under the Plan of Conversion or otherwise imposed by law. If any person or entity violates the purchase limitations, we will have the right to purchase from that person or entity, at the purchase price of $10.00 per share, all shares acquired by the person or entity in excess of the purchase limitation. If the person or entity has sold these excess shares, we are entitled to receive the difference between the aggregate purchase price paid by the person or entity for the excess shares and the proceeds received by the person from the sale of the excess shares. This right of LMI Holdings to purchase excess shares is assignable.
          We have the right in our absolute discretion and without liability to any subscriber, purchaser, underwriter or any other person or entity to determine which subscriptions, if any, to accept in the community offering or in the syndicated offering. We have the right to accept or reject any subscription in whole or in part for any reason or for no reason. We also have the right to determine whether and to what extent shares of common stock are to be offered or sold in a syndicated offering.
Proposed Management Purchases
          The following table lists the approximate number of shares of common stock that each of our directors and executive officers and their affiliates and associates intend to purchase in the conversion. All of the directors will be purchasing shares in their capacity as eligible policyholders of Lebanon Mutual. These numbers include shares that each person and his associates intend to purchase. The table also shows the number of shares to be purchased by all directors and executive officers as a group, including the shares that all of their affiliates and associates intend to purchase, and other related information. For purposes of the following table, we have assumed that sufficient shares will be available to satisfy subscriptions in all categories.

		Number of
Name	Amount ($)	Shares (1)(2)	Percent (3)
Directors:
Darwin G. Glick	$50,000	5,000	*
S. Bruce Kurtz	30,000	3,000	*
Milton Garrison	10,000	1,000	*
Mark J. Keyser (4)	500,000	50,000	6.9%
Joseph F. Lauck, Jr.	10,000	1,000	*
Warren L. Lewis	20,000	2,000	*
Rollin P. Rissinger, Jr.	0	0	*
Keith A. Ulsh	50,000	5,000	*

Executive Officers:
Stephanie M. Keiser, Secretary	10,000	1,000	*

All Directors and Executive Officers as a Group (9 persons)	$680,000	68,000	9.41%

*	Less than one percent.

(1)	Does not include shares that will be allocated to employees under the ESOP. Under the ESOP, employees of LMI Holdings and its subsidiaries will be allocated over time, in the aggregate, shares in an amount equal to 10% of the common stock issued in the conversion (which equals between 72,250 shares if 722,500 shares are sold in the conversion and 97,750 shares if 977,500 shares are sold in the conversion).

(2)	Does not include shares that would be issuable upon the exercise of options or the vesting of restricted stock awards granted under our proposed stock-based incentive plan. Under the stock-based incentive plan, we expect to grant to directors, executive officers and other employees options to purchase common stock and restricted stock awards in an aggregate amount equal to 14% of the shares issued in the conversion (which equals between 101,150 shares if 722,500 shares are sold in the conversion, and 136,850 shares if 977,500 shares are sold in the conversion). No options or awards will be granted or awarded unless the stock-based incentive plan is approved by LMI Holdings’ shareholders at a meeting held not less than six months after completion of the conversion.

(3)	Assumes that 722,500 shares are issued in the offering, including the shares purchased by the ESOP.

(4)	Includes shares to be purchased by Mutual Management Company II, of which Mr. Keyser is a principal.

Limitations on Resales
          Except for the shares issued to the Tuscarora Companies, the common stock issued in the conversion will be freely transferable under the Securities Act of 1933. However, the transfer of shares issued to directors and officers of Lebanon Mutual or of LMI Holdings will be restricted for a period of one year from the effective date of the conversion. This restriction is required by the Pennsylvania Mutual-to-Stock Conversion Act. The directors and officers also are subject to additional resale restrictions under Rule 144 of the Securities Act of 1933. Shares of common stock issued to directors and officers will bear a legend giving appropriate notice of these restrictions. We will give instructions to the transfer agent for the common stock regarding these transfer restrictions. Any shares issued to our directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock will be subject to the same restrictions. Shares acquired by our directors and officers after the completion of the conversion will not be subject to the Mutual-to-Stock Conversion Act’s restrictions, but will be subject to the requirements of Rule 144.
          In addition, under guidelines of the FINRA, members of the FINRA and their associates, including Stevens & Lee and Griffin Financial, are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights. Members of the FINRA and their associates also are subject to certain reporting requirements upon purchase of such securities. See “Management—Directors and Officers.”

Interpretation and Amendment of the Plan of Conversion
          All interpretations of the Plan of Conversion by the board of directors of Lebanon Mutual and the board of directors of LMI Holdings will be final, subject to the limitations of applicable law. The Plan of Conversion may be amended at any time before it is approved by the Pennsylvania Insurance Department, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of LMI Holdings and Lebanon Mutual. The Plan also may be amended at any time after it is approved by the Pennsylvania Insurance Department, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of LMI Holdings and Lebanon Mutual, and by the Pennsylvania Insurance Department. The Plan may be amended at any time after it is approved by the eligible policyholders of Lebanon Mutual and prior to the effective date of the conversion, provided that the amendment is approved by the affirmative vote of two-thirds of the directors of LMI Holdings and of Lebanon Mutual then in office and by the Pennsylvania Insurance Department. In addition, if the Pennsylvania Insurance Department determines that the amendment is material, the amendment also must be approved by the affirmative vote of at least two-thirds of the votes cast at a meeting of eligible policyholders called for that purpose. If eligible policyholders are required to approve an amendment to the Plan, we will send a proxy statement to each eligible policyholder as soon as practical after the amendment is approved by the directors of LMI Holdings and Lebanon Mutual and the Pennsylvania Insurance Department.
          If prior to the effective date of the conversion, the Pennsylvania Insurance Department adopts regulations containing mandatory or optional provisions applicable to the conversion, the Plan may be amended to conform to these regulations. This type of amendment can be made at any time prior to the effective date, provided that it is approved by the affirmative vote of two-thirds of the directors of LMI Holdings and Lebanon Mutual, and no resolicitation of proxies or further approval by eligible policyholders will be required.
Termination
          The Plan of Conversion may be terminated at any time before it is approved by the eligible policyholders provided that the termination is approved by the affirmative vote of two-thirds of the directors of LMI Holdings and Lebanon Mutual. The Plan of Conversion may be terminated at any time after it is approved by eligible policyholders and prior to the conversion’s effective date by the affirmative vote of two-thirds of the directors of LMI Holdings and Lebanon Mutual provided that any such termination is also approved by the Pennsylvania Insurance Department.
Conditions
          The Plan has been approved by the board of directors of LMI Holdings and Lebanon Mutual. Completion of the conversion also requires approval of the Plan by the Pennsylvania Insurance Department and the affirmative vote of at least two-thirds of the votes cast by eligible policyholders of Lebanon Mutual. If the Department or eligible policyholders do not approve the Plan, the Plan will be terminated, and Lebanon Mutual will continue to conduct business as a mutual insurance company.
MANAGEMENT
Directors and Officers
          The Board of Directors of LMI Holdings consists of Darwin G. Glick, S. Bruce Kurtz, Milton Garrison, Mark J. Keyser, Joseph F. Lauck, Jr., Warren L. Lewis, Rollin P. Rissinger, Jr. and Keith A. Ulsh, each of whom presently also serves as a director of Lebanon Mutual. The Board is divided into three classes with directors serving for three-year terms with approximately one-third of the directors being elected at each annual meeting of shareholders. Mr. Glick and Mr. Keyser have terms of office expiring at the annual meeting to be held in 2012. Mr. Kurtz, Mr. Rissinger and Mr. Ulsh have terms of office expiring at the annual meeting to be held in 2010. Mr. Garrison, Mr. Lauck and Mr. Lewis have terms of office expiring at the annual meeting to be held in 2011. The holders of the class B shares will have the right to nominate and elect two representatives to the board of directors of LMI Holdings.
          The executive officers of LMI Holdings are elected annually and, subject to the terms of their respective employment agreements, hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of LMI Holdings.
          The following table sets forth certain information regarding the directors and executive officers of LMI Holdings.

	Age at December 31, 2008	Director Since (1)	Position with LMI Holdings
Darwin G. Glick	74	1981	Chairman
S. Bruce Kurtz	72	1978	Vice Chairman
Milton Garrison	74	1988	Director
Mark J. Keyser	55	2000	Director
Joseph F. Lauck, Jr.	70	1975	Director
Warren L. Lewis	68	1975	Director
Rollin P. Rissinger, Jr.	64	1995	President and CEO
Keith A. Ulsh	47	1996	Treasurer and CFO

(1)	Indicates year first elected as a director of Lebanon Mutual. All members of the Board of Directors of LMI Holdings have served as directors of LMI Holdings since its incorporation in 2007.
          Each director of LMI Holdings also serves as a director of Lebanon Mutual Insurance Company. The business experience of each director of LMI Holdings for at least the past five years is set forth below.
          Darwin G. Glick, a life member of the Association of Independent Certified Public Accountants, retired in 1998. For forty years Mr. Glick was a certified public accountant with the certified public accounting firm of Glick, Stanilla & Seigel, where he also served as President and Chief Executive Officer. Glick, Stanilla & Seigel had approximately $1,500,000 in revenues when Mr. Glick retired. A 1958 graduate of Lebanon Valley College, Mr. Glick also serves as a director of Lebanon Valley College and Good Samaritan Health Services, a community hospital located in Lebanon, Pennsylvania.
          S. Bruce Kurtz, a life member of the CPCU Society, retired in 1998. Until 1998 Mr. Kurtz was an insurance agent with Samuel G. Kurtz Agency, Lebanon, Pennsylvania independent insurance agency with four employees and annual revenues of approximately $2,250,000. A 1958 graduate of Penn State University, Mr. Kurtz has served as a director of the Peoples’ National Bank of Lebanon, Pennsylvania and Greater Lebanon Hotel Enterprises, Inc., a 82 room full-service hotel.
          Milton Garrison retired from Lebanon Mutual in 1999. Mr. Garrison was employed in various positions with Lebanon Mutual from 1957 to 1999. From 1985 to 1994, Mr. Garrison was in charge of the underwriting department of Lebanon Mutual. From 1994 until his retirement, Mr. Garrison served as a senior vice president and secretary of Lebanon Mutual.
          Mark J. Keyser, a certified pubic accountant, is a self employed financial consultant. A graduate of Bloomsburg University, Mr. Keyser was the chief financial officer of Old Guard Mutual, an insurance company with premiums of approximately $120 million, when it converted from mutual-to-stock form in conjunction with a public offering. In addition, Mr. Keyser has been the chief financial officer of

American Independent Insurance Company, an auto insurance company with premiums of approximately $240 million. He also serves as the Chief Financial Officer of Hanover Fire and Casualty Insurance Company and is a director of Hanover Fire and Casualty Insurance Company and Bloomsburg University Foundation.
          Joseph F. Lauck, Jr. has owned and served as President of Eastern Pen Supply Co., an office and school supplies business in Palmyra, Pennsylvania with approximately $1,800,000 in revenues and eight employees, for the past 26 years. Mr. Lauck attended Central Pennsylvania Business College.
          Warren L. Lewis is the sole owner of Lewis Associates, a consulting and executive coaching company. Prior to founding Lewis Associates, Mr. Lewis served from 1993 to 2007 as President of Lewis Bosler Kurz Inc., a consulting and executive coaching company. Mr. Lewis attended Lehigh University, Lebanon Valley College and the Wharton Business School of Financial Management. As a General Motors dealer for over 25 years, Mr. Lewis owned and operated an automobile dealership with 200 employees and $60 million in annual revenues.
          Rollin P. Rissinger, Jr. has served as the President and Chief Executive Officer of Lebanon Mutual since 1995. From 1988 to 1994, he served as the Vice-President of Marketing for Lebanon Mutual and from 1994 until 1995 he acted as Chief Operating Officer of Lebanon Mutual. A 1966 graduate of Shippensburg University, Mr. Rissinger is a licensed insurance agent and a certified insurance counselor. Mr. Rissinger has been a member of various committees of the National Association of Mutual Insurance Companies and the Pennsylvania Association of Mutual Insurance Companies.
          Keith A. Ulsh has served as the Treasurer and Chief Financial Officer of Lebanon Mutual since 2003, where he supervises nine employees and provides oversight of its third party administrators. Mr. Ulsh has been with Lebanon Mutual since 1987. Beginning in 1988, he served as Assistant Treasurer of Lebanon Mutual until he became Treasurer in 1989. Mr. Ulsh graduated with a degree in accounting from Susquehanna University. Prior to his employment with Lebanon Mutual, he was employed for four years at KMG Main Hurdman (now, KPMG International). At KMG Main Hurdman, as a staff accountant and later as a supervisor, Mr. Ulsh spent 85% of his billable hours working with insurance companies and insurance related clients and providing them with statutory financial statement preparation and audit and tax services.
          Under Pennsylvania law, a majority of the directiors of LMI Holdings must be “independent.” In order to determine which directors were independent, we have elected to utilize the standards for independence established under applicable law and the rules of any stock exchange or quotation reporting system or which our common stock is traded or reported. Under this standard, an independent director is a person other than an executive officer or employee of LMI Holdings or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons will not be considered independent:

•	a director who is employed by LMI Holdings or Lebanon Mutual;

•	a director who is an officer or employee of any entity controlled by, controlling, or under common control with Lebanon Mutual; or

•	a director who owns a controlling interest in the voting stock of LMI Holdings.

          Under this criteria, the following six directors, Messrs. Glick, Kurtz, Garrison, Keyser, Lauck and Lewis are independent. LMI Holdings will maintain at least two independent directors, and such independent directors will have access, at the corporation’s expense, to legal counsel.
Committees of the Board of Directors
          We have agreed with the Tuscarora Companies that each committee of the board of directors will include at least one of the two directors that they have the right to nominate and elect to serve on our board of directors. If any applicable law or the rules of the exchange or quotation reporting system on which our common stock is traded or reported require that all members of any committee be “independent” and neither of such directors qualifies as an “independent” director, then one of such directors will be invited and permitted to attend all of such committee’s meetings as a nonvoting observer.
          Compensation Committee. The compensation committee of LMI Holdings’ board of directors consists of Mr. Glick (Committee Chairman), Mr. Lauck, Mr. Kurtz and Mr. Lewis. All of the directors are independent under the criteria established under the NASDAQ listing standards. The compensation committee will:
•	review, evaluate and approve the compensation and benefit plans and policies of Lebanon Mutual employees, including its officers;

•	review, evaluate and approve the compensation and benefit plans and policies for the officers and directors of LMI Holdings;

•	grant stock options and restricted stock awards to employees, management and directors under our proposed stock-based incentive plan;

•	be responsible for producing an annual report on executive compensation for inclusion in LMI Holdings’ proxy statement and for ensuring compliance of compensation and benefit programs with all other legal, tax and regulatory requirements; and

•	make recommendations to our board of directors regarding these matters.
          Audit Committee. The Audit Committee consists of Mr. Keyser (Committee Chairman), Mr. Glick and Mr. Kurtz. Under the independence criteria utilized by the NASDAQ listing rules, the Audit Committee members must meet additional criteria to be deemed independent. An Audit Committee member may not, other than in his or her capacity as a member of the Committee, the board of directors, or any other board of directors’ committee (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from LMI Holdings other than the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with LMI Holdings or Lebanon Mutual (provided such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of LMI Holdings or Lebanon Mutual as defined in Exchange Act Rule 10A-3(e)(1). All of the directors of the Audit Committee are independent under this criteria.
          The Audit Committee will:
•	be responsible for the selection, retention, oversight and termination of our independent registered public accounting firm;

•	approve the non-audit services provided by the independent registered public accounting firm;

•	review the results and scope of the audit and other services provided by our independent registered public accounting firm;

•	approve the estimated cost of the annual audit;

•	establish procedures to facilitate the receipt, retention and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;

•	establish procedures to facilitate the receipt, retention, and treatment of confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters by Lebanon Mutual or LMI Holdings employees;

•	review and approve all related party transactions and transactions raising potential conflicts of interest;

•	review the annual financial statements and the results of the audit with management and the independent registered public accounting firm;

•	review with management and the independent registered public accounting firm the adequacy of our system of internal control over financial reporting, including their effectiveness at achieving compliance with any applicable laws or regulations;

•	review with management and the independent registered public accounting firm the significant recommendations made by the independent registered public accounting firm with respect to changes in accounting procedures and internal control over financial reporting; and

•	report to the board of directors on the results of its review and make such recommendations as it may deem appropriate.
          Nominating/Governance Committee. The Nominating/Governance Committee of LMI Holdings’ board of directors consists of Mr. Glick (Committee Chairman), Mr. Garrison, and Mr. Kurtz. All of the directors are independent as defined under the NASDAQ listing standards. The Nominating and Governance Committee will:
•	make independent recommendations to the Board of Directors as to best practices for Board governance and evaluation of Board performance;

•	produce a Code of Ethics and submit it for Board approval, and periodically review the Code of Ethics for necessary revisions;

•	identify suitable candidates for Board membership and in such capacity will consider any nominees recommended by shareholders;

•	propose to the Board a slate of directors for election by the shareholders at each annual meeting; and

•	propose candidates to fill vacancies on the Board based on qualifications it determines to be appropriate.
          Investment Committee. The Investment Committee consists of Mr. Kurtz (Committee Chairman), Mr. Glick, Mr. Keyser, Mr. Ulsh, and Mr. Rissinger.
          Lebanon Mutual Committees. In addition, Lebanon Mutual Insurance Company has an Investment Committee and an Operations Committee.
Compensation Committee Interlocks and Insider Participation
          The members of the compensation committee of our board of directors are currently Mr. Glick (Committee Chairman), Mr. Kurtz and Mr. Lauck.
          The compensation committee does not include any current or former officers of LMI Holdings or Lebanon Mutual. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Management Services Agreement
          Rollin P. Rissinger, Jr., our President and Chief Executive Officer, intends to retire upon completion of the offering and the conversion. We and Tuscarora Wayne have entered into a management services agreement pursuant to which, effective April 1, 2009, Tuscarora Wayne is responsible for managing the day-to-day operations of LMI Holdings and Lebanon Mutual. Lebanon Mutual has agreed to pay Tuscarora Wayne a monthly fee of $15,000 for such services and to reimburse Tuscarora Wayne for any expenses incurred in connection with providing such services. Each party has the right to terminate the agreement upon three months prior written notice. We have agreed to indemnify Tuscarora Wayne from liabilities arising from the services that it provides under the management services agreement, unless such liabilities arise from gross negligence, wilfull misconduct or intentional breaches of law.
          It is anticipated that Jay Chadwick, President and Chief Executive Officer of Tuscarora Wayne, will act as the president and chief executive officer of Lebanon Mutual and LMI Holdings under the management services agreement. Mr. Chadwick is a graduate of Penn State University and has over 30 years of experience in the property and casualty insurance industry.
          Tuscarora Wayne has expressed an interest in possibly acquiring all of the business or capital stock of LMI Holdings at some time in the future or merging LMI Holdings with one or more of its affiliates, including Tuscarora Wayne Insurance Company, Washington Mutual Fire and Storm Insurance Company, or Keystone National Insurance Company. By entering into the management services agreement we are able to both provide Tuscarora Wayne with the opportunity to become more familiar with the business and operations of Lebanon Mutual and to obtain the services of Tuscarora Wayne’s executive officers to replace the services provided by Mr. Rissinger.
Compensation of Executive Officers
          The executive officers of LMI Holdings have not received any compensation from LMI Holdings since its formation. The following table sets forth information regarding the compensation of our President and Chief Executive Officer, and each other executive officer whose total salary and bonus for the year ended December 31, 2008, exceeded $100,000. This compensation information is for each of the fiscal years ended December 31, 2007 and 2008. No other executive officer of Lebanon Mutual received compensation in excess of $100,000 for the fiscal year ended December 31, 2008.

Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary		Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	Bonus ($)	($)	($)	($)	($)	($) (1)	Total
Rollin P.	2008	435,108 (2)	24,998	—	—	—	—	61,063	521,169
Rissinger, Jr.,	2007	191,828	51,496	—	—	—	—	25,419	268,743
President and Chief Executive Officer

Keith A. Ulsh,	2008	140,737	16,666	—	—	—	—	12,498	169,901
Treasurer and	2007	130,443	38,217	—	—	—	—	9,859	178,519
Chief Financial Officer

(1)	Consists of matching contributions to 401(k) plan, life and long term disability insurance premiums, and car allowance and incremental cost (mileage at Internal Revenue Service reimbursement rates) on behalf of Mr. Rissinger and Mr. Ulsh.

(2)	Includes the severance payment of $283,083 paid to Mr. Rissinger in connection with his retirement.

Benefit Plans and Agreements
          General. Mr. Ulsh has an employment agreement with Lebanon Mutual. In addition, in connection with Lebanon Mutual’s conversion to stock form our Board of Directors has approved the Employee Stock Ownership Plan, or ESOP. After completion of the conversion, our Board of Directors intends to implement the stock-based incentive plan, subject to shareholder approval. In addition, Lebanon Mutual has an existing 401(k) plan and profit sharing plan in which the executive officers of LMI Holdings will be eligible to participate after the conversion.
          Stock-Based Incentive Plan. Our Board of Directors has adopted a stock-based incentive plan. In order for the plan to be effective, it must be approved by our shareholders at the first annual meeting of shareholders held at least six months after the conversion.
          The purpose of the stock-based incentive plan will be to assist us in attracting, motivating, and retaining persons who will be in a position to substantially contribute to our financial success. The incentive plan will assist us in this effort by providing a compensation vehicle directly tied to the performance of our common stock. We anticipate that the stock-based incentive plan will have a term of ten years (unless our Board of Directors terminates the incentive plan earlier).
          The incentive plan will permit us to make stock or stock-based awards in the form of incentive stock options, nonqualified stock options, and restricted common stock to directors and employees. Our non-employee directors will not be eligible to receive incentive stock options, because, under the Internal Revenue Code, incentive stock options may only granted to employees.
          The aggregate number of shares of common stock that can be awarded under the stock-based incentive plan will be limited to 14% of the number of shares issued in the conversion (taking into account the shares issued to the ESOP). No more than the number of shares equal to 10% of the shares of common stock issued in the conversion will be issuable under the incentive plan upon exercise of stock options, and no more than the number of shares equal to 4% of the shares of common stock issued in the conversion will be issuable under the incentive plan as restricted common stock.
          We may purchase shares of our common stock in the open market to hold as treasury shares for use in issuing stock upon the exercise of stock options or making restricted stock awards, or we may issue new shares from our authorized but unissued common stock. If we purchase all of the common stock eligible to be issued under the incentive plan in the open market, the number of shares purchased will be between 101,150 shares and 136,850 shares, and if we purchase all of the shares at $10.00 per share, the cost would be between $1,011,500 and $1,368,500. By purchasing in the open market some or all of the shares to be issued under the incentive plan, the Company can reduce the dilution to net income per share and the percentage of shares held by then existing shareholders as the result of the issuance of stock options and restricted stock awards under the incentive plan.
          Upon the exercise of any stock options that are granted, we will receive from option holders the exercise price either in cash or in shares of common stock. The Company may elect to purchase some or all of the shares to be issued as restricted stock awards or as a result of the exercise of stock options granted under the incentive plan in order to reduce the dilution to the Company’s net income per share and the percentage of shares owned by its then existing stockholders resulting from the issuance of shares of stock under the incentive plan.
          All awards granted under the stock-based incentive plan will be subject to such vesting, performance criteria, or other conditions as the Compensation Committee may in its discretion set, subject to the terms of the incentive plan document. The failure to satisfy such vesting, performance criteria, or other conditions may result in the forfeiture, lapse, or other loss of the benefit of the award. An award agreement, between LMI Holdings and the officer, director or employee will evidence the terms of each award, including these conditions.
          Each option issued under the stock-based incentive plan will entitle the option holder, upon exercise at or after vesting, to purchase a number of shares of LMI Holdings common stock, and at a price per share, specified in the agreement issued to him or her. Incentive stock options afford favorable tax treatment to recipients upon compliance with certain restrictions under Section 422 of the Code. Nonqualified options are options that do not qualify for the favorable tax treatment of Section 422.
          Under the stock-based incentive plan, the exercise price of each stock option must be at least 100% of the fair market value of a share of the common stock on the date of grant, except that the exercise price of an incentive stock option granted to an individual who beneficially owns more than 10% of the voting power from all classes of our stock must be at least 110% of the fair market value on the date of grant. Because our stock will be quoted on the OTC Bulletin Board, the fair market value will be the average of the “bid” and “asked” prices on the day the option is granted, and if no such prices are available for that day, the exercise price shall be determined with reference to the bid and asked prices on the preceding day on which prices were quoted.
          No taxable income will be recognized by the option holder upon exercise of an incentive stock option, although it may increase the option holder’s alternative minimum tax liability, if applicable. Incentive stock options do not result in tax deductions to LMI Holdings unless the option holder fails to comply with Section 422 of the Code, which requires the option holder to hold shares acquired through exercise of an incentive stock option for two years from the date on which the option is granted and for more than one year from the date on which the shares are issued upon exercise of the option. If the option holder complies with these requirements, any gain or loss on the sale of such shares will be long-term capital gain or loss. Generally, if the option holder sells such shares before the expiration of either of these holding periods, then at the time of the sale, the option holder will realize taxable ordinary income equal to the lesser of: (i) the excess of the shares’ fair market value on the date of exercise over the exercise price, or (ii) the option holder’s actual gain, if any, on the purchase and sale. The option holder’s additional gain or any loss upon any such sale will be a capital gain or loss, which will be long-term or short-term, depending upon whether he held the shares for more or less than one year.
          Upon the exercise of a nonqualified stock option, the option holder will recognize ordinary income upon the exercise of the nonqualified option in an amount equal to the excess of the then fair market value of the stock acquired over the exercise price. LMI Holdings will generally be entitled to a federal income tax deduction equal to the amount reportable as income by the option holder.
          Restricted stock is LMI Holdings common stock that will typically be awarded under the incentive plan at no cost to the recipient. It will be nontransferable and forfeitable until the holder’s interest in the stock vests. Vesting will be tied to performance or the passage of time, as determined by the Compensation Committee. Restricted stock awards are subject to a minimum vesting period of the earlier of the date on which (i) the recipient completes three years of continuous employment with us following the date of the grant (or a later date specified by the Compensation Committee), (ii) a Change in Control (as defined in the stock-based incentive plan), or (iii) in the case of a non-employee director, upon his or her death, permanent and total disability, or Retirement (as defined in the stock-based incentive plan). In the event the recipient’s service with the Company is terminated, the minimum vesting period may be waived by the Compensation Committee, subject to the approval of a majority of the disinterested members of our Board within 60 days of the recipient’s termination of service with the Company. The holder of restricted stock will not be entitled to special federal income tax treatment. Upon vesting and release of the restricted stock, the holder will recognize ordinary income equal to the then fair market value of the stock (plus the amount of any retained dividends that are then paid over to him or her), unless a special election has been timely filed with the Internal Revenue Service to recognize the income on the grant date. When the holder sells the shares, capital gain and loss rates will apply. LMI Holdings will be entitled to a federal income tax deduction equal to the amount reportable as income by the holder.
          Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Compensation attributable to awards made under the stock-based incentive plan, when combined with all other types of compensation received by a covered employee from LMI Holdings, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with treasury regulations promulgated under Section 162(m) of the Code, awards will qualify as performance-based compensation if the award is granted by the Compensation Committee comprised solely of “outside directors” and either (i) with respect to stock options, the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the shares on the date of grant, or (ii) the award is subject to the achievement (as specified in writing by the Compensation Committee) of one or more objective performance goal or goals that the Compensation Committee establishes in writing while the outcome is substantially uncertain, and the shareholders approve the performance goal or goals. It is our intention to have awards under the stock-based incentive plan to executive officers constitute “performance-based compensation” in accordance with the provisions of Section 162(m), but the Compensation Committee may approve awards that do not qualify for maximum deductibility when it deems it to be in the best interest of LMI Holdings.
          We expect that the initial grant of awards under the incentive plan will take place on the date of shareholder approval. We have not made any decisions concerning the number or type of awards that will be made to any director or officer at this time. We will not make any grants or awards under the incentive plan before receiving shareholder approval.
          Employee Stock Ownership Plan. In connection with the conversion, we adopted an Employee Stock Ownership Plan, or ESOP, for the exclusive benefit of participating employees, to be implemented upon the completion of the conversion. Participating employees are all employees of LMI

Holdings and its subsidiaries, who have attained age 21 and completed one year of service with LMI Holdings or one of its subsidiaries. As of December 31, 2008, there were 18 employees eligible to participate in the ESOP. We will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. We expect that the ESOP will receive a favorable letter of determination from the IRS.
          The ESOP intends to borrow funds from LMI Holdings in an amount sufficient to purchase 10% of the common stock issued in the conversion. This loan will bear a fixed rate of interest equal to the applicable federal rate for loans having a term of ten years and providing for annual payments of principal and interest as published by the Internal Revenue Service as in effect for the month preceding the closing date of the conversion. Depending on the number of shares issued in the conversion, the ESOP loan will require the ESOP at least annually to make annual payments of principal and interest of between $87,000 and $131,000 for a term of 10 years. The loan will be secured by the shares of LMI Holdings common stock purchased and dividends on such shares. Shares purchased with the ESOP loan proceeds will be held in a suspense account for allocation among participants as the ESOP loan is repaid. Lebanon Mutual is required to contribute sufficient funds to the ESOP to enable the ESOP to meet its loan obligations.
          Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125, 401(k) or 132(f) of the Code and sponsored by LMI Holdings or an affiliate of LMI Holdings. Participants must be employed at least 1,000 hours in a calendar year and be employed on the last day of the calendar year in order to receive an allocation. A participant becomes 100% vested in his or her right to ESOP benefits only after completing 6 years of service (20% per year beginning with the participant’s second year of service). For vesting purposes, a year of service means any year in which an employee completes at least 1,000 hours of service. Vesting will be accelerated to 100% upon a participant’s attainment of normal retirement age (age 65 and five years of service), death, or disability. Forfeitures will be reallocated to participants on the same basis as other contributions, or, at LMI Holdings’ discretion, used to pay administrative expenses. Vested benefits are payable upon a participant’s retirement, death, disability, or separation from service, and will be paid in a lump sum as whole shares of common stock (with cash paid in lieu of fractional shares), unless the distributee elects cash. Any dividends paid on allocated shares are expected to be credited to participant accounts within the ESOP or paid to participants, and any dividends on unallocated shares are expected to be used to repay the principal of and interest on the ESOP loan.
          As sponsor of the ESOP, LMI Holdings will administer the ESOP itself or engage a third party administrator to provide, among other services, participant recordkeeping and account maintenance services. An unaffiliated bank or trust company will be appointed as custodian and trustee of the ESOP. The ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP trustee in the same proportion as the participant-directed voting of allocated shares.
          401(k) Retirement Plan. Lebanon Mutual currently sponsors a 401(k) plan. Employees are eligible to participate in the plan when after twelve consecutive months of employment they have completed at least 1,000 hours of service. As of December 31, 2008, there were 18 Lebanon Mutual employees eligible to participate in the plan. Under the plan, participants may receive contributions from Lebanon Mutual through matching contributions or profit sharing contributions. Participants in the plan are always 100% vested in the matching contributions they receive from Lebanon Mutual and their own contributions to the plan. Any profit sharing contributions are 100% vested after six years of service (typically for each year of service the employee must have completed at least 1,000 hours of service). Payments of vested benefits under the plan following a termination of employment are made automatically when the participant attains age 65 and has terminated his employment with Lebanon Mutual, unless the participant elects to defer distribution of his or her account, in which case distribution will be made in a lump sum distribution. Once amounts under the plan are distributed, the participant will have taxable income for the amounts distributed. Participants taking distributions when they are under the age of 59 1/2 could be subject to an additional 10% excise tax on the income distributed.
          As of December 31, 2008, Rollin P. Rissinger, Jr. and Keith A. Ulsh were each 100% vested in the plan and received $12,025 and $8,723, respectively, in contributions to the plan from Lebanon Mutual in 2008.
          Executive Employment Agreements. Keith A. Ulsh has an employment agreement with Lebanon Mutual. The employment agreement, effective as of September 1, 2003, has an initial three-year term. The agreement annually renews for a term of three years from each annual anniversary date, unless a party has given the other party written notice at least 60 days prior to such anniversary date that such party does not agree to renew the agreement.
          In connection with Mr. Rissinger’s plan to retire upon completion of the conversion and this offering, the Board of Directors of Lebanon Mutual approved the payment of a severance payment of $283,083 to Mr. Rissinger. The severance payment was made as payment in full of any obligations to Mr. Rissinger for his services. Lebanon Mutual accrued such payment as compensation expense in 2008.
          The Compensation Committee will enter into employment agreements with executive officers, when it determines that such an agreement is desirable to obtain some measure of assurance as to the executive’s continued employment in light of prevailing market competition for the position held by the executive officer, or where the Committee determines that an employment agreement is necessary and appropriate in light of the executive’s prior experience or with Lebanon Mutual’s practices with respect to similar situated employees.
          Base Salary. Under his employment agreement as currently in effect, Mr. Ulsh is entitled to receive a base salary of not less than $130,443. The base salary is reviewed at least annually and may be increased pursuant to the policies then in effect related to executive compensation. Any increases in the base salary are amendments to the employment agreement and represent the new base salary going forward under the employment agreement. The base salary is intended to provide fixed compensation to the executive officer that reflects his job responsibilities, experience, value to Lebanon Mutual, and demonstrated performance. The base salary for each executive in any future employment agreements or any amounts paid over the base salary amount under this current or any future employment agreements will be determined by the Compensation Committee based on its subjective evaluation of a variety of factors, including, but not limited to:
– the nature and responsibility of the position;

– the impact, contribution, expertise and experience of the executive;

– to the extent available and relevant, competitive market information; and

– the importance of retaining the executive along with the competitiveness of the market for the executive’s talent and services.
          Bonus. Mr. Ulsh is entitled to participate in any bonus plans that Lebanon Mutual maintains and offers to its employees, and may receive an additional bonus or bonuses as the Board of Directors deems appropriate. All employees who have completed at least 18 months of continuous service on or before December 31 of the applicable calendar year are eligible to participate in Lebanon Mutual’s employee incentive bonus program. The program is designed to recognize and to financially reward employees for their personal and collective contribution to the attainment of corporate profits in the form of a cash bonus. Bonuses are distributed annually and the total bonus pool is equal to 10% of Lebanon Mutual’s year-end pre-tax statutory operating income in excess of $100,000. The total bonus pool is determined after the compilation and audit of Lebanon Mutual’s financial records and is distributed no later than the March 15 following the close of the calendar year. However, no bonuses are paid to persons who are no longer Lebanon Mutual employees as of the bonus distribution date.
          The President and Chief Executive Officer of Lebanon Mutual has complete discretion in allocating the bonus pool among the eligible employees. With respect to the year ended December 31, 2008, Mr. Rissinger received a bonus of $24,998 and Mr. Ulsh received a bonus of $16,666 under this program.
          Benefits and Perquisites. Under his employment agreement Mr. Ulsh is entitled to participate in any other insurance, vacation, pension, and other fringe benefits that Lebanon Mutual maintains for its other employees.
          Educational Assistance. After one year of employment, all non-temporary employees are eligible for financial assistance up to a $1,000 per calendar year to further their education. Course work must be job-related and have the prior approval of the employee’s supervisor and Lebanon Mutual’s President.
          Insurance. Lebanon Mutual provides three types of insurance to eligible employees: life, accident and health, and disability income. Lebanon Mutual provides these benefits to help alleviate the financial costs and loss of income arising from illness, disability or death, and to allow employees to take advantage of reduced insurance rates available for group policies.
          Benefits Provided in Connection with Termination. If Mr. Ulsh is terminated involuntarily without Cause or voluntarily terminates his employment for Good Reason (as such terms are defined in the employment agreement), he will be entitled to receive an amount equal to three times his Highest Annual Compensation for the 36-month period following his termination of employment. “Highest Annual Compensation” is the sum of the highest annual base salary ever received during the employment period and the highest of aggregate bonuses paid (or payable) in any calendar year during the employment period. In addition, within 30 days after termination, Mr. Ulsh will receive an additional lump sum payment of $50,000. Following his termination of employment, Lebanon Mutual will provide Mr. Ulsh with such amounts and benefits to which he may otherwise be entitled under the retirement, insurance, and similar programs of Lebanon Mutual in which he participated immediately prior to his termination, but eligibility for these benefits may be limited if full payment would be deemed a “parachute payment” under Section 280G of the Code.
          If Mr. Ulsh terminates employment voluntarily without Good Reason or is terminated involuntarily for Cause, he will be entitled to receive accrued but unpaid base salary until the date of termination and all amounts and benefits which he is entitled to under retirement, insurance, and similar programs of Lebanon Mutual in which he participated immediately prior to termination.
          If Mr. Ulsh dies or becomes disabled (as such term is defined in the employment agreement) during the employment period, Lebanon Mutual will provide him and his beneficiaries, as the case may be, with all amounts and benefits to which he is entitled under retirement, insurance and similar programs of Lebanon Mutual in which he participated immediately prior to termination. In addition, if Mr. Ulsh is terminated as a result of a disability, he will receive a lump-sum payment equal to 0.25 times his base salary within 30 days following the date of termination.
          Should Mr. Ulsh become subject to the excise tax provisions of Section 4999 of the Code as a result of any compensation and benefits received under his employment agreement, such compensation and benefits will be reduced by the minimum amount necessary to avoid the application of Section 280G of the Code.
          If any payment under Mr. Ulsh’s employment agreement is or becomes subject to Section 409A(a)(2)(B)(i) of the Code, such payments will be delayed, for a period of six months, accumulated with all other delayed payments, and paid on the day following such six-month period. All other remaining payments will be made as otherwise required by the employment agreement.
          Mr. Ulsh’s employment agreement further provides that during the employment period, and if he is either terminated for Cause or voluntarily quits without Good Reason; then for a period of twelve months after the date of termination of employment (the “Restricted Period”), Mr. Ulsh may not, for a period of twelve months after the date of termination, without the prior written consent of Lebanon Mutual’s Board of Directors, become an officer, director or a shareholder or equity owner of 5.0% or more of any property and casualty insurance company with its corporate headquarters located within any county or adjacent county, including counties outside of Pennsylvania, in which at any time during employment period Lebanon Mutual had a branch, office or other facility or had an affiliate located there. In addition, during the Restricted Period, Mr. Ulsh may not solicit, endeavor to entice away from Lebanon Mutual or its subsidiaries or affiliates, or otherwise interfere with the relationship of Lebanon Mutual or its subsidiaries or affiliates with any person who is, or was within the then most recent twelve month period, an employee or associate of Lebanon Mutual or any of its subsidiaries or affiliates. During the Restricted Period, Mr. Ulsh may not provide financial or other assistance to any person, entity, or enterprise engaged in the insurance industry or any other activity in which Lebanon Mutual or its affiliates were engaged in during the period of the executive’s employment under the agreement within any county or adjacent county, including counties outside of Pennsylvania, in which at any time during the time period covered by the employment agreement Lebanon Mutual had a branch, office or other facility or had an affiliate located there.
          Change in Control Agreements. On September 1, 2003, Lebanon Mutual entered into change in control agreements with James R. Lyter, the Manager of Research and Operations, and Stephanie M. Keiser, the Secretary. Subsequently, on December 21, 2006, Lebanon Mutual entered into change in control agreements with John W. Simmers, Jr., the Manager of Information Technology, and Dale I. Thompson, the Manager of Underwriting.
          If Messrs. Lyter, Simmers and Thompson and Ms. Keiser are terminated involuntarily without Cause or voluntarily terminate their employment for Good Reason in the event of a Change in Control (as such terms are defined in the change in control agreements), they will each be entitled to receive for a period of 12 months following their respective termination date the highest annual base salary they received under the term of the change of control agreement. The amount would be paid to the employee in equal monthly installments beginning 30 days following his or her termination date. Under these agreements, the conversion from a mutual-to-stock form by Lebanon Mutual is not an event constituting a Change in Control.
          On August 27, 2003, Lebanon Mutual adopted a Non-Employee Director Change in Control Program. Under the program, each non-employee director who does not remain on the Board in the event of a Change in Control (as such term is defined under the program) is entitled to receive a lump sum cash payment equal to three times his total fees and other cash compensation, excluding reimbursement expenses, received by such director during the preceding calendar year. Under the program, the conversion from a mutual-to-stock form by Lebanon Mutual is an event constituting a Change in Control. However, because at this time all non-employee members of the Board will remain members of the Board of Lebanon Mutual and LMI Holdings after the conversion, no such payments are expected to be triggered upon the completion of the conversion.
Compensation of Directors

	Director Compensation
					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Darwin G. Glick	$25,666	—	—	—	—	—	$25,666
S. Bruce Kurtz	$21,825	—	—	—	—	—	$21,825
Milton Garrison	$6,015	—	—	—	—	—	$6,015
Mark J. Keyser	$7,505	—	—	—	—	—	$7,505
Joseph L. Lauck, Jr.	$6,760	—	—	—	—	—	$6,760
Warren L Lewis	$5,736	—	—	—	—	—	$5,736
          No director of LMI Holdings has received any remuneration from LMI Holdings since its formation and LMI Holdings does not presently intend to pay any fees for service as a director of LMI Holdings.
          In 2008, non-employee directors of Lebanon Mutual were paid an annual retainer of $2,480 and a fee of $279 for each meeting of the board that he or she attended. In addition, non-employee directors received an annual retainer of $745 for each committee on which he or she serves and a fee of $279 for each committee meeting that he or she attended. The Chairman of a committee also received an annual retainer of $1,487. The Chairman of the Board also received an annual fee of $14,258, and the Vice Chairman of the Board received an annual fee of $11,159.
          In 2009, non-employee directors of Lebanon Mutual will be paid an annual retainer of $2,554 and a fee of $287 for each meeting of the board the he or she attends. In addition, non-employee directors will receive an annual retainer of $767 for each committee on which he or she serves and a fee of $287 for each committee meeting that he or she attends. The chairman of a committee will also receive an annual retainer of $1,532. The Chairman of the Board will also receive an annual retainer of $14,686 and the Vice Chairman of the Board will receive an annual fee of $11,494.
Transactions with related persons, promoters and certain control persons
          Since January 1, 2008 LMI Holdings and Lebanon Mutual have not engaged in any transactions with, lent to or incurred any indebtedness to, or otherwise proposed to engage in transactions with, lend to or incur any indebtedness to, any related person, promoter or control person in an amount that in aggregate exceeds $120,000.

RESTRICTIONS ON ACQUISITION OF LMI HOLDINGS
          Our articles of incorporation and by-laws contain numerous provisions that are intended to encourage potential acquirors to negotiate directly with our board of directors, but which also may deter a nonnegotiated tender or exchange offer for our stock or a proxy contest for control of LMI Holdings. Certain provisions of Pennsylvania law also may discourage nonnegotiated takeover attempts or proxy contests. In addition, the terms of the employment agreements with our executive officers (see the subsection entitled “Certain Benefit Plans and Agreements” under the heading “Management”) may be viewed as having the effect of discouraging these efforts. Finally, certain provisions of the Investment Agreement require the Tuscarora Companies to vote the shares of class B common stock that they own in favor of the election of any person nominated by LMI Holdings to serve as director of LMI Holdings and prohibit LMI Holdings during the first three years after the effective date of the conversion from submitting to the shareholders any acquisition that would not result in the holders of the outstanding shares of class B common stock receiving no less than the Redemption Price for such shares. See “The Conversion—The Investment Agreement” and “Description of our Capital Stock”.
          All of these provisions may serve to entrench existing management. These provisions also may deter institutional interest in and ownership of our stock and, accordingly, may depress the market price for, and liquidity of, the common stock.
          Following is a description of these provisions and the purpose and possible effects of these provisions. We do not presently intend to propose additional anti-takeover provisions for the articles of incorporation or by-laws. Because of the possible adverse effect these provisions may have on shareholders, this discussion should be read carefully.
Antitakeover Provisions of Our Articles of Incorporation and Bylaws
          1. Prohibition of Ownership and Voting of Shares in Excess of 10%. Our articles of incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of our stock. The articles of incorporation prohibit any person (whether an individual, company or a group acting in concert, as defined) from acquiring voting control. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of the outstanding stock of LMI Holdings. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering. A group acting in concert includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the board of directors acting solely in their capacity as the Board.
          Under this provision, shares of common stock, if any, owned in excess of 10% will not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, these excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction will not be applicable to other shareholders if their voting power increases above 10% as a result of application of this rule to another shareholder.
          In determining whether any person or group owns in excess of 10% of the total voting power of the outstanding capital stock of LMI Holdings, any shares of class B common stock owned by such person or group will be excluded. Accordingly, the Tuscarora Companies will not be deemed to own any excess shares despite owning more than 10% of the outstanding shares of common stock of LMI Holdings solely as a result of them owning the class B shares.

          The potential effect of this voting rights limitation is significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in our articles of incorporation described below, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one shareholder or group acting in concert other than the Tuscarora Companies to determine the outcome of any shareholder vote.
          The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of LMI Holdings, with the result that it may be extremely difficult to bring about a change in the board of directors or management. This provision may have the effect of discouraging holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. As a result, this provision may have an adverse effect on the liquidity and market price of the shares.
          2. Classified board of directors. Our articles of incorporation provide for a classified board of directors of between three (3) and ten (10) members, which number is fixed by the board of directors, divided into three classes serving for successive terms of three years each. This provision is designed to assure experience, continuity, and stability in the Board’s leadership and policies. We believe that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.
          The election of directors for staggered terms significantly extends the time required to make any change in control of the board of directors and may tend to discourage any surprise or nonnegotiated takeover bid for control of LMI Holdings. Under the articles of incorporation, it will take at least two annual meetings for holders of a majority of LMI Holdings’ voting securities to make a change in control of the board of directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the Board, as described herein, it may take as many as three annual meetings for a controlling block of shareholders to obtain complete control of the Board and LMI Holdings’ management.
          This provision may tend to perpetuate present management because of the additional time required to change control of the Board. Because the provision will increase the amount of time required for a takeover bidder to obtain control without the cooperation of the Board even if the takeover bidder were to acquire a majority of the outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the shareholders may believe would be in their best interests. The classified Board provision will apply to all elections of directors and, accordingly, it will make it more difficult for shareholders to change the composition of the Board if the shareholders believe such a change would be desirable, even in the absence of any third party’s acquisition of voting control. This is especially true in light of the denial of cumulative voting described below.
          If we fail to redeem any class B shares when requested and required to do so and such failure continues after the fourth anniversary of the completion of the conversion, if the Tuscarora Companies continue to own 50% or more of the class B shares that they purchased in the offering, then the Tuscarora Comapnies can remove and elect a majority of the board of directors of LMI Holdings.
          3. No Cumulative Voting. Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all votes for a single nominee or distribute them among the nominees as the shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation’s articles of incorporation provide otherwise.
          Cumulative voting is specifically prohibited in our articles of incorporation because we believe that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of LMI Holdings for the benefit of shareholders generally. In addition, the absence of cumulative voting also will tend to deter greenmail, in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase his shares at a significant premium over the market value of the stock to prevent the shareholder from obtaining or attempting to obtain a seat on the board of directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.
          The absence of cumulative voting, coupled with a classified board of directors, also may deter a proxy contest designed to win representation on the board of directors or remove management because a group or entity owning less than a majority of the voting stock may be unable to elect a single director. Although this may tend to make removal of incumbent management more difficult, we believe deterring proxy contests will avoid the significant cost, in terms of money and management’s time, in opposing such actions.
          4. Nominations for Directors and Shareholder Proposals. Our by-laws require that nominations for the election of directors made by shareholders (as opposed to those made by the board of directors) and any shareholder proposals for the agenda at any annual meeting generally must be made by notice (in writing) delivered or mailed to the Secretary not less than 90 days prior to the meeting of shareholders at which directors are to be elected.
          We believe that this procedure will assure that the board of directors and shareholders will have an adequate opportunity to consider the qualifications of all nominees for directors and all proposals, and will permit the shareholders’ meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations and proposals other than those made by the board of directors.
          5. Mergers, Sale of Assets, Liquidation Approval. Our articles of incorporation provide that any merger, consolidation, sale of assets or similar transaction involving LMI Holdings requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by a majority of the members of the board of directors. If the transaction is approved in advance by a majority of the members of the Board, approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock at a meeting at which a quorum was present would be required. If any of the Tuscarora Companies or any of their affiliates is the aquiring entity in the transaction, then the affirmative vote of at least 80% of the votes which all shareholders are entitled to cast is required to approve such transaction unless the transaction is approved in advance by at least a majority of the directors who were not nominated by the class B shareholders.
          In addition, the articles of incorporation provide that during the four year period commencing on the effective date of the conversion, holders of at least 50% of the outstanding shares of class B common stock of LMI Holdings must vote to approve any merger, consolidation, or share exchange involving LMI Holdings, any sale or lease of substantially all of the assets of LMI Holdings, or any similar transaction unless pursuant to the terms of such transaction the holders of the outstanding shares of class B common stock of LMI Holdings will receive at least the Redmption Price for such shares.
          The articles of incorporation also provide that liquidation or dissolution of LMI Holdings requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by a majority of the members of the board of directors.
          We believe that in a merger or other business combination, the effects on our employees and our customers and the communities we serve might not be considered by a tender offeror when merging LMI Holdings into an entity controlled by an offeror as the second part of a two-step acquisition. By requiring approval of a merger or similar transaction by the affirmative vote of shareholders holding 80% or more of the combined voting power of outstanding stock of LMI Holdings, it will be extremely difficult for a group or person owning a substantial block of LMI Holdings stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to the board of directors. Accordingly, the board of directors will be able to protect the interests of the remaining shareholders as well as our employees and the customers and communities that we serve. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by a vote of shareholders holding 80% or more of the combined voting power of outstanding LMI Holdings capital stock.
          The 80% approval requirement could result in the Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination.
          Because this provision will tend to discourage nonnegotiated takeover bids and will encourage other takeover bidders to negotiate with the Board, it also will tend to assist the Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of LMI Holdings stock although any resulting acquisition of LMI Holdings may be more difficult and more expensive. Because of the increased expense and the tendency of this provision to discourage competitive bidders, the price offered to shareholders may be lower than if this provision were not present in our articles of incorporation.
          6. Qualifications for Directors. Our articles of incorporation provide that, unless waived by the board of directors, a person must be a shareholder of LMI Holdings for the lesser of one year or the time that has elapsed since the completion of the conversion, before he or she can be elected to the board of directors. This provision is designed to discourage non-shareholders who are interested in buying a controlling interest in LMI Holdings for the purpose of having themselves elected to the Board, by requiring them to wait for such period before being eligible for election. This provision does not apply to the two people that the holders of the class B shares have the right to nominate and elect as directors.
          7. Mandatory Tender Offer by 25% Shareholder. Our articles of incorporation require any person or entity that acquires stock of LMI Holdings with a combined voting power of 25% or more of the total voting power of outstanding capital stock, to offer to purchase, for cash, all outstanding shares of LMI Holdings’ voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the respective class or series of LMI Holdings stock. In the event this person or entity did not purchase any shares of a particular class or series of stock within the preceding twelve months, the price per share for such class or series of LMI Holdings stock would be the fair market value of such class or series of stock as of the date on which such person acquires 25% or more of the combined voting power of outstanding LMI Holdings stock. In determining whether any person or entity has acquired 25% or more of the combined voting power, any shares of class B common stock owned by such person or entity will not be included. Accordingly, this provision will not apply to the Tuscarora Companies solely as a result of them owning the class B shares.
          The Pennsylvania Business Corporation Law provides that, following any acquisition by a person or group of more than 20% of a publicly-held corporation’s voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from the acquiror of an amount equal to the fair value of their shares, including a proportionate amount for any control premium. Our articles of incorporation provide that if provisions of the respective articles and the Pennsylvania Business Corporation Law both apply in a given instance, the price per share to be paid will be the higher of the price per share determined under the provision in the articles or under the Pennsylvania Business Corporation Law. Our articles of incorporation also provide that any shares of class B common stock owned by any person or group will be excluded in determining whether this provision of the Pennsylvania Business Corporation Law applies to such person or group.

          Our board of directors believes that any person or entity who acquires control of LMI Holdings in a nonnegotiated manner should be required to offer to purchase all shares of voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position.
          A number of companies have been the subject of tender offers for, or other acquisitions of, 20% or more of their outstanding shares of common stock. In many cases, such purchases have been followed by mergers in which the tender offeror or other purchaser has paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in the company and has paid in a potentially less desirable form in the merger (often securities of the purchaser that do not have an established trading market at the time of issuance). The statutory right of the remaining shareholders of a company to dissent in connection with certain mergers and receive the fair value of their shares in cash may involve significant expense and uncertainty to dissenting shareholders and may not be meaningful because the appraisal standard to be applied under Pennsylvania law does not take into account any appreciation in the stock price due to the merger. This provision in the articles of incorporation is intended to prevent these potential inequities.
          In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares or structure the transaction differently than might be the case without the provision. Accordingly, we believe that, to the extent a merger were involved as part of a plan to acquire control of LMI Holdings, adoption of the provision would increase the likelihood that a purchaser would negotiate directly with our board of directors. We further believe that our Board is in a better position than our individual shareholders to negotiate effectively on behalf of all shareholders and that the Board is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of LMI Holdings. Accordingly, we are of the view that negotiations between the board of directors and a would-be purchaser will increase the likelihood that shareholders, as a whole, will receive a higher average price for their shares.
          The provision will tend to discourage any purchaser whose objective is to seek control of LMI Holdings at a relatively low price by offering a lesser value for shares in a subsequent merger than it paid for shares acquired in a tender or exchange offer. The provision also should discourage the accumulation of large blocks of shares of LMI Holdings voting stock, which the board of directors believes to be disruptive to the stability of our vitally important relationships with our employees and customers and the communities that we serve, and which could precipitate a change of control of LMI Holdings on terms unfavorable to the other shareholders.
          Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than otherwise would be the case. This provision may discourage any purchases of less than all of the outstanding shares of voting stock of LMI Holdings and may thereby deprive shareholders of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of LMI Holdings. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions could increase the price that must be paid in a subsequent merger. The provision may therefore decrease the likelihood that a tender offer will be made for less than all of the outstanding voting stock of LMI Holdings and, as a result, may adversely affect those shareholders who would desire to participate in such a tender offer.
          8. Prohibition of Shareholders’ Action Without a Meeting and of Shareholders’ Right To Call a Special Meeting. Our articles of incorporation prohibit shareholder action without a meeting (i.e., the written consent procedure is prohibited) and prohibit shareholders from calling a special meeting. Therefore, in order for shareholders to take any action, it will require prior notice, a shareholders’ meeting and a vote of shareholders. Special meetings of shareholders can only be called by the Chief Executive Officer or the board of directors. Therefore, without the cooperation of the Chief Executive Officer or the Board, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.
          These provisions are intended to provide the board of directors and nonconsenting shareholders with the opportunity to review any proposed action, express their views at the meeting and take any necessary action to protect the interests of our shareholders and LMI Holdings before the action is taken, and to avoid the costs of holding multiple shareholder meetings each year to consider proposals of shareholders. These provisions also will preclude a takeover bidder who acquires a majority of outstanding LMI Holdings stock from completing a merger or other business combination of LMI Holdings without granting the board of directors and the remaining shareholders an opportunity to make their views known and vote at an annual shareholders’ meeting. The delay caused by the necessity for an annual shareholders’ meeting may allow us to take preventive actions, even if you believe such actions are not in the best interests of the shareholders.
          9. Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the articles of incorporation of a Pennsylvania business corporation (such as LMI Holdings) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote, except as otherwise provided by the corporation’s articles of incorporation. Our articles of incorporation provide that the following provisions of the articles can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, or by an affirmative vote of a majority of the members of the board of directors and of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast:
•	the provisions that require 80% shareholder approval of certain actions,

•	those establishing a classified board of directors,

•	the prohibition on cumulative voting for directors

•	the prohibition on acquiring or voting more than 10% of the voting stock,

•	the prohibition on shareholder action without a meeting,

•	the prohibition on shareholders calling special meetings,

•	the action required to amend our bylaws;

•	the factors that our board of directors may consider when evaluating the offer of any party to acquire LMI Holdings or its assets;

•	the requirement of a 25% shareholder to purchase all remaining shareholders’ stock, and

•	the provisions that no shareholder shall have preemptive rights.
          On other matters, the articles of incorporation can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.
          10. Amendment of bylaws. Generally, our articles of incorporation vest authority to make and amend the bylaws in the board of directors, acting by a vote of a majority of the entire Board. In addition, except as described below, shareholders may amend the bylaws by an affirmative vote of the holders of 66-2/3% of the outstanding voting stock. However, the provision of the bylaws concerning directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by the two-thirds vote of the entire board of directors or 80% of all votes of shareholders entitled to be cast.
          This provision is intended to provide additional continuity and stability in our policies and governance so as to enable us to carry out our long range plans. The provision also is intended to discourage nonnegotiated efforts to acquire LMI Holdings, since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The board of directors will have relatively greater control over the bylaws than the shareholders because, except with respect to the director liability and indemnification provisions, the Board could adopt, alter, amend or repeal the bylaws upon a majority vote by the directors.
Pennsylvania Fiduciary Duty Provisions
          The Pennsylvania Business Corporation Law provides that:
          (a) the board of directors, committees of the board, and directors individually, can consider, in determining whether a certain action is in the best interests of the corporation:
(1)	the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located,

(2)	the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation,

(3)	the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, and

(4)	all other pertinent factors;
          (b) the board of directors need not consider the interests of any particular group as dominant or controlling;
          (c) directors, absent any breach of fiduciary duty, bad faith or self-dealing, are presumed to be acting in the best interests in the corporation, including with respect to actions relating to an acquisition or potential acquisition of control, and therefore they need not satisfy any greater obligation or higher burden of proof with respect to such actions;
          (d) actions relating to acquisitions of control that are approved by a majority of disinterested directors are presumed to satisfy the directors’ fiduciary obligations unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
          (e) the fiduciary duty of directors is solely to the corporation and not its shareholders, and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

          The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require directors in exercising their powers vested in them by the corporation to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.
          One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the almost unlimited statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

DESCRIPTION OF OUR CAPITAL STOCK
General
          LMI Holdings is authorized to issue 20,000,000 shares of common stock, $0.01 par value, consisting of 15,000,000 shares of class A common stock and 5,000,000 shares of class B common stock, and 5,000,000 shares of preferred stock. In the conversion, we expect LMI Holdings to issue between 722,500 and 1,086,111 shares of common stock. No shares of preferred stock will be issued in connection with the conversion.
Common Stock
          Voting Rights. The holders of common stock will possess exclusive voting rights in LMI Holdings, except if and to the extent shares of preferred stock issued in the future have voting rights. Except for the rights granted to holders of class B shares and the limitation on the right of a person or group acting in concert to vote shares with voting power in excess of 10%, each holder of shares of common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of common stock. In determining whether any person or group acting in concert holds shares representing 10% of the total voting power of our outstanding shareholders, any class B shares held by such person or group are not counted. See “Certain Restrictions on Acquisition of LMI Holdings—Antitakeover Provisions of Our Articles of Incorporation and Bylaws.” Shareholders are not entitled to cumulate their votes for election of directors.
          Holders of the class B shares are entitled to nominate and elect two directors. In addition, during the period prior to the fourth anniversary of the effective date of the conversion and for so long thereafter as any redemption default exists with respect to any class B shares, the affirmative vote of holders of at least 50% of the outstanding shares of class B shares is required to approve any merger, consolidation or share exchange involving LMI Holdings, any sale lease or transfer of all or substantially all of the assets of LMI Holdings, or any similar transaction unless the consideration received by the holders of class B shares in the transaction in exchange for their class B shares is equal to or greater than the Redemption Price for such class B shares. See “Certain Restrictions on Acquisition of LMI Holdings—Antitakeover Provisions of Our Articles of Incorporation and Bylaws.”
          If a redemption default occurs and such redemption default continues until the end of the fourth anniversary of the completion of the conversion and the Tuscarora Companies still own fifty percent or more of the class B shares that they purchased in the offering, or if LMI Holdings commits a material breach of any provision of its articles of incorporation, bylaws or any agreement with any holder of class B shares and such breach affects the ability of LMI Holdings to redeem the class B shares, then the holders of the class B shares will have the right to elect a majority of the members of the board of directors of LMI Holdings and to cast a majority of the votes entitled to be cast in connection with any proposed merger, consolidation or sale of the assets of LMI Holdings or any similar transaction.
          Dividends. Under the Pennsylvania Business Corporation Law, we may only pay dividends if solvent and if payment of such dividend would not render us insolvent. Funds for dividend distribution initially must come from either proceeds of this offering retained by LMI Holdings or dividends paid to LMI Holdings by Lebanon Mutual. Therefore, the restrictions on Lebanon Mutual’s ability to pay dividends affect our ability to pay dividends. See “Business—Regulation.”
          Each holder of class B shares has the right to request that LMI Holdings redeem all of the class B shares owned by such shareholder at any time after the first anniversary of the effective date of the conversion and prior to the fourth anniversary of the effective date of the conversion. If any such request is made and LMI Holdings fails to redeem all of such shareholder’s class B shares for any reason, then dividends will begin to accrue on all class B shares from the date the request to redeem the class B shares is made at an annual rate of $0.499 per share. Such dividends will accumulate if they are not paid, whether or not such dividends are declared by the board of directors. The redemption price for each share of class B common stock is equal to the sum of (i) $10.00 per share, plus (ii) any dividends that have accumulated and not been paid on a class B share as of the date of redemption, plus (iii) an amount calculated as a simple dividend accruing from the date of completion of the offering, which we refer to as the "Effective Date," to the date of redemption on the purchase price of $10.00 per share for such class B share at the rate of (w) 10% per annum if the redemption notice is received on or before thirty (30) days after the first anniversary of the Effective Date, (x) 9% per annum if the redemption notice is received later thirty (30) days after the first anniversary of the Effective Date, but on or before thirty (30) days after the second anniversary of the Effective Date, (y) 8% per annum if the redemption notice is received later thirty (30) days after the second anniversary of the Effective Date, but on or before thirty (30) days after the third anniversary of the Effective Date, and (z) 7% per annum if the redemption notice is received later than thirty (30) days after the third anniversary of the Effective Date, but on or before thirty (30) days after the fourth anniversary of the Effective Date. LMI Holdings may not pay dividends on the class A common stock until all accrued and unpaid dividends on the class B common stock have been paid in full. Upon payment in full of all accrued and unpaid dividends on the class B common stock, the shares of class B common stock shall be entitled to share equally in all dividends paid on the shares of class A common stock.
          We presently intend to retain earnings to support our growth and, to the extent necessary, to pay any dividends on and the redemption price of the shares of the class B common stock. Accordingly, we do not currently anticipate paying cash dividends to holders of our class A common stock for the foreseeable future.

          Transfer. Shares of common stock are freely transferable except for shares that are held by affiliates and shares issued to the Tuscarora Companies. Shares issued to directors and officers of Lebanon Mutual or of LMI Holdings in the conversion will be restricted as to transfer for a period of one year from the effective date of the conversion. Shares held by affiliates or by the Tuscarora Companies must be transferred in accordance with the requirements of Rule 144 of the Securities Act of 1933 or any other exemption then available. Stevens & Lee and Griffin Financial will not purchase any shares of our common stock in the offering. In the event that either of them acquire any shares of our common stock, neither Stevens & Lee nor Griffin Financial will sell, transfer, assign, pledge, or hypothecate any shares of our stock, and no shares of our stock owned by either of them can be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares.
          Any shares of class B common stock that are transferred will automatically convert into shares of class A common stock and any obligation of LMI Holdings to pay any accumulated and unpaid dividends on such shares of class B common stock will terminate.
          Liquidation. In the event of any liquidation, dissolution or winding up of Lebanon Mutual, LMI Holdings, as holder of all of the capital stock of Lebanon Mutual, would be entitled to receive all assets of Lebanon Mutual after payment of all debts and liabilities of Lebanon Mutual. In the event of a liquidation, dissolution or winding up of LMI Holdings, each holder of shares of common stock would be entitled to receive, after payment of all debts and liabilities of LMI Holdings and the Redemption Price of any outstanding shares of class B common stock, a pro rata portion of all assets of LMI Holdings available for distribution to holders of common stock. If any preferred stock is issued, the holders thereof are likely to have a priority in liquidation or dissolution over the holders of the common stock.
          Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of common stock that may be issued. The common stock is not subject to call for redemption, and the outstanding shares of common stock, when issued and upon our receipt of their full purchase price, will be fully paid and nonassessable.
Preferred Stock
          None of the 5,000,000 authorized shares of preferred stock of LMI Holdings will be issued in the conversion. The Board of Directors is authorized, without shareholder approval, to issue preferred stock or rights to acquire preferred stock, and to fix and state the par value, voting powers, number, designations, preferences or other special rights of such shares or rights, and the qualifications, limitations and restrictions applicable to any such series of preferred stock. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights, and, therefore, these rights and preferences could adversely affect the holders of our common stock. Additionally, preferred stock may be used as an antitakeover device. The Board of Directors has no present intention to issue any of the preferred stock. LMI Holdings will not offer to sell any shares of its preferred stock to promoters except on the same terms as such preferred stock is offered to all other existing and new shareholders of LMI Holdings.
TRANSFER AGENT AND REGISTRAR
          The transfer agent and registrar for the common stock is Registrar and Transfer Company.
LEGAL MATTERS
          The legality of the common stock will be passed upon for LMI Holdings by Stevens & Lee, Valley Forge, Pennsylvania. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Inc. by Rhoads & Sinon LLP, Harrisburg, Pennsylvania.
EXPERTS
          The financial statements of Lebanon Mutual as of December 31, 2008 and 2007, and for each of the years then ended, have been included herein in reliance upon the report of Beard Miller Company LLP, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

          Feldman Financial has consented to the publication in this document of the summary of its report to Lebanon Mutual setting forth its opinion as to the estimated pro forma market value of our common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.
ADDITIONAL INFORMATION
          We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of our common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.
          Lebanon Mutual has filed an application for conversion with the Department with respect to the conversion. We have also filed an application with the Department for approval to acquire Lebanon Mutual, and Tuscarora Wayne has filed an application with the Department for approval to acquire up to 35% of our outstanding common stock. This prospectus omits certain information contained in those applications. The applications may be examined at the principal office of the Department at 1326 Strawberry Square, Harrisburg, Pennsylvania 17120. In addition, copies of the Plan of Conversion, as well as other information concerning Lebanon Mutual, can be found on our Internet web site at http://www.lebins.com. We do not intend for the information contained on this website to be part of this prospectus.
          In connection with the conversion, we will register our common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934, and, upon such registration, we and the holders of our stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and shareholders with 10% or more of the voting power, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934.

Report of Independent Registered Public Accounting Firm
To the Board of Directors
Lebanon Mutual Insurance Company
Cleona, Pennsylvania
     We have audited the accompanying balance sheets of Lebanon Mutual Insurance Company (the Company) as of December 31, 2008 and 2007, and the related statements of operations and comprehensive income (loss), equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used, significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lebanon Mutual Insurance Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Harrisburg, Pennsylvania
April 2, 2009

Lebanon Mutual Insurance Company
Balance Sheets
December 31, 2008 and 2007

	2008	2007
Assets
Investments:
Debt securities (amortized cost, 2008 $15,498,487; 2007 $16,010,819)	$15,190,953	$15,979,094
Equity securities (cost, 2008 $187,251; 2007 $5,250)	154,501	361,243
Convertible securities (cost, 2008 $3,907,546 2007 $4,626,004)	3,323,945	4,683,017

	18,669,399	21,023,354
Cash and cash equivalents	972,329	194,598
Premiums receivable	2,006,182	2,246,102
Reinsurance receivables and recoverables	2,230,981	1,838,576
Deferred acquisition costs	1,220,000	1,356,000
Deferred income taxes	587,376	54,949
Accrued investment income	147,763	162,916
Property and equipment, cost less accumulated depreciation	314,433	457,962
Other assets	472,162	466,360

Total Assets	$26,620,625	$27,800,817

Liabilities and Equity

Liabilities

Unpaid losses and loss adjustment expenses	$6,281,459	$6,644,954
Unearned premiums	6,093,146	6,610,019
Advance premiums	200,068	148,955
Accounts payable and accrued expenses	1,026,533	744,956
Other liabilities	325,604	577,846

Total Liabilities	13,926,810	14,726,730

Equity

Retained earnings	12,918,402	12,860,070
Accumulated other comprehensive income (loss)	(224,587)	214,017

Total Equity	12,693,815	13,074,087

Total Liabilities and Equity	$26,620,625	$27,800,817

See notes to financial statements.

Lebanon Mutual Insurance Company
Statements of Operations and Comprehensive Income (Loss)
Years Ended December 31, 2008 and 2007

	2008	2007
Revenues
Net premiums earned	$8,445,258	$9,883,459
Net investment income	540,449	580,868
Net realized investment gains (losses)	(970,032)	54,593
Other revenues	81,838	92,534

Total Revenues	8,097,513	10,611,454

Losses and Expenses
Losses and loss adjustment expenses	4,065,993	5,776,579
Salaries and benefits	1,601,206	1,247,864
Commissions	1,323,404	1,601,137
Other operating expenses	1,083,799	1,176,233

Total Losses and Expenses	8,074,402	9,801,813

Income before Income Taxes	23,111	809,641

Income Tax Expense (Benefit)	(35,221)	226,663

Net Income	58,332	582,978

Other Comprehensive Income (Loss)

Unrealized holding gain (loss) on securities arising during the period, net of deferred income tax (expense) benefit of $117,588 and ($30,483)	(228,259)	59,174
Reclassification adjustment for net realized (gains) losses included in net income, net of deferred income tax (expense) benefit of ($108,359) and $14,376	(210,345)	27,907

Other Comprehensive Income (Loss)	(438,604)	87,081

Total Comprehensive Income (Loss)	$(380,272)	$670,059

See notes to financial statements.

Lebanon Mutual Insurance Company
Statements of Equity
Years Ended December 31, 2008 and 2007

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
Balance — December 31, 2006	$12,277,092	$126,936	$12,404,028

Net income	582,978	—	582,978
Other comprehensive income	—	87,081	87,081

Balance — December 31, 2007	$12,860,070	$214,017	$13,074,087

Net income	58,332	—	58,332
Other comprehensive loss	—	(438,604)	(438,604)

Balance — December 31, 2008	$12,918,402	($224,587)	$12,693,815

See notes to financial statements.

Lebanon Mutual Insurance Company
Statements of Cash Flows
Years Ended December 31, 2008 and 2007

	2008	2007
Cash Flows from Operating Activities

Net income	$58,332	$582,978
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	184,344	198,797
Net amortization of bond premium	132,329	122,810
Net realized investment (gains) losses on sales of debt and equity securities	(318,704)	42,283
Net realized investment (gains) losses on convertible securities	1,288,736	(96,876)
Deferred income taxes	(306,480)	(231,750)
Change in assets and liabilities:
Premiums receivable	239,920	(52,968)
Reinsurance receivable and recoverable	(392,405)	1,896,665
Deferred acquisition costs	136,000	13,000
Accrued investment income	15,153	(3,448)
Other assets	(5,802)	(179,410)
Unpaid losses and loss adjustment expenses	(363,495)	(2,450,941)
Unearned premiums	(516,873)	(464,399)
Advance premiums	51,113	(56,815)
Reinsurance premiums payable	—	(68,878)
Accounts payable and accrued expenses	281,577	45,590
Other liabilities	(252,242)	170,217

Net Cash Provided by (Used in) Operating Activities	231,503	(533,145)

Cash Flows from Investing Activities

Proceeds from:
Sales of debt securities	1,667,781	760,479
Maturities of debt securities	2,284,900	1,876,019
Sale of equity securities	328,875	—
Sales of convertible securities	2,318,894	3,501,637
Sales of property and equipment	—	50,183
Purchases of:
Debt securities	(3,598,741)	(3,642,721)
Equity securities	(152,063)	—
Convertible securities	(2,262,609)	(2,900,969)
Property and equipment	(40,809)	(98,465)

Net Cash Provided by (Used in) Investing Activities	546,228	(453,837)

Net Increase (Decrease) in Cash and Cash Equivalents	777,731	(986,982)

Cash and Cash Equivalents — Beginning of Year	194,598	1,181,580

Cash and Cash Equivalents — End of Year	$972,329	$194,598

Supplemental Cash Flow Information

Income taxes paid	$271,260	$573,800

Supplemental Schedule of Noncash Investing Activities

Noncash conversions of convertible securities	$624,421	$59,519

See notes to financial statements.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Business
Lebanon Mutual Insurance Company (the Company) writes property and liability insurance exclusively in the Commonwealth of Pennsylvania. Products are offered through independent insurance agents, none of which individually represents a significant portion of the Company’s business. A majority of policies are written on a direct bill basis.
Note 2 — Summary of Significant Accounting Policies and Procedures
Principles of Accounting
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The most significant estimates in the financial statements include unpaid losses and loss adjustment expenses, current and deferred income taxes and the consideration of securities for other-than-temporary impairment. Actual results could differ from those estimates.
Financial Instruments with Concentration of Credit Risk
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of debt securities, cash and cash equivalents, premiums receivable and reinsurance receivable.
The Company maintains bank deposit accounts that, at times, may exceed the federally insured limits. The Company has not experienced any losses from bank accounts.
Insureds primarily consist of individuals and commercial businesses. No one insured accounted for a significant percentage of premiums receivable at December 31, 2008 and 2007.
As of December 31, 2008 and 2007, the Company had unsecured reinsurance receivables and recoverables of approximately $2,036,000 and $1,863,000, respectively, for paid and unpaid losses and loss adjustment expenses and unearned premiums due from reinsurers. A significant portion of these reinsurance receivables and recoverables is due from one reinsurer which has an A. M. Best rating of A. At December 31, 2008 and 2007 the Company had reinsurance recoverables due from an unaffiliated reinsurer in excess of five percent of policyholders’ surplus, Munich Re America, of approximately $1,908,000 and $1,793,000 comprising 94% and 96%, respectively of total reinsurance recoverables.
Investments
The Company classifies all of its investments in equity securities that have readily determinable fair values and all debt securities as available for sale. Accordingly, available for sale investments are reported at fair value, with unrealized gains or losses reported as accumulated other comprehensive income (loss), net of deferred income tax.
As of December 31, 2008 and 2007, convertible securities are valued at fair value. Changes in the estimated fair value of convertible securities are reported as realized gains or losses in the statements of operations.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 2 — Summary of Significant Accounting Policies and Procedures (Continued)
Investments (Continued)
Premiums or discounts are amortized using the effective interest method. Realized gains and losses, determined using the specific identification method, are reflected in income in the period in which the sale transaction occurs. For debt and equity securities that are in an unrealized loss position for an extended period of time and whose fair value is significantly below amortized cost, the Company performs an evaluation of the specific events attributable to the decline in fair value of the security. The Company considers the length of time and extent to which the security’s fair value has been below cost as well as the general market conditions, industry characteristics and the fundamental operating results of the issuer to determine if the decline is other than temporary. The Company also considers as part of the evaluation its intent and ability to hold the security until its fair value has recovered to a level at least equal to the amortized cost. When the Company determines that a security’s unrealized loss is other than temporary, a realized loss is recognized in the period in which the decline in fair value is determined to be other than temporary. The write-downs are measured based on fair values.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash and short-term investments which, when purchased, are due to mature in three months or less.
Premiums Receivable and Reinsurance Receivables and Recoverables
Premiums receivable and reinsurance receivables and recoverables are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to the premiums receivable or reinsurance receivables and recoverables.
Deferred Acquisition Costs
Deferred acquisition costs, consisting primarily of commissions, premium taxes and certain other costs directly related to the issuance of new or renewal business, are deferred and amortized over the period in which premiums are earned. Anticipated losses and loss adjustment expenses, expenses for maintenance of policies in force and anticipated investment income are considered in the determination of the recoverability of deferred acquisition costs. To the extent that acquisition costs are not recoverable, the difference is charged to net income in the period identified.
Property and Equipment
Property and equipment are recorded at cost. Maintenance, repairs and minor renewals are charged to expense as incurred while expenditures which substantially increase the useful life of the asset are capitalized. Depreciation is provided for by using the straight-line method for financial reporting over the estimated useful lives of the assets.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 2 — Summary of Significant Accounting Policies and Procedures (Continued)
Liabilities for Losses and Loss Adjustment Expenses
The liabilities for unpaid losses and loss adjustment expenses have been established on the basis of actuarial assumptions and management judgments. Projections of future ultimate losses and loss adjustment expenses are inherently uncertain because of the random nature of claims occurrences. They are also dependent upon future contingent events and are affected by economic, legal, political and social factors.
The liability for unpaid losses and loss adjustment expenses includes the net amount for losses, after deducting anticipated salvage and subrogation, which have been reported to the Company and are unpaid at statement date, as well as provision for losses incurred but not reported at statement date.
Management believes that the liabilities for unpaid losses and loss adjustment expenses are adequate to cover the ultimate net cost of losses and related losses to date, but these liabilities are necessarily based on estimates, and the amount ultimately paid may vary significantly from such estimates. Those estimates are subject to the effects of trends in loss severity and frequency. These liabilities are subject to continuing review by management and changes in estimates are reflected in earnings currently.
Reinsurance
In the ordinary course of business, the Company seeks to limit its exposure to loss on individual claims and from the effects of catastrophes by entering into reinsurance contracts with other insurance companies. Amounts recoverable from reinsurers are estimated in a manner consistent with the related losses associated with the reinsured policy and in accordance with the terms of the reinsurance agreement.
Reinsurance premiums are recognized in a manner consistent with the underlying policies.
Premium Revenue Recognition and Unearned Premiums
Premiums are recorded as billed and recognized as income earned over the terms of the policies. Unearned premiums are calculated generally using the daily pro rata method and include amounts received related to reinsurance assumed.
Deferred Income Taxes
Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities such as unrealized gains and losses on available for sale securities are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 2 — Summary of Significant Accounting Policies and Procedures (Continued)
Fair Value and Financial Instruments
As of December 31, 2008 and 2007, the carrying amounts of the Company’s financial instruments approximated their estimated fair value. The Company measures the fair value of investments available for sale based upon quoted market prices or by obtaining quotes from dealers. The carrying amount of premiums and reinsurance receivables and accounts payable reported in the balance sheets approximate their fair values. Certain financial instruments, specifically amounts relating to insurance and reinsurance contracts, are excluded from this disclosure. See Note 13 for further information regarding the determination of fair values of investments.
Recent Accounting Pronouncements
In October 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP FAS 157-3). The purpose of FSP FAS 157-3 was to clarify the application of Statement of Financial Accounting Standards (SFAS) No. 157, for a market that is not active. It also allows for the use of management’s internal assumptions about future cash flows with appropriately risk-adjusted discount rates when relevant observable market data does not exist. FSP FAS 157-3 did not change the objective of SFAS No. 157, which is the determination of the price that would be received in an orderly transaction that is not a forced liquidation or distressed sale at the measurement date. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The Company’s adoption of FSP FAS 157-3 for the year ended December 31, 2008 did not have any effect on its financial position, results of operations or liquidity.
In December 2008, the FASB issued FASB Staff Position (FSP) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. The FSP defers the effective date of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, to be effective for fiscal years beginning after December 15, 2008 for certain nonpublic enterprises. The FSP requires a nonpublic enterprise that elects to defer the application of FIN 48 to explicitly disclose that fact and also requires the disclosure of the enterprise’s accounting policy for evaluating uncertain tax positions for each set of financial statements where the deferral applies. The Company has elected to defer the application of FIN 48. At December 31, 2008 and 2007, the Company did not record a liability for uncertain tax positions. Uncertain tax positions would be accounted for in accordance with SFAS No. 5, Accounting for Contingencies.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 3 — Investment Securities
The cost or amortized cost and estimated fair values of debt and equity investment securities at December 31, 2008 and 2007 are as follows:

	2008
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Debt securities:
Obligations of U.S. Government corporations and agencies	$150,973	$10,142	$—	$161,115
States, territories and possessions	1,317,359	31,788	22,079	1,327,068
Special revenue	2,684,284	67,580	—	2,751,864
Public utilities	73,795	297	—	74,092
Industrial and miscellaneous	3,351,459	11,924	316,234	3,047,149
Mortgage-backed securities	7,920,617	124,224	215,176	7,829,665

Total Debt Securities	15,498,487	245,955	553,489	15,190,953

Equity securities	187,251	17,820	50,570	154,501

	$15,685,738	$263,775	$604,059	$15,345,454

	2007
Debt securities:
Obligations of U.S. Government corporations and agencies	$201,574	$1,986	$—	$203,560
States, territories and possessions	1,182,196	3,846	5,284	1,180,758
Special revenue	2,980,930	8,184	13,999	2,975,115
Public utilities	73,283	517	—	73,800
Industrial and miscellaneous	3,327,706	19,926	32,375	3,315,257
Mortgage-backed securities	8,245,130	37,964	52,490	8,230,604

Total Debt Securities	16,010,819	72,423	104,148	15,979,094

Equity securities	5,250	355,993	—	361,243

	$16,016,069	$428,416	$104,148	$16,340,337

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 3 — Investment Securities (Continued)
The amortized cost and fair value of debt securities and convertible securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due in one year or less	$1,232,436	$1,237,092
Due after one year through five years	4,867,861	4,729,601
Due after five years through ten years	2,027,962	1,903,135
Due after ten years	3,357,157	2,815,405
Mortgage-backed securities	7,920,617	7,829,665

	$19,406,033	$18,514,898

The gross unrealized losses and fair value, aggregated by investment category and length of time that individual debt and equity securities have been in continuous unrealized loss position, at December 31, 2008 and 2007 are as follows:

	2008
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Debt securities:
States, territories and possessions	$158,940	$7,269	$198,000	$14,810	$356,940	$22,079
Industrial and miscellaneous	1,425,285	161,337	1,042,575	154,897	2,467,860	316,234
Mortgage-backed securities	1,888,701	118,551	920,918	96,625	2,809,619	215,176

Total Debt Securities	3,472,926	287,157	2,161,493	266,332	5,634,419	553,489
Equity Securities	131,431	50,570	—	—	131,431	50,570

Total	$3,604,357	$337,727	$2,161,493	$266,332	$5,765,850	$604,059

	2007
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Debt securities:
States, territories and possessions	$—	$—	$211,600	$5,284	$211,600	$5,284
Special revenue	—	—	1,559,669	13,999	1,559,669	13,999
Industrial and miscellaneous	476,393	12,564	1,171,039	19,811	1,647,432	32,375
Mortgage-backed securities	167,331	1,199	4,258,864	51,291	4,426,195	52,490

Total	$643,724	$13,763	$7,201,172	$90,385	$7,844,896	$104,148

At December 31, 2008, the Company held 55 securities with gross unrealized losses totaling $604,059. The Company has the ability and intent to hold these securities to market recovery or maturity. The Company maintains an investment portfolio consisting of highly rated fixed income securities, and equity securities. The Company has performed an other-than-temporary impairment analysis on all securities scheduled above and in every instance the Company expects full recovery of cost where securities are trading below cost.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 3 — Investment Securities (Continued)
Included in realized losses for 2007 was an impairment loss of $35,475 related to a security issued by a national provider of mortgage loans. The write-down was measured based on public market prices at the time the Company determined the decline in value was other-than-temporary.
Proceeds from the sales or maturities of debt securities totaled $3,952,681 and $2,636,498 for the years ended December 31, 2008 and 2007, respectively. Gross realized gains on sales of debt securities totaled $41,627 and $9,241 for the years ended December 31, 2008 and 2007, respectively. Gross realized losses on sales of debt securities totaled $106,160 and $16,049 for the years ended December 31, 2008 and 2007, respectively.
Proceeds from the sales of equity securities totaled $328,875 and $0 for the years ended December 31, 2008 and 2007, respectively. Gross realized gains on sales of equity securities totaled $405,356 and $0 for the years ended December 31, 2008 and 2007, respectively. Gross realized losses on sales of equity securities totaled $22,119 and $0 for the years ended December 31, 2008 and 2007, respectively.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 3 — Investment Securities (Continued)
Proceeds from the sales of convertible securities totaled $2,318,894 and $3,501,637 for the years ended December 31, 2008 and 2007, respectively. Gross realized gains on sales of convertible securities totaled $132,336 and $763,799 for the years ended December 31, 2008 and 2007, respectively. Gross realized losses on sales of convertible securities totaled $780,458 and $40,230 for the years ended December 31, 2008 and 2007, respectively.
For the years ended December 31, 2008 and 2007, the change in the estimated fair value of convertible securities included in net realized investment losses in the statements of operations totaled ($640,614) and ($626,693), respectively.
The components of net investment income for the years ending December 31 are as follows:

	2008	2007
Debt securities	$738,125	$742,348
Equity securities	55,793	47,069
Cash and cash equivalents	15,608	45,435
Other	1,928	3,071

Investment income	811,454	837,923
Investment expense	271,005	257,055

Net Investment Income	$540,449	$580,868

A bond having an amortized cost of $106,406 at December 31, 2008, has been deposited with the Pennsylvania Insurance Department as required by law.
Note 4 — Deferred Acquisition Costs
Changes in deferred acquisition costs are as follows:

	2008	2007
Balance, beginning of year	$1,356,000	$1,369,000
Acquisition costs deferred	2,501,000	2,857,000
Amortization charged to earnings	2,637,000	2,870,000

Balance, end of year	$1,220,000	$1,356,000

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 5 — Property and Equipment
The following is a schedule of property and equipment at December 31, 2008 and 2007:

			Depreciable
	2008	2007	Lives
Land	$98,308	$98,308
Building and improvements	624,825	623,545	5 to 33 years
Furniture and equipment	392,634	392,634	3 to 7 years
Data processing equipment	2,096,593	2,077,514	3 years
Automobiles	78,329	57,873	5 years

	3,290,689	3,249,874

Accumulated depreciation	(2,976,256)	(2,791,912)

	$314,433	$457,962

Depreciation expense amounted to $184,344 and $198,797 for 2008 and 2007, respectively.
Note 6 — Losses and Loss Adjustment Expenses
Activity in the liabilities for losses and loss adjustment expenses(LAE) is summarized as follows:

	2008	2007
Balance — January 1	$6,644,954	$9,095,895
Less reinsurance recoverable	1,779,874	3,704,671

Net Balance, January 1	4,865,080	5,391,224

Losses and LAE incurred, net:
Current year	4,238,643	5,714,671
Prior years	(172,650)	61,908

Total Losses and LAE Incurred, Net	4,065,993	5,776,579

Losses and LAE paid, net:
Current year	2,401,405	3,663,537
Prior years	2,086,624	2,639,186

Total Losses and LAE Paid, Net	4,488,029	6,302,723

Net balance, December 31	4,443,044	4,865,080
Reinsurance recoverable	1,838,415	1,779,874

Balance — December 31	$6,281,459	$6,644,954

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 6 — Losses and Loss Adjustment Expenses (Continued)
As a result of changes in estimates for anticipated losses and LAE related to insured events of prior years, the liabilities for losses and LAE changed by $(172,650) and $61,908 in 2008 and 2007, respectively. The favorable loss and loss adjustment expense development in 2008 was attributable to decreased frequency and severity of losses in commercial multi-peril (liability) and other commercial auto liability.
Unpaid losses and LAE reflect management’s best estimate of future amounts needed to pay claims and related settlement costs with respect to insured events which have occurred, including events that have not been reported to the Company. As part of the process for determining the Company’s unpaid losses and LAE, various actuarial models are used that analyze historical data and consider the impact of current developments and trends, such as trends in claims severity and frequency and claims settlement trends. Also considered are legal developments, regulatory trends, legislative developments, changes in social attitudes and economic conditions.
Management believes that its unpaid losses and LAE are fairly stated at December 31, 2008. However, estimating the ultimate claims liability is necessarily a complex and judgmental process inasmuch as the amounts are based on management’s informed estimates, assumptions and judgments using data currently available. As additional experience and data become available regarding claims payment and reporting patterns, legal and legislative developments, judicial theories of liability, the impact of regulatory trends on benefit levels for both medical and indemnity payments, changes in social attitudes and economic conditions, the estimates are revised accordingly. If the Company’s ultimate losses, net of reinsurance, prove to differ substantially from the amounts recorded at December 31, 2008, then the related adjustments could have a material adverse impact on the Company’s financial condition, results of operations and liquidity.
Note 7 — Line of Credit
The Company maintains a line of credit with a bank in the amount of $1,000,000, which bears interest at 220 basis points above the London Interbank Official Rate (LIBOR). No amounts were borrowed during 2008 and 2007.
Note 8 — Reinsurance
In the ordinary course of business, the Company seeks to limit its exposure to loss on individual claims and from the effects of catastrophes by entering into reinsurance contracts with other insurance companies. Reinsurance is ceded principally on an excess basis with the Company’s retention generally at $100,000 per occurrence for property business ($115,000 as of January 2009) and $115,000 per occurrence for casualty business. Insurance ceded by the Company does not relieve it from its obligations to policyholders.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 8 — Reinsurance (Continued)
The effect of reinsurance on premiums written and earned for 2008 and 2007 is as follows:

	2008		2007
	Written	Earned	Written	Earned
Direct	$12,038,744	$12,555,618	$13,642,319	$14,106,718
Ceded	4,147,478	4,110,360	4,023,950	4,223,259

	$7,891,266	$8,445,258	$9,618,369	$9,883,459

Losses and LAE are net of reinsurance recoveries of $1,838,415 in 2008 and $1,779,874 in 2007.
Note 9 — Income Taxes
The components of federal income tax expense (benefit) were:

	2008	2007
Current	$271,259	$458,413
Deferred	(306,480)	(231,750)

	$(35,221)	$226,663

A reconciliation of the expected provision for federal income taxes at the statutory rate of 34% to the actual federal income tax expense (benefit) is presented below:

	2008	2007
Provision for federal income taxes at the statutory rate	$7,858	$275,278
Dividends received deduction	(13,279)	(9,628)
Tax-exempt interest	(38,655)	(26,010)
Other	8,855	(12,977)

	$(35,221)	$226,663

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 9 — Income Taxes (Continued)
The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Unearned premiums	$403,411	$441,083
Losses and loss adjustment expenses discounting	151,882	172,501
Net unrealized loss on investment securities	115,696	-
Net unrealized loss on convertible securities	198,424	-
Depreciation	38,494	20,390
Other	99,226	18,408

Total Deferred Tax Assets	$1,007,133	652,382

Deferred tax liabilities:
Deferred acquisition costs	414,800	461,040
Net unrealized gain on investment securities	—	110,251
Net unrealized gain on convertible securities	—	19,384
Salvage and subrogation	4,957	6,758

Total Deferred Tax Liabilities	419,757	597,433

Net Deferred Tax Asset	$587,376	$54,949

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets at December 31, 2008.
Note 10 — Retirement Plans
The Company maintains a 401(k) retirement plan for eligible employees whereby the Company matches 100% of employees’ contributions up to 5% of salary. Company contributions to the plan amounted to $70,433 and $50,901 in 2008 and 2007, respectively.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 11 — Statutory Financial Information
These financial statements vary in certain respects from financial statements prepared using statutory accounting practices (SAP) that are prescribed or permitted by the Pennsylvania Insurance Department. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of NAIC publications. Permitted SAP encompasses all accounting practices that are not prescribed. The Codification of Statutory Accounting Principles guidance is the NAIC’s primary guidance on statutory accounting. The principal differences between GAAP and SAP are in the treatment of acquisition expenses, reinsurance, deferred income taxes, property and equipment and investments.
The Company’s SAP policyholders’ surplus as of December 31, 2008 and 2007 was $11,653,648 and $11,564,376, respectively. The Company’s SAP net income for the years ended December 31, 2008 and 2007 was $499,304 and $1,265,621, respectively.
Note 12 — Contingencies
Risk-based capital is designed to measure the acceptable amount of capital an insurer should have based on the inherent risks of the insurer’s business. Insurers failing to meet adequate capital levels may be subject to insurance department scrutiny and ultimately rehabilitation or liquidation. Based on established standards, the Company maintained statutory surplus in excess of minimum prescribed risk-based capital requirements at December 31, 2008 and 2007.
The Company is regularly involved in numerous lawsuits arising, for the most part, in the ordinary course of business, either as a liability insurer defending third-party claims brought against its insureds, or as an insurer defending coverage claims brought against it by its policyholders or other insurers. While the outcome of all litigation involving the Company, including insurance-related litigation, cannot be determined, such litigation is not expected to result in losses that differ from recorded reserves by amounts that would be material to the Company’s financial condition, results of operations or liquidity. In addition, reinsurance recoveries related to claims in litigation are not expected to result in recoveries that differ from recorded receivables by amounts that would be material to the Company’s financial condition, results of operations or liquidity.
Note 13 — Fair Value Measurements
As of January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements”, categorizing assets and liabilities based upon the level of judgment associated with the inputs to measure their fair value.
In December 2007, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2). FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. In October 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” (FSP 157-3), to clarify the application of the provisions of SFAS No. 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to our December 31, 2008 financial statements. The adoption of SFAS 157 and FSP 157-3 had no impact on the amounts reported in the financial statements.
These levels are:
Level 1 — Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.
Level 3 — Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 13 — Fair Value Measurements (Continued)
The Company’s fair value measurements are based on observable inputs either directly or indirectly, such as quoted prices in markets that are active, quoted prices for similar securities at the measurement date; quoted prices in markets that are not active; or other inputs that are observable,. The fair values for securities included in Level 2 were based upon fair values generated by external pricing models that vary by asset class and incorporate available trade, bid and other market information, as well as price quotes from other independent participants which reflect fair value of that particular security.
In classifying the mortgage-backed and asset-backed securities owned by the Company as Level 2 securities, the Company considers the inputs listed in SFAS 157 paragraph 28 (a. and b.) as follows:

a.	Quoted prices for similar assets or liabilities in active markets

b.	Quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the assets or liabilities, the prices are not current, or price quotations vary substantially either over time or among market makers (for example, some brokered markets) or in which little information is released publicly (for example, a principal-to-principal market)

The following table summarizes fair value measurements by level at December 31, 2008 for assets measured at fair value on a recurring basis:

	Fair Value Measurement Inputs
	Level 1	Level 2	Level 3	Fair Value
Investments available for sale:

Debt securities	$—	$15,190,953	$—	$15,190,953
Equity securities	19,523	134,978	—	154,501
Convertible securities	—	3,323,945	—	3,323,945

Total Assets	$19,523	$18,649,876	$—	$18,669,399

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 14 — Plan of Demutualization
On December 17, 2007, the Company’s Board of Directors approved a Plan of Conversion from Mutual to Stock Organization (the Plan). Under the terms of the Plan, the Company will convert from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company and become a wholly-owned subsidiary of a newly formed holding company, LMI Holdings, Inc. (LMIH). As part of the conversion, LMIH will offer its shares of common stock to the Company’s eligible members, the Company’s employee stock ownership plan, and the Company’s officers, directors and employees, through a subscription offering. Any shares of common stock remaining after the subscription offering will be offered in a community offering. Eligible members are those businesses or persons that owned an insurance policy issued by the Company that was in force on December 19, 2007. The Plan of Conversion was amended and restated on April 16, 2008, and on January 26, 2009. The plan of conversion from a mutual to a stock company was filed with the Pennsylvania Insurance Department on March 18, 2008 and is subject to Pennsylvania Insurance Department approval. The plan of conversion must also be approved by an “affirmative vote” of at least two-thirds of the votes cast at a special meeting of the Company’s eligible members.

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 15 — Segment Information
The Company has two segments, commercial lines and personal lines. Using independent agents, the Company markets commercial lines to small and medium-sized businesses and personal lines to individuals. Assets are not allocated to the commercial and personal lines, and are reviewed in total by management for the purpose of decision making.
Segment information for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Revenues

Net premiums earned:
Commercial lines	$5,631,819	$6,721,837
Personal lines	2,813,439	3,161,622

Total Net Premiums Earned	8,445,258	9,883,459

Expenses

Losses and loss adjustment expenses:
Commercial lines	2,574,689	3,631,427
Personal lines	1,491,304	2,145,152

Total Losses and Loss Adjustment Expenses	4,065,993	5,776,579

Other operating expenses:
Commercial lines	2,743,284	2,726,125
Personal lines	1,265,125	1,299,109

Total Other Operating Expenses	4,008,409	4,025,234

Total Losses and Expenses	8,074,402	9,801,813

Operating Gain (Loss)

Commercial lines	313,846	364,285
Personal lines	57,010	(282,639)

Total Operating Gain	370,856	81,646

Net investment income	540,449	580,868
Net realized investment gains (losses)	(970,032)	54,593
Other revenues	81,838	92,534

Income Before Income Taxes	$23,111	$809,641

Lebanon Mutual Insurance Company
Notes to Financial Statements
December 31, 2008 and 2007
Note 16 — Quarterly Financial Data (Unaudited)

	Three Months Ended
	March 30	June 30	September 30	December 31
2008

Total revenues	$2,259,184	$2,195,045	$1,896,186	$1,747,098
Income (loss) before income taxes	80,951	66,955	(125,603)	808
Net income (loss)	56,475	48,538	(89,178)	42,497

2007

Total revenues	$2,775,678	$2,827,806	$2,795,551	$2,212,419
Income before income taxes	345,009	322,322	482,015	(339,705)
Net income (loss)	239,145	228,124	341,399	(225,690)
For the three months ended December 31, 2007 the Company’s loss before income taxes and net loss were $339,705 and $225,690, respectively, compared to income before income taxes and net income of $482,015 and $341,399, respectively, for the three months ended September 30, 2007, $322,322 and $228,124 for the three months ended June 30, 2007 and $345,009 and $239,145 for the three months ended March 31, 2007. The loss before income taxes and the net loss for the three months ended December 31, 2007 were primarily attributable to declines in the fair value of the Company’s convertible securities and realized losses on investments of $223,406 compared to the realized gains on investments of $80,066, $153,524 and $44,409 in each of the preceding quarters. The realized losses on investments for the three months ended December 31, 2007 were primarily attributable to changes in the fair value of the Company’s convertible securities portfolio and the proceeds from the sale of a significant portion of the Company’s convertible securities that were reinvested in fixed maturity securities to reduce the Company’s exposure to the equity markets.
Additionally, the net loss for the quarter was driven by decreases in net premiums earned when compared to the preceding three quarters. Net premiums earned for the three months ended December 31, 2007 were $2,272,640 compared to $2,553,077, $2,502,759 and $2,554,953 in each of the preceding three quarters. The decrease in net premiums earned is primarily attributable to the effects of the soft market conditions.

LMI HOLDINGS, INC.
(PROPOSED HOLDING COMPANY FOR LEBANON MUTUAL INSURANCE COMPANY)
UP TO 1,086,111 SHARES COMMON STOCK
— PROSPECTUS —
STIFEL, NICOLAUS & COMPANY, INC.
April                    , 2009
Until                     , 2009, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The following table sets forth the costs and expenses payable by us in connection with the registration of our common stock hereunder. All amounts are estimated, except for the SEC registration fee and the CUSIP assignment fee. See “The Conversion — Investment Agreement” for a description of our obligation with respect to such expenses.

SEC registration fee	$887
CUSIP assignment fee	276
Printing, postage and mailing	200,000
Legal fees and expenses	1,245,000
Financial advisory fees and expenses	600,000
Blue sky fees and expenses	5,000
Accounting fees and expenses	250,000
Valuation fees and expenses	125,000
Transfer and conversion agent fees and expenses	50,000
Miscellaneous	23,837

Total	$2,500,000

*	Estimated
Item 14. Indemnification of Directors and Officers.
     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his office, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
     Our bylaws provide for (i) the indemnification of the directors, officers, employees, and agents of LMI Holdings and its subsidiaries to the fullest extent permitted by Pennsylvania law and (ii) the elimination of a directors’ liability for monetary damages to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
     We also maintain an insurance policy insuring our directors, officers and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.
     In the agency agreement with Stifel Nicolaus, Stifel Nicolaus agrees to indemnify our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933 under certain conditions and with respect to certain limited information.

Item 15. Recent Sales of Unregistered Securities.
     None
Item 16. Exhibits and Financial Statement Schedules.
     (a) Exhibits
     1.1 Form of Agency Agreement among LMI Holdings, Inc., Lebanon Mutual Insurance Company and Stifel, Nicolaus & Company, Inc.
     2.1 Amended and Restated Plan of Conversion from Mutual to Stock Organization of Lebanon Mutual Insurance Company
     2.2 Amended and Restated Investment Agreement dated as of December 19, 2007 by and among LMI Holdings, Inc., Lebanon Mutual Insurance Company, Tuscarora Wayne Mutual Insurance Company, Tuscarora Wayne Investments, LLC, Stevens & Lee and Griffin MTS Partners, LLC
     2.3  Registration Rights Agreement between LMI Holdings, Inc., Stevens & Lee and Tuscarora Wayne Mutual Insurance Company
     3.1 Amended and Restated Articles of Incorporation of LMI Holdings, Inc.
     3.2 Bylaws of LMI Holdings, Inc.
     4.1 Form of certificate evidencing shares of common stock of LMI Holdings, Inc.**
     5.1 Opinion of Stevens & Lee regarding stock of LMI Holdings, Inc. being issued**
     8.1 Opinion of Stevens & Lee regarding certain United States federal income tax issues**
     10.1 Employee Stock Ownership Plan of LMI Holdings, Inc.**
     10.2 Employment Agreement, dated as of September 1, 2003, between Lebanon Mutual Insurance Company and Rollin P. Rissinger, Jr.**
     10.3 Employment Agreement, dated as of September 1, 2003, between Lebanon Mutual Insurance Company and Keith A. Ulsh**
     10.4 Stock Incentive Plan of LMI Holdings, Inc.**
     10.5 Casualty Excess of Loss Reinsurance Agreement, dated as of January 1, 1996, between Lebanon Mutual Insurance Company and Munich American Reinsurance Company**
     10.6 Property Per Risk Excess of Loss Reinsurance Agreement, dated as of January 1, 1996, between Lebanon Mutual Insurance Company and Munich American Reinsurance Company**
     10.7 Master Service Agreement, dated August 1, 2005, between Lebanon Mutual Insurance Company and FM Claims Management, Incorporated.**
     10.8 Engagement Letter, dated November 28, 2007, between Stevens & Lee and Lebanon Mutual Insurance Company.**
     10.9 Engagement Letter, dated December 19, 2007, among Griffin Financial Group LLC, Lebanon Mutual Insurance Company and Griffin MTS Partners, LLC.**

     10.10 Property Catastrophe Excess of Loss Reinsurance Agreement, dated January 17, 2008, between Lebanon Mutual Insurance Company and Munich Reinsurance America, Inc.**
     10.11 Workers’ Compensation First Excess of Loss Reinsurance Agreement, dated January 1, 2008, between Lebanon Mutual Insurance Company and BMS Intermediaries, Inc.**
     10.12 Workers’ Compensation Second Excess of Loss Reinsurance Agreement, dated January 1, 2008, between Lebanon Mutual Insurance Company and BMS Intermediaries, Inc.**
     10.13 Commercial Limited Assignment Distribution Program Agreement, between Lebanon Mutual Insurance Company and AutoOne Insurance Company**
     10.14 Limited Assignment Distribution Program Agreement, between Lebanon Mutual Insurance Company and AutoOne Insurance Company**
     10.15 Software License, Maintenance and Professional Services Agreement, dated January 24, 2006, between Lebanon Mutual Insurance Company and SCIPS.com, Inc.**
     10.16 Change of Control Agreement, dated December 21, 2006, between Lebanon Mutual Insurance Company and John W. Simmers, Jr.**
     10.17 Change of Control Agreement, dated December 21, 2006, between Lebanon Mutual Insurance Company and Dale I. Thompson.**
     10.18 Change of Control Agreement, dated September 1, 2003, between Lebanon Mutual Insurance Company and James R. Lyter.**
     10.19 Change of Control Agreement, dated September 1, 2003, between Lebanon Mutual Insurance Company and Stephanie M. Keiser.**
     10.20 Lebanon Mutual Insurance Company Non-Employee Director Change in Control Program
     10.21 Management Services Agreement dated April 1, 2009, among Tuscarora-Wayne Mutual Insurance Company, Lebanon Mutual Insurance Company and LMI Holdings, Inc.*
     10.22 Amendments to Workers’ Compensation Excess of Loss Reinsurance Agreements, dated January 29, 2009, between Lebanon Mutual Insurance Company and BMS Intermediaries, Inc.
     10.23 Amendments to Property and Casualty Excess of Loss Reinsurance Agreements, dated January 28, 2009, between Lebanon Mutual Insurance Company and Munich Reinsurance America, Inc.
     21.1 Subsidiaries of LMI Holdings, Inc.**
     23.1 Consent of Beard Miller Company LLP
     23.2 Consent of Feldman Financial Advisors, Inc.
     23.3 Consent of Stevens & Lee (contained in Exhibits 5.1 and 8.1)**
     24.1 Power of Attorney (contained on signature pages)**
     99.1 Pro Forma Appraisal Report, dated March 26, 2009, prepared for Lebanon Mutual Insurance Company by Feldman Financial Advisors, Inc.
     99.2 Letter dated July 30, 2008 to Lebanon Mutual Insurance Company from Feldman Financial Advisors, Inc. regarding fair market value of subscription rights**
     99.3 Stock Order Form**

     99.4 Question and Answer Brochure**
     99.5 Letters to prospective purchasers of stock in offering**
     99.6 Lebanon Mutual Insurance Company Policyholder Proxy Statement**
     99.7 Escrow Agent Services Agreement, dated as of             , 2009, between Christiana Bank & Trust Company, Griffin MTS Partners, LLC and Lebanon Mutual Insurance Company.

*	To be filed by amendment.

**	Previously filed

     (b) Financial Statement Schedules
     All Schedules have been omitted as not applicable or not required under the rules of Regulation S-K.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings in clauses (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
     The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Cleona, Commonwealth of Pennsylvania, on April 16, 2009.

LEBANON INSURANCE GROUP, INC.
By:	/s/ Rollin P. Rissinger, Jr.
Rollin P. Rissinger, Jr., President and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Rollin P. Rissinger, Jr. Rollin P. Rissinger, Jr.	Director President and Chief Executive Officer	April 16, 2009

/s/ Keith A. Ulsh Keith A. Ulsh	Director Treasurer and Chief Financial Officer and Chief Accounting Officer	April 16, 2009

/s/ Darwin G. Glick* Darwin G. Glick	Director and Chairman	April 16, 2009

/s/ S. Bruce Kurtz* S. Bruce Kurtz	Director and Vice Chairman	April 16, 2009

	Director	April 16, 2009
Mark J. Keyser

/s/ Joseph F. Lauck* Joseph F. Lauck	Director	April 16, 2009

/s/ Warren L. Lewis* Warren L. Lewis	Director	April 16, 2009

*By	Jeffrey P. Waldron, Esquire as Attorney in Fact
/s/ Jeffrey P. Waldron, Esquire Jeffrey P. Waldron, Esquire

EXHIBIT INDEX
     1.1 Form of Agency Agreement among LMI Holdings, Inc., Lebanon Mutual Insurance Company and Stifel, Nicolaus & Company, Inc.
     2.1 Amended and Restated Plan of Conversion from Mutual to Stock Organization of Lebanon Mutual Insurance Company
     2.2 Amended and Restated Investment Agreement dated as of December 19, 2007 by and among LMI Holdings, Inc., Lebanon Mutual Insurance Company, Tuscarora Wayne Mutual Insurance Company, Tuscarora Wayne Investments, LLC Stevens & Lee and Griffin MTS Partners, LLC
     2.3  Registration Rights Agreement between LMI Holdings, Inc., Stevens & Lee and Tuscarora Wayne Mutual Insurance Company
     3.1 Amended and Restated Articles of Incorporation of LMI Holdings Inc.
     3.2 Bylaws of LMI Holdings, Inc.
     4.1 Form of certificate evidencing shares of common stock of LMI Holdings, Inc.**
     5.1 Opinion of Stevens & Lee regarding stock of LMI Holdings, Inc. being issued**
     8.1 Opinion of Stevens & Lee regarding certain United States federal income tax issues**
     10.1 Employee Stock Ownership Plan of LMI Holdings, Inc.**
     10.2 Employment Agreement, dated as of September 1, 2003 between Lebanon Mutual Insurance Company and Rollin P. Rissinger, Jr.**
     10.3 Employment Agreement, dated as of September 1, 2003 between Lebanon Mutual Insurance Company and Keith A. Ulsh**
     10.4 Stock Incentive Plan of LMI Holdings, Inc.**
     10.5 Casualty Excess of Loss Reinsurance Agreement, dated as of January 1, 1996, between Lebanon Mutual Insurance Company and Munich American Reinsurance Company**
     10.6 Property Per Risk Excess of Loss Reinsurance Agreement, dated as of January 1, 1996, between Lebanon Mutual Insurance Company and Munich American Reinsurance Company**
     10.7 Master Service Agreement dated August 1, 2005, between Lebanon Mutual Insurance Company and FM Claims Management, Incorporated.**
     10.8 Engagement Letter, dated November 28, 2007, between Stevens & Lee and Lebanon Mutual Insurance Company.**
     10.9 Engagement Letter, dated December 19, 2007, among Griffin Financial Group LLC, Lebanon Mutual Insurance Company and Griffin MTS Partners, LLC.**
     10.10 Property Catastrophe Excess of Loss Reinsurance Agreement, dated January 17, 2008, between Lebanon Mutual Insurance Company and Munich Reinsurance America, Inc.**

     10.11 Workers’ Compensation First Excess of Loss Reinsurance Agreement, dated January 1, 2008, between Lebanon Mutual Insurance Company and BMS Intermediaries, Inc.**
     10.12 Workers’ Compensation Second Excess of Loss Reinsurance Agreement, dated January 1, 2008, between Lebanon Mutual Insurance Company and BMS Intermediaries, Inc.**
     10.13 Commercial Limited Assignment Distribution Program Agreement, between Lebanon Mutual Insurance Company and AutoOne Insurance Company**
     10.14 Limited Assignment Distribution Program Agreement, between Lebanon Mutual Insurance Company and AutoOne Insurance Company**
     10.15 Software License, Maintenance and Professional Services Agreement, dated January 24, 2006, between Lebanon Mutual Insurance Company and SCIPS.com, Inc.**
     10.16 Change of Control Agreement, dated December 21, 2006, between Lebanon Mutual Insurance Company and John W. Simmers, Jr.**
     10.17 Change of Control Agreement, dated December 21, 2006, between Lebanon Mutual Insurance Company and Dale I. Thompson.**
     10.18 Change of Control Agreement, dated September 1, 2003, between Lebanon Mutual Insurance Company and James R. Lyter.**
     10.19 Change of Control Agreement, dated September 1, 2003, between Lebanon Mutual Insurance Company and Stephanie M. Keiser.**
     10.20 Lebanon Mutual Insurance Company Non-Employee Director Change in Control Program
     10.21 Management Services Agreement dated April 1, 2009, among Tuscarora-Wayne Mutual Insurance Company, Lebanon Mutual Insurance Company, and LMI Holdings, Inc.*
     10.22 Amendments to Workers’ Compensation Excess of Loss Reinsurance Agreements, dated January 29, 2009, between Lebanon Mutual Insurance Company and BMS Intermediaries, Inc.
     10.23 Amendments to Property and Casualty Excess of Loss Reinsurance Agreements, dated January 28, 2009, between Lebanon Mutual Insurance Company and Munich Reinsurance America, Inc.
     21.1 Subsidiaries of LMI Holdings, Inc.**
     23.1 Consent of Beard Miller Company LLP
     23.2 Consent of Feldman Financial Advisors, Inc.
     23.3 Consent of Stevens & Lee (contained in Exhibits 5.1 and 8.1)**
     24.1 Power of Attorney (contained on signature page)**
     99.1 Pro Forma Appraisal Report, dated as of March 26, 2009, prepared for Lebanon Mutual Insurance Company by Feldman Financial Advisors, Inc.
     99.2 Letter dated July 30, 2008, to Lebanon Mutual Insurance Company from Feldman Financial Advisors, Inc. regarding fair market value of subscription rights**
     99.3 Stock Order Form**
     99.4 Question and Answer Brochure**
     99.5 Letters to prospective purchasers of stock in offering**
     99.6 Lebanon Mutual Insurance Company Policyholder Proxy Statement**

     99.7 Escrow Agent Services Agreement, dated as of            , 2009, between Christiana Bank & Trust Company, Griffin MTS Partners, LLC and Lebanon Mutual Insurance Company.

*	To be filed to be amendment.

**	Previously filed